As filed with the Securities and Exchange Commission on February 21, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xinhua Finance Media Limited
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	4899	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Rooms 3905-3909,
Tower 1, Grand Gateway
1 Hongqiao Lu, Shanghai 200030
People’s Republic of China
(86 21) 6113-5900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang John A. Otoshi Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886	William F. Barron Davis Polk & Wardwell 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong (852) 2533-3300

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum aggregate	Amount of
securities to be registered(2)(3)	offering price(1)	registration fee

Common shares, par value $0.001 per common share	$371,538,462	$11,407

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Includes (i) common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) common shares that may be purchased by the underwriters pursuant to an over-allotment option. These common shares are not being registered for the purposes of sales outside of the United States.

(3)	American depositary shares issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each American depositary share represents two common shares.

       The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 21, 2007
Prospectus
23,076,923 American Depositary Shares
Representing 46,153,846 Common Shares
Xinhua Finance Media Limited
This is an initial public offering of American depositary shares, or ADSs, by Xinhua Finance Media Limited, or Xinhua Finance Media. Xinhua Finance Media is offering 17,307,923 ADSs, and the selling shareholders identified in this prospectus are offering an additional 5,769,000 ADSs. Each ADS represents two common shares. The estimated initial public offering price is between $12.00 and $14.00 per ADS.
Prior to this offering, there has been no public market for the ADSs. Our common shares have not been listed on any exchange. We have applied to have the ADSs listed on the Nasdaq Global Market under the symbol “XFML”.

	Per ADS	Total

Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Xinhua Finance Media, before expenses	$	$
Proceeds to the selling shareholders, before expenses	$	$

The underwriters have an option for a period of 30 days from the date of this prospectus to purchase up to an additional 3,230,538 ADSs from Xinhua Finance Media and up to an additional 231,000 ADSs from a selling shareholder at the initial public price less the underwriting discounts and commissions. We will not receive any proceeds from the sale of ADSs by the selling shareholders.
Investing in our ADSs and common shares involves a high degree of risk. See “Risk factors” beginning on page 15.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMorgan	UBS Investment Bank

CIBC World Markets	WR Hambrecht + Co	ABN AMRO Rothschild
                      , 2007

xinhua finance media

Connecting & Entertaining China

MEDIA GROUPS
BROADCASTING
PRINT
PRODUCTION
ADVERTISING
RESEARCH
DISTRIBUTION CHANNELS
Newspapers
Television
Radio
Magazines
CONTENT
Television
Newspaper
Magazine
Radio
Research
TARGET AUDIENCE
High Net Worth Demographic
Affluent Chinese Consumers
CUSTOMERS
Global & China advertisers who want to reach their target audiences

BROADCASTING

- exclusive nationwide satellite television arrangements
- radio in Beijing and Shanghai

EASY FM

PRINT

ADVERTISING

- we create and place ads on campus billboards, print and broadcast media

PRODUCTION

- In house production studios create and produce high quality programs

RESEARCH

- our research helps advertisers understand their customers

HYPER BEE

XFM Media Solutions: empowering clients at multiple stages of the media process

PRODUCTION
BROADCASTING
PRINT
xinhua finance media
Connecting & Entertaining China
Our business groups are all synergistic with one another
ADVERTISING
RESEARCH

Page

Prospectus summary	1

Summary consolidated financial data	7

Unaudited pro forma condensed consolidated financial information	10

Risk factors	15

Special note regarding forward-looking statements	46

Use of proceeds	48

Dilution	49

Dividend policy	51

Capitalization	52

Exchange rate information	53

Enforceability of civil liabilities	54

Selected consolidated financial data	56

Management’s discussion and analysis of financial condition and results of operations	60

Business	99

Industry	119

Regulation	127

Corporate structure	142

Arrangements with partners and suppliers	152

Management	156

Principal and selling shareholders	165

Related party transactions	169

Description of share capital	178

Description of American depositary shares	184

Shares eligible for future sale	193

Taxation	195

Underwriting	200

Expenses relating to this offering	207

Legal matters	208

Experts	208

Where you can find additional information	209

Index to consolidated financial statements	F-1
EX-3.1 AMENDED AND RESTATED MEMORANDUM & ARTICLES OF ASSOCIATION
EX-3.2 AMENDED AND RESTATED MEMORANDUM & ARTICLES OF ASSOCIATION
EX-4.2 SPECIMEN SHARE CERTIFICATE
EX-4.3 FORM OF DEPOSIT AGREEMENT
EX-4.4 IRREVOCABLE PROXY
EX-4.5 SHARE PURCHASE AGREEMENT
EX-4.6 INVESTOR RIGHTS AGREEMENT
EX-5.1 OPINION OF CONYERS, DILL & PEARMAN
EX-8.1 OPINION OF CONYERS, DILL & PEARMAN
EX-8.2 FORM OF OPINION OF LATHAM & WATKINS LLP
EX-10.1 SHARE OPTION PLAN
EX-10.2 INDEMNIFICATION AGREEMENT
EX-10.3 EXECUTIVE SERVICE AGREEMENT
EX-10.4 TRADEMARK LICENSE AGREEMENT
EX-10.5 BUSINESS COOPERATION AGREEMENT
EX-10.6 STOCK OPTION AGREEMENT
EX-10.7 GROUP SERVICES AGREEMENT
EX-10.8 AMENDED AND RESTATED CREDIT AGREEMENT
EX-10.9 PLEDGE AGREEMENT AND IRREVOCABLE PROXY
EX-10.10 SECURITY AGREEMENT
EX-10.11 ADVISORY AGREEMENT
EX-10.12 CONSULTING AGREEMENT
EX-10.13 STRATEGIC PARTNERSHIP AGREEMENT
EX-10.14 CALL OPTION AGREEMENT
EX-10.15 ADVERTISING SERVICES AGREEMENT
EX-10.16 COOPERATION AGREEMENT
EX-10.17 COOPERATION AGREEMENT
EX-10.18 COOPERATION AGREEMENT
EX-10.19 CALL OPTION AGREEMENT
EX-10.20 ADVERTISING AGREEMENT
EX-10.21 MONEY JOURNAL COOPERATION AGREEMENT
EX-10.22 COOPERATION AGREEMENT
EX-10.23 INFORMATION CONSULTING COMMITTEE ORGANIZATION AGREEMENT
EX-10.24 BUSINESS COOPERATION AGREEMENT
EX-10.25 COOPERATION AGREEMENT
EX-10.26 EQUITY PLEDGE AGREEMENT
EX-10.27 EQUITY PURCHASE OPTION AGREEMENT
EX-10.28 SUBROGATION AGREEMENT
EX-10.29 SERVICE AGREEMENT
EX-10.30 EQUITY TRANSFER AGREEMENT
EX-10.31 DEED OF NON-COMPETITION UNDERTAKING AND RELEASE
EX-10.32 SHARE SUBSCRIPTION AGREEMENT
EX-10.33 EQUITY TRANSFER AND CAPITAL INCREASE AGREEMENT
EX-10.34 SALE AND PURCHASE OF EQUITY INTEREST
EX-10.35 EQUITY TRANSFER AGREEMENT
EX-10.36 LOAN AND SHARE PURCHASE AGREEEMENT
EX-10.37 SUBSCRIPTION AGREEMENT
EX-10.38 SHARE PURCHASE AGREEMENT
EX-10.39 SHARE PURCHASE AGREEMENT
EX-10.40 AGREEMENT FOR THE SALE AND PURCHASE OF EQUITY INTEREST
EX-10.41 SHARE SUBSCRIPTION AGREEMENT
EX-10.42 AGREEMENT FOR SALE AND PURCHASE OF SHARES
EX-10.43 SHARE PURCHASE AND SALE AGREEMENT
EX-10.44 SHARE TRANSFER AGREEMENT
EX-10.45 AGREEMENT FOR SALE AND PURCHASE OF SHARES
EX-10.46 PROMISSORY NOTE (SINO INVESTMENT HOLDINGS LTD)
EX-10.47 SHARE PURCHASE AGREEMENT
EX-10.48 FORM OF EMPLOYMENT AGREEMENT
EX-21.1 SUBSIDIARIES OF THE REGISTRANT
EX-23.1 CONSENTS OF DELOITTE TOUCHE TOHMATSU
EX-23.3 CONSENT OF LATHAM & WATKINS LLP
EX-23.5 FORM OF CONSENT OF AMERICAN APPRAISAL CHINA LTD.
EX-99.1 CODE OF BUSINESS CONDUCT AND ETHICS
EX-99.2 STRATEGIC COOPERATION AGREEMENT
EX-99.3 COOPERATION AGREEMENT
EX-99.4 CONTENT LICENSE AGREEMENT
EX-99.5 OPINION OF COMMERCE & FINANCE LAW OFFICES

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone, including the selling shareholders, to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

Prospectus summary
You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the ADSs being sold in this offering, and our financial statements and related notes appearing elsewhere in this prospectus.
Overview
We are a leading diversified media company in China. We have assembled and built a group of media assets and strategic partnerships that we believe will enable us to achieve best in class media and advertising services across various sectors of the media business in China.
We have developed a unique, integrated platform that includes the creation and production of high-quality content that is distributed across nationwide television and print media outlets and radio in Beijing and Shanghai, and where advertising sales are supported by our own advertising agency. These outlets reach an estimated 210 million potential television viewers, a potential listening audience of 33 million people, and the readers of leading magazines and newspapers. In addition, our market research business enables our advertisers to analyze, understand and better reach their targeted consumers.
Our content currently focuses on business and financial news as well as wealth management and affluent lifestyle programming. We focus on this programming because we believe it attracts the highest income audience in China. This audience is highly sought after by our target advertisers.
Our business operates across five groups:

•	Media production, which refers to our in-house production studios that create and produce a diverse array of high-quality programs, including business, entertainment, educational and animation shows;

•	Broadcasting, which refers to the distribution of our programming through Inner Mongolia Satellite Television; our production and syndication of the Fortune China series of financial programs, including Fortune Morning 7 a.m., a popular financial news programs in China; and our production and distribution of bilingual content for China Radio International’s EasyFM stations in Beijing and Shanghai;

•	Print, which refers to our exclusive rights to sell advertising for and provide management and information consulting services to, Money Journal magazine and the Economic Observer newspaper;

•	Advertising, which refers to our advertising agency that creates and places advertising for television, print media and campus billboards; and

•	Research, which refers to our market research group that provides research services on products, advertisements and markets.
We generate revenue principally by selling advertising on broadcast and print distribution platforms; selling advertising space on newspaper and magazine pages; selling produced television programs; providing advertisement production services; and providing research services.

Our strengths
We believe we have the following competitive strengths:

•	We produce high-quality content using a commercial, ratings-driven approach, targeted at the affluent segment of the Chinese population.

•	Our distribution channels are based on agreements with distributors, most of which are long-term in nature and give us the exclusive rights to sell advertising. Through this, we provide advertisers with an integrated platform to reach their target audience.

•	We believe our services allow advertisers to more cost-effectively reach desirable consumers across multiple media platforms.

•	We gain competitive advantage from sharing content among our subsidiaries, including affiliated entities, and with our parent company.

•	Our management team has a mix of Chinese cultural experience and international media operational skills, and brings international standards to our content offerings.

•	Our management has significant experience in identifying, executing and integrating acquisitions in China.
Our strategies
We intend to become the leading diversified media company targeting the rapidly growing affluent segment of the Chinese population. We intend to achieve this objective by implementing the following:

•	We plan to expand our distribution assets and strategic partnerships in both traditional and new media.

•	We are committed to producing high-quality programming based on our commercial, ratings-driven approach, targeting the affluent segment of the Chinese population.

•	We plan to leverage our integrated platform to increase operational and cross-selling synergies.

•	We plan to build our brands for both consumers and advertisers.

•	We plan to pursue strategic acquisitions and relationships that fit with our current core competencies and brands.
Our challenges
Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, such as the following:

•	We rely on key contracts and business relationships, and if our business partners or contracting counterparties fail to perform or terminate their contractual arrangements with us or cease operations, it will have an adverse effect on our business.

•	We are not a party to some of the key contracts on which we rely. Instead, we have contracts with companies, which in turn have these key contracts with third parties. If the third parties fail to perform or terminate these contracts or cease operations, we will not be able to enforce our rights in court.

•	We may not be able to achieve the benefits we expect from recent and future acquisitions, and recent and future acquisitions may have an adverse effect on our ability to manage our business.
Please see “Risk factors” and other information included in this prospectus for a discussion of these and other risks.
Corporate structure
We were incorporated on November 7, 2005 in the Cayman Islands. We acquired several companies from our parent, Xinhua Finance Limited, and continue to make acquisitions. To date, we have acquired eight businesses that form our five operating groups. For a detailed description of our acquisitions, see “Management’s discussion and analysis of financial condition and results of operations— Acquisitions”.
Upon completion of this offering, we will be 36.7% owned by our parent, Xinhua Finance Limited, 8.0% owned by Patriarch Partners Media Holdings, LLC, and 5.8% owned by Fredy Bush, our Chief Executive Officer and the Chairman of our Board. We have several other significant shareholders, as described in “Principal and selling shareholders”. PRC laws and regulations currently impose different levels of restrictions or prohibitions on investment of private capital, including foreign capital, in the media industry, including television, radio, newspaper, magazine, advertising and media content production, and the market research industry. Our subsidiaries in China are limited in their abilities to engage in operations in the media, advertising and market research industries. Accordingly, we operate our businesses in China primarily through contractual arrangements with our affiliated entities and the contractual arrangements we and our affiliated entities have with third parties.
We have entered into contractual arrangements with these affiliated entities and their shareholders, all PRC citizens, which enable us to:

•	exercise effective control over these affiliated entities and their respective subsidiaries;

•	in the case of Beijing Century Advertising Co., Ltd., to receive a substantial portion of the economic benefits from the affiliated entity and its subsidiaries in consideration for the services provided by our subsidiary, New China Media (Shanghai) Co., Ltd.; and

•	have an exclusive option to purchase all or part of the equity interests in the various affiliated entities and certain of their subsidiaries in each case when and to the extent permitted by PRC law.
Corporate information
Our principal executive offices are located at Rooms 3905-3909, Tower 1, Grand Gateway, 1 Hongqiao Lu, Shanghai 200030, People’s Republic of China. Our telephone number at this address is (86-21) 6113-5900 and our fax number is (86-21) 6448-4955. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KYI-1111, Cayman Islands.

You should direct all inquiries to us at the address and telephone number of our principal executive offices set forth above. We and our strategic partners maintain various websites such as www.mjc.com.cn, www.econ-world.com, www.money-journal.com, www.eobserver.net, www.eobserver.com.cn, www.jingjiguanchabao.com and www.eeo.com.cn. Our corporate website is www.xinhuafinancemedia.com.
The information contained on our or our strategic partners’ websites does not form part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue, 4th Floor, New York, New York 10017.
Conventions that apply to this prospectus
Unless the context otherwise requires, in this prospectus, “we”, “us”, “our company”, “our”, “XFM” and “Xinhua Finance Media” refer to Xinhua Finance Media Limited and its subsidiaries, including direct subsidiaries and affiliated entities, except where the context requires otherwise, such as in “Regulation”, where these terms refer to Xinhua Finance Media Limited and its direct subsidiaries, but not its affiliated entities; “production of” or “to produce” drama series refer to “co-production with third parties who hold drama series production licenses” or “to cooperate with third parties who hold drama series production license to produce”; “shares” or “common shares” refers to our common shares; “ADSs” refers to our American depositary shares, each of which represents two common shares; “China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau; “RMB” or “Renminbi” refers to the legal currency of China, and “$”, “US$” or “U.S. dollars,” refers to the legal currency of the United States. Unless otherwise noted, all translations from Renminbi amounts into U.S. dollars were made at the noon buying rate in New York, New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of December 29, 2006, which was RMB 7.8041 to $1.00. We make no representation that the Renminbi amounts in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all. On February 20, 2007, the noon buying rate was RMB 7.7466 to $1.00. “Subsidiaries” may refer to both our direct subsidiaries and our affiliated entities, or may refer only to direct subsidiaries, as the context requires. Some names of companies given in this prospectus are translated or transliterated from Chinese if the original legal name is only in Chinese. The circulation data for Money Journal are compiled by BPA Worldwide while the circulation data for Beijing Review and the Economic Observer are derived from the internal records of each.

The offering
American depositary shares offered:

By Xinhua Finance Media	17,307,923 ADSs

By the selling shareholders	5,769,000 ADSs

The ADSs	Each ADS represents two common shares, par value $0.001 per share. The ADSs are evidenced by American depositary receipts issued by the depositary.

Reserved ADSs	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 1,153,846 ADSs to certain directors, officers, employees and associates of our company through a directed share program. These reserved ADSs account for an aggregate of approximately 5% of the ADSs offered in the offering.

ADSs outstanding immediately after the offering	23,076,923 ADSs

Common shares outstanding immediately after the offering	136,648,481 common shares

Use of proceeds	We intend to use the net proceeds from this offering as follows:

• approximately $50 million to repay certain outstanding indebtedness to our parent and Xinhua Financial Network Limited. The indebtedness is due on demand and the interest rates are not specified. The indebtedness was to pay for the costs related to our acquisitions from our parent of equity interests our parent had held before March 31, 2006 in Xinhua Finance Advertising Limited, and the contractual control our parent had held before March 31, 2006 in Beijing Century Media Culture Co., Ltd., as well as the advances from our parent and Xinhua Financial Network enabling us to acquire 19.0% equity interests in Upper Step Holdings Limited and Accord Group Investments Limited;

• an undetermined amount for strategic acquisitions of complementary businesses. At this time we have not entered into advanced discussions or negotiations regarding potential acquisitions except for the acquisition of the remaining equity of Beijing Perspective; and

• the balance to fund working capital and for other general corporate purposes.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering differently than as described in this prospectus.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Depositary	The Bank of New York

Risk factors	See “Risk factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Proposed Nasdaq Global Market symbol	XFML
The number of ADSs and common shares outstanding immediately after this offering excludes 10,698,141 class A common shares reserved for future issuance under our individual option agreements entered into in 2006 and 1,029,461 class A common shares for further share grants or individual option agreements and includes the conversion of 15,585,254 convertible preferred shares into 16,134,320 class A common shares and the conversion of the convertible loan with Patriarch Partners into an estimated 3,832,543 class A common shares. There are also class A common shares available for future issuance under our 2007 share option plan. Unless otherwise indicated, all information in this prospectus:

•	assumes the issuance and sale by the company and sale by the selling shareholders of an aggregate of 23,076,923 ADSs in this offering at an initial public offering price of $13.00 per ADS, the midpoint of the estimated range of the initial public offering price; and

•	assumes no exercise by the underwriters of their option to purchase up to 3,461,538 ADSs in this offering to cover over-allotments.

Summary consolidated financial data
The following summary consolidated statement of operations data for EconWorld Media Limited (our predecessor), or EconWorld Media, for the year ended December 31, 2004 and the period ended May 25, 2005, and for our company for the period from May 26, 2005, the date our parent acquired 60% of EconWorld Media, to December 31, 2005 and the year ended December 31, 2006 and the summary consolidated balance sheet data for our company as of December 31, 2006 have been derived from the audited financial statements of EconWorld Media and our company included elsewhere in this prospectus. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s discussion and analysis of financial condition and results of operations”. The summary consolidated statement of operations data for EconWorld Media for the year ended December 31, 2003 have been derived from the unaudited financial statements of EconWorld Media that are not included in this prospectus. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

			Period from	Period from
	Year ended	Year ended	January 1,	May 26,
	December 31,	December	2005 to May	2005(1) to	Year ended
	2003	31, 2004	25, 2005	December 31,	December 31,
(in thousands, except per share data)	(Predecessor)	(Predecessor)	(Predecessor)	2005	2006

Net revenues:

Advertising services	$23	$301	$53	$580	$44,862

Content production	—	—	—	3,641	6,545

Advertising sales	157	48	240	387	6,691

Publishing services	9	52	55	787	868

Total net revenues	189	401	348	5,395	58,966

Cost of revenues:

Advertising services	56	248	66	154	27,654

Content production	—	—	—	651	2,829

Advertising sales	11	35	42	85	1,912

Publishing services	51	325	347	534	1,386

Total cost of revenues	118	608	455	1,424	33,781

Operating expenses:

Selling and distribution	18	418	322	293	5,277

General and administrative(2)	692	608	456	1,248	12,840

Total operating expenses	710	1,026	778	1,541	18,117

Income (loss) from operations	(639)	(1,233)	(885)	2,430	7,068

Other income (expense), net	26	(10)	(3)	(22)	(898)

Provision for income taxes (benefit)	1	5	(4)	929	1,070

Minority interest	—	—	—	129	1,704

Equity in loss of an investment	—	—	—	—	52

Net income (loss)	(614)	(1,248)	(884)	1,350	3,344

Deemed dividend on redeemable convertible preferred shares	—	—	—	—	(2,157)

			Period from	Period from
	Year ended	Year ended	January 1,	May 26,
	December 31,	December	2005 to May	2005(1) to	Year ended
	2003	31, 2004	25, 2005	December 31,	December 31,
(in thousands, except per share data)	(Predecessor)	(Predecessor)	(Predecessor)	2005	2006

Dividends declared to redeemable convertible preferred shares	—	—	—	—	(5,335)

Net income (loss) attributable to holders of common shares	$(614)	$(1,248)	$(884)	$1,350	$(4,148)

Net income (loss) per share:

Basic — Class A common share	$—	$—	$—	$—	$(0.08)

Basic — Class B common share	$(8.53)	$(13.13)	$(7.85)	$0.03	$(0.08)

Diluted — Class A common share	$—	$—	$—	$—	$(0.08)

Diluted — Class B common share	$(8.53)	$(13.13)	$(7.85)	$0.03	$(0.08)

Shares used in computation:

Basic — Class A common share	—	—	—	—	5,084

Basic — Class B common share	72	95	113	42,613	44,693

Diluted — Class A common share	—	—	—	—	5,084

Diluted — Class B common share	72	95	113	42,613	44,693

Pro forma income per share on an as converted basis(3):

Basic — Class A common share	—	—	—	—	$0.076

Basic — Class B common share	—	—	—	—	$0.076

Diluted — Class A common share	—	—	—	—	$0.073

Diluted — Class B common share	—	—	—	—	$0.076

Shares used in calculating pro forma per share amount on an as converted basis:

Basic — Class A common share	—	—	—	—	21,225,762

Basic — Class B common share	—	—	—	—	44,693,266

Diluted — Class A common share	—	—	—	—	68,469,817

Diluted — Class B common share	—	—	—	—	44,693,266

(1)	Date our parent acquired 60% of EconWorld Media, our predecessor.

(2)	Includes share-based compensation expense of $2.4 million for the year ended December 31, 2006.

(3)	Pro forma basic and diluted net income per common share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding for the period plus the weighted average number of common shares outstanding resulting from the assumed conversion upon the closing of the planned initial public offering of the outstanding redeemable convertible preferred shares and convertible loan.
The following table presents a summary of the balance sheet data as of December 31, 2006:

•	on an actual basis; and

•	on a pro forma basis to give effect to (1) the automatic conversion of all of our outstanding convertible preferred shares into 16,134,320 class A common shares immediately upon the completion of this offering, and (2) the conversion of our convertible loan into 3,832,543 class A common shares.

•	on an as adjusted basis to give effect to (1) the automatic conversion of all of our outstanding convertible preferred shares into 16,134,320 class A common shares immediately upon the completion of this offering, (2) the conversion of our convertible loan into an estimated 3,832,543 class A common shares and (3) the issuance and sale of 34,615,846 common shares in the form of ADSs by us in this offering, assuming an initial public offering price of $13.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters’

over-allotment option and no other change to the number of ADSs sold by us as set forth on the cover page of this prospectus.

As of December 31, 2006
(in thousands)	Actual	Pro forma	As adjusted

Balance sheet data

Cash	$36,354	36,354	$240,122

Goodwill	83,670	83,670	83,670

Intangible assets	176,202	176,202	176,202

Total assets	399,450	399,450	603,218

Total current liabilities	175,067	175,067	175,067

Convertible loan	14,017	—	—

Total shareholders’ equity	$101,250	115,267	$319,035

Unaudited pro forma
condensed consolidated financial information
(in U.S. dollars, unless otherwise stated)
Introduction to unaudited pro forma condensed consolidated financial information
The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of our company, EconWorld Media Limited, or EconWorld Media (our predecessor), Beijing Century Media Culture Co., Ltd., or Beijing Century Media, Xinhua Finance Advertising Limited (formerly known as Ming Shing International Limited, or Ming Shing), Accord Group Investments Limited, or Accord Group, Beijing Perspective Orient Movie and Television Intermediary Co., Ltd., or Beijing Perspective, and Shanghai Hyperlink Research Co., Ltd., or Hyperlink, appearing elsewhere in this prospectus, after giving effect to the pro forma adjustments described in the notes thereto.
The preparation of the unaudited pro forma condensed consolidated statements of operations appearing below is based on financial statements prepared in accordance with U.S. GAAP. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. The objective of the unaudited pro forma condensed consolidated statement of operations is to provide information on the impact of the acquisitions of minority interests in EconWorld Media in June and December 2006, Ming Shing, which is now Xinhua Finance Advertising, in January 2006 by our parent and the acquisition of Accord Group in September 2006, Beijing Perspective in July 2006, Hyperlink in August and September 2006 and Upper Step in September and November 2006 by our company.
The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 present adjustments as if the acquisitions had been consummated on January 1, 2006.
The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with historical consolidated financial statements, including the notes thereto, “Management’s discussion and analysis of financial condition and results of operations”, and other financial information included elsewhere in this prospectus.
While the unaudited pro forma condensed consolidated financial information is helpful in showing the financial characteristics of the consolidated companies, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma condensed consolidated financial statements all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical periods.

Given the information regarding the acquisitions, the actual consolidated results of operations may differ significantly from the pro forma amounts reflected below.
Unaudited pro forma condensed consolidated statement of operations
For the year ended December 31, 2006(1)(2)(3)

	Historical actual

			Beijing
			Perspective Orient
		Accord Group	Movie and	Shanghai	Upper Step
		Investments Limited	Television	Hyperlink Market	Holding Limited
	Xinhua Finance	(for the period	Intermediary Co.,	Research Co.,	(for the period
	Media Limited (for	from January 1,	Ltd. (for the	Ltd. (for the	from January 1,
	the year ended	2006 to	period from	period from	2006 to
	December 31,	September 22,	January 1, 2006	January 1, 2006	September 22,	Pro forma
	2006)	2006)	to July 27, 2006)	to July 31, 2006)	2006)	adjustments	Notes	Pro forma

Net revenues:

Advertising services	$44,861,952	$—	$—	$1,284,191	—			$46,146,143

Content production	6,545,148	—	—	—	—			6,545,148

Advertising sales	6,691,543	1,121,638	830,599	—	—			8,643,780

Publishing services	867,789	—	—	—	—			867,789

Total net revenues	58,966,432	1,121,638	830,599	1,284,191	—			62,202,860

Cost of revenues:

Advertising services	27,653,769	—	—	738,153	—	5,311,391	(2)	33,703,313

Content production	2,829,311	—	—	—	—			2,829,311

Advertising sales	1,912,260	730,998	1,100,503	—	—	670,603	(2)	4,414,364

Publishing services	1,386,162	—	—	—	—			1,386,162

Total cost of revenues	33,781,502	730,998	1,100,503	738,153	—			42,333,150

Operating expenses:

Selling and distribution	5,276,751	259,710	148,355	140,440	86,676	390,715	(2)	6,302,647

General and administrative	12,840,202	460,542	336,792	432,732	32,368	18,070	(2)	14,120,706

Total operating expenses	18,116,953	720,252	485,147	573,172	119,044			20,423,353

Income (loss) from operations	7,067,977	(329,612)	(755,051)	(27,134)	(119,044)			(553,643)

Other income (expenses):

Interest expense	(2,618,398)	(23)	—	—	—			(2,618,421)

Interest income	1,743,368	3,207	3,333	1,276	3,991			1,755,175

Other, net	(22,621)	—	—	—	—			(22,621)

Income (loss) before provision for income taxes and minority interest	6,170,326	(326,428)	(751,718)	(25,858)	(115,053)			(1,439,510)

Provision for income taxes (tax benefit)	1,069,537	(51,629)	—	(68,641)	—	(1,541,459)	(2)	(592,192)

Net income (loss) before minority interest	5,100,789	(274,799)	(751,718)	42,783	(115,053)			(847,318)

Minority interest	1,704,287	—	—	(5,874)	—	(359,799)	(3)	1,338,614

Equity in loss of an investment	52,211	—	—	—	—			52,211

Net income (loss)	3,344,291	(274,799)	(751,718)	48,657	(115,053)			(2,238,143)

Deemed dividend on redeemable convertible preferred shares	(2,157,301)	—	—	—	—			(2,157,301)

Dividends declared to redeemable convertible preferred shares	(5,335,000)	—	—	—	—			(5,335,000)

	Historical actual

			Beijing
			Perspective Orient
		Accord Group	Movie and	Shanghai	Upper Step
		Investments Limited	Television	Hyperlink Market	Holding Limited
	Xinhua Finance	(for the period	Intermediary Co.,	Research Co.,	(for the period
	Media Limited (for	from January 1,	Ltd. (for the	Ltd. (for the	from January 1,
	the year ended	2006 to	period from	period from	2006 to
	December 31,	September 22,	January 1, 2006	January 1, 2006	September 22,	Pro forma
	2006)	2006)	to July 27, 2006)	to July 31, 2006)	2006)	adjustments	Notes	Pro forma

Net (loss ) income attributable to holders of common shares	$(4,148,010)	$(274,799)	$(751,718)	$48,657	$(115,053)			$(9,730,444)

Net income (loss) per share:
Basic — Class A common share	$(0.083)							$(0.195)
Basic — Class B common share	$(0.083)							$(0.195)
Diluted — Class A common share	$(0.083)							$(0.195)
Diluted — Class B common share	$(0.083)							$(0.195)

Shares used in computation:
Basic — Class A common share	5,084,366							5,084,366
Basic — Class B common share	44,693,266							44,693,266
Diluted — Class A common share	5,084,366							5,084,366
Diluted — Class B common share	44,693,266							44,693,266

Pro forma net income (loss) per share on an as converted basis:
Basic — Class A common shares	0.076							(0.009)
Basic — Class B common shares	0.076							(0.009)
Diluted — Class A common shares	0.073							(0.009)
Diluted — Class B common shares	0.076							(0.009)

Share used in calculating pro forma per share amounts on an as converted basis:
Basic — Class A common share	21,225,762							21,225,762
Basic — Class B common share	44,693,266							44,693,266
Diluted — Class A common share	68,469,817							21,225,762
Diluted — Class B common share	44,693,266							44,693,266

(1)	The operating results of Xinhua Finance Advertising Limited for the period from January 1, 2006 to January 11, 2006 are not material and are not included in the above pro forma.

(2)	Based on the purchase price allocation, intangible assets of $180,593,431 were recognized as if the acquisitions of the following companies were completed on January 1, 2006. Adjustment of $6,390,779 reflects additional amortization of intangible assets as if they were acquired on January 1, 2006. Tax effects of amortization charges of $1,541,459 were adjusted based on respective statutory tax rates.

Intangible assets
Company acquired	recognized

EconWorld Media	$1,206,000

Xinhua Finance Advertising	9,900,000

Accord Group	1,343,000

Beijing Perspective	1,826,000

Hyperlink	845,000

Economic Observer Advertising	61,388,472

Upper Step	104,084,959

$180,593,431

    Intangible assets recognized are as follows:-

(a)	EconWorld Media

		Amortization
		period
		(Years)

Intangible assets comprised of:

Advertising customer base	$55,000	6

Consulting customer base	256,000	7

Distribution network	12,000	10

Non-compete agreements	507,000	3

Publishing title	170,000	10

Subscriber base	206,000	5

Total	$1,206,000

(b)	Xinhua Finance Media

		Amortization
		period
		(Years)

Intangible assets comprised of:

Advertising agency right	$4,730,000	4-20

Advertising customer base	3,858,000	3-10

Non-compete agreements	1,040,000	4

Others	272,000	1

Total	$9,900,000

(c)	Accord Group

		Amortization
		period
		(Years)

Intangible asset comprised of:

Exclusive advertising agreement	$1,163,000	5

Advertising customer base	180,000	3

Total	$1,343,000

(d)	Beijing Perspective

		Amortization
		period
		(Years)

Intangible assets comprised of:

Television station contracts	$134,000	3

Trademark	1,013,000	15

Non-compete agreements	537,000	5

Advertising customer base	142,000	3

Total	$1,826,000

(e)	Hyperlink

		Amortization
		period
		(Years)

Intangible assets comprised of:

Customer Relationship	$414,000	4

Non-compete agreement	431,000	4

	$845,000

(f)	Economic Observer Advertising
        The intangible asset of Economic Observer Advertising represents the exclusive advertising rights, which will be amortized over 50 years.

(g)	Upper Step
        The intangible asset of Upper Step represents television station contracts and the net present value of the payments Upper Step is required to make under the license contract, which will be amortized over 17 to 27 years.

(3)	Adjustment to the share of results by minority interest as if the acquisitions of the minority interests in EconWorld Media, Upper Step, Hyperlink, Accord Group, Beijing Perspective, and Economic Observer Advertising were completed on January 1, 2006.

Risk factors
An investment in our ADSs involves significant risks. You should carefully consider the risks described below before you decide to buy our ADSs. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially harmed, the trading price of our ADSs could decline and you could lose all or part of your investment.
Risks related to our business
Our limited operating history and successive acquisitions make evaluating our business and prospects difficult.
We were incorporated in November 2005. Since our incorporation, we have acquired various operating entities with distinct businesses. Some of the businesses we acquired also have short operating histories. Our successive acquisitions and rapid expansion make comparisons with historical data difficult. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving and heavily regulated industries such as the media industry in China. Some of these risks and uncertainties relate to our ability to:

•	successfully integrate the recently acquired companies;

•	navigate the regulatory landscape and respond to changes in the regulatory environment;

•	offer new and innovative products and services to attract and retain viewers, listeners and readers;

•	attract additional advertisers and increase advertising fees;

•	increase awareness of our branded media platforms;

•	respond to competitive market conditions;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel.
If we are unsuccessful in addressing any of these risks and uncertainties, or any other risks listed below, our business may be materially and adversely affected.
We rely on key contracts and business relationships, and if our business partners or contracting counterparties fail to perform, or terminate, any of their contractual arrangements with us for any reason or cease operations, our business could be disrupted, our reputation may be harmed and we may have to resort to litigation to enforce our rights, which may be time-consuming and expensive.
Our business relies on key contracts and business relationships. Some of these key contracts have long terms, while others have short terms ranging from one year to a few years and will need renewal. The longer term contracts, which all expire in 2014 or later, or have no expiration, include, but are not limited to, the following:

•	agreements to provide consulting and advisory services to, offer content to, and be the exclusive external advertising agent for, Shanghai Camera Media Investment Co., Ltd., or Shanghai Camera, which has the exclusive rights to sell advertising for and provides most of the content of Inner Mongolia Satellite Television;

•	agreements with Economic Observer Press Office that allow us to have the exclusive rights to sell advertising for the Economic Observer and to provide management and information consulting services;

•	agreement with the exclusive advertising agent for China Radio International that allow us to have the exclusive rights to sell advertising for and the right to provide content to its EasyFM stations in Beijing and Shanghai. We intend to only provide non-news content pursuant to this agreement; and

•	agreement with Money Journal Press Office that allows us to have the exclusive rights to sell advertising for, and to provide management and information consulting services to, Money Journal.
The shorter term contracts, which expire in 2009 or earlier, include, but are not limited to, the following:

•	agreement with Hunan Television Station that allows us to broadcast Fortune Morning 7 a.m. on Hunan Satellite Television;

•	agreement with Dow Jones that allows Money Journal to publish Dow Jones content; and

•	agreement with Beijing Television Station’s advertising agents that allow us to act as advertising agent for certain programs.
If any of our business partners or contracting counterparties fails to perform or terminates its agreement with us for any reason (including, for example, a breach by them or the lack of proper regulatory approvals), or if our business partners or contracting counterparties with which we have short-term agreements refuse to extend or renew the agreement or enter into a similar agreement, our ability to carry on operations in that sector, and our ability to cross-sell advertising services among different platforms, may be impaired. Depending on the circumstances, the consequences could be far-reaching and extremely harmful to our reputation, existing business relationships and future growth potential. In addition, we depend on the continued operation of our long-term business partners and contracting counterparties and on maintaining good relations with them. If one of our long-term partners or counterparties is unable (including as a result of bankruptcy or liquidation proceeding) or unwilling to continue operating in the line of business that is the subject of our contract, we may not be able to obtain similar relationships and agreements on terms acceptable to us or at all. The failure to perform or termination of any of the agreements by a partner or a counterparty, the discontinuation of operations of a partner or counterparty, the loss of good relations with a partner or counterparty or our inability to obtain similar relationships or agreements, may have an adverse effect on our operating results and financial condition. In addition, we have not renewed our contract with Hunan Television Station for the broadcast of Fortune Morning 7 a.m. on its satellite channel. Although both parties have continued to perform under the contract, we may not be able to enforce this contract if Hunan Television Station were to refuse to perform under the terms of the contract.
In the opinion of our PRC legal counsel, Commerce & Finance Law Offices, these contractual arrangements (except for the agreement with Dow Jones and one of the agreements with Economic Observer Press Office, which are not under PRC law and to which they express no opinion and the agreement with Hunan Television Station, which has not been renewed) are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. If any of these business partners or contracting counterparties fails to perform its obligations, we may not be able to enforce the relevant agreements if the agreements are ruled in violation of the PRC laws as mentioned in “Risk factors— Risks related to the regulation of our business and to our structure—If the PRC government finds that the agreements that establish the structure for operating our China businesses do not comply with PRC governmental restrictions on foreign investment in the media and market research industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations”, even if the agreements are otherwise legal and valid.
We will seek to enforce our rights to the maximum extent allowed by law. However, dispute resolution through litigation and arbitration in China could be time-consuming and expensive. Since the results of bringing actions in court and enforcing arbitration awards in China are not predictable, we may not prevail in court or at arbitration hearings even if we believe we should win based on the merits of the case and may not be able to collect arbitration awards even if there is no defect on the arbitration rulings.
In addition, we may need to form new strategic partnerships or joint ventures to access appropriate assets and industry know-how. If we fail to identify, execute and integrate such future partnerships or joint ventures, it may have an adverse effect on our business and operating results.
We are not a party to some of the key contracts on which we rely. Instead, we have contracts with companies which in turn have these key contracts with third parties. If the third parties fail to perform or terminate any of these key contracts for any reason or cease operations, our business could be disrupted, our reputation may be harmed and we will not be able to enforce our rights in court.
Our business relies on certain key contracts to which we are not a party. Instead, we have contracts with the companies that in turn have those key contracts with third parties. The contracts we have allow us to benefit financially and strategically from our contracting counterparties’ roles in the following key contracts:

•	we have contracts with Shanghai Camera, which has the exclusive rights to sell advertising for and provides most of the content of Inner Mongolia Satellite Television under a contract it has with Inner Mongolia Television Station;

•	we have a contract with Beijing Guoguang Guangrong Advertising Co., Ltd., or Guoguang Guangrong, the exclusive advertising agent for China Radio International’s domestic stations, giving us the exclusive rights to sell advertising for and the rights to provide content to the EasyFM radio stations in Beijing and Shanghai; and

•	we have contracts with Beijing Television Station’s advertising agents that allow us to act as advertising agent for certain television programs.
If Inner Mongolia Television Station does not perform or terminates its agreement with Shanghai Camera, if China Radio International does not perform or terminates its agreement with Guoguang Guangrong, or if Beijing Television Station does not perform or terminates its contract with its advertising agent for any reason, including a breach by either party, our ability to use Inner Mongolia Satellite Television, a unit of Inner Mongolia Television Station, the EasyFM stations of Beijing and Shanghai, or Beijing Television Station as a media platform, and our ability to cross-sell advertising services among different platforms, may be impaired. Depending on the circumstances, the consequences of a failure to perform under the terms or the termination of a contract could be far-reaching and extremely harmful to our reputation, existing business relationships and future growth potential. We may not be able to enforce these contracts in court or at arbitration, because we do not have direct contractual relationships with either of these entities. Shanghai Camera and the advertising agents for China Radio International and Beijing Television Station may be unable or unwilling to enforce their rights under the key contracts, and if they are unwilling to do so we have no direct recourse against Inner Mongolia Television Station, China Radio International or Beijing Television Station. In addition, we rely on the continued operation of Inner Mongolia Satellite Television, China Radio International and Beijing Television Station to carry out certain parts of our operations. If either of them is unable or unwilling to continue operating in the line of business that is the subject of our contract, we do not have contractual rights to enforce against them. We may not be able to obtain access to similar platforms on terms acceptable to us or at all. A failure to perform under the terms of or the termination of either of these key contracts, the discontinuing of operations of Inner Mongolia Television Station, China Radio International or Beijing Television Station or our inability to obtain access to similar media platforms, may have an adverse effect on our operating results and financial condition.
We may not be able to achieve the benefits we expect from recent and future acquisitions, and recent and future acquisitions may have an adverse effect on our ability to manage our business.
Our recent acquisitions and any future acquisitions expose us to potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the change of laws and policies or their interpretations that affect the operations of the acquired businesses, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, relationships with employees, customers and business partners as a result of integration of new businesses. As of the date of this prospectus, we have not encountered any of those potential risks. In addition, the revenue and cost synergies that we expect to achieve from our acquisitions may not materialize. The overhead and personnel cost of running a large organization could be significantly higher than that of a smaller organization. Any of these events could have an adverse effect on our business and operating results.
Strategic acquisitions are a key part of our growth strategy. Historically we have made acquisitions that were critical in providing us with product and service suites, audience and readers, customer base, market access and our talent pool. If we are presented with appropriate opportunities, we may acquire additional complementary companies, products or technologies. The integration of acquired companies diverts a great deal of management attention and dedicated staff efforts from other areas of our business. A successful integration process is important to realizing the benefits of an acquisition. If we encounter difficulty integrating our recent and future acquisitions, our business may be adversely affected. Many of our acquired companies are held in the form of affiliated entities, which provides us less control than if they were direct subsidiaries, and may cause difficulty in the integration process. See “—Risks related to the regulation of our business and to our structure— We rely on contractual arrangements with our PRC operating affiliates and their subsidiaries and shareholders for our China operations, which may not be as effective in providing operational control as direct ownership”. The acquisitions may not result in the expected growth or development, which may have an adverse effect on our business.
We may not be successful in identifying, financing, consummating and integrating future acquisitions, which could significantly impair our growth potential. We plan to continue to make strategic acquisitions, and identifying acquisition opportunities could demand substantial management time and resources. Negotiating and financing the potential acquisitions could involve significant cost and uncertainties. If we fail to continue to execute advantageous acquisitions in the future, our overall growth strategy could be impaired, and our operating results could be adversely affected.
Our business could be materially and adversely affected if our target audience and readers do not continue to accept our programs and content or if we do not continue to produce and purchase programs that generate high ratings.
We target affluent households in major urban centers. The popularity of our programs and content among this group is the primary reason that we are able to maintain and increase our advertising fees. As our targeted audience and readers are highly desirable to us and our competitors, attracting and retaining a loyal following for our media offerings are serious challenges. The taste and preferences of our targeted demographic could be fluid and fickle. If the quality, or the perceived quality, of our media offerings declines and we fail to attract audience and readers going forward, our operating results may be adversely affected.
The media platforms we use must successfully create or purchase, on a cost-effective basis, popular, high-quality programming and content that appeal to the affluent audience. Some significant challenges include:

•	identifying popular programming and content;

•	competing with and adapting to new technological innovations, including Internet television, portable entertainment systems, and others;

•	attracting viewers, listeners and readers amidst the proliferation of television, radio, magazines and newspapers in China; and

•	controlling programming and content sourcing costs.
If the media platforms we use fail to create or purchase popular, high-quality television and radio programming or high-quality print content that appeals to the affluent audience on a cost-effective basis, our operating results could be adversely affected.

Our future success depends on attracting advertisers who will advertise across our various platforms. If we fail to attract a sufficient number of advertisers, our operating results and revenues may not meet expectations.
One important strategy underlying our recent acquisitions is to create an integrated media platform on which advertisers wishing to reach affluent audience and readers may advertise simultaneously on multiple media outlets. However, advertisers may decide that they do not need to use multiple outlets, find that our targeted demographic does not consist of their desired consumers or a critical mass of consumers, decide to use a competitor’s services or decide not to use our services for other reasons. If the advertisers decide against advertising with us, we may not realize our growth potential or meet investor expectations. Our future operating results and business prospects could be adversely affected.
Some segments of our business have sustained net losses in the past and may continue to sustain net losses in the future or may not grow as expected.
Some of our businesses, including our Fortune China operations and our magazine operations, have sustained net losses in the past and we may sustain net losses in any or all of our subsidiaries operating in the future.
We expect that our operating expenses will increase and the degree of increase in these expenses will depend on anticipated organic growth and strategic acquisitions. We have accounted for a significant amount of goodwill from acquisitions. Furthermore, any additional acquisition giving rise to increased goodwill or any decrease or delay in generating additional sales volume and revenue could result in substantial operating and net losses in future periods. If we sustain net losses or any of our operating groups sustains net losses, it may have an adverse effect on our financial condition and operating results.
We derive a substantial proportion of our revenues from advertising, and the advertising market is particularly volatile.
Most of our operating groups, including our broadcasting, print and advertising groups, derive the majority of their revenues from the provision of advertisement and sponsorships. Advertising spending is volatile and sensitive to changes in the economy. Our advertising customers may reduce the amount they spend on our media for a number of reasons, including:

•	a downturn of economic conditions in China or around the globe;

•	a decision to shift advertising expenditure to other media and platforms;

•	a deterioration of the ratings of our programs;

•	a change of government policy with regard to the type of programs that can be broadcast; or

•	a decline in advertising spending in general.
If we are unable to continually attract advertisers to our media services, we will be unable to maintain or increase our advertising fees and sales, which could negatively affect our ability to generate revenues in the future. A decrease in demand for advertising in general and for our advertising services in particular could materially and adversely affect our operating results.

The market for most of our operating groups is concentrated in a few major cities in China, and if advertising spending decreases in any of these cities, our operating results and revenues could be adversely affected.
The audience and readers of the media platforms we utilize are concentrated in a few of the more affluent urban areas of China, including Beijing, Shanghai, Guangzhou, Shenzhen and, to a lesser extent, in other large cities in China. Beijing, Shanghai and Guangdong province (which includes the major cities of Guangzhou and Shenzhen), together accounted for 51.1% of total advertising spending in China in 2005, according to the State Administration for Industry and Commerce. We expect these cities to continue to constitute important sources of our revenues. If any of these major cities experiences an event negatively affecting its advertising industry, such as an economic downturn, the implementation of an adverse governmental policy or a natural disaster, our business and operating results could be adversely affected.
Our business could suffer if we do not successfully manage current growth and potential future growth.
The business of each of our operating groups has expanded rapidly in recent years. We anticipate further expansion of our operations and workforce. Our growth to date has placed, and our anticipated future operations will continue to place, significant demands on our management, systems and resources. In addition to training and managing our workforce, we will need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. Any failure to efficiently or effectively manage the growth of our operations may limit our future growth and hamper our business strategy.
We may not have sufficient experience to address the risks frequently encountered by fast growing companies. These risks include our potential failure to:

•	develop new and enhance existing product and services, obtain new customers, and retain existing customers;

•	maintain adequate control of our expenses;

•	attract and retain qualified personnel; and

•	respond to competitive market conditions.
If we do not successfully address each of these risks, our financial position and operating results could be adversely affected.
Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.
Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our ADSs to fall. Any of the risk factors listed in this “Risk factors” section could cause our operating results to fluctuate from quarter to quarter.
Because of our limited operating history, our rapidly growing business and our recent acquisitions of substantially all of our operations, our historical operating results may not be useful to you, and you should not rely on our past results, in predicting our future operating results. Advertising spending in China has historically been volatile, reflecting overall economic conditions as well as budgeting and buying patterns. As we continue to grow, we expect that the volatility in our business may cause our operating results to fluctuate. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from other quarters.
Our quarterly operating results may fluctuate significantly from period to period due to seasonality in our business.
Our quarterly operating results may fluctuate significantly from period to period based on the seasonality of consumer spending and corresponding advertising trends. Revenues for our business are driven largely by advertising and sponsorship across all our operating groups and media platforms, which subject us to the seasonal effects of China’s advertising industry. The advertising cycle in China typically peaks towards the end of the year. Advertising spending tends to decrease during January and February due to the Chinese Lunar New Year holiday. In addition, there is a decrease in advertising during the May 1 Labor Day holiday week, and the October 1 National Day week. As a result, you may not be able to rely on quarterly period comparisons of our operating results as an indication of our future performance.
If we do not maintain and develop our brands and those of our strategic partners, we will not be able to attract audience and readers to the media platforms we use.
Many of the media platforms we use, including Fortune China, Money Journal, EasyFM, the Economic Observer, and Inner Mongolia Satellite Television, attract readers, audience and advertisers partly through brand name recognition. We believe that establishing, maintaining and enhancing our portfolio of brand names and those of our strategic partners will enhance our growth prospects. Some of our competitors have well-established brands in the media industry. The promotion of our brands and those of our strategic partners will depend largely on our success in maintaining a sizable and loyal audience and readership, providing high-quality content and organizing effective marketing programs. While many of the media platforms we utilize currently have a high level of brand recognition, we may not be able to maintain our existing brands or those of our strategic partners or develop new brands on a cost-effective basis, which may have an adverse impact on our operating results.
In addition, Xinhua Financial Network Limited, or Xinhua Financial Network, the predecessor and now subsidiary of our parent, Xinhua Finance Limited, and China Economic Information Service, entered into an agreement, pursuant to which China Economic Information Service granted to Xinhua Financial Network and its affiliates the right to use the word “Xinhua” as the first name worldwide. We have in turn entered into an agreement with Xinhua Financial Network to use the word “Xinhua”. Our agreement with Xinhua Financial Network covers only the rights of Xinhua Financial Network and not any rights held by our parent. Although our parent has applied to register the trademark for the logo containing “Xinhua Finance” in China, it is not clear whether the registration will be accepted in China or whether we or our parent or its affiliates could continue to use the name “Xinhua” if the agreement between Xinhua Financial Network and China Economic Information Service were to terminate. In addition, if we were to cease to be an affiliate of our parent, we may be unable to continue using the “Xinhua” name. If we are unable to continue using the name “Xinhua”, our branding will be affected, which may have an adverse impact on our operating results.
If we do not compete successfully against new and existing competitors, we may lose our market share, and our operating results may be adversely affected.
We compete with international and local media entities on various platforms and advertising service providers. The media, advertising and research sectors in China are very competitive and constantly evolving. Many of our competitors have a longer operating history, larger product and service suites, greater capital resources and broader international or local recognition. Given the recent growth in the China market, we expect international competitors to increase their focus in this region and local competitors to increase their focus in these sectors, intensifying the competition in our business areas. If we cannot successfully compete against new or existing competitors, our operating results may be adversely affected.
Our broadcasting and print businesses face increasing competition from new technologies, such as the Internet, broadband wireless and Internet television, and new consumer products, such as portable digital audio players and personal digital video recorders. These new technologies and alternative media platforms compete with our broadcasting and print groups for audience and readership share and advertising revenue, and in the case of some products, allow audience and readers to avoid traditional advertisements. China has also established a timetable to switch its radio and television broadcasting from analog to digital. We are unable to predict the effect such technologies and related services and products will have on our broadcasting operations, but there exist certain risks, including, among others, that the capital expenditures necessary to adapt our products and services to such technologies could be substantial, and other companies employing such technologies could compete with our businesses.
We rely on services from third parties that are also our competitors to carry out certain of our businesses. If any of these firms refuses to continue its cooperative relationship with us, or makes the terms of doing so more onerous, our ability to attract customers or provide services will be affected.
We rely on a number of third parties to attract customers and provide other services. Some of the owners and operators of those third party services also compete with us in one or more of our principal business areas. For example, our advertising group is dependent on large international advertising agencies to attract many of our major international advertising customers, yet we also compete with the same agencies. Also, Inner Mongolia Satellite Television, a platform on which we broadcast, competes with Hunan Satellite Television, the platform on which we broadcast Fortune Morning 7 a.m. In addition, Hunan Television Station’s supervising entity, Hunan Radio, Movie & Television Group, is the sponsoring and supervising entity of our strategic partner in publishing Money Journal. If one or more of those firms refuses to continue their cooperative relationship with us in the future, or makes the terms of doing so more onerous, our ability to attract customers or provide services to our audience, readers and customers will be adversely affected. Furthermore, if our arrangements with any of these third parties are terminated, we may not find an alternative source of support on a timely basis, on terms as advantageous to us or at all. Any of these events could have an adverse effect on our business and operating results.

Our business depends substantially on the continuing efforts of our key executives. Our business may be severely disrupted if we lose their services.
Our future success heavily depends upon the continued services of our key executives, particularly Fredy Bush, who is the Chief Executive Officer of our company. Our Chief Executive Officer also serves as the Chief Executive Officer of our parent company and will be required to devote a substantial amount of time in that capacity. We rely on the expertise of our key executives in business operations and the advertising and media industries and on their relationships with our shareholders, business partners and regulators. If one or more of our key executives are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all. Therefore, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit and train personnel.
In addition, if any of these key executives joins a competitor or forms a competing company, we may lose customers and business partners, and our operating results may be adversely affected. Each of our executive officers has entered into an employment agreement with us that contains confidentiality and non-competition provisions. If any disputes arise between our executive officers and us, these agreements may not be enforced effectively.
Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.
Due to our limited operating history, recent acquisitions of substantially all of our business operations and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. As we acquired substantially all of our business operations recently, none of our senior management has worked with our operating groups for a substantial period of time. As a result of these circumstances, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to work with the employees of our operating groups and address future challenges to our business.
If we are unable to attract, train and retain key individuals, highly skilled employees and important talent, our business may be adversely affected.
We expect to need to hire additional employees, including personnel to maintain and expand our print productions, graphics designers and production personnel to create advertisements and produce programming, information technology and engineering personnel to maintain and expand our delivery platform, marketing personnel to sell our products, and administrative staff to support our operations. Some of our operating groups, especially our broadcasting group, also rely on the appearances of well-known personalities and talents during programming, such as the Fortune China programs. If we are unable to identify, attract, hire, train and retain individuals in these areas or retain our existing employees, due to our failure to provide them with adequate incentives or otherwise, the quality of our products and services may be negatively impacted, which could adversely affect our business and results of operations.

We may be subject to litigation for information provided in our products and services, which may be time-consuming and costly to defend.
Our products and services contain information such as financial news, interviews, quotes of securities prices, analytical reports, investment recommendations and portrayals of people in our television productions. It is possible that if any information contains errors or false or misleading information, or is perceived to infringe intellectual property rights of others, third parties could take action against us for losses incurred in connection with the use of such information. Any claims, with or without merit, could be time-consuming and costly to defend, result in litigation and divert management’s attention and resources, which could have an adverse effect on our operating results.
We may not be able to prevent others from using our intellectual property, which may harm our business and expose us to litigation.
We regard our content, copyrights, domain names, trade names, trademarks and similar intellectual property as critical to our success. We try to protect our intellectual property rights by relying on trademark, copyright and confidentiality laws and contracts. The copyright, trademark and confidentiality protection in China may not be as effective as in other countries, such as the United States or elsewhere.
We seek to limit the threat of content misappropriation. However, policing unauthorized use of our products and services and related intellectual property is often difficult and the steps we have taken may not in every case prevent the infringement by unauthorized third parties. Developments in technology, including digital copying, file compressing and the growing penetration of high-bandwidth Internet connections increase the threat of content misappropriation by making it easier to duplicate and widely distribute misappropriated material. In addition, the risk exists that some local television stations or channels may, when airing our or Shanghai Camera’s programs, remove the original advertisements we or Shanghai Camera placed from the programs and replace them with their own advertisements. Content misappropriation presents a threat to our revenues from products and services, including, but not limited to, television, radio, media production, and our magazine and newspaper operations.
There can be no assurance that our efforts to enforce our rights and protect our products, services and intellectual property will be successful in preventing content misappropriation. Any misappropriation could have a negative effect on our business and operating results. Furthermore, we may need to resort to litigation to enforce our intellectual property rights. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention.
In addition, the ownership of certain trademarks used by us or our strategic partners may be subject to claims by other parties and if any litigation of such disputes is involved, substantial costs and interruption of our business, or the business of our strategic partners, may be involved, which may adversely affect our business or results of operations.

Failure to achieve and maintain effective internal controls could have a material and adverse effect on the trading price of our ADSs.
We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, as required under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, has adopted rules requiring public companies to include a report of management on the effectiveness of such companies’ internal control over financial reporting in their annual reports. In addition, an independent registered public accounting firm for a public company must attest to and report on management’s assessment of the effectiveness of our company’s internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending December 31, 2008. Management may not conclude that our internal control over financial reporting is effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if such firm is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if such firm interprets the relevant requirements differently from us. In addition, during the course of such evaluation, documentation and testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.
During the process of preparing our consolidated financial statements for the period from May 26, 2005 to December 31, 2005, and for the year ended December 31, 2006, we have identified a number of control deficiencies. The significant control deficiencies identified by us included, among others: (i) the lack of sufficient financial reporting and accounting personnel to fulfill the post-offering U.S. GAAP reporting requirements; and (ii) the lack of a comprehensive accounting policies and procedures manual to communicate to accounting and finance personnel to ensure the consistent application of U.S. GAAP. We have taken, and will continue to take, measures to remediate these control deficiencies. See “Management’s discussion and analysis of financial condition and results of operations— Internal control over financial reporting”.
If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, any failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our ADSs. Furthermore, we may need to incur significant costs and use significant management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements.
We may need additional capital to finance future acquisitions and we may not be able to obtain it.
We believe that our current cash and cash equivalents, cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources in order to make acquisitions. We plan to expand through acquisitions, but have not yet identified many of the targets for acquisition. Often the cost of acquisitions is not known until the opportunities are analyzed, due diligence has commenced and negotiations are underway. If the cost of the acquisitions that our management deems appropriate are higher than our cash resources, we will need to seek additional cash resources, and may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. If we sell additional equity securities and our shareholders experience dilution, you will also experience dilution of your ADSs. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We may not be able to obtain financing in amounts or on terms acceptable to us, if at all. As a result, our operating results and financial condition could be adversely affected.
We may be required to record a significant charge to earnings if our goodwill or acquired intangible assets are determined to be impaired.
We are required to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill and intangible assets with indefinite lives are required to be tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. For the years ended December 31, 2005 and 2006, we recorded $0.1 million and $3.5 million as amortization of intangible assets, respectively. As of December 31, 2005 and 2006, the amount of our goodwill was $4.1 million and $83.7 million, respectively, and the amount of our total intangible assets, including license agreements and exclusive advertising agreements, was $0.6 million and $176.2 million, respectively. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or acquired intangible assets may not be recoverable include, but are not limited to, a decline in stock price and market capitalization and slower growth rates in our industry. Should the carrying value of our goodwill or acquired intangible assets be determined to be impaired, their carrying value would be written down. We have recorded significant goodwill and intangible assets relating to our recent acquisitions and because we cannot ensure the future profitability of the acquired entities, we may be required to record a significant charge to earnings in our financial statements during the period in which our goodwill or acquired intangible assets is determined to be impaired, which would adversely affect our operating results.
Our strategy of expanding our Internet and new media presence may not be well received or may be more expensive than we expected.
We may expand our presence on the Internet and expand the media platforms we use to include new media, such as broadband wireless broadcasting and Internet television. However, the market for Internet and new media platforms is rapidly evolving and is becoming increasingly competitive. We cannot predict whether, or how fast, this market will grow. Moreover, if we fail to expand our Internet and new media presence or adapt to the rapid change in the Internet and new media markets and technology, our business, competitiveness, or results of operations could be materially affected.

Our success with expansion into these media platforms depends on a number of factors, including:

•	sufficient demand for these services from our existing and potential audience and readers, and sufficient advertising revenues from customers, to offset the substantial investment we will make in order to provide them;

•	our ability to compete effectively with other providers of these services;

•	our ability to adapt and develop our products and services in order to conform to market conditions and customer needs; and

•	our ability to form, acquire or cooperate with Internet content and service providers and obtain the appropriate licenses to conduct this business.
The absence or failure of any one or more of these factors, based on our inability to predict the effect of emerging technology or competition on the viability of our broadcasting operations, products or investments, may materially and adversely affect our business, results of operations, financial condition and prospects.
The pro forma condensed consolidated financial information is not necessarily reflective of what our actual financial results would have been had the businesses acquired been under common management during the periods presented in the pro forma financial information and our actual financial results for future periods may differ significantly from the pro forma financial results.
The unaudited pro forma condensed consolidated financial information presented in this prospectus was prepared in accordance with the rules and regulations promulgated by the Securities and Exchange Commission for such information. The pro forma condensed consolidated financial information includes all adjustments that management believes are necessary for a fair presentation of the pro forma operating results in the historical periods. In preparing the unaudited pro forma condensed consolidated financial information, management has made certain assumptions, such as the anticipated allocation of purchase price and amortization of related intangible assets. In addition, it is impossible to quantify and reflect the impact of the combinations on results of operations in periods prior to the combinations actually occurring. Because of the uncertainties inherent in the preparation of pro forma information, the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have been reported had the events for which pro forma effect has been given actually occurred on the dates specified, nor are they necessarily indicative of our future results of operations.
Risks related to the regulation of our business and to our structure
If the PRC government finds that the agreements that establish the structure for operating our China businesses do not comply with PRC governmental restrictions on foreign investment in the media and market research industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.
Most of our operations are conducted through operating subsidiaries in China, and through our contractual arrangements with several of our affiliated entities and their shareholders in

China. PRC regulations currently prohibit or restrict foreign ownership of media, advertising and market research companies. For a description of these regulations, see “Regulation— Regulations on investment of foreign and private capital in the media, advertising and market research industries”. We have entered into contractual arrangements with these affiliated entities and their shareholders, all PRC citizens, which enable us to, among other things, exercise effective control over these affiliated entities and their respective subsidiaries. See “Corporate structure— Our corporate structure and contractual arrangements”. In the opinion of our PRC legal counsel, Commerce & Finance Law Offices, the business operations of our subsidiaries in China and our affiliated entities and their respective subsidiaries comply in all material respects with existing PRC laws and regulations.
However, if we or any of our subsidiaries or affiliated entities are found to be in violation of any existing or future PRC laws or regulations (for example, if we are deemed to be holding equity interests in certain of our affiliated entities in which direct foreign ownership is prohibited) the relevant PRC regulatory authorities, including the State Administration of Radio, Film and Television, and the Ministry of Culture, which regulate the media, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC subsidiaries or affiliates;

•	confiscating relevant income and imposing fines and other penalties;

•	discontinuing or restricting our PRC subsidiaries’ or affiliates’ operations;

•	requiring us or our PRC subsidiaries or affiliates to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds of this offering to finance our businesses and operations in China; or

•	imposing conditions or requirements with which we or our PRC subsidiaries or affiliates may not be able to comply.
The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.
We conduct our business through agreements with our strategic partners. Under these agreements, we provide services to our strategic partners in return for a fee from, or the exclusive rights to sell advertising for, our strategic partners. For details of these agreements, see “Arrangements with partners and suppliers”. If any of these agreements is found to be in violation of any existing or future PRC laws or regulations, we would have to terminate our operation under that particular agreement or otherwise restructure our operation to bring it in compliance with the relevant laws or regulations. In addition, the relevant PRC regulatory authorities may impose further penalties. Any of these consequences could have a material and adverse effect on our operations.
In many cases, existing regulations with regard to investments from foreign investors and domestic private capital in the media industry lack detailed explanations and operational procedures, and are subject to interpretation, which may change over time. Most of these regulations have not been interpreted by the relevant authorities in circumstances similar to our corporate structure. Accordingly, we cannot be certain how the regulations will be applied to our business, either currently or in the future. Moreover, new regulations may be adopted or the interpretation of existing regulations may change, any of which could result in similar penalties, resulting in a material and adverse effect on our ability to conduct our business.
We rely on contractual arrangements with our PRC operating affiliates and their subsidiaries and shareholders for our China operations, which may not be as effective in providing operational control as direct ownership.
We rely on contractual arrangements with several affiliated PRC entities and their shareholders, including Shanghai Yuan Zhi Advertising Co., Ltd., or Yuan Zhi, Beijing Century Advertising Co., Ltd., or Century Media Advertising, Beijing Taide Advertising Co., Ltd., or Beijing Taide, Shenzhen Active Trinity Advertising Co., Ltd., or Shenzhen Trinity, Beijing Xintai Huade Advertising Co., Ltd., or Xintai Huade, and Guangzhou Jingshi Culture Intermediary Co., Ltd., or Guangzhou Jingshi, to operate our businesses. For a description of these contractual arrangements, see “Corporate structure”. In the opinion of our PRC legal counsel, Commerce & Finance Law Offices, these contractual arrangements are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. These contractual arrangements may not be as effective in providing us with control over these entities as direct ownership. If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the boards of directors of these entities, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, if any of these entities or any of their subsidiaries or their shareholders fails to perform its or his respective obligations under these contractual arrangements, we may not be able to enforce the relevant agreements if the agreements are ruled in violation of the PRC laws as mentioned above, even if the contracts are otherwise legal and valid. We may have to incur substantial costs and resources to enforce them, and seek legal remedies under PRC law, including specific performance or injunctive relief, and claiming damages, which may not be effective. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against any of these entities if they do not perform their obligations under their contracts with us.
Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.
The shareholders of our PRC affiliated entities may breach our agreements with them or may have potential conflicts of interest with us, and we may not be able to enter further agreements to extract economic benefits from these entities, which may materially and adversely affect our business and financial condition.
The shareholders of Yuan Zhi, Century Media Advertising, Beijing Taide, Shenzhen Trinity, Xintai Huade and Guangzhou Jingshi may breach or cause our PRC affiliated entities and their subsidiaries to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our PRC affiliated entities and their subsidiaries, and receive economic benefits from them. In addition, Wang Yong Hong, the shareholder of Century Media Advertising and a shareholder of Beijing Taide, is also our Director of Business Development. Jiang Gui Bin, the shareholder of Guangzhou Jingshi, is the Director of Sales for Southern China for our magazine operations. All other contracting shareholders are PRC citizens with no significant relationship with us or our parent. Conflicts may arise between their dual roles as a shareholder and as an employee. We cannot assure you that when conflicts of interest arise, they will act in the best interests of our company or that conflicts of interests will be resolved in our favor. We do not have existing arrangements to address potential conflicts of interest between these individuals and our company. We have made long-term loans in an aggregate principal amount of RMB 19.4 million ($2.5 million) to these shareholders. We extended these loans to help them fund the initial capitalization, additional capitalization or purchase of those entities. The security on the loans is limited to their pledge of the shares of those affiliates. We are unable to register the pledges of the shares these shareholders have pledged to us due to the refusal of the relevant public registrars to register these interests, which could allow the shareholders to dishonor their pledges to us and re-pledge the shares to another entity or person. We rely on these individuals to abide by the contract laws of China and honor their contracts with us. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our PRC affiliated entities, we would have to rely on legal proceedings, which could result in disruption of our business. There is also substantial uncertainty as to the outcome of any such legal proceedings.
In addition, we do not yet have contractual arrangements in place for some of our affiliated entities that would enable us to receive economic benefits from them, and the shareholders may refuse to enter into these contracts. Moreover, some of the subsidiaries of these entities have minority shareholders and we may not be permitted to enter into contracts to receive economic benefits from the entities, because these contracts may not be on an arm’s length basis. If we are unable to enter into these contractual arrangements, we may attempt to receive dividends through the shareholders of these entities, but the minority shareholders may also be entitled to their share of dividends. Any inability to transfer economic benefits from our affiliated entities to us may have an adverse effect on our business, and on our ability to pay dividends to our shareholders, including our ADS holders.
Contractual arrangements we have entered into with our subsidiaries and affiliated entities or acquisitions of offshore entities that conduct PRC operations through affiliates in China may be subject to scrutiny by the PRC tax authorities, and we may have to pay additional taxes or be found ineligible for a tax exemption.
Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into with our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings we may achieve, or that any of our affiliated entities are not eligible for their tax exemptions, would substantially increase our taxes owed and reduce our net income and the value of your investment. In addition, in the event that in connection with some of our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China, the sellers of such entities failed to pay any taxes required under PRC law, the PRC tax authorities could require us to pay the tax, together with late-payment interest and penalties. The occurrence of any of the foregoing could have a negative impact on our operating results and financial condition.
Certain of our PRC operating companies or strategic partners have previously engaged or may currently engage in activities without appropriate licenses or approvals or outside the authorized scope of their business licenses or permitted activities. This could subject those companies to fines and other penalties, which could have a material adverse effect on our business.
Some of our operating companies or strategic partners have previously engaged or may currently engage in activities without appropriate licenses or approvals or outside the authorized scope of their business licenses or permitted activities. If we or our strategic partners do not receive any necessary licenses or approvals, broaden the authorized business scope or narrow the scope of the activities as appropriate, we or the relevant strategic partner may have to cease the operations or contract our operations to third parties who hold the appropriate licenses. In addition, counterparties to contracts we make when engaging in activities that require licenses may legally default on those contracts if we or the relevant strategic partner do not possess the appropriate licenses. The occurrence of any of these events would have an adverse effect on our business and results of operations.
The authorities may refuse to grant any licenses we may seek. For companies that exceeded the scope of their business licenses or permitted activities or operated without a license or needed approval in the past but are now compliant, as well as for any companies that may currently operate without the appropriate license or approval or outside the scope of their business license or permitted activities, the relevant PRC authorities have the authority to impose fines or other penalties, sometimes as much as five to ten times the amount of the illegal revenues and may require the disgorgement of profits or revocation of the business license. Due to the inconsistent nature of regulatory enforcements in the PRC, those of our PRC operating companies and strategic partners that exceeded the scope of their business licenses or permitted activities or operated without the appropriate licenses or approvals in the past or may be doing so currently may be subject to the above fines or penalties, including the disgorgement of profits or revocation of the business license of one or more of these companies. These fines or penalties may have a material adverse effect on our business.
Any limitation on the ability of our subsidiaries and affiliated entities to make dividend or distribution payments to us could have a material adverse effect on our ability to conduct our business.
Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries and affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the shareholders’ meeting or the board. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries and affiliated entities in China incur debt on their own behalf in the future, the loan agreements governing that debt may restrict their ability to pay dividends or make other payments to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiaries’ ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiaries and affiliated entities to distribute dividends or other payments to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business.
The PRC government may prevent us or our strategic partners from producing or distributing, and we or they may be subject to liability for, content that it believes is inappropriate.
The media sector in China is highly regulated and closely monitored by various government agencies in China, in particular the State Administration of Radio, Film and Television. China has enacted laws and regulations governing the production and distribution of news, information or other content. In the past, the PRC government has stopped the production or distribution of information or content that it believes violates PRC law and the media entities in breach of such laws have been severely reprimanded. The State Administration of Radio, Film and Television continues to promulgate new regulations which prohibit information and content from being distributed through the media. If the State Administration of Radio, Film and Television were to find the information or content inappropriate. Inappropriate content includes, among others, information that threatens the unity, sovereignty, and territorial integrity of the PRC, endangers national security, incites violence and uprising, propagates obscenity or undermines public morality.
In addition, the State Administration of Radio, Film and Television has published regulations that subject media operators to potential liability for content distributed through their broadcast or print media.
Under applicable PRC regulations, we or our strategic partners may be held liable for any content we or they offer or will offer through the media platforms we utilize, including news articles, interviews, television and radio programs, and advertisements.
It may be difficult to determine the type of content that may result in liability. Censorship is carried out on a case by case basis, often without consistency between the cases and without explanation. If any of our content or the content of our strategic partners is deemed to have violated any of such content restrictions, we or they would not be able to continue to create or distribute such content and could be subject to penalties, including confiscation of income, fines, suspension of business and revocation of licenses for operating media services, which would materially and adversely affect our business, financial condition and operating results.
The PRC law on advertising content is such that we may be subject to liability for advertisements produced by us or advertisements displayed on our or our strategic partners’ media platforms.
PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations.

We and our strategic partners are obligated under PRC laws and regulations to monitor the advertising content that is shown, displayed or printed on any of our or their media outlets for compliance with applicable law. In addition, for advertising content related to specific types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical facilities, we and our strategic partners are required to confirm that the advertisers have obtained requisite government approvals, including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities. We and, to our best knowledge, our strategic partners, employ qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations, and we endeavor to comply, and encourage our strategic partners to take measures to comply, with such requirements, by methods including requesting relevant documents from the advertisers.
Civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the advertisements displayed on our advertising network. In addition, our reputation will be tarnished and our results of operations may be adversely affected.
If the PRC government finds that the financial data and media services we provide do not comply with PRC laws and regulations relating to the provision of securities investment advisory services, we may suffer severe disruption to our business operations and lose a substantial portion of our revenue.
PRC laws require entities providing securities investment advisory services to the public to obtain a securities advisory permit from the China Securities Regulatory Commission, or the CSRC. Because we do not have this permit, if we or any of our subsidiaries are found to be in violation of PRC laws and regulations relating to the provision of securities investment advisory services, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including imposing monetary penalties on us, or forcing us to pursue more limited business objectives that do not include offering financial data and media services. Therefore, if the CSRC were to conclude that we provide securities investment advisory services, we could suffer severe disruption to our business operations and lose a substantial portion of our revenue.
We are controlled by our parent company, whose interests may differ from other shareholders.
After this offering, our parent company, Xinhua Finance Limited, Patriarch Partners Media Holdings, LLC, or Patriarch Partners, and Fredy Bush, the Chairman of our Board of Directors and our Chief Executive Officer, will beneficially own approximately 36.6%, 8.0% and 5.8% of the outstanding shares of our equity, respectively. The shares held by our parent are class B common shares, which have ten votes per share, compared with one vote per share for our class A common shares, giving our parent effective control of approximately 85.3% of the voting rights after this offering. Patriarch Partners is also a shareholder in our parent and has agreements with our parent regarding voting rights in us, an investor rights agreement with us, and a credit agreement with us, as well as special privileges due to its holding of our convertible preferred shares. See “Related party transactions—Transactions with Patriarch Partners”. Accordingly, our parent, Patriarch Partners and our Chief Executive Officer will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They will also have significant influence in preventing or causing a change in control. In addition, without their consent, we may be prevented from entering into transactions that could be beneficial to us. Their interests may differ from the interests of our other shareholders, including our ADS holders.
Fredy Bush is also the Vice Chairman and Chief Executive Officer of our parent, Xinhua Finance Limited and will be required to devote a substantial amount of time in that capacity. Conflicts of interest between her duties to our parent and us may arise. We cannot assure you that when conflicts of interest arise, the conflicts of interest will be resolved in our favor. These conflicts may result in lost corporate opportunities, including opportunities that are never brought to our attention, or actions that may prevent us from taking advantage of opportunities to expand and improve our operations.
Landing rights for satellite television in China are increasingly granted through auction, which may increase our cost of broadcasting rights or result in our strategic partner’s inability to obtain landing rights.
Since 2004, certain cities have used an auction process to sell landing rights to China’s provincial satellite stations, as the increasing number of satellite channels seeking landing rights exceeded the bandwidth limit of cable systems. This may greatly increase the cost of broadcasting rights in such cities or may prevent Inner Mongolia Television Station from obtaining landing rights altogether. There is also a risk that Inner Mongolia Television Station may lose landing rights previously granted at no cost under reciprocal arrangements. If this development has an adverse effect on Inner Mongolia Satellite Television, it may also adversely affect our operating results.
Risks related to doing business in China
The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.
Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments, especially in major metropolitan areas, or changes in tax regulations that are applicable to us. More generally, if the business environment in China deteriorates from the perspective of domestic or international investors, our business in China may also be adversely affected.

Uncertainties with respect to the PRC legal system could adversely affect us.
We conduct our business primarily through our subsidiaries and affiliated entities in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.
Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.
We face risks related to health epidemics and other outbreaks, or acts of terrorism, which could result in reduced demand for advertising or disrupt our operations.
Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic, or an act of terrorism. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on our business operations. In addition, terrorist attacks, such as those that took place on September 11, 2001, geopolitical uncertainty and international conflicts, could have an adverse effect on our business operations. Any of these events could adversely affect China’s economy and cause an immediate and prolonged drop in consumer demand, especially consumer demand for luxury or non-essential goods and services. As we operate in the media and advertising industries of affluent areas and many of the products we advertise are luxury or non-essential goods and services, an immediate and prolonged drop in consumer demand, especially that for luxury or non-essential goods and services, could severely disrupt our business operations and adversely affect our results of operations.
The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, may create uncertainties for this offering and could have a material adverse effect on our business, operating results, reputation, prospects and trading price of our ADSs; the regulation also establishes more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions.
On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the

State Administration for Industry and Commerce, the CSRC, and the PRC State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule purports, among other things, to require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by special purpose vehicles seeking CSRC approval of their overseas listings. While the application of the New M&A Rule remains unclear, we believe, based on the advice of our PRC counsel, Commerce & Finance Law Offices, that CSRC approval is not required in the context of this offering because (1) we are not a special purpose vehicle formed or controlled by PRC companies or PRC individuals, and (2) we established our PRC subsidiaries by means of direct investment other than by merger or acquisition of PRC domestic companies. However, we cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operations in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus.
The New M&A Rule also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance when a foreign investor acquires equity or assets of a PRC domestic enterprise. Complying with the requirements of the New M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.
According to the New M&A Rule and other PRC rules regarding foreign exchange, an offshore company’s shares can be used as consideration for acquisition of a domestic PRC company’s equity only under very limited circumstances and prior approval from the Ministry of Commerce must be obtained before such a share swap could be done.
When we acquired control of certain of our PRC affiliates, we issued class A common shares to Stephen Xie Wei, Zhao Li and Yu Gang, who are PRC citizens, in exchange for each of them entering into a non-competition agreement. Stephen Xie Wei and Yu Gang were originally shareholders of certain affiliated entities. Zhao Li was formerly an officer of the seller of one of our affiliated entities and is currently the director of the Economic Observer Press Office and the general manager of our affiliated entity, Economic Observer Advertising. Our PRC counsel, Commerce & Finance Law Offices, advised us that even though under PRC law the transaction of entering into such a non-competition agreement and the acquisition of the corresponding affiliated entity are regarded as separate transactions, the PRC governmental agencies may consider that the shares issued for a non-competition agreement are in substance part of the consideration for the corresponding acquisition of domestic equities because we have accounted for them as if they are related transactions, and therefore may take the view that we have acquired the equity of domestic companies by using offshore shares as consideration without prior approval of the Ministry of Commerce and are therefore in violation of the PRC laws. In such an event, we may face sanctions by the Ministry of Commerce, the State Administration of Foreign Exchange, and the State Administration for Taxation.
Recent PRC regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders who are PRC residents fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.
Regulations were recently promulgated by the PRC National Development and Reform Commission and the PRC State Administration of Foreign Exchange, that will require registrations with, and approvals from, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents, including PRC individuals and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and may also apply to certain of our offshore acquisitions as well.
The State Administration of Foreign Exchange regulations retroactively require registration of direct or indirect investments previously made by PRC residents in offshore companies. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required State Administration of Foreign Exchange registration, the PRC subsidiaries of that offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various State Administration of Foreign Exchange registration requirements described above could result in liability under PRC law for foreign exchange evasion.
We have already notified our shareholders and the shareholders of the offshore entities in our corporate group who are PRC residents, to urge them to make the necessary applications and filings as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. However, as a result of the newness of the regulations, lack of implementing rules and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We attempt to comply, and attempt to ensure that our shareholders who are subject to these regulations comply, with the relevant rules. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registration or approvals required by these regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected. See “Regulation— Regulations on foreign currency exchange— Foreign exchange registration of offshore investment by PRC residents”.
Restrictions on currency exchange may limit our ability to utilize our revenues effectively.
The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive much of our revenues in RMB. Under our current structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB are to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.
Fluctuation in the value of RMB may have a material adverse effect on your investment.
The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a managed band based on market supply and demand and by reference to a basket of certain foreign currencies. This change in policy has resulted in an approximately 5.7% appreciation of the RMB against the U.S. dollar between July 21, 2005 and December 29, 2006. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which may result in a further and more significant appreciation of the RMB against the U.S. dollar.
Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on dividends and other fees paid to us by our subsidiaries and affiliated entities in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.
We have limited insurance coverage in China.
The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, or the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on certain vehicles. Any uninsured occurrence of loss or damage to property, litigation or business disruption may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our operating results.
Risks related to the ADSs and this offering
There has been no public market for our ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.
Prior to this initial public offering, there has been no public market for our ADSs. Following the offering, our common shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We have applied to have our ADSs listed on the Nasdaq Global Market. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected. The initial public offering price for our ADSs is determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after this initial public offering. An active trading market for our ADSs may not develop and the market price of our ADSs may decline below the initial public offering price.
The market price for our ADSs may be volatile.
The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements of studies and reports relating to the circulation, ratings, audience or readership size or composition, quality or effectiveness of our and our strategic partners’ products and services or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other media and advertising companies;

•	addition or departure of our executive officers and key personnel;

•	fluctuations in the exchange rates between the U.S. dollar and RMB;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ADSs; and

•	sales or perceived sales of additional ADSs.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.
Because the initial public offering price is substantially higher than our net book value per ADS, you will incur immediate and substantial dilution.
If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ADSs on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $8.33 per ADS (assuming no exercise by the underwriters of options to acquire additional ADSs), representing the difference between our net book value per ADS as of December 31, 2006, after giving effect to this offering, and the initial public offering price of $13.00 per ADS, the midpoint of the estimated price range. In addition, you may experience further dilution to the extent that our ADSs are issued upon the exercise of share options.
Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline.
Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 23,076,923 ADSs outstanding. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ADSs outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the joint lead underwriters. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our ADSs could decline.
You may not have the same voting rights as the holders of our common shares and may not receive voting materials in time to be able to exercise your right to vote.
Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee to vote the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Upon our written request, the depositary will mail to you a shareholder meeting notice which contains, among other things, a statement as to the manner in which your voting instructions may be given, including an express indication that such instructions may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from you on or before the response date established by the depositary. However, no voting instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that (i) we do not wish such proxy given, (ii) substantial opposition exists, or (iii) such matter materially and adversely affect the rights of shareholders.
Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.
We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.
In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our common shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute that property and you will not receive that distribution.
We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.
Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.
As a result of all of the above, public shareholders of our company may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders of our company than they would as shareholders of a U.S. public company.
Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering.
We have allocated much of the net proceeds of this offering to be received by us for acquisitions and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.
Our dual-class common share structure with different voting rights could discourage others from pursuing any change of control transactions that holders of our class A common shares and ADSs may view as beneficial.
On July 24, 2006, our shareholders amended and restated our memorandum and articles of association to provide for a dual-class common share structure. Our common shares are divided into class A common shares and class B common shares. Holders of class A common shares are entitled to one vote per share, while holders of class B common shares are entitled to ten votes per share. We will issue class A common shares represented by our ADSs in this offering. Our parent, Xinhua Finance Limited, is the only holder of our class B common shares. We intend to maintain the dual-class common share structure after the closing of this offering. Each class B common share is convertible into one class A common share at any time by its holder. Class A common shares are not convertible into class B common shares under any circumstances. Upon any transfer of class B common shares by a holder thereof to any person or entity which is not a wholly-owned and wholly-controlled subsidiary of our parent, such class B common shares shall be automatically and immediately converted into an equal number of class A common shares.
Due to the disparate voting powers attached to these two classes, our existing shareholders will have significant voting power over matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. This concentrated control could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of class A common shares and ADSs may view as beneficial.
Our memorandum and articles of association contain anti-takeover provisions that could adversely affect the rights of holders of our common shares and ADSs.
Our shareholders recently adopted an amended and restated articles of association that will become effective immediately upon the closing of this offering. We have included certain provisions in our new memorandum and articles of association that could limit the ability of others to acquire control of our company, and deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.
We have included the following provisions in our new articles that may have the effect of delaying or preventing a change of control of our company:

•	Our board of directors has the authority to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series, including the designation of the series; the number of shares of the series; the dividend rights, dividend rates, conversion rights, voting rights; and the rights and terms of redemption and liquidation preferences.

•	Our board of directors may issue series of preferred shares without action by our shareholders to the extent of available authorized but unissued preferred shares. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the common shares. Issuance of preference shares may dilute the voting power of holders of common shares.

•	Subject to applicable regulatory requirements, our board of directors may issue additional common shares without action by our shareholders to the extent of available authorized but unissued shares.
You may have difficulty enforcing judgments obtained against us.
We are a Cayman Islands company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts. See “Enforceability of civil liabilities”.
We will incur increased costs as a result of being a public company.
As a public company, we will incur a significantly higher level of legal, accounting and other expenses than we did as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and the Nasdaq Global Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make certain activities more time-consuming and costly. As a result of becoming a public company, we will establish additional board committees and adopt and implement additional policies regarding internal controls over financial reporting and disclosure controls and procedures. In particular, compliance with Section 404 of the Sarbanes-Oxley Act, which requires public companies to include a report of management on the effectiveness of such company’s internal control over financial reporting, will increase our costs. In addition, we will incur costs associated with public company reporting requirements, such as the requirements to file an annual report and other event-related reports with the Securities and Exchange Commission. We also expect the rules and regulations that govern public companies to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We are currently evaluating and monitoring developments with respect to these new rules.
We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or common shares.
Although it is not clear how the contractual arrangements between us and our affiliated entities will be treated for purposes of the passive foreign investment company, or PFIC, rules, we believe that we should not be treated as a PFIC for our current taxable year ending December 31, 2007 or for the foreseeable future. However, we must make a separate determination each year as to whether we are a PFIC, and accordingly, even if we are not a PFIC for our current taxable year our PFIC status may change. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. If we were treated as a PFIC for any taxable year during which a U.S. person held an ADS or a common share, certain adverse U.S. federal income tax consequences could apply to that U.S. person. See “Taxation— United States federal income taxation— Passive foreign investment company”.

Special note regarding forward-looking statements
We make “forward-looking statements” in the “Summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Industry,” “Regulation” “Arrangements with partners and suppliers” and “Business” sections and elsewhere throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe that they are reasonable. The forward-looking statements included in this prospectus relate to, among others:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our plans to expand our Internet presence, and expand into new media, such as, broadband wireless and Internet television;

•	the growth or acceptance of our integrated platform;

•	our plans to identify and create new advertising networks that target specific consumer demographics, which could allow us to charge a separate fee;

•	competition in the PRC media and advertising industries; and

•	the expected growth in advertising spending levels.
We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.
Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk factors” section of this prospectus describes the principal contingencies and uncertainties to which we believe we are subject.
This prospectus also contains data related to the media and advertising markets in several countries, including China. This market data, including market data from ZenithOptimedia, an independent research firm, include projections that are based on a number of assumptions. The media, advertising and research markets may not grow at the rates projected by the market data, or at all. The failure of the markets to grow at the projected rates may materially and adversely affect our business and the market price of our ADSs. In addition, the rapidly changing nature of the media and advertising markets subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Use of proceeds
We estimate that we will receive net proceeds for this offering of approximately $204 million, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us. For the purposes of estimating net proceeds, we are assuming an initial public offering price of $13.00 per ADS, the midpoint of the estimated range of the initial public offering price. A $1.00 increase (decrease) in the assumed public offering price of $13.00 per ADS would increase (decrease) the net proceeds to us from this offering by $16 million.
We intend to use the net proceeds from this offering as follows:

•	approximately $50 million to repay certain outstanding indebtedness to our parent and Xinhua Financial Network Limited. The indebtedness is due on demand and the interest rates are not specified. The indebtedness was to pay for the costs related to our acquisitions from our parent of equity interests our parent had held before March 31, 2006 in Xinhua Finance Advertising Limited and the contractual control our parent had held before March 31, 2006 in Beijing Century Media Culture Co., Ltd. as well as advances from our parent and Xinhua Financial Network enabling us to acquire 19.0% equity interests in Upper Step Holdings Limited, or Upper Step, and Accord Group Investments Limited, or Accord Group;

•	an undetermined amount for strategic acquisitions of complementary businesses. At this time, we have not entered into advanced discussions or negotiations with respect to any potential acquisitions except for the acquisition of the remaining equity of Beijing Perspective; and

•	the balance to fund working capital and for other general corporate purposes.
We have not yet determined all of our anticipated expenditures and therefore cannot estimate the amounts to be used for acquisitions or general corporate purposes. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive for this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. Pending their use, we intend to invest the proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.
The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering differently than as described in this prospectus.
We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Dilution
If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net book value per ADS after this offering. Dilution results from the fact that the initial public offering price per common share is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares.
Our net book value as of December 31, 2006 was approximately $101.2 million, or $1.23 per common share and $2.46 per ADS. Net book value represents the amount of our total consolidated assets, minus the amount of our total consolidated liabilities. Our pro forma net book value as of December 31, 2006 was $115.3 million, or $1.13 per ordinary share and $2.26 per ADS. Pro forma net book value per common share represents the amount of total consolidated assets less total consolidated liabilities, divided by the number of common shares outstanding after giving effect to (1) the automatic conversion of all outstanding convertible preferred shares into 16,134,320 class A common shares and (2) the conversion of our convertible loan into 3,832,543 class A common shares. Without taking into account any other changes in such net book value after December 31, 2006, other than to give effect to the issuance and sale of 34,615,846 common shares in the form of ADSs by us in this offering, at the initial public offering price of $13.00 per ADS, the midpoint of the estimated public offering price range, and after deduction of the underwriting discounts and commissions and estimated offering expenses of this offering payable by us, our adjusted net book value as of December 31, 2006 would have increased to $319 million or $2.33 per common share or $4.67 per ADS. This represents an immediate increase in net book value of $1.20 per common share or $2.41 per ADS to the existing shareholders, and an immediate dilution in net book value of $4.17 per common share or $8.33 per ADS to investors purchasing ADSs in this offering. The following table illustrates such per share dilution:

Estimated initial public offering price per common share	$6.50

Net book value per common share as of December 31, 2006	$1.23

Pro forma net book value per common share as of December 31, 2006	$1.13

Pro forma net book value per common share after giving effect to this offering	$2.33

Amount of dilution in net book value per common share to new investors in this offering	$4.17

Amount of dilution in net book value per ADS to new investors in this offering	$8.33
A $1.00 increase (decrease) in the assumed public offering price of $13.00 per ADS would increase (decrease) our pro forma net book value after giving effect to the offering by $16 million, the pro forma net book value per common share and per ADS after giving effect to this offering by $0.12 per common share and $0.24 per ADS and the dilution in pro forma net book value per common share and per ADS to new investors in this offering by $0.38 per common share and $0.76 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The pro forma information discussed above is illustrative only. Our net book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of December 31, 2006, the differences between existing shareholders and the new investors with respect to the number of common shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per common share/ ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of common shares does not include common shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Common shares					Average
	purchased			Total consideration		price per	Average
						common	price per
	Number		Percent	Amount	Percent	share	ADS

Existing shareholders	102,032,635	(1)	74.7%	$117,227,718	36.5%	$1.15	$ 2.30

New investors	34,615,846		25.3	203,767,534	63.5	$5.89	$11.77

Total	136,648,481		100.0%	$320,995,252	100.0%	$2.35	$ 4.70

(1)	Common shares includes common shares available upon conversion of convertible preferred shares and the convertible loan of Patriarch Partners.
A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $16 million, $16 million and $0.24, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other offering expenses.
The discussion and tables above assume no exercise of any outstanding share options or warrants. Pursuant to our agreement with Patriarch Partners Media Holdings LLC, which limits the number of share options that may be granted before this offering, as of December 31, 2006, there were 10,698,141 common shares issuable upon exercise of outstanding share options at an exercise price of $0.78 per share, and there were 1,029,461 common shares available for future issuance as share grants or upon the exercise of future grants under individual option agreements that may be entered into. For details see “Related party transactions—Transactions with Patriarch Partners”. There are also additional common shares available for future issuance under future grants of options pursuant to our 2007 share option plan. In addition, there are 2,049,984 warrants held by Sino Investment, 2,049,984 warrants held by the Dennis L. Pelino Family Trust and 221,280 warrants held by Ken Chen that are immediately exercisable, as well as 630,000 warrants held by Billy Kung that are subject to a five-year lock-up period. If all of these options and the 4,321,248 immediately exercisable warrants had been exercised at the time of this offering, after giving effect to this offering, our net book value would have been approximately $343 million, or $2.26 per common share and $4.52 per ADS, and the dilution in net book value to new investors would have been $4.24 per common share and $8.48 per ADS. In addition, the dilution to new investors will be $4.08 per common share and $8.16 per ADS, if the underwriters exercise their option to purchase additional ADSs in full.

Dividend policy
We have never declared or paid any dividends on our common shares, nor do we have any present plan to pay any cash dividends on our ADSs in the foreseeable future. We currently intend to retain most of our available funds and any future earnings to operate and expand our business. We have, however, paid dividends to the holder of our convertible preferred shares of approximately $1.7 million per quarter since March 2006, which payment we plan to continue until June 30, 2007. We will discontinue these dividends upon conversion of the convertible preferred shares.
As we are a holding company, we rely on dividends paid to us by our wholly-owned subsidiaries Upper Step Holdings Limited, Accord Group Investments Limited, and Xinhua Finance Advertising Limited, all of which are British Virgin Islands business companies, and by our wholly-owned subsidiary EconWorld Media Limited, a Hong Kong company, for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses.
In the British Virgin Islands, the payment of dividends is subject to limitations. A British Virgin Islands business company that prior to January 1, 2007 existed as an international business company is permitted to declare and pay dividends only out of surplus, meaning the excess, if any, at the time of the determination, of the total assets of the company over the sum of its total liabilities, as shown in the books of account, plus its capital. In addition, such company may not declare or pay a dividend unless the directors of the company determine that immediately after the payment of the dividend the company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital.
In Hong Kong, the payment of dividends is also subject to limitations. Dividends may only be distributed out of accumulated, realized profits less accumulated, realized losses. Accumulated, realized profits must not have been previously distributed or capitalized. Accumulated, realized losses do not include those previously written off in a reduction or reorganization of capital.
Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

Capitalization
The following table sets forth our capitalization as of December 31, 2006:

•	on an actual basis; and

•	on an as adjusted basis to give effect to (1) the automatic conversion of all of our outstanding convertible preferred shares into 16,134,320 class A common shares immediately upon the completion of this offering, (2) the conversion of our convertible loan into 3,832,543 class A common shares and (3) the issuance and sale of 34,615,846 common shares in the form of ADSs by us in this offering, assuming an initial public offering price of $13.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option and no other change to the number of ADSs sold by us as set forth on the cover page of this prospectus.
You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s discussion and analysis of financial condition and results of operations.”

As of December 31, 2006
(in thousands)	Actual	As adjusted

Convertible loan	$14,017	$—

Shareholders’ equity:

Class A common shares and non-vested shares, $0.001 par value, 69,035,751 shares authorized; 32,011,154 shares issued and outstanding(1)	32	87

Class B common shares, $0.001 par value, 50,054,619 shares authorized; 50,054,618 shares issued and outstanding	7	7

Preferred shares, $0.001 par value, 15,600,000 shares authorized; 15,585,254 shares issued and outstanding (liquidation value $115,770,726)	16	—

Additional paid-in capital(2)	103,155	320,901

Accumulated other comprehensive income	837	837

Deficit	(2,797)	(2,797)

Total shareholders’ equity(2)	101,250	319,035

Total capitalization(2)	$115,267	$319,035

(1)	Excludes 10,698,141 common shares issuable upon the exercise of options outstanding as of December 31, 2006 and 1,029,461 common shares reserved for future issuance under any individual option agreements that may be entered into.

(2)	A $1.00 increase (decrease) in the assumed initial public offering price of $13.00 per ADS would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $16 million.

Exchange rate information
Our business is primarily conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then applicable exchange rates. This prospectus contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB 7.8041 to $1.00, the noon buying rate in New York, New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of December 29, 2006. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On February 20, 2007, the noon buying rate was RMB 7.7466 to $1.00.
The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York.

Period	Period end	Average(1)	Low	High

	(RMB per $1.00)

2002	8.2800	8.2772	8.2800	8.2700

2003	8.2767	8.2771	8.2800	8.2765

2004	8.2765	8.2768	8.2774	8.2764

2005	8.0702	8.1826	8.2765	8.0702

Year ended December 31, 2006	7.8041	7.9579	8.0702	7.8041

August	7.9538	7.9722	8.0000	7.9538

September	7.9040	7.9334	7.9545	7.8965

October	7.8785	7.9018	7.9168	7.8728

November	7.8340	7.8622	7.8750	7.8303

December	7.8041	7.8220	7.8350	7.8041
2007

January	7.7714	7.7876	7.8127	7.7705

February (through February 20)	7.7466	7.7531	7.7632	7.7426

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

Enforceability of civil liabilities
We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors, and Cayman Islands companies do not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Most of our current operations are conducted in China, and most of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We plan to appoint Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us. However, according to Conyers Dill & Pearman, the Cayman Islands courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws would be determined by the Cayman

Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.
Commerce & Finance Law Offices has advised us further that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

Selected consolidated financial data
The following selected consolidated statements of operations data for EconWorld Media Limited (our predecessor) for the year ended December 31, 2004 and the period ended May 25, 2005, and for our company for the period from May 26, 2005, the date our parent acquired 60% of EconWorld Media Limited, to December 31, 2005 and the year ended December 31, 2006 and the selected consolidated balance sheet data for EconWorld Media Limited as of December 31, 2004 and for our company as of December 31, 2005 and 2006 have been derived from our audited financial statements included elsewhere in this prospectus. You should read the selected consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s discussion and analysis of financial condition and results of operations”. The selected consolidated statement of operations data for the year ended December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2003 of EconWorld Media Limited have been derived from the unaudited financial statements of EconWorld Media Limited that are not included in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our results expected for any future periods.

			Period from	Period from
	Year ended	Year ended	January 1,	May 26,
	December	December	2005 to May	2005(1) to	Year ended
(in thousands,	31, 2003	31, 2004	25, 2005	December 31,	December 31,
except per share data)	(Predecessor)	(Predecessor)	(Predecessor)	2005	2006

Statement of operations data

Net revenues:

Content production	$—	$—	$—	$3,641	$6,545

Advertising sales	157	48	240	387	6,691

Advertising services	23	301	53	580	44,862

Publishing services	9	52	55	787	868

Total net revenues	189	401	348	5,395	58,966

Cost of revenues:

Content production	—	—	—	651	2,829

Advertising sales	11	35	42	85	1,912

Advertising services	56	248	66	154	27,654

Publishing services	51	325	347	534	1,386

Total cost of revenues	118	608	455	1,424	33,781

Operating expenses:

Selling and distribution	18	418	322	293	5,277

General and administrative(2)	692	608	456	1,248	12,840

Total operating expenses	710	1,026	778	1,541	18,117

Income (loss) from operations	(639)	(1,233)	(885)	2,430	7,068

Other income (expense), net	26	(10)	(3)	(22)	(898)

Provision for income taxes (benefit)	1	5	(4)	929	1,070

Minority interest	—	—	—	129	1,704

Equity in loss of an Investment	—	—	—	—	52

Net income (loss)	$(614)	$(1,248)	$(884)	$1,350	$3,344

			Period from	Period from
	Year ended	Year ended	January 1,	May 26,
	December	December	2005 to May	2005(1) to	Year ended
(in thousands,	31, 2003	31, 2004	25, 2005	December 31,	December 31,
except per share data)	(Predecessor)	(Predecessor)	(Predecessor)	2005	2006

Deemed dividend on redeemable convertible preferred shares	—	—	—	—	(2,157)

Dividends declared to redeemable convertible preferred shares	—	—	—	—	(5,335)

Net income (loss) attributable to holders of common shares	(614)	(1,248)	(884)	1,350	(4,148)

Net income (loss) per share:

Basic — Class A common share	$—	$—	$—	$—	$(0.08)

Basic — Class B common share	$(8.53)	$(13.13)	$(7.85)	$0.03	$(0.08)

Diluted — Class A common share	$—	$—	$—	$—	$(0.08)

Diluted — Class B common share	$(8.53)	$(13.13)	$(7.85)	$0.03	$(0.08)

Shares used in computation:

Basic — Class A common share	—	—	—	—	5,084

Basic — Class B common share	72	95	113	42,613	44,693

Diluted — Class A common share	—	—	—	—	5,084

Diluted — Class B common share	72	95	113	42,613	44,693

Pro forma income per share on an as converted basis(3):

Basic — Class A common share	—	—	—	—	$0.076

Basic — Class B common share	—	—	—	—	$0.076

Diluted — Class A common share	—	—	—	—	$0.073

Diluted — Class B common share	—	—	—	—	$0.076

Shares used in calculating pro forma per share amount on an as converted basis:

Basic — Class A common share	—	—	—	—	21,225,762

Basic — Class B common share	—	—	—	—	44,693,266

Diluted — Class A common share	—	—	—	—	68,469,817

Diluted — Class B common share	—	—	—	—	44,693,266

(1)	Date our parent acquired 60% of EconWorld Media Limited, our predecessor.

(2)	Includes share-based compensation expense of $2.4 million for the year ended December 31, 2006.

(3)	Pro forma basic and diluted net income per common share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding for the period plus the weighted average number of common shares outstanding resulting from the assumed conversion upon the closing of the planned initial public offering of the outstanding redeemable convertible preferred shares and convertible loan.

	Predecessor		Successor		Pro forma

					As of
	As of	As of	As of	As of	December 31,
	December 31,	December 31,	December 31,	December 31,	2006
(in thousands)	2003	2004	2005	2006	(Note)

Balance sheet data

Cash	$ 131	$ 21	$2,081	$36,354	$36,354

Restricted cash	—	—	—	12,580	12,580

Accounts receivable	13	69	2,467	17,404	17,404

Deposits for program advertising right	—	—	—	1,507	1,507
Prepaid advertising program

space and airtime	—	—	—	3,420	3,420

Prepaid expenses	—	23	97	3,671	3,671

Amounts due from related parties	216	9	41	8,787	8,787

Promissory note receivable	—	—	—	7,900	7,900

Deferred tax assets	—	16	44	32	32

Other current assets	—	—	181	5,395	5,395

Capitalized content production costs, net	—	—	538	1,397	1,397

Deposits for content production	—	—	—	4,457	4,457

Property and equipment, net	41	60	159	4,367	4,367

License agreements	—	—	—	103,844	103,844

Exclusive advertising agreement, net — Economic Observer Advertising	—	—	—	60,781	60,781

Other intangible assets, net	—	—	628	11,576	11,576

Goodwill	—	—	4,070	83,670	83,670

Investments	—	—	—	500	500

Deposits for acquisitions of subsidiaries	—	—	—	29,247	29,247

Deposits for acquisition of intangible asset	—	—	—	2,561	2,561

Total assets	401	198	10,306	399,450	399,450

	Predecessor		Successor		Pro forma

					As of
	As of	As of	As of	As of	December 31,
	December 31,	December 31,	December 31,	December 31,	2006
(in thousands)	2003	2004	2005	2006	(Note)

Accounts payable	173	32	388	3,237	3,237

Accrued expenses and other payables	1	278	685	7,899	7,899

Amount due to parent and its affiliates	—	—	5,600	138,694	138,694

Amounts due to other related parties	50	938	909	2,367	2,367

Long-term payables, current portion	—	—	—	8,901	8,901

Bank borrowings	—	—	—	11,218	11,218

Income tax payable	—	21	997	2,751	2,751

Deferred tax liability	—	—	207	41,168	41,168

Convertible loan	—	—	—	14,017	—

Long term payables, non current portion	—	—	—	64,938	64,938

Total liabilities	224	1,269	8,786	295,190	281,173

Minority interest	—	—	167	3,010	3,010

Total owners’ and shareholders’ (deficiency) equity	177	(1,071)	1,353	101,250	115,267

Total liabilities and owners’ and shareholders’ (deficiency) equity	$ 401	$ 198	$10,306	$399,450	$399,450

Note:
The unaudited pro forma balance sheet information as of December 31, 2006 assumes the conversion upon completion of the initial public offering of all redeemable convertible preferred shares of $59,051,612 and convertible loan of $14,017,289 outstanding as of December 31, 2006 into common shares.

Management’s discussion and analysis of financial
condition and results of operations
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations, the fulfillment of which is uncertain and subject to risks. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk factors” or in other parts of this prospectus.
Overview
We are a leading diversified media company in China. Since we were established in November 2005, we have developed a unique, integrated media platform through acquisitions and strategic partnerships. We operate our businesses along five segments: media production, broadcasting, print, advertising and research.
We serve the following constituencies:

•	Advertisers and marketing services customers. Our primary source of revenue is advertising in various forms, including advertisements broadcast during advertising breaks during or between television or radio programs, advertisements placed in print pages as well as advertisements in the form of sponsorship and sponsored programming.

Sponsorship can take various forms, including when products, services or expertise are promoted during a program. Sponsored programming refers to programs that typically are supplied by the advertiser and promote a product or service. We serve advertisers not only by providing the media platform, but also by creating the advertisements, and providing research services to enable the advertiser to better understand its target market.

We provide marketing services to financial institutions and other types of companies, leveraging on the brand names of the media platforms of our strategic partners, especially that of Money Journal. Our marketing services include events organization and other services such as our Affluent Integrated Marketing Solutions services. The events we organize include investment seminars or other finance-related forums. For the events we organize, we typically manage substantially the entire process, including arranging for advertising or public notices, booking venues, inviting speakers and providing cross-media content.

•	Audience and readers. We seek to attract audience and readers to the media platforms of our strategic partners. We have staff working to provide some of the content for various media outlets including Inner Mongolia Satellite Television, Hunan Satellite Television, various local stations airing Fortune China, and China Radio International’s EasyFM stations in Beijing and Shanghai. We also offer management and information consulting services to our strategic partners to help improve the content of the Economic Observer and Money Journal. In addition, we obtain content from other providers, such as our parent and Dow Jones.

•	Television stations or channels. In addition to creating content for the media platforms of our strategic partners, our media production group produces television programs, including drama series for other customers. For these types of customers, our media production group also engages in broadcast design as well as animation and post-production services.

•	Research customers. In addition to providing research services to our other operating groups, our research group serves international and China-based customers who need to conduct market research in China. We study market characteristics, consumer preferences and opinions with respect to advertising and media content, and business and technology issues as needed for each project.

Although we currently operate all five operating groups and serve all of the constituencies described above, our consolidated financial statements for the period from May 26, 2005 to December 31, 2005, which are included elsewhere in this prospectus, reflect the operating results of only two operating groups— the media production group and our predecessor, the Money Journal operations of our print group. Our consolidated financial statements for the year ended December 31, 2006, which also are included in this prospectus, reflect the operating results of all five operating groups.
We have grown rapidly since we were established due to acquisitions. We expect our future growth to be driven by a number of factors and trends, including, among others:

•	overall economic growth in China, which we expect should contribute to an increase in advertising spending, particularly in major urban areas in China where consumer spending is concentrated;

•	our ability, and the ability of our strategic partners to operate in, and react to, an uncertain and developing regulatory environment; and

•	our ability to

•	successfully integrate our acquisitions;

•	expand our sales and marketing efforts and integrate and coordinate such efforts across our operating groups;

•	increase advertising sales by attracting new advertising customers and increase spending per customer through promotion of our services and cross-selling;

•	maintain the popularity and high-quality of our content, while generating greater volumes of high-quality content;

•	generate higher ratings and circulation numbers from the content we produce and source;

•	attract an audience that represents a desirable demographic for our advertising customers;

•	successfully develop our presence in and use new media, such as the Internet, as media platforms for delivery of our products and services to consumers, and attract advertisements on those new platforms;

•	acquire companies that operate media-related or advertising businesses complementary to our existing operations; and

•	maintain existing and enter into new strategic partnerships that allow us to access appropriate media assets and know-how.
As we continue to grow, we expect to face a number of challenges. We have made acquisitions in rapid succession to build our integrated platform of products and services. We must integrate all these acquisitions successfully, as well as any future acquisitions. Some of our businesses have incurred net losses in the past, such as our Fortune China operations in our broadcasting group and our magazine operations in our print group, and we must ensure they are profitable in the future. In addition, we must adapt to continuing technological innovations and changes in the regulatory environment.
Acquisitions
We were established on November 7, 2005 by our parent, Xinhua Finance Limited. We have acquired the companies listed below to build our integrated platform of products and services.
We acquired all of our operating groups in 2006. We issued two promissory notes on March 31, 2006, one in favor of our parent for $68.5 million and the other in favor of its subsidiary Xinhua Financial Network Limited, or Xinhua Financial Network, for $38.2 million, in return for the following transfers and advances: Two of our acquired entities, Beijing Century Media Culture Co., Ltd, or Beijing Century Media, and Ming Shing International Limited, or Ming Shing, were initially acquired by our parent and subsequently transferred to us. In addition, our parent and Xinhua Financial Network advanced the purchase price for our purchase of 19.0% of the equity of Upper Step Holdings Limited, or Upper Step, and 19.0% of the equity of Accord Group Investments Limited, or Accord Group. See “Related party transactions— Transactions with our parent or its subsidiaries— Loan agreements between us and our parent or its subsidiaries”. The transaction agreements for some of our acquisitions contain earn-out provisions that would require payment of additional consideration based on the financial performance of the acquired company. Our parent is contractually obligated for paying these earn-out considerations except for the earn-out for Shanghai Hyperlink Market Research Co., Ltd., or Hyperlink, for which we and our parent are both responsible. Although the contracts do not specify whether the parent has a right to make such a request, if the amount of the earn-outs exceeds original estimates, our parent may request us to pay for the difference between these payments and the amounts due under the promissory notes or otherwise paid by us to our parent or Xinhua Financial Network for certain acquisitions. Several of the entities listed below are affiliated entities or subsidiaries that exercise effective control over affiliated entities, and we have contractual arrangements with each affiliated entity and all of its shareholders that enable us to effectively control such entity. Several others are subsidiaries of affiliated entities. For a description of these contractual arrangements, see “Corporate structure— Our corporate structure and contractual arrangements”.

•	Media Production. Our parent, through a subsidiary, lent funds to two PRC citizens, who used the funds to buy a combined 100% equity interest in Beijing Century Media on September 9, 2005. On the same day, the subsidiary of our parent entered into a set of agreements with these two PRC citizens to give our parent effective control over Beijing Century Media. Our parent transferred its control of Beijing Century Media to us through one of our affiliated entities on March 16, 2006 at a price of $11.4 million. This amount was included in our promissory notes to our parent and Xinhua Financial Network.

•	Broadcasting. Our broadcasting group was formed through the following three acquisitions:

•	Upper Step. We signed a series of agreements pursuant to which we acquired 19.0% of the equity of Upper Step on February 28, 2006, at an initial price of $5.1 million. This amount was paid by Xinhua Financial Network and included in our promissory notes to Xinhua Financial Network and our parent. As part of the same series of agreements, Sino Investment Holdings Limited, or Sino Investment, also purchased 37.0% of Upper Step. We also injected an additional $3.2 million into Upper Step. Of that amount, $2.0 million was a loan from us paid by Xinhua Financial Network, and we subsequently repaid Xinhua Financial Network. On September 22, 2006, we acquired an additional 37.0% of the equity of Upper Step from Sino Investment for a consideration of 6,478,437 class A common shares, $9.1 million paid by our parent and 4,099,968 warrants to purchase our class A common shares at $3.659 per share. The warrants are immediately exercisable and valid for five years. In addition, Sino Investment issued a demand promissory note to us in the amount of $7.9 million as part of this transaction. On October 24, 2006, we made an additional payment of $10.0 million partially under our obligations for the purchase of 19.0% of Upper Step and partially to meet the obligations of Sino Investment for its purchase of 37.0% of Upper Step. On November 1, 2006, we acquired the remaining 44.0% of the equity of Upper Step from Honour Rise Services Limited, or Honour Rise, a wholly-owned subsidiary of Shanghai Wai Gao Qiao Free Trade Zone Development Co., Ltd., for 6,407,018 class A common shares. Primarily through Upper Step’s subsidiaries and affiliated entities, we have our strategic partnership with Shanghai Camera Media Investment Co., Ltd., or Shanghai Camera, the content and advertising provider to Inner Mongolia Satellite Television. Until Upper Step entered into this strategic partnership, it had no operations.

•	Beijing Perspective. Through Beijing Century Media, an affiliated entity, we acquired 51.0% of the equity of Beijing Perspective Orient Movie and Television Intermediary Co., Ltd., or Beijing Perspective, on July 28, 2006. Xinhua Financial Network financed the purchase price for this acquisition. Beijing Perspective engages in the production, distribution and syndication of Fortune China. On January 31, 2007, our parent entered into a letter of intent by which it agreed to use its best efforts to enter into a purchase agreement for the remaining shares of Beijing Perspective by September 30, 2007. After the acquisition, we intend to purchase this equity from our parent. The closing of the acquisition is conditional on a number of events, including compliance with PRC laws, receipt of necessary approvals and delivery of customary legal opinions.

•	Accord Group. We acquired 19.0% of the equity of Accord Group on January 23, 2006 at a price of $440,000, which was paid by Xinhua Financial Network. This amount was included in our promissory notes to Xinhua Financial Network and our parent. On September 22, 2006, we acquired 61.0% of the equity of Accord Group from Sino Investment by issuing 451,107 class A common shares to Sino Investment. On November 1, 2006, we acquired the remaining 20.0% of the equity of Accord Group from Honour Rise for 125,053 class A common shares. Through Accord Group and its affiliated entity, Century Media Advertising, we have a partnership with China Radio International’s exclusive advertising agent to provide content to and exercise the exclusive right to sell advertising for the EasyFM stations of Beijing and Shanghai.

•	Print. Our print group was formed through the following two acquisitions:

•	Economic Observer Advertising. Through Beijing Taide Advertising Co., Ltd., or Beijing Taide, an affiliated entity, we acquired 50.0% of the equity of Beijing Jingguan Xincheng Advertising Co., Ltd., or Economic Observer Advertising, on June 8, 2006. Our parent financed the purchase price for this acquisition, and we subsequently issued 5,761,317 class B common shares to our parent as consideration. We acquired the remaining 50.0% of the equity of Economic Observer Advertising through Beijing Taide on September 15, 2006. Economic Observer Advertising has the exclusive rights to sell advertising for and provides advisory services and other management consulting services to the Economic Observer newspaper.

•	EconWorld Media. Our parent subscribed for 60.0% of the equity of EconWorld Media Limited, or EconWorld Media, on May 26, 2005 at an initial price of $1.5 million and transferred that interest to us on January 12, 2006. On June 8, 2006, we subscribed to one additional share of EconWorld Media at a price of $2.8 million in fulfillment of an earn-out obligation, which was paid by our parent. We issued one share to our parent as consideration, which was subsequently divided into 1,000 shares. We acquired another 12.0% of the equity of EconWorld Media on June 21, 2006 at a price of $1.1 million, which was also paid by our parent. On December 18, 2006, we acquired the remaining 28.0% at a price of $5.0 million, which was paid by our parent. EconWorld Media operates the magazine business of our print group. EconWorld Media is our predecessor.

•	Advertising. Our parent acquired 100% of the equity in Ming Shing at a cost of $29.0 million plus a series of earn-out obligations, which, together with the first payment, were estimated to be $80.5 million, on January 12, 2006 and subsequently transferred Ming Shing to us on March 16, 2006, at a price of $80.5 million. Our parent is responsible for the future earn-out payments. This amount was included in our promissory notes to our parent and Xinhua Financial Network. Ming Shing subsequently changed its name to Xinhua Finance Advertising Limited, or Xinhua Finance Advertising, on June 19, 2006. Xinhua Finance Advertising and certain of its subsidiaries and affiliated entities operate as our advertising group.

•	Research. Through Beijing Taide, an affiliated entity, we acquired 51.0% of the equity of Hyperlink on August 1, 2006. Our parent financed the purchase price for this 51.0% equity, and we subsequently issued 1,679,012 class B common shares to our parent as consideration. On September 18, 2006, we acquired the remaining 49.0% of the equity of Hyperlink through Beijing Taide. Hyperlink operates as our research group.
For certain acquisitions the consideration we paid was made in two parts, one part within China, and the other part outside of China. This exposes us to tax liability if the sellers did not pay appropriate taxes. See “Risk factors—Risks related to the regulation of our business and to our structure—Contractual arrangements we have entered into with our subsidiaries and affiliated entities or acquisitions of offshore entities that conduct PRC operations through affiliates in China may be subject to scrutiny by the PRC tax authorities, and we may have to pay additional taxes or be found ineligible for a tax exemption”.
We have a short operating history. For the period from November 7, 2005, the date of our incorporation, to December 31, 2005, we did not have any subsidiaries or PRC affiliated entities. We acquired all of our operating groups in 2006. We have included in this prospectus the following financial statements of our company, our predecessor and certain companies we have acquired:

•	The audited consolidated financial statements of our company, for the period from May 26, 2005, the date our parent acquired 60% of EconWorld Media (our predecessor), to December 31, 2005 and for the year ended December 31, 2006 and as of December 31, 2005 and 2006.

•	The audited consolidated financial statements of EconWorld Media (our predecessor) for the year ended December 31, 2004 and the period from January 1, 2005 to May 25, 2005, and as of December 31, 2004 and May 25, 2005.

•	The audited consolidated financial statements of Beijing Century Media, for the period from June 25, 2004 (the date of establishment) to December 31, 2004 and the period from January 1, 2005 to September 8, 2005, and as of December 31, 2004 and September 8, 2005.

•	The audited consolidated financial statements of Xinhua Finance Advertising for the period from December 21, 2005 (the date Xinhua Finance Advertising acquired Active Advertising Agency Limited, its predecessor) to, and as of, December 31, 2005.

•	The audited consolidated financial statements of Active Advertising Agency Limited, one of the predecessors of Xinhua Finance Advertising, for the year ended December 31, 2004 and for the period from January 1, 2005 to December 21, 2005, and as of December 31, 2004 and December 21, 2005.

•	The audited consolidated financial statements of Beijing Taide, the other predecessor of Xinhua Finance Advertising, for the period from March 23, 2005 (the date of establishment) to, and as of, December 20, 2005.

•	The audited consolidated financial statements of Century Media Advertising (the predecessor of Accord Group) for the period from February 1, 2005 (the date of establishment of Century Media Advertising) to, and as of, August 18, 2005 and of Accord Group for the period from August 19, 2005 (the date Accord Group acquired Century Media Advertising) to, and as of, December 31, 2005. The unaudited consolidated financial statements of Century Media Advertising for the period from February 1, 2005 to, and as of, June 30, 2005 and of Accord Group for the six months ended and as of, June 30, 2006.

•	The audited consolidated financial statements of Beijing Perspective, a subsidiary of one of our affiliated entities, for the years ended, and as of, December 31, 2004 and 2005, and the unaudited consolidated financial statements of Beijing Perspective for the six months ended, and as of, June 30, 2005 and 2006.

•	The audited consolidated financial statements of Hyperlink, a subsidiary of one of our affiliated entities, for the years ended, and as of, December 31, 2004 and 2005, and the unaudited consolidated financial statements of Hyperlink for the six months ended, and as of, June 30, 2005 and 2006.
General factors affecting our results of operations
We have benefited significantly from China’s overall economic and population growth. The overall economic and population growth and the increase in the gross domestic product per capita in China have led to a significant increase in spending on advertising in China. We anticipate that advertising spending in China will continue to increase as China’s economy continues to grow and as disposable income of urban households continues to rise. However, any adverse changes in the economic or political conditions in China may have a material adverse effect on the media industry in China and advertising spending, which in turn may harm our business and results of operations.
PRC laws relating to foreign investments in the media and advertising industries are relatively new compared with those in more mature markets, and the PRC government continues to promulgate and implement new laws and regulations. We believe our current ownership structure, the ownership structure of our subsidiaries, including our affiliated PRC entities, the contractual arrangements among us, our subsidiaries, including affiliated PRC entities, and their shareholders, our business operations and the approvals and licenses to carry them out are in compliance with all existing PRC laws, rules and regulations in material respects. See “Risk factors— Risks related to the regulation of our business and to our structure— Certain of our PRC operating companies or strategic partners have previously engaged or may currently engage in activities without appropriate licenses or approvals or outside the authorized scope of their business licenses or permitted activities. This could subject those companies to fines and other penalties, which could have a material adverse effect on our business”. In addition, there are substantial uncertainties regarding the interpretation, application and administration of current PRC laws and regulations, and the impact of any new laws and regulations is unknown. See “Risk factors—Risks related to the regulation of our business and to our structure—If the PRC government finds that the agreements that establish the structure for operating our China businesses do not comply with PRC governmental restrictions on foreign investment in the media and market research industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations”. Accordingly, if PRC government authorities ultimately take a view contrary to our position, our business may suffer substantial interruptions and our operating results may be negatively affected.
Specific factors affecting our results of operations
While our business is affected by factors relating to the media industry in China generally, we believe that our results of operations are also affected by company-specific factors. We believe that the results of operations of our broadcasting, print and advertising operations are affected by, among other factors, the following:

•	the quality of the content and ratings of our strategic partners’ broadcast programs;

•	the reach and timing of our strategic partners’ broadcast;

•	the circulation numbers, the quality of the content of, and the composition and location of the readership of, our strategic partners’ publications;

•	the quality of the advertising we produce for advertisers;

•	the quality of the research services that we offer to advertisers;

•	the pricing of our advertising; and

•	the pricing and quality of our marketing services, including events organization.

We believe that the results of operations of our media production operations are affected by, among other factors, the following:

•	the quality of the programming we create;

•	the popularity of the programs; and

•	the pricing of our television programs and production services.
We believe that the results of operations of our research group are affected by the pricing for its services and the quality of its services, among other factors.
Our future results of operations will depend significantly upon our ability to integrate our acquisitions and make new acquisitions, manage the growth of new media successfully, continue to attract and expand our base of audience and readers and continue to attract and expand our base of advertisers. If we cannot accomplish these matters, our financial condition and results of operations may be materially and adversely affected.
We have acquired all our business operations recently and continue to seek other acquisition opportunities. See “—Acquisitions”. Strategic acquisitions are a key part of our growth strategy. We must ensure that our recent and future acquisitions are successfully integrated into our operations in order to achieve the intended benefits from these acquisitions.
We must continue to attract and expand our base of audience and readers, which is important to attracting advertisers. We must continue to attract our current base while also expanding this base in order to grow.
We must continue to attract and expand our base of advertisers. Advertising accounts for the largest portion of our revenue, and our success depends on maintaining our current base of advertisers while expanding that base.
Revenues for our business are driven largely by advertising and sponsorship across all our operating groups and media platforms, which subjects us to the seasonal effects of the Chinese advertising industry. The advertising cycle in China typically peaks towards the end of the year. Advertising spending tends to decrease during January and February due to the Chinese Lunar New Year holiday. In addition, there is a decrease in advertising during the May 1 Labor Day holiday week, and the October 1 National Day week.
Due to certain restrictions and qualification requirements under PRC law that apply to foreign investment in China’s media industry, most of our businesses are currently conducted through contractual arrangements among us, our wholly-owned subsidiaries in China, our affiliated entities in China and their shareholders, and our strategic partners in China. Since December 10, 2005, foreign investors with at least three years of direct operations in the advertising industry outside of China have been permitted to own directly a 100% interest in advertising companies in China. We may decide to change the ownership structure of our advertising group to that of a direct ownership in the future.
In our media production, advertising and market research businesses, our affiliated entities and their subsidiaries hold the requisite licenses and permits. See “Risk factors— Risks related to the regulation of our business and to our structure— Certain of our PRC operating companies or strategic partners have previously engaged or may currently engage in activities without appropriate licenses or approvals or outside the authorized scope of their business licenses or permitted activities. This could subject those companies to fines and other penalties, which could have a material adverse effect on our business”. In our broadcasting and print businesses, our affiliated entities and their subsidiaries maintain some of the requisite licenses and permits to conduct the business, and enter into agreements with publishing institutions and the exclusive advertising agents for radio stations or television stations to provide them with various services and act as their advertising business party. See “Arrangements with partners and suppliers” for a description of those contractual relationships. We depend on these affiliated entities and their subsidiaries to operate a substantial portion of our businesses.
We expect to continue to depend on these affiliated entities and their subsidiaries to operate a substantial portion of our businesses unless and until we are permitted under PRC laws and regulations to directly own and operate media-related businesses without constraints. Under certain agreements we have with the shareholders of these entities, we may acquire the affiliated entities, in part or in whole, to make them our direct subsidiaries.
Our revenues
Net revenues. For the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006, we generated total net revenues of $5.4 million and $59.0 million, respectively. Our net revenues differed substantially in 2006 due to our acquisition and consolidation of the acquired entities. Our revenues are net of PRC business taxes, advertising rate adjustments and discounts.
We currently derive revenues from the following sources:

•	advertising sales, which accounted for 7.2% and 11.3% of our total net revenues for the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively;

•	content production, which accounted for 67.5% and 11.1% of our total net revenues for the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively;

•	advertising services, which accounted for 10.7% and 76.1% of our total net revenues for the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively; and

•	publishing services, which accounted for 14.6% and 1.5% of our total net revenues for the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively.
Our net revenue mix, and especially our net revenues from advertising services, differed substantially in 2006 due to our acquisition and consolidation of the acquired entities.
Advertising sales revenues. We generate advertising sales revenues from the following media sources:

•	the Economic Observer (by the print group);

•	Money Journal (by the print group);

•	certain pages of the Beijing Review (by the print group);

•	Inner Mongolia Satellite Television (by the broadcasting group);

•	Hunan Satellite Television’s and certain local television channels’ broadcasts of Fortune China programs (by the broadcasting group); and

•	China Radio International’s EasyFM stations in Beijing and Shanghai (by the broadcasting group).
In the year ended December 31, 2006, we generated revenues from advertising, sponsorship and sponsored programming on Inner Mongolia Satellite Television through our strategic partnership with Shanghai Camera, which has the exclusive rights to sell advertising for Inner Mongolia Satellite Television. In that same period and currently we also generate revenues based on our provision of content to Shanghai Camera and our provision of consulting and advisory services to Shanghai Camera, both in relation to Inner Mongolia Satellite Television. However, these revenues are categorized as advertising services revenues. See “—Our revenues— Advertising services revenues”. We recognize revenues through our agreements with Shanghai Camera. See “Arrangements with partners and suppliers— Arrangements regarding Shanghai Camera”. Initially, we recognized these revenues monthly and received cash payment from Shanghai Camera monthly for the amount due in the previous month. In November 2006, we began to recognize revenues from Shanghai Camera by this method specifically in relation to the consulting and advisory services and provision of content. In December 2006, we began recognizing revenues from advertising, sponsorship and sponsored programs directly, rather than through Shanghai Camera, as the services were performed, which revenues are categorized as advertising sales revenues. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 did not include these revenues as we acquired a majority interest in Upper Step, which had entered into the strategic partnership with Shanghai Camera through its subsidiaries and affiliated entity, in September 2006. This strategic partnership was based on agreements that were replaced with new agreements in November and December 2006. Our consolidated results of operations for the year ended December 31, 2006 included these revenues from the date of our acquisition of a majority interest in Upper Step. However, as we began recognizing revenues directly from advertising sales only in January 2007, all our revenues from this business for the year ended December 31, 2006 were advertising services revenues. Upper Step had no operations for periods ending on or before December 31, 2005.
We generate revenues from selling advertising time slots and sponsorship on Hunan Satellite Television during its broadcast of Fortune Morning 7 a.m. We are entitled to keep all revenues from selling sponsorship for the show, and share advertising revenues generated by the show with Hunan Television Station on an equal basis. We also generate revenues from placing advertisements and selling sponsorship rights on the local television station broadcasts of the Fortune China programs that we syndicate. We recognize these revenues when the related advertisements or programs with sponsorship sold by us are aired. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 did not include these revenues as we acquired our Fortune China operations in July 2006 as part of the acquisition of 51% of Beijing Perspective. Our consolidated results of operations for the year ended December 31, 2006 included these revenues from the date of our acquisition of 51% of Beijing Perspective.
We generate revenues from selling advertising time slots and sponsorship on China Radio International’s EasyFM stations in Beijing and Shanghai. We recognize these revenues when the related advertisements are broadcast. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 did not include these revenues as we acquired a majority interest in Accord Group, which, through its affiliated entity, had entered into a partnership with China Radio International’s exclusive advertising agent in November 2006, replacing a prior agreement entered into in September 2006. Our consolidated results of operations for the year ended December 31, 2006 included these revenues from the date of our acquisition of a majority interest in the Accord Group.
We generate revenues from selling advertising space on the pages of the Economic Observer. We have the exclusive rights to sell advertisements for the Economic Observer, and typically other advertising agents engage us to place advertisements on its pages. We receive payments through these agents or, when an advertiser directly advertises with us, from the advertiser. We recognize these revenues when the related advertisements are published. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 did not include these revenues as we acquired our Economic Observer operations in June 2006. Our consolidated results of operations for the year ended December 31, 2006 included these revenues from the date of the acquisition.
We generate revenues from selling advertising space on the pages of Money Journal. Most advertisements placed in Money Journal will result in revenues to us, except for those advertisements placed in Money Journal by Dow Jones, most of which result in revenues to Dow Jones. See “Arrangements with partners and suppliers— Our print group’s relationship with Dow Jones”. We generate some advertising sales revenues directly from advertisers, and some through agents. We recognize these revenues when the related advertisements are published. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006 include these revenues as our parent acquired a controlling interest in the Money Journal operations in September 2005.
We generate revenues from placing advertisements on certain pages of Beijing Review. Content for those pages is provided by our parent and by Money Journal. We generate some advertising sales revenues directly, and some through agents. We recognize these revenues when the related advertisements are published. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 did not include these revenues as we established this relationship with Beijing Review in July 2006. Our consolidated results of operations for the year ended December 31, 2006 included these revenues from the date we established the relationship with Beijing Review.
We price our advertising depending upon the type of advertising we are providing and the media outlet where the advertisement is placed. Even within one outlet, prices can vary greatly. For example, television advertisement prices are highly sensitive to the time of the day an advertisement is shown. Our pricing also varies according to factors that affect the demand for advertising, such as the ratings of our strategic partners’ broadcast programs, the reach and timing of our strategic partners’ broadcast and the circulation numbers, and the composition and location of the readership of our strategic partners’ publications.
Content production revenues. Our content production revenues consist of revenues from:

•	sales of television programs;

•	sales of television drama series;

•	broadcast design;

•	production of animation;

•	production of visual effects for television commercials and films; and

•	post-production services.
We produce television programs, including drama series, and purchase the rights to distribute some drama series that are produced by other companies. We sell the rights to broadcast these programs to television stations and channels. We typically retain the distribution rights, and at the end of the contract we may re-sell the broadcasting rights to another buyer. For drama series that we produce, we start by creating a pilot. After evaluating the pilot, we may decide to produce the entire series before selling if we believe the pilot has a high chance of success. For most pilots, we typically show the pilot to potential buyers and, if a buyer decides to buy a drama series based on the pilot, we enter into a contract to produce the drama series. We often receive some payment in advance if a television station purchases a drama series. We recognize revenues for television programs when the master tape of a television program is available for first airing under the terms of the relevant licensing agreement we have entered into with a television station or channel.
We engage in broadcast design for television channels. Broadcast design mainly includes design of television channel logos, production of trailers for advertising the television channels, and image consulting and branding for the television channels. We also produce three-dimensional animation advertisements, education and public instruction, engage in post-production for television commercials and create special visual effects for television commercials and films. We recognize revenues when products are delivered to and accepted by all customers or as our services are provided.
Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 and for the year ended December 31, 2006 include these content production revenues from the date of acquisition as our parent acquired our media production group in September 2005.
Our pricing for these services varies. Our average price for television programs, including drama series, varies substantially upon the quality and popularity of the programs. Our pricing for broadcast design, animation production and post-production services is usually determined through negotiations with our customers.
Advertising services revenues. We generate advertising services revenues for:

•	acting as an advertising agent to place advertisements on certain programs aired by Beijing Television Station and other television stations, on billboards on some university campuses in Shanghai and in certain print and electronic media (by the advertising group);

•	designing and producing television, print and billboard advertisements (by the advertising group);

•	marketing services, primarily events organization (by the print group, the broadcasting group and the advertising group);

•	research services (by the research group); and

•	advertising, sponsorship and sponsored programming on Inner Mongolia Satellite Television and provision of content and advisory services to Shanghai Camera (by the broadcasting group).

We generate revenues from advertising broadcast on Beijing Television Station and other television stations during certain programs. We also generate revenues from advertising on billboards placed on some university campuses in Shanghai and from advertising in certain print and electronic media. We may also provide additional services in relation to the placement and sales of advertisements, including the creation of the advertising or research services as part of our service package. We recognize these revenues when the related advertisements are aired on television, placed on the billboards or published in the print or electronic media, respectively. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 did not include these revenues as we acquired our advertising group, which conducts these operations, in March 2006 from our parent. Our consolidated results of operations for the year ended December 31, 2006 include these revenues from January 12, 2006, the date our parent acquired Xinhua Finance Advertising.
Most of our marketing services are provided by our print and advertising groups, although our broadcasting group also engages in events organization. The fees we charge for marketing services vary, depending primarily on competition and our estimated costs of providing the services. We recognize these revenues when the services are provided. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 included the portion of these revenues derived from our Money Journal operations as our parent acquired our Money Journal operations in September 2005. Our consolidated results of operations for the year ended December 31, 2006 also included marketing services revenues generated by the newspaper operations of our print group, our advertising group and our broadcasting group. For the year ended December 31, 2006, we organized one promotional event in Beijing and recognized ticket sales and sponsorship revenues from the event.
We generate revenues for providing research services to companies relating to market characteristics, consumer preferences and opinions with respect to advertising and media content, as well as business and technology issues if needed for each project. The fees we charge for research projects vary, depending on competition and our estimated costs for providing the research services. We recognize these revenues when the reported data is accepted by the customer. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 did not include these revenues as we acquired our research operations in August 2006. Our consolidated results of operations for the year ended December 31, 2006 included these revenues from the date we acquired a majority interest in Hyperlink.
In the year ended December 31, 2006, we generated advertising services revenues from advertising, sponsorship and sponsored programming on Inner Mongolia Satellite Television through our strategic partnership with Shanghai Camera. In that same period and currently, we also generate revenues based on our provision of content to Shanghai Camera and our provision of consulting and advisory services to Shanghai Camera.
In January 2007, we began recognizing revenues from advertising, sponsorship and sponsored programming directly rather than through Shanghai Camera, and at that point we began to categorize our revenues for advertising, sponsorship and sponsored programming in relation to Inner Mongolia Satellite Television as advertising sales revenues. However, we continue to categorize our revenues for providing consulting and advisory services and provision of content as advertising services revenues. See “—Our revenues— Advertising sales revenues”.

Publishing services revenues. Since September 20, 2006, publishing services revenues include revenues we generate in connection with our management and information consulting services relating to the subscriptions and sales of Money Journal. These revenues are generated by our print group. Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006 include these revenues as our parent acquired our Money Journal operations in September 2005.
Guangzhou Jingshi Culture Intermediary Co., Ltd., or Guangzhou Jingshi, our affiliated entity, provides management and information consulting services to the publisher of Money Journal. In return, Guangzhou Jingshi receives a fee from Money Journal. Before September 20, 2006 Guangzhou Jingshi received a fee reflecting the subscription fees and retail sales of Money Journal, and we recognized revenues in connection with the subscription revenues for Money Journal over the subscription period. During that time, we recognized revenues in connection with single copy sales of the magazine through distributors or retail outlets such as newsstands, supermarkets and convenience stores when a copy was sold to an ultimate customer.
Although we no longer act as book publishing agent, for the period from May 26, 2005 to December 31, 2005 and the year ended December 31, 2006, we engaged in this business and received revenues from this source. The revenue contribution from book sales was immaterial for these periods.
Operating costs and expenses
Our operating costs and expenses consist of cost of revenues, selling and distribution expenses and general and administrative expenses. The following table sets forth the components of our operating costs and expenses, both in dollar amounts and as a percentage of total net revenues for the periods indicated.

	The period from
	May 26, 2005(1) to		Year ended
	December 31, 2005		December 31, 2006
(in thousands, except percentages)	$	%	$	%

Total net revenues	5,395	100.0	58,966	100.0

Operating costs and expenses:
Cost of revenues

Content production	651	12.1	2,829	4.8

Advertising sales	85	1.6	1,912	3.2

Advertising services	154	2.9	27,654	46.9

Publishing services	534	9.9	1,386	2.4

Selling and distribution	293	5.4	5,277	8.9

General and administrative	1,247	23.1	12,840	21.8

Total operating costs and expenses	2,964	55.0	51,898	88.0

(1)	Date our parent acquired 60% of EconWorld Media, our predecessor.
Cost of revenues. Our cost of revenues primarily consists of the following four components:

•	Advertising sales. Advertising sales costs primarily consist of (1) the fees we pay to our strategic partners, and amortization of these fees, in return for advertising revenues generated from Inner Mongolia Satellite Television, China Radio International’s EasyFM stations in Beijing and Shanghai, Money Journal, the Economic Observer and Beijing Review, (2) program production costs for the Fortune China programs and (3) royalties to Dow Jones.

•	Content production. Content production costs are primarily direct costs we incur in producing television programs, including production overhead, development costs and pre-production costs, the cost of purchasing distribution rights of programs produced by other production companies, salaries and purchases of software and hardware.

•	Advertising services. Advertising services costs primarily consist of our direct costs to secure advertising time or space with various broadcast and print media, costs to produce advertisements, marketing services costs and research costs. Marketing services costs represent our direct costs of providing marketing services, including events organization. Research costs are the direct costs relating to providing research services to companies that hire us to conduct market research for them including costs for conducting interviews and holding focus groups.

•	Publishing services. Publishing services costs primarily represent our costs incurred relating to the publication and distribution of Money Journal and certain books.

We anticipate that our total cost of revenues will continue to increase as we continue to expand our operations. In particular, we expect our content production costs will increase as we leverage on our content production capabilities to produce content for the media platforms we use. Also, we expect the cost for acquiring media for our advertising services will increase as we expand our business in this area.
Selling and distribution expenses. Our selling and distribution expenses primarily consist of amortization of non-compete agreements, salaries and benefits for our sales and marketing personnel and promotional and marketing expenses. We expect that our selling and distribution expenses will increase significantly as we further expand our operations.
General and administrative expenses. Our general and administrative expenses primarily consist of compensation and benefits of administrative staff and fees, office rent and travel expenses. We expect that our general and administrative expenses will increase in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business. We are also contemplating a new enterprise resource planning system to facilitate stronger management of our acquisitions, which would also increase costs. In addition we expect to incur increased costs as we become a publicly listed company in the United States. As a result of becoming a public company, we will establish additional board committees and will adopt and implement additional policies regarding internal controls over financial reporting and disclosure controls and procedures. In particular, compliance with Section 404 of the Sarbanes-Oxley Act, which requires public companies to include a report of management on the effectiveness of such company’s internal control over financial reporting, will increase our costs. In addition, we will incur costs associated with public company reporting requirements, such as the requirements to file an annual report and other event-related reports with the Securities and Exchange Commission. As a result, our legal, consulting and audit fees will increase. We also expect the rules and regulations that govern public companies, including Securities and Exchange Commission regulations and Nasdaq Stock Market, Marketplace Rules, to increase our costs and to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. For the year ended December 31, 2007, we have budgeted $0.4 million to prepare for compliance with the Sarbanes-Oxley Act, $0.8 million for auditing fees for audits required as a public company and for preparation of U.S. GAAP financial statements, and $0.6 million for additional legal fees. In addition, we have budgeted $0.3 million for an expected increase in investor relations and corporate communications expenses and $0.3 million for costs associated with improvements in internal processes in finance, human resources and information technology.
Share-based compensation expenses. In the year ended December 31, 2005, we did not issue any restricted shares or grant any stock options. In June 2006, we issued 11,050,000 restricted class A common shares to our Chief Executive Officer. In July 2006, we entered into individual option agreements in order to attract and retain quality personnel for positions of substantial responsibility, provide additional incentive to employees and consultants and promote the success of our business. Under these option agreements, we have reserved class A common shares amounting to approximately 11.0% of our total common shares and convertible preferred shares outstanding as of the date of this prospectus for issuance. In addition, our shareholders adopted a 2007 share option plan on February 7, 2007. See “Management — Share options.” Because our proposed option plan will cover all of our employees, the change in the amount of share-based compensation expenses will primarily affect our reported net income, earnings per share and all line items of our operating costs and expenses, which include cost of revenues, selling and distribution expenses and general and administrative expenses.
Under Statement of Financial Accounting Standard No. 123R, “Share-Based Payment”, or SFAS No. 123R, which became effective January 1, 2006, we are required to recognize share-based compensation as compensation expense in our statement of operations based on the fair value of equity awards on the grant date, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the award (usually the vesting period). This statement also requires us to adopt a fair value-based method of measuring the compensation expense related to share-based compensation. For restricted shares granted to our employees, we record share-based compensation expense for the fair value of the restricted shares at the grant date. For options granted to employees, we record share-based compensation expense for the fair value of the options at the grant date. We recognize such share-based compensation expense over the vesting period of the restricted shares or options, respectively.
The determination of fair value of equity awards such as restricted shares and options requires making complex and subjective judgments about the projected financial and operating results of the subject company. It also requires making certain assumptions such as cost of capital, general market and macroeconomic conditions, industry trends, comparable companies, share price volatility of the subject company, expected lives of options and discount rates. These assumptions are inherently uncertain. Changes in these assumptions could significantly affect the amount of employee share-based compensation expense we recognize in our consolidated financial statements.
We engaged American Appraisal China Limited, an independent appraiser, to assess the fair values of our common shares as of each relevant grant date on a contemporaneous basis. Typically fair value is determined either by the income approach, which applies discount rates to projected cash flows from estimated forecasts, and/ or the market approach, which analyzes and applies the financial metrics of comparable companies engaged in the same or a similar line of business to determine a value of the subject company’s common shares. Determining the fair value of the business enterprise and common shares requires making complex and subjective judgments regarding projected financial and operating results, our unique business risks, the expected volatility and liquidity of our shares, and our operating history and prospects at the grant date. These fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values include: no material changes in the existing political, legal, fiscal and economic conditions in China; no material changes in tax law in China or the tax rates applicable to our subsidiaries and consolidated affiliated entities in operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. If the independent appraiser had used different assumptions and judgments, the valuation would have been different and the amount of share-based compensation would also have been different because the fair value of the non-vested shares and the options granted would have been different.
In determining the fair value of common shares, the first step was to determine the business enterprise value of our company. In June 2006, since we were planning a series of acquisitions and were in the process of integrating entities we had acquired, we were not able to produce a long-term financial forecast necessary for the application of the income approach. Therefore, the independent appraiser adopted a combination of a sum-of-the-parts approach and a market approach to determine our business enterprise value. As of June 2006, our company owned and derived earnings solely from its shareholdings in three business units, namely Beijing Century Media, EconWorld Media and Xinhua Finance Advertising. The independent appraiser first developed the fair value of equity interest in each of these three business units through the market approach. Under the market approach, the independent appraiser considered the market profile and performance of comparable companies in the television program production, publishing and advertising industries. The independent appraiser applied leading enterprise value/ earning before interest, tax, depreciation and amortization, or leading EV/ EBITDA, leading enterprise value/ earning before interest and tax, or leading EV/ EBIT and leading price/ earning, or leading P/ E, multiples as metrics. Adjustments were also made to the metrics for the differences between the business units and the comparable companies in terms of growth rate, risks factors and tax rates.
When valuing the business units based on the comparable companies’ multiples, the level of value is presented on a freely traded and non-controlling basis. Since we owned a controlling interest in the three business units, control premiums were also considered. To estimate the control premium applicable to the business units, the independent appraiser considered the monthly data of control premiums of acquisition transactions of Asia Pacific media and advertising industries, extracted from a third party source.
The fair values of equity interest of the three business units attributable to our company were added up to derive the value of the combined operations of our company. The independent appraiser then added the balances of cash and cash equivalents, securities investments and net non-operating assets to, and subtracted the balance of amounts due to our parent and related companies and capitalized corporate overhead from the value of operations to derive the fair value of invested capital attributable to common shares, preferred shares and convertible loan holders.
To reflect the fact that we were a private company at the time of the valuation, a 17% lack of marketability discount, or LOMD, was applied to the fair value of the invested capital. The independent appraiser quantified the LOMD by the option pricing method. Under the option pricing method, the cost of a put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine LOMD. The farther the valuation date is from a liquidation event, the higher the option value and thus the higher the implied LOMD. The basis of key input parameters used in the option pricing method for quantification of LOMD are risk free interest rate, volatility of our company’s common shares and the time to expiration of the option.
After developing the fair value of the invested capital of our company, the independent appraiser then used the option pricing method to allocate the value to different classes of capital (i.e., convertible loans, preferred shares and common shares). The option pricing method treats convertible loans, preferred shares and common shares as call options to purchase the underlying enterprise at a predetermined or exercise price. In applying the option pricing method, the independent appraiser considered the same key input parameters used for the quantification of LOMD discussed above, namely, the risk-free interest rate, volatility of our company’s underlying common shares and the time to expiration of the option. In addition, the independent appraiser considered the liquidation preference and conversion mechanism of the convertible loans and preferred shares. After the allocation, the value attributable to common shareholders was then divided by the number of outstanding common shares and non-vested shares to arrive at a fair value of $0.60 per share.
Set forth below is a summary of our share-based awards granted in 2006:

•	We granted the following restricted class A common shares to our chief executive officer:

	Number of		Fair value of
	common	Share purchase	non-vested	Type of
Grant date	shares granted	price	shares	valuation

June 13, 2006	11,050,000	Par value	$0.60	Market approach

•	We granted options to our employees as follows:

	Number of			Fair value of
	common			underlying	Fair value of
	shares underlying			common	option at	Type of
Grant date	options granted		Option exercise price	shares	grant date	valuation

July 11, 2006	11,198,180	(1)	$0.78	$0.60	$0.14	Market approach

(1)	Options representing an aggregate of 500,039 common shares have been cancelled due to termination of employment.
The independent appraiser has used the market approach to assess the fair value of common shares underlying the options we granted in July 2006.
The independent appraiser determined the fair value of the options using the Black-Scholes option pricing model at each option grant date under the following assumptions: 38.3% volatility, no dividends, a risk-free interest rate of 5.68%, and an expected option life of 3.61 years. If different assumptions were used, our share-based compensation expenses, net income and income per share could have been significantly different.
In respect of the options, the total expenses that will be recognized for the vesting period from July 2006 to December 2009 will be approximately $1,526,000. In respect of the non-vested shares, the total expenses that will be recognized for the vesting period from June 2006 to June 2011 were approximately $6,630,000.

Although it is reasonable to expect that the completion of this offering may increase the value of our common shares underlying our outstanding options as a result of their increased liquidity and marketability, the amount of such additional value cannot be measured with precision or certainty.
Our estimated fair value per common share increased from $0.60 in June 2006 to $6.50 in February 2007. At the time of the June 2006 valuation by American Appraisal, our scale of operations and revenue base were relatively small as we were formed in November 2005. As of June 2006, we had acquired controlling interests in three businesses: print, production and advertising. Our focus was on executing a strategy of increasing our interest in existing assets and acquiring additional assets in order to build our media platform. Additionally, given our limited operating history, our ability to make and integrate acquisitions was untested. The June 2006 valuation considered our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving and heavily regulated industries such as the media industry in China. In light of our limited operating history and operating assets at that time, there was significant execution risk in our strategy to acquire and integrate other media assets.
The primary factors and events which contributed to the increase in the fair value of our common shares from June 2006 to the date of this prospectus can be categorized broadly into three groups: acquisitions, operations and integration. The following is a summary of the significant factors and events within each group that contributed to the increase:
(1) We made a number of acquisitions that significantly expanded our scope of business. These include:

•	Our Fortune China operations, through acquisition of Beijing Perspective;

•	Our right to advertise on China Radio International’s Beijing and Shanghai stations through acquisition of the Accord Group;

•	Our right to advertise and provide content through Shanghai Camera on Inner Mongolia Satellite Television through acquisition of Upper Step;

•	Our exclusive rights to sell advertising for and provide management and information consulting services to the Economic Observer newspaper, through acquisition of Economic Observer Advertising; and

•	Our research group, through acquisition of Hyperlink.
(2) Since June 2006, we significantly improved our operations, with several of our operating units achieving better operating results than expected. This was due to number of factors, including the better ratings of television programs aired on Inner Mongolia Satellite Television, improved circulation of Money Journal, our strengthening of our strategic partnerships in television and radio, respectively, and increased advertising inventory secured for 2007.
(3) We expect the completion of the above-mentioned acquisitions and integration of the existing and acquired businesses to generate synergies and enhance the value of our company. These expected synergies include:

•	Cross-selling, which we believe should increase the quality of our services and amount of our revenue;

•	Integrated product offerings, which would enhance revenue growth through sales of bundled products; and

•	Cost synergies, which are derived from rationalization of sales, administration and services and thereby increase cost-efficiency.
(4) In addition to the above-mentioned factors, the positive performance of equity markets in the United States and China and positive share performance of comparable companies since June 2006 have also contributed to the increased fair value of our common shares.
Taxation
We and each of our subsidiaries, including affiliated entities, file separate income tax returns.
The Cayman Islands, the British Virgin Islands and Hong Kong
Under the current laws of the Cayman Islands and the British Virgin Islands, we and our subsidiaries incorporated in the British Virgin Islands are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in those jurisdictions. Our subsidiaries incorporated in Hong Kong are subject to a profits tax rate of 17.5% of its assessable profits. Payment of dividends is not subject to withholding tax in Hong Kong.
PRC
Pursuant to the PRC enterprise income tax laws, enterprise income tax is calculated based on taxable income. Most of our subsidiaries, including affiliated entities, in China are subject to the standard enterprise income tax rate, which currently is 33.0% (30.0% of state income tax plus 3.0% of local income tax). The enterprise income tax is calculated based on taxable income under PRC GAAP. For some entities, the enterprise income tax is calculated based on the actual revenue or expense at a deemed tax rate according to the local practices of the respective local tax bureaus in charge. In particular, Shanghai Yuanxin Advertising Co., Ltd. and Shanghai Heyuan Media Co., Ltd. have been filing their enterprise income tax based on a deemed tax basis at 3.5% and 4.0% on revenues, respectively. In addition, our subsidiaries and affiliated entities in China are subject to a 3.0% to 5.0% business tax on gross revenues generated from providing services. Business tax generally includes two additional fees, the city construction fee and the education fee, which are generally calculated at 7.0% and 3.0%, respectively, on business tax. Our advertising revenues are generally also subject to an additional 3.0% culture charges. However, some of our subsidiaries, including affiliated entities, in China are entitled to certain preferential income treatments described below.
The State Administration of Taxation and its delegates are authorized to grant exemptions from enterprise income tax of up to two years to newly established domestic companies that are engaged in consulting services, technology services or are in the information industry. Some of our subsidiaries, including consolidated entities, are entitled to tax exemptions. For example, Beijing Taide and Shangtuo Zhiyang International Advertising (Beijing) Co., Ltd., two affiliated entities in our advertising group, were granted exemptions from enterprise income tax in 2005 and 2006 and in 2006 and 2007, respectively. Beijing Jin Long Run Xin Advertising Co., Ltd., a subsidiary of an affiliated entity in our advertising group, was granted an exemption from enterprise income tax for 2005 and 2006. Also, Shanghai Yuan Zhi Advertising Co., Ltd., an affiliated entity in our broadcasting group, and Economic Observer Advertising, a subsidiary of an affiliated entity, which is part of our print group, were granted exemptions from enterprise income tax for 2006 and 2007. Beijing Jingshi Jingguan Advertising Co., Ltd., a subsidiary of an affiliated entity in our print group, received an exemption from enterprise income tax for 2006. Xintai Huade Advertising Co., Ltd., an affiliated entity in our advertising group, was granted an exemption from enterprise income tax for 2007 and 2008. Beijing Century Media received an exemption from enterprise income tax for 2006. Beijing Century Workshop Communications Co., Ltd., a subsidiary of an affiliated entity in our media production group, has received exemptions from enterprise income tax in 2005 and 2006 and plans to apply for an exemption for 2007.
Preferential tax treatments granted to some of our consolidated entities are subject to review and may be adjusted or revoked at any time. In addition, if the government regulations or authorities were to phase out preferential tax benefits currently granted to newly established domestic companies that are engaged in consulting services, technology services or the information industry, our consolidated entities that have been entitled to such preferential tax benefits would be subject to the standard statutory tax rate, which currently is 33%. The discontinuation of any preferential tax treatments currently available to us will cause our effective tax rate to increase, which could have a material adverse effect on our results of operations.
Internal control over financial reporting
During the process of preparing our consolidated financial statements for the period from May 26, 2005 to December 31, 2005, and the year ended December 31, 2006, we have identified a number of control deficiencies. The significant control deficiencies identified by us included, among others: (i) the lack of sufficient financial reporting and accounting personnel to fulfill the post-offering U.S. GAAP reporting requirements; and (ii) the lack of a comprehensive accounting policies and procedures manual to communicate to accounting and finance personnel to ensure the consistent application of U.S. GAAP.
To address these control deficiencies, we have hired a director of accounting and reporting with experience in U.S. GAAP and compliance with the Sarbanes-Oxley Act. We are also in the process of recruiting an internal audit director with 10 to 15 years of audit and finance experience from a major international auditing firm or a multinational organization with experience in the planning and implementation of Sarbanes-Oxley Act related activities. The internal audit director will report to the chief financial officer and audit committee, establish the audit framework, in particular focusing on the planning and implementation of Sarbanes-Oxley Act internal controls, oversee financial, operational and risk-based audits at various locations, and provide recommendations on improvements to current processes and systems to ensure compliance with corporate policies and procedures. In addition, since identifying these deficiencies prior to July 1, 2006, we also have added five new staff members to our accounting department, two of whom are certified public accountants. Furthermore, we are in the process of implementing the following measures to further remedy the control deficiencies: (i) hiring and training qualified financial reporting and accounting personnel with experience in U.S. GAAP; (ii) developing a comprehensive U.S. GAAP accounting policies and procedures manual, a treasury manual and a compliance manual for Section 404 of the Sarbanes-Oxley Act; (iii) establishing an internal audit team separate from that of our parent; and (iv) introducing a training program on the fundamentals of U.S. GAAP for staff accountants. We are also in the process of forming an audit committee, as described in “Management—Committees of the board of directors—Audit committee.”

In addition, under the supervision, and with the participation, of our senior management, including our Chief Executive Officer and Chief Financial Officer, we are in the process of conducting further evaluations of our internal control over financial reporting. We plan to engage an external consultant to assist us in evaluating, designing, implementing and testing our internal controls over financial reporting.
Results of operations
The following table sets forth a summary of the consolidated results of operations of our company for the periods indicated. This information should be read together with the consolidated financial statements of our company, including the related notes, that appear elsewhere in this prospectus. Because these periods are of different lengths and our scope of operations during these periods changed, the results of operations for these periods are not comparable. Our limited operating history makes it difficult to predict our future operating results. Therefore, our historical consolidated results of operations are not necessarily indicative of our results of operations you may expect for any future period.

	Period from
	May 26,
	2005(1) to	Year ended
	December 31,	December 31,
(in thousands)	2005	2006

Net revenues:

Content production	$3,641	6,545

Advertising sales	387	6,691

Advertising services	580	44,862

Publishing services	787	868

Total net revenues	5,395	58,966

Cost of revenues:

Content production	651	2,829

Advertising sales	85	1,912

Advertising services	154	27,654

Publishing services	534	1,386

Total cost of revenues	1,424	33,781

Operating expenses:

Selling and distribution	293	5,277

General and administrative(2)	1,248	12,840

Total operating expenses	1,541	18,117

Income from operations	2,430	7,068

Other income (expense), net	(22)	(898)

Provision for income taxes (benefit)	929	1,070

Minority interest	129	1,704

Equity loss of an investment	—	52

Net income	$1,350	$3,344

Deemed dividend on redeemable convertible preferred shares	—	(2,157)

Dividends declared to redeemable convertible preferred shares	—	(5,335)

	Period from
	May 26,
	2005(1) to	Year ended
	December 31,	December 31,
(in thousands)	2005	2006

Net income (loss) attributable to holders of common shares	$1,350	$(4,148)

Net income (loss) per share:

Basic — Class A common share	—	$(0.08)

Basic — Class B common share	$0.03	$(0.08)

Diluted — Class A common share	—	$(0.08)

Diluted — Class B common share	$0.03	$(0.08)

Shares used in computation:

Basic — Class A common share	—	5,084

Basic — Class B common share	42,613	44,693

Diluted — Class A common share	—	5,084

Diluted — Class B common share	42,613	44,693

(1)	Date our parent acquired 60% of EconWorld Media, our predecessor.

(2)	Includes share-based compensation expense of $2.4 million for the year ended December 31, 2006.
Our consolidated results of operations for the year ended December 31, 2006.
Net revenues. Our total net revenues of $59.0 million for the year ended December 31, 2006 were generated from the following sources:

•	Content production. Our net revenues of $6.5 million from content production constituted 11.1% of our total net revenues for the year ended December 31, 2006 and represented primarily revenues from the production and distribution of drama series and other television programs, graphic design services, provision of post-production services and animation.

•	Advertising sales. Our net revenues of $6.7 million from advertising sales, representing 11.3% of our total net revenues for the year ended December 31, 2006, primarily consisted of advertising sales generated by the Economic Observer and Money Journal, provision of content and sales of advertising in relation to radio and sales of advertising and sponsorship on our Fortune China programs.

•	Advertising services. Our net revenues of $44.9 million from advertising services accounted for 76.1% of our total net revenues for the year ended December 31, 2006 and were derived primarily from advertising agency services for print and television for advertising, marketing services, including events organization, visual design and production, advertising services for billboards and websites and research services.

•	Publishing services. Our net revenues of $868,000 from publishing services, representing 1.5% of our total net revenues for the year ended December 31, 2006, primarily consisted of subscription fees and retail sales of Money Journal.
Cost of revenues. Our total cost of revenues of $33.8 million for the year ended December 31, 2006 consisted of the following:

•	Content production. Our content production cost of $2.8 million constituted 8.4% of our total cost of revenues for the year ended December 31, 2006 and represented primarily costs of purchasing distribution rights of programs, development costs, pre-production costs, production overhead and purchases of software and hardware.

•	Advertising sales. Our advertising sales cost of $1.9 million, representing 5.6% of our total cost of revenues for the year ended December 31, 2006, primarily consisted of amortization of advertising rights in relation to the Economic Observer, commissions we paid to advertising agents for placing advertisements on the pages of Money Journal, production fees for our Fortune China operations and costs to secure advertising time for radio.

•	Advertising services. Our advertising services cost of $27.7 million accounted for 81.9% of our total cost of revenues for the year ended December 31, 2006 and was incurred primarily in connection with the purchase of advertising time or space from various media and events organization cost.

•	Publishing services. Our publishing services cost of $1.4 million, representing 4.1% of our total cost of revenues for the year ended December 31, 2006, primarily consisted of cost incurred relating to the publication and distribution of Money Journal and certain books.

Operating expenses. Our total operating expenses of $18.1 million for the year ended December 31, 2006 consisted of the following:

•	Selling and distribution expenses. Our selling and distribution expenses of $5.3 million, representing 29.1% of our total operating expenses for the year ended December 31, 2006, primarily consisted of amortization of non-compete agreements and customer-based intangible assets, promotion and marketing expenses and salaries and benefits for our sales and marketing personnel.

•	General and administrative expenses. Our general and administrative expenses of $12.8 million, or 70.9% of our total operating expenses for the year ended December 31, 2006, primarily consisted of compensation and benefits of our administrative staff, rental and travel expenses.
Other expense, net. Our other expense, net, of $898,000 for the year ended December 31, 2006 represented interest expense of a convertible loan, imputed interest on long-term obligations, and other liabilities net of interest income.
Provision for income taxes. For the year ended December 31, 2006, we recorded a provision of $1,069,537 for income taxes according to the laws of the relevant tax authorities. Our effective tax rate was 17.3% for the same period.
Minority interest. Minority interest of $1.7 million for the year ended December 31, 2006 represented the portions of our income certain minority shareholders of Beijing Century Media and Xinhua Finance Advertising Limited’s subsidiaries were entitled to receive.
Net income. We had net income of $3.3 million for the year ended December 31, 2006, while a loss of $4.1 million was attributable to holders of common shares, due to dividends and deemed dividends to Patriarch Partners, the holder of our preferred shares.
Our consolidated results of operations for the period from May 26, 2005 to December 31, 2005
Net revenues. Our total net revenues of $5.4 million represented revenues of $3.6 million from content production and revenues of $1.8 million from advertising sales, advertising services and publishing services.

•	Content production. Net revenues of $3.6 million from content production constituted 67.5% of our total net revenues and represented primarily revenues earned by Beijing Century

Media in producing and distributing television drama series and other programs, providing graphic design services and creating animation.

•	Advertising sales. Net revenues of $387,000 from advertising sales, representing 7.1% of our total net revenues, primarily consisted of revenues generated by placing advertisements on the pages of Money Journal.

•	Advertising services. Net revenues of $580,000 from advertising services accounted for 10.8% of our total net revenues and were derived primarily from providing marketing services, including events organization services.

•	Publishing services. Net revenues of $787,000 from publishing services, representing 14.6% of our total net revenues, primarily consisted of subscription fees and retail sales of Money Journal.

Cost of revenues. Our total cost of revenues of $1.4 million consisted of content production cost of $651,000 and cost of $773,000 relating to advertising sales, advertising services and publishing services.

•	Content production. Content production cost of $651,000 constituted 45.7% of our total cost of revenues and represented primarily amortization of capitalized cost in producing, purchasing and distributing television drama series and other programs.

•	Advertising sales. Advertising sales cost of $85,000, representing 6.0% of our total cost of revenues, primarily consisted of commissions we paid to advertising agents for placing advertisements on the pages of Money Journal.

•	Advertising services. Advertising services cost of $154,000 accounted for 10.8% of our total cost of revenues and was incurred primarily in connection with our events organization services, including booking venues, printing material and purchasing flight tickets for certain guests.

•	Publishing services. Publishing services cost of $534,000, representing 37.5% of our total cost of revenues, primarily consisted of costs incurred relating to the publication and distribution of Money Journal and certain books.
Operating expenses. Our total operating expenses of $1.5 million consisted of selling and distribution expenses of $293,000 and general and administrative expenses of $1.2 million.

•	Selling and distribution expenses. Our selling and distribution expenses of $293,000 represented 19.0% of our total operating expenses and primarily consisted of salaries and benefits for our sales and marketing personnel and promotional and marketing expenses.

•	General and administrative expenses. Our general and administrative expenses of $1.2 million accounted for 81.0% of our total operating expenses and primarily consisted of compensation and benefits of administrative staff, rental and travel expenses.
Other income (expense), net. Our other expense, net, of $22,000 represented interest payments to certain minority shareholders of EconWorld Media for outstanding loans from such shareholders in excess of interest income we earned over the same period.
Provision for income taxes. We recorded a provision of $929,000 for income taxes according to the laws of the relevant tax authorities. Our effective tax rate was 38.6%.

Minority interest. Minority interest of $129,000 represented the portions of our income certain minority shareholders of Beijing Century Media were entitled to receive.
Net income. We had a net income of $1.4 million which is 25.0% of our total net revenues.
Discussion of segment operations
In our management’s view, we operate through five operating groups that offer distinct products and services, consisting of media production, broadcasting, print, advertising and research. These five operating groups constitute our five reportable segments. However, for the period from May 26, 2005 to December 31, 2005, we only had two reportable segments, namely, media production and print. For the year ended December 31, 2006, we had all five reportable segments. The following table lists our net revenues and operating costs and expenses by reportable segments for the periods indicated.

	Period from
	May 26, 2005(1) to	Year ended
(in thousands)	December 31, 2005	December 31, 2006

Net revenues of reportable segments:

Media production	$3,641	$6,545

Print	1,754	13,589

Advertising	—	35,628

Broadcasting	—	1,401

Research	—	1,803

Total net revenues of reportable segments	5,395	58,966

Total net revenues of our company	5,395	58,966

Cost of revenues and other operating expenses excluding depreciation and amortization:

Media production	460	2,539

Print	1,627	7,112

Advertising	—	26,178

Broadcasting	—	1,988

Research	—	1,079

XFM Corporate	301	7,767

Total cost of revenues and other operating expenses excluding depreciation and amortization	2,388	46,663

Depreciation and amortization:

Media Production	461	1,263

Print	116	795

Advertising	—	2,489

Broadcasting	—	571

Research	—	110

XFM Corporate	—	7

Total depreciation and amortization	577	5,235

	Period from
	May 26, 2005(1) to	Year ended
(in thousands)	December 31, 2005	December 31, 2006

Operating income (loss):

Media Production	2,720	2,743

Print	11	5,682

Advertising	—	6,961

Broadcasting	—	(1,158)

Research	—	614

XFM Corporate	(301)	(7,774)

Total operating income (loss)	$2,430	$7,068

(1)	Date our parent acquired 60% of EconWorld Media, our predecessor.
Year ended December 31, 2006
Net Revenues. Our total net revenues of $59.0 million for the year ended December 31, 2006 were generated by our operating groups as follows:

•	Media production. Net revenues of $6.5 million from the media production group constituted 11.1% of our total net revenues and represented primarily revenues from the production and distribution of drama series and other television programs, animation, graphic design services and provision of post-production services.

•	Print. Net revenues of $13.6 million from the print group, or 23.0% of our total net revenues, were derived primarily from marketing services, including events organizing, advertising sales relating to the Economic Observer and Money Journal, and publishing revenues.

•	Advertising. Net revenues of $35.6 million from the advertising group, representing 60.4% of our total net revenues, primarily consisted of advertising services revenues derived from advertising agency services for print and television, revenues derived from marketing services, including events organization, visual design, and advertising services for billboard and websites.

•	Broadcasting. Net revenues of $1.4 million from the broadcasting group constituted 2.4% of our total net revenues, and primarily consisted of provision of content and sales of advertising in relation to radio, sales of advertising and sponsorship on Inner Mongolia Satellite Television, and sales of advertising and sponsorship on our Fortune China programs.

•	Research. Net revenues of $1.8 million from the research group constituted 3.1% of our total net revenues.
Cost of revenues and other expenses excluding depreciation and amortization. Our total costs of revenues and other expenses excluding depreciation and amortization of $46.7 million for the year ended December 31, 2006 consisted of the following:

•	Media production. Media production group costs of $2.5 million constituted 5.4% of our total cost of revenues and other operating expenses excluding depreciation and amortization and represented primarily costs of purchasing distribution rights of programs, development costs, pre-production costs, salaries and allowances, production overhead and purchases of software and hardware.

•	Print. Print group costs of $7.1 million, or 15.2% of our total cost of revenues and other operating expenses excluding depreciation and amortization, were incurred primarily from event organization costs, including booking venues, printing material and purchasing flight tickets for certain guests, costs incurred relating to the publication and distribution of Money Journal and certain books and sales commissions.

•	Advertising. Advertising group costs of $26.2 million, representing 56.1% of our total cost of revenues and other operating expenses excluding depreciation and amortization, primarily consisted of the purchase of advertising time or space from various media outlets, events organization costs, salaries and allowances, marketing costs, and sales commissions.

•	Broadcasting. Broadcasting group costs of $2.0 million constituted 4.3% of our total cost of revenues and other operating expenses excluding depreciation and amortization, and primarily consisted of production fees and salaries of reporters and editors.

•	Research. Research group costs of $1.1 million constituted 2.3% of our total cost of revenues and other operating expenses excluding depreciation and amortization, and primarily consisted of salaries, costs for outsourcing research, translation costs and transportation costs.

•	XFM corporate. Corporate costs of $7.8 million constituted 16.6% of our total cost of revenues and other operating expenses excluding depreciation and amortization and consisted primarily of staff benefits, staff salary, auditor remuneration and legal and professional fees.

Period from May 26, 2005 to December 31, 2005
Net Revenues. Our total net revenues of $5.4 million represented revenues of $3.6 million from our media production group and revenues of $1.8 million from our print group.

•	Media production. Net revenues of $3.6 million from the media production group constituted 67.5% of our total net revenues and represented primarily revenues earned by Beijing Century Media in producing and distributing television drama series and other programs, creating animation and providing graphic design services.

•	Print. Net revenues of $1.8 million from the print group, or 32.5% of our total net revenues, are derived from selling Money Journal through subscription and retail channels, providing events organization services and selling advertisements on the pages of Money Journal.
Cost of revenues and other expenses excluding depreciation and amortization. Our total costs of revenues and other expenses excluding depreciation and amortization of $2.4 million consisted of media production group cost of $460,000, print group cost of $1.6 million, and XFM corporate cost of $301,000.

•	Media production. Media production group cost of $460,000 constituted 19.3% of our total cost of revenues and other operating expenses excluding depreciation and amortization and represented primarily amortization of capitalized cost in producing, purchasing and distributing television drama series and other programs marketing and promotion expenses and other costs related to our selling and marketing activities, and compensation and benefits of administrative staff.

•	Print. Print group cost of $1.6 million, or 68.1% of our total cost of revenues and other operating expenses excluding depreciation and amortization, consisted primarily of cost in connection with the publication and distribution of Money Journal and certain books, events organization cost, and commissions paid to advertising agents.

Selected quarterly results of operations
The following table presents our unaudited consolidated selected quarterly results of operations for the four quarters ended December 31, 2006. You should read the following table in conjunction with our audited consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited consolidated financial information on the same basis as our audited consolidated financial statements. The unaudited consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

	Three months ended

(in thousands)	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006

Net revenues	$7,145	$9,006	$18,719	$24,096

Cost of revenues and operating expenses	6,753	8,818	16,810	19,517

Income from operations	392	188	1,909	4,579

Net income (loss)	(1,242)	636	849	3,101

Net income (loss) attributable to holders of common shares	(1,535)	(2,707)	(1,320)	1,414

Our net revenues have increased due to both growth in our business and acquisitions. In the first quarter, our operating results reflected only our magazine operations, our advertising group and our media production group. As we made significant acquisitions in the third quarter, our net revenues for the third quarter reflect the revenues from our acquisitions of Economic Observer Advertising, which is part of our print group, our broadcasting group and our research group, and our net revenues for the fourth quarter more fully reflect these revenues. At the same time, we have experienced organic growth from our magazine operations, our advertising group and our media production group.

We experienced sequential quarter-on-quarter growth in 2006 for our income from operations and net income. This growth was offset in part by a corresponding increase in our cost of revenues and operating expenses. As our income from operations grew, our net loss for the first quarter became net income in the remaining quarters. After dividends and deemed dividends to Patriarch Partners, the holder of our preferred shares, we recorded a net loss in each of the first three quarters, and net income in the fourth quarter.
As we have a limited operating history, our growth has occurred during the most recent quarters and our quarterly results have fluctuated, our operating results for any quarter are not necessarily indicative of results of any future quarters or for a full year. Furthermore, we have grown in large part due to acquisitions. See “Risk factors—Risks related to our business—Our limited operating history and successive acquisitions make evaluating our business and prospects difficult”, “—Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations” and “—Our quarterly operating results may fluctuate significantly from period to period due to seasonality in our business”.
Critical accounting policies
Management’s discussion and analysis of the financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, and related disclosure of our contingent assets and liabilities. We base our estimates and judgments on historical experience, knowledge of current conditions and beliefs of what could occur in the future given available information. We consider the following accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment. If actual results differ significantly from management’s estimates and projections, there could be a material effect on our financial statements.
Revenue recognition
As of December 31, 2006, we do not have multiple element arrangements and each source of revenue is typically generated from unrelated arrangements. We recognize advertising sales revenue when advertisements are published. Magazines are either sold on a subscription basis or through distributors. We recognized subscription revenue over the subscription period and single copy sales were recognized when sold to the ultimate customers. Revenue from book sales was recognized when books were sold to end customers. We did not carry book and magazine inventories. We no longer act as book publishing agents. Magazines and books were delivered to distributors when they were published. Because we did not provide distributors the right to return unsold books and magazines and did not provide them with any refunds, costs of publishing were charged to cost of revenue as incurred.
Advertising services revenue is generally recognized as services are provided.
Episodic television series are produced or acquired for distribution to the television market. Revenues are recognized when the master tape of the program is available for first airing under the terms of the related licensing agreement. When accounting for program production costs, we exercise judgment relating to the process of estimating the total revenues to be earned throughout a program’s estimated life cycle. We estimate the ultimate revenues, less additional costs to be incurred, in order to determine whether the carrying value of a program is impaired and thus requires an immediate write-off of unrecoverable program costs. The amount of capitalized program costs recognized as cost of revenue for a given program throughout its life cycle is based on the proportion of the program’s revenues recognized during such reporting period to the program’s estimated ultimate total revenue. Prior to release, we base our estimates of ultimate revenue for each program on the historical performance of similar programs. We update such estimates based on information available on the progress of the program production and, upon release, the actual results of each program.
We record revenues net of rate adjustments, discounts, and applicable business taxes. We estimate allowances for estimated rate adjustments and discounts based on historical experiences. In certain arrangements, we act as or use an intermediary or agent in placing advertising with TV stations with third parties. We recognize revenue for this type of transaction either on a gross or net basis depending on whether we act as the principal or agent in the transaction. For transactions in which we purchase blocks of advertising time and attempt to sell the time to advertisers, because we bear substantial risks and rewards of ownership we record revenue on a gross basis. For those transactions in which we find advertising space for advertisers, we do not have substantial risks and rewards of ownership, we are considered to be the agent in the transaction and record revenue on a net basis.
Impairment of goodwill and long-lived assets
We are required to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill and intangible assets with indefinite lives are required to be tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. Should the carrying value of our goodwill or acquired intangible assets be determined to be impaired, their carrying value would be written down.
To assess potential impairment of goodwill, we perform an assessment of the carrying value of our reporting units at least on an annual basis or when events and changes in circumstances occur that would more likely than not reduce the fair value of our reporting units below their carrying value. If the carrying value of a reporting unit exceeds its fair value, we would perform the second step in our assessment process and record an impairment loss to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. We estimate the fair value of our reporting units through internal analysis and external valuations, which utilize income and market valuation approaches through the application of capitalized earnings and discounted cash flow. These valuation techniques are based on a number of estimates and assumptions, including the projected future operating results of the reporting unit, appropriate discount rates and long-term growth rates.
Income taxes
We recognize deferred income taxes for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
Income taxes generated from our Hong Kong operations have not been material as we have not had significant operations in Hong Kong to date. For our operations based in the PRC, we are taxed at a statutory rate of 33% (30% state income tax plus 3% local income tax) applied to PRC taxable income reported in our PRC statutory financial statements unless one or more of our operations qualifies as “cultural media enterprise”, and are exempt from taxation in certain periods.
Valuation of share-based compensation
We account for share-based compensation to our employees based on SFAS No. 123R and will record compensation expense based on the fair value of the options, shares and warrants on the date of grant. We incurred share-based compensation expenses of $2,404,240 for the year ended December 31, 2006.
With respect to the non-vested shares granted in June 2006, we retained an independent appraiser to produce a valuation report on the fair value of our company. Significant management judgment is involved in determining the underlying variables. We concluded that $0.60 was the fair value based on management’s evaluation of the report.
In the third quarter of 2006, we granted share options to our employees. In addition, we issued warrants to purchase common shares to a consultant in December 2006. We used the Black-Scholes option-pricing model to determine the amount of employee share-based compensation expense. This approach requires us to make assumptions on such variables as share price volatility, expected lives of options and discount rates. Changes in these assumptions could significantly affect the amount of employee share-based compensation expense we recognize in our consolidated financial statements. See “—Operating costs and expenses— Share-based compensation expenses”.
Liquidity and capital resources
Our principal sources of liquidity have been cash generated from financing activities, which consisted of our private placements of convertible preferred shares to, and borrowing from, Patriarch Partners. See “Related party transactions— Transactions with Patriarch Partners”. As of December 31, 2006, we had $36.4 million in cash and $12.6 million in restricted cash. We do not have direct access to cash or future earnings of any of our PRC affiliated entities but can direct the use of their cash through agreements that provide us with effective control of these entities. See “Corporate structure— Agreements that provide effective control over our affiliated entities”.
We require cash to fund our ongoing business needs, particularly future acquisitions. Since our incorporation on November 7, 2005, we have made a number of strategic acquisitions and expect to continue to acquire businesses that complement our existing operations. See “—Overview— Acquisitions”. To date, we have not encountered any difficulties in meeting our cash obligations. We believe that our current cash, anticipated cash flow from operations, and the net proceeds we expect to receive from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future, given our current growth plans.

On March 31, 2006, we issued a promissory note in the amount of $38.2 million for the benefit of Xinhua Financial Network and a promissory note in the amount of $68.5 million for the benefit of our parent. Both notes are due on demand and the interest rates are not specified. See “Related party transactions—Transactions with our parent and its subsidiaries—Loan agreement with our parent and its subsidiaries”. These notes are subordinated to our borrowing from Patriarch Partners. If our parent and Xinhua Financial Network were to demand immediate payment of the outstanding amount under these notes, we would not have sufficient cash on hand to meet such demand and, as a result, would have difficulty meeting our other cash needs.
The following table sets forth a summary of our cash flows for the periods indicated:

	Period from
	May 26, 2005(1) to	Year ended
(in thousands)	December 31, 2005	December 31, 2006

Net cash provided by (used in) operating activities	$109	$(4,463)

Net cash provided by (used in) investing activities	376	(32,214)

Net cash provided by financing activities	1,594	70,104

Effect of exchange rate changes	2	846

Net increase in cash	2,081	34,273

Cash at beginning of period	—	2,081

Cash at end of period	$2,081	$36,354

(1)	Date our parent acquired 60% of EconWorld Media, our predecessor.
Operating activities
We have financed our operating activities primarily through cash generated from financing activities. We currently anticipate that we will be able to fund our operations beyond the next twelve months with operating cash flow, existing cash balances generated from financing activities, and the portion of the net proceeds from this offering reserved for general corporate purposes.
Net cash used in operating activities totaled $4.5 million for the year ended December 31, 2006 and was primarily attributable to (i) an increase in accounts receivable of $11.1 million, (ii) an increase in capitalized content production costs of $4.5 million, and (iii) an increase in prepaid expenses and other current assets of $3.8 million, partially offset by (i) net income of $3.3 million and (ii) the add-back of non-cash items including depreciation and amortization of $5.2 million and share-based compensation of $2.4 million. The increase in prepaid expenses and other current assets is primarily due to an advisory fee we paid to Patriarch Partners and a deposit to Small World for content production. See “Related party transactions—Transactions with Patriarch Partners—Advisory agreement among us, our parent, and Patriarch Partners Management Group, LLC” and “Arrangements with partners and suppliers—Agreements related to Small World Television LLC”.
Net cash provided by operating activities amounted to approximately $109,000 in the period from May 26, 2005 to December 31, 2005 and was primarily attributable to (i) net income of $1.3 million, (ii) an add-back of non-cash items, such as $577,000 in depreciation and amortization, (iii) an increase of $169,000 in accounts payable, and (iv) an increase of $835,000 in income taxes payable, partially offset by an increase of $2.0 million in accounts receivable and a decrease of $847,000 in accrued expenses and other payables.
Investing activities
Net cash used in investing activities totaled $32.2 million for the year ended December 31, 2006 and was primarily attributable to an increase in restricted cash of $9.4 million, cash paid for acquisitions of subsidiaries, net of cash received of $7.9 million, an advance to an independent third party of $4.6 million and purchases of intangible assets of $4.2 million. The restricted cash is cash deposited in order to secure loans in RMB. The advance to an independent third party is for business development purposes.
Net cash provided by investing activities of $376,000 in the period from May 26, 2005 to December 31, 2005 primarily related to cash totaling $464,000 received in excess of cost from the acquisition of certain subsidiaries, partially offset by purchases of property and equipment totaling $88,000.
Financing activities
Net cash provided by financing activities totaled $70.1 million for the year ended December 31, 2006 and was attributable to the issuance of $60.0 million of convertible preferred shares to Patriarch Partners, the borrowing of a $10.0 million loan from Patriarch Partners and bank borrowings of $5.6 million, partially offset by dividends paid on preferred shares of $3.6 million. See “Related party transactions—Transactions with Patriarch Partners”.
Our net cash provided by financing activities of $1.6 million in the period from May 26, 2005 to December 31, 2005 consisted of proceeds from the issuance of EconWorld Media ordinary shares, partially offset by a decrease in the amount due to a related party.

The following table summarizes our outstanding borrowings as of December 31, 2006:

	Date of borrowing
Lender	initiation	Due date	Principal	Interest rate

Xinhua Financial Network Limited	March 31, 2006	(1)	$38.2 million	(1)

Xinhua Finance Limited (our parent)	March 31, 2006	(1)	$68.5 million	(1)

Patriarch Partners Media Holdings, LLC	March 16, 2006	December 31, 2008	$10.0 million	(2)

Shanghai Pudong Development Bank Zhabei Sub-branch	March 30, 2006	March 29, 2007	RMB 14.0 million ($1.7 million)	5.02%

Shanghai Pudong Development Bank Zhabei Sub-branch	May 8, 2006	May 7, 2007	RMB 7.1 million ($880,000)	5.27%

Shanghai Pudong Development Bank Zhabei Sub-branch	July 26, 2006	July 25, 2007	RMB 22.6 million ($2.9 million)	5.85%

Shanghai Pudong Development Bank Zhabei Branch	August 31, 2006	August 30, 2007	RMB 21.4 million ($2.7 million)	5.51%

Shanghai Pudong Development Bank Zhabei Branch	November 9, 2006	November 8, 2007	RMB 22.5 million ($2.9 million)	5.81%

(1)	Notes are due on demand. Interest rate is not specified. See “Related party transactions— Transactions with our parent or its subsidiaries— Loan agreements between us and our parent or its subsidiaries”.

(2)	Interest is LIBOR plus 2.75%, plus an additional $3.0 million, as described in “Related party transactions— Transactions with Patriarch Partners— Credit agreement among us, Patriarch Partners, Patriarch Partners Agency Services, LLC and our direct subsidiaries, as guarantors”.
In addition to the promissory notes to Xinhua Financial Network and our parent, we have additional amounts payable to them in the amounts of $25.2 million and $6.7 million, respectively. These amounts are due in relation to payments that Xinhua Financial Network and our parent paid on our behalf for certain acquisition costs, as well as amounts loaned to us by Xinhua Financial Network for certain operating expenses and group services charges.
Capital expenditures
Our capital expenditures were incurred primarily in connection with the purchase of property and equipment and acquired intangible assets totaling $6.3 million during the year ended December 31, 2006 and $88,000 during the period from May 26, 2005 to December 31, 2005. We plan to continue to make acquisitions of businesses and assets that complement our operations when suitable opportunities arise.

Contractual Obligations
The following table sets forth our contractual obligations as of December 31, 2006:

Payment due by December 31		Less than	1-3	3-5	More than
(in thousands)	Total	1 year	years	years	5 years

Long-term debt obligations(1)	$10,000	$—	$10,000	$—	$—

Interest on long-term debt obligations (1)	6,376	1,654	4,722	—	—

Short-term debt obligations(2)	117,968	117,968	—	—	—

Interest related to short-term debt obligations(3)	379	379	—	—	—

Capital (finance) lease obligations	—	—	—	—	—

Operating lease obligations	998	769	174	55	—

Purchase obligations(4)	88,960	14,540	6,152	7,833	60,435

Other long-term liabilities reflected on the balance sheet(5)	152,955	10,306	20,612	20,612	101,425

Total	$377,636	$145,616	$41,660	$28,500	$161,860

(1)	Represents the loan with Patriarch Partners mentioned above under “—Liquidity and capital resources— Financing activities”, and interest on the loan is at a rate of LIBOR plus 2.75%. Interest is estimated based on a LIBOR of 5.32%, which was the rate as of December 31, 2006.
(2)	Represents promissory notes to our parent and Xinhua Financial Network, as well as loans from Shanghai Pudong Development Bank. See “—Liquidity and capital resources— Financing activities”.
(3)	Interest on short-term debt is calculated based on the interest rates under the relevant loans, ranging from 5.0% to 5.9%. The loans are the loans mentioned above under “—Liquidity and capital resources— Financing activities” for Shanghai Pudong Development Bank Zhabei Sub-branch.

(4)	Represents obligations to purchase advertising rights on various media outlets, to purchase advertising rights for our magazine operations, to pay for production costs for television programs, to pay for obtaining network services from internet providers, to obtain a publishing right from a publisher, to pay for outsourcing of research services, to pay for consulting services to partners and vendors of the research group and to pay for events organizing services.

(5)	Represents commitments under contracts in relation to our newspaper operations and securing advertising rights in relation to Shanghai Camera.
Holding company structure
We are a holding company with no material operations of our own. We conduct our operations in the PRC primarily through our wholly- and majority-owned subsidiaries, other affiliated entities and strategic partners in the PRC and Hong Kong. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries and service fees paid by an affiliated entity, Beijing Century Media. If our current or future subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly- and majority-owned subsidiaries in the PRC are permitted to pay dividends to us out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and affiliated entities in the PRC is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserves until such reserves reach 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of each subsidiary’s or affiliate’s board of directors or shareholders’ meeting. Although the statutory reserves can be used to, among other uses, increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserves may not be distributed as cash dividends except in the event of liquidation of the companies. See Note 25 of our consolidated financial statements included elsewhere in this prospectus.
Off-balance sheet commitments and arrangements
We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties, except for a guarantee described in “Related party transactions— Transactions with our parent and its subsidiaries— Transaction securing banking facility of Xinhua Investment Consulting (Shanghai) Co., Ltd“. We did not enter into any derivative contracts that are indexed to our shares and classified as owners’ and shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we did not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We did not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.
Inflation
Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the increase of the consumer price index in China was 3.9% in 2004, 1.8% in 2005 and 1.3% from January to November 2006.
Quantitative and qualitative disclosure about market risk
Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates, and foreign currency exchange rates.
Interest rate risk
Our exposure to interest rate risk primarily relates to the interest rates for our outstanding debt and the interest income generated by excess cash invested in liquid investments with original maturities of three months or less. As of December 31, 2006, our total bank borrowings amounted to $11.2 million with interest rates varying from 5.0% to 5.9% for those borrowings with declared interest rates. Assuming the principal amount of the outstanding bank borrowings remains approximately the same as of December 31, 2007, a 1% increase in each applicable interest rate would add approximately $112,000 to our interest expense in 2007. In addition, our $10.0 million loan with Patriarch Partners bears interest at LIBOR plus 2.75%, and assuming the principal amount remains the same, a 1% increase in the interest rate would not significantly change our interest expense in 2007. This loan will convert into class A common shares upon IPO. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.
Foreign currency risk
Substantially all of our revenues and most of our expenses are denominated in RMB. Our exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of our past issuances of preferred shares through a private placement and proceeds from this offering. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.
The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 5.7% appreciation of the RMB against the U.S. dollar by December 29, 2006. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB denominated cash amounts into U.S. dollars amounts for the purpose of making payments for dividends on our common shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk.
Recent accounting pronouncements
In May 2005, the Financial Accounting Standards Board, or FASB issued Statement of Financial Accounting Standard, or SFAS No. 154, “Accounting Changes and Error Corrections”, which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements— An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on our financial position, results of operations and cash flows.
In February 2006, the FASB issued FASB No. 155, (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This statement is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will adopt SFAS 155 in the first quarter of 2007. We have not determined the impact, if any, of SFAS 155 on our financial position, results of operation and cash flow.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”, or FIN 48, which clarifies the accounting for uncertainty in income tax positions in FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We will adopt FIN 48 in the first quarter of 2007. We have not determined its impact, if any, of SFAS 48 on our financial position, results of operations and cash flows.
In September, 2006 the FASB issued FASB Statement No. 157, or SFAS 157, “Fair Value Measurement”. SFAS 157 addresses standardizing the measurement of fair value for companies which are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date”. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the impact, if any, of SFAS 157 on our financial position, results of operations and cash flows.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, or SAB108. SAB108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB108 did not have a material impact on our consolidated financial position, results of operations or cash flows.

Business
Overview
We are a leading diversified media company in China. We have assembled and built a group of media assets and strategic partnerships that we believe will enable us to achieve best in class media and advertising services across various sectors of the media business in China.
We have developed a unique, integrated platform that includes the creation and production of high-quality content that is distributed across nationwide television and print media outlets and radio in Beijing and Shanghai, and where advertising sales are supported by our own advertising agency. These outlets reach an estimated 210 million potential television viewers, a potential listening audience of 33 million people, and the readers of leading magazines and newspapers. In addition, our market research business enables our advertisers to analyze, understand and better reach their targeted consumers.
Our content currently focuses on business and financial news as well as wealth management and affluent lifestyle programming. We focus on this programming because we believe it attracts the highest income audience in China. This audience is highly sought after by our target advertisers.
Our business operates across five groups:

•	Media production, which refers to our in-house production studios that create and produce a diverse array of high-quality programs, including business, entertainment, educational and animation shows;

•	Broadcasting, which refers to the distribution of our programming through Inner Mongolia Satellite Television; our production and syndication of the Fortune China series of financial programs, including Fortune Morning 7 a.m., a popular financial news program in China; and our production and distribution of bilingual content for China Radio International’s EasyFM stations in Beijing and Shanghai;

•	Print, which refers to our exclusive rights to sell advertising for and provide management and information consulting services to, Money Journal magazine and the Economic Observer newspaper;

•	Advertising, which refers to our advertising agency that creates and places advertising for television, print media and campus billboards; and

•	Research, which refers to our market research group that provides research services on products, advertisements and markets.
We generate revenue principally by selling advertising on broadcast and print distribution platforms; selling advertising space on newspaper and magazine pages; selling produced television programs; providing advertisement production services; and providing research services.
We were founded by Xinhua Finance Limited on November 7, 2005 as a holding company for its China media assets. We have grown significantly since our founding, primarily through the acquisition of assets and the development of distribution rights. We acquired several companies from our parent, Xinhua Finance Limited, and continue to make acquisitions.

Our strengths
We believe we have the following competitive strengths:
High-quality content
We produce high-quality content using a commercial, ratings-driven approach, targeted at the affluent segment of the Chinese population. We believe we have a competitive advantage in producing high-quality popular content due to our control of our media production studios, our strategic partnerships with some well-known financial publications in China and our strategy of hiring talented and experienced production personnel and writers. Our management, which is experienced in international media operations, infuses international standards into our locally produced content.
We believe much of our content is among the best in its class, including the content generated for Money Journal, our Fortune China television programs and the content of the Economic Observer. By controlling our production studios and hiring talented staff, we believe our television production studios are advanced by both Chinese standards and international standards. In addition, our focus on understanding our audiences through research enhances our ability to develop innovative and original programming geared to produce high ratings.
Reach and breadth of our established distribution channels
Our distribution channels are based on agreements with distributors, most of which are long-term in nature and give us the exclusive rights to sell advertising. We provide advertisers with an integrated platform to reach their target audience, including through:

•	cable and satellite television broadcasting on Inner Mongolia Satellite Television, to an estimated audience of 210 million potential television viewers in key Chinese urban areas including Beijing, Shanghai and Guangzhou;

•	our Fortune China programs broadcast on Inner Mongolia Satellite Television and Hunan Satellite Television, which is a leading satellite television channel in China;

•	radio broadcasting via China Radio International to Beijing and Shanghai, with a combined potential radio audience of 33 million people; and

•	the pages of Money Journal, Beijing Review, and the Economic Observer, which have a current circulation of 112,000, 50,000, and 145,000, respectively.
We also provide advertising content for Beijing Television Station and other television stations, in several newspapers, and on billboards on some university campuses in Shanghai.

Ability to produce and sell advertising across multiple media
We believe our services allow advertisers to more cost-effectively reach desirable consumers across multiple media platforms.

•	Our channels, as described above, span television, radio, newspapers, magazines and billboards.

•	Our in-house advertising group creates advertising campaigns having a unified message across all media platforms.

•	Our market research group objectively analyzes the effectiveness of the advertising message.
Our services attract a large base of leading international advertisers such as HSBC, Audi and Nokia, as well as large domestic companies and financial institutions such as Bank of China, China Mobile and Lenovo. Control of our production, advertising and market research gives us sophisticated analytical tools, which we believe will continue to give us a competitive advantage as the advertising market develops over the next few years.
Ability to distribute content across multiple media
We gain competitive advantage from sharing content among our subsidiaries, including affiliated entities, and with our parent company, Xinhua Finance Limited. Currently, our parent provides content to Fortune China, the Economic Observer, Money Journal and Beijing Review. The ability to use the same content across multiple media platforms tends to lower costs. Leveraging on our integrated platform for content is a key strength of our business model, and is central to our ability to provide both high-quality entertainment and information to our audiences and sophisticated advertising services to our advertiser customers.
Strong and experienced management team
Our management team is one of our strongest assets. Our management team has a mix of Chinese cultural experience and international media operational skills, and brings international standards to our content offerings. Ms. Fredy Bush, our Chief Executive Officer and the Chairman of our Board, has 20 years of experience building businesses in Asia. In 2006, Ms. Bush received CNBC’s Asia Entrepreneur of the Year Award. Ms. Bush, together with our management team, focuses on innovative business and strategic initiatives and the execution of our business model. In addition, we employ experienced and capable managers to run our business groups and operations.
Experience in identifying, executing and integrating acquisitions
Our management has significant experience in identifying, executing and integrating acquisitions in China. Our management identified the acquisitions that currently comprise our business operations based on their experience and understanding of the regulatory environment in China. To date, we have successfully acquired and integrated a number of new businesses and integrated them into our operations with minimal disruption. This strength has enabled us to successfully assemble our integrated platform.

Our strategy
We intend to become the leading diversified media company targeting the rapidly growing affluent segment of the Chinese population. We intend to achieve this objective by implementing the following:
Expand our broad distribution channels
We plan to expand our distribution assets and strategic partnerships in both traditional and new media in order to offer our advertisers complementary and reinforcing methods of reaching targeted consumers. We may expand our business into the Internet as well as other forms of new media such as broadband wireless broadcasting and Internet television. With new forms of distribution integrated into our existing platform, we believe we will be able to extend our brands, distribute our content more effectively to our target audience, increase our scale and enhance our market position.
Continue to develop high-quality content
We are committed to producing high-quality programming based on our commercial, ratings-driven approach, targeting the affluent segment of the Chinese population. Accordingly, we intend to increase our investment in programming, attract more talent, increase production capacity and enter into more international partnerships.
Leverage our integrated platform to increase operational and cross-selling synergies
We plan to maximize opportunities for our business to increase both revenue and cost synergies. We intend to increase cross-selling by developing additional flexible, bundled advertising packages that allow advertisers to reach consumers by complementary and reinforcing media. At the same time, we intend to further leverage the existing elements of our integrated media platform to enhance the platform’s attractiveness to advertisers. Advertisers can launch a coordinated campaign across multiple media while enjoying cost savings from our bundling and volume discounts. Finally, we plan to promote content sharing across our internal capabilities and with our parent.
Build our brands for both consumers and advertisers
We plan to continue to promote our brands to both consumers and advertisers. For consumers, we intend to brand the platforms we use, the offerings of our strategic partners, and specific programs. We believe our high-quality content will attract more affluent consumers, as well as increase the loyalty of our target audience. For instance, we believe viewers who regularly watch one Fortune China show will watch others in the same series.
For our advertisers, we plan to continue to promote our brand so that domestic and international advertisers will recognize the name “Xinhua Finance Media” as synonymous with an integrated platform that reaches the affluent Chinese demographic. Enhancing our brand name should enhance market awareness of our services, which should allow us to strengthen and broaden our customer base and increase our advertising revenues.

Pursue strategic relationships and acquisitions
We plan to pursue strategic relationships and acquisitions that fit with our current core competencies and brands. We believe that growth through acquisition is particularly attractive given the fragmentation in China’s media industry. We plan to continue our track record of successfully identifying, executing and integrating acquisitions to build scale and enter into complementary businesses and new media platforms. We plan to evaluate strategic acquisition opportunities that we believe will further enhance our leadership position while also providing an attractive return on investment. When evaluating potential acquisition targets, we will consider factors such as market position, growth and earnings prospects and ease of integration.
Our products and services
Media production
We produce television programs and offer broadcast design services through our media production group.
Television production
Our television production operations create and distribute television programs, including drama series. Our production studios in Beijing and Shanghai are able to manage the entire production process. Television production involves writing scripts, casting, creating sets, securing venues, filming and post-production. Post-production refers to all stages of production that occur after the actual filming of a program and includes editing and remixing original recordings for both video and sound, and adding sound and visual effects. For our drama series production, we cooperate with third parties who hold drama series production licenses, to produce our drama series.
For drama series, we often produce a pilot episode at our own expense. We then show the pilot to television stations, and if a television station wishes to purchase the series, it enters into a contract with us, typically to produce 20 episodes. Sometimes we produce an entire series at our own expense before seeking a station to purchase the rights to broadcast it. We have produced drama series such as Floating Dust, a series about hardships in life, and Marriage Vacation, a drama series about a modern family.
We develop animation concepts and produce three-dimensional animation for advertisements, education and public instructions, engage in post-production for television commercials and create special visual effects for television commercials and films. We have created approximately 100 episodes of animation for China Central Television, including animation that won an award from the China Television Artist Association Cartoon Industry Committee for the best short animation introducing a program. We also create animated public service advertisements for various government agencies.
Broadcast design services
Our broadcast design services consist of providing brand management services for television channels. We reposition television channels, which refers to the process of developing the branding and image of the television channel. To support repositioning, we develop content, graphics and advertisements, including “bumpers”. Bumpers are short broadcasts of a few seconds between programming and advertisements that identify and self-advertise the channel. We also develop other graphics and advertising for the channel, some of which are displayed through other channels or print media to promote the channel. We have repositioned many of the China Central Television channels. We have won several awards from Travel Satellite Television for producing the best branding and image products in categories such as bumpers, program trailers and slogans.
Broadcasting
Television
We have a strategic partnership with Shanghai Camera Media Investment Ltd., or Shanghai Camera. Shanghai Camera has the exclusive rights to sell advertising for Inner Mongolia Satellite Television and provides most of its content. We provide consulting and advisory services to Shanghai Camera, including the production or sourcing of the content and sourcing of advertisements. For more information on these arrangements, see “Arrangements with partners and suppliers— Agreements regarding Shanghai Camera”.
Inner Mongolia Satellite Television is the satellite channel of Inner Mongolia Autonomous Region, one of 31 national satellite television channels in China operated by regional authorities. Shanghai Camera’s programming is distributed by Inner Mongolia Satellite Television to cities where it has landing rights.
We produce or source diversified content for Shanghai Camera that is broadcast on Inner Mongolia Satellite Television. This content includes Warrior and Access Hollywood: China, which we recently began to produce with our partner Small World Television. In addition, Inner Mongolia Satellite Television broadcasts financial programming from our Fortune China production studios. The local news and the My Blue Home series of programs, which are documentaries set in Inner Mongolia, are produced by Inner Mongolia Television.

Inner Mongolia Satellite Television reaches 103 cities in 29 of 31 provinces across China, including Beijing, Shanghai and Guangzhou. Inner Mongolia Satellite Television reaches an estimated 210 million potential television viewers according to Inner Mongolia Television. The geographic reach of Inner Mongolia Satellite Television is depicted below, with additional information given in the following table.
Selected cities reached by Inner Mongolia Satellite Television

Estimated number of
potential television viewers reached by
City, province or autonomous region	Inner Mongolia Satellite Television(1)

Beijing(2)	15,000,000

Shanghai(2)	16,000,000

Tianjin(2)	9,645,000

Chongqing(2)	4,615,000

Hebei	3,645,000

Shaanxi	7,624,000

Jilin	7,031,000

Heilongjiang	3,564,000

Liaoning	13,077,000

Gansu	3,884,000

Ningxia	1,200,000

Shanxi	6,319,000

Zhejiang	6,466,000

Anhui	4,214,000

Guangdong	13,537,000

Shandong	8,455,000

Henan	6,344,000

Hubei	8,941,000

Jiangsu	4,563,000

Estimated number of
potential television viewers reached by
City, province or autonomous region	Inner Mongolia Satellite Television(1)

Hunan	8,952,000

Guangxi	6,269,000

Jiangxi	3,084,000

Fujian	1,000,000

Tibet	1,154,000

Yunnan	5,660,000

Guizhou	4,689,000

Sichuan	2,430,000

Hainan	1,500,000

Inner Mongolia	24,000,000

Macau	308,000

Total	209,976,320

(1)	Source: Inner Mongolia Television Station. The numbers set forth are based on estimates by Inner Mongolia Television Station that include areas where it has secured landing rights by contract as well as other areas where Inner Mongolia Satellite Television is broadcast. The viewership is estimated by multiplying the number of households in each cable system where Inner Mongolia Satellite Television is carried by the estimated average number of persons per household.

(2)	Provincial-level cities.
Fortune China programs
We produce (in our studios in Beijing, Shanghai and Shenzhen) and syndicate the Fortune China series of financial television programs. We produce nine different programs under the Fortune China name. One is broadcast by Hunan Satellite Television and two are syndicated to local television stations. Six are broadcast on Inner Mongolia Satellite Television.
We produce Fortune Morning 7 a.m., a popular financial information television program in China. The half-hour program covers topics such as investments, Chinese economic data and personal finance. This program is broadcast on Hunan Satellite Television. For more information on the contract with Hunan Television Station, see “Arrangements with partners and suppliers— Agreements related to Hunan Satellite Television”.
Some of our Fortune China programs are syndicated to provincial and city channels in China. Under our syndication relationships, we typically provide the program to our syndication partner and pay them an annual fee. In return we earn revenues by selling two minutes of advertising time for every 30 minutes of programming. We also sell sponsorship, which allows the sponsor the right to promote its products, services or expertise during the program. This is typically done by explicit naming of the program sponsor, and sometimes we receive sponsorship in another media platform in lieu of receiving a fee. In addition, we produce programs for third parties, typically providing studios, equipment, personnel and sometimes satellite transmission.
The syndicated programs are as follows:

•	New Fortune Weekly is a comprehensive financial program, reviewing and analyzing popular topics relating to the Chinese economy. The 90-minute program airs on weekends, typically Saturday nights.

•	Fortune People is a popular financial talk show in China, hosting guests such as economists, business executives, finance professionals and academics. The 30-minute program airs at different times during weekends, typically Sunday nights.
Inner Mongolia Satellite Television commenced broadcasting four new Fortune China programs in August 2006, bringing Fortune China programs to all places where Inner Mongolia Satellite Television has landing rights. These programs are Fortune Unlimited, which focuses on financial and investment related news, including financial events and influential business people, Fortune China Weekly, which analyzes important economic events of the week, Fortune Celebrity, which interviews guests in the financial arena, and Fortune Morning, which is a financial news program. In October and November 2006 we began airing two other Fortune China programs on Inner Mongolia Satellite Television. Our Fortune China studios also recently began to produce other diversified content for broadcast on Inner Mongolia Satellite Television with our partner Small World Television such as Access Hollywood: China and Warrior.
The new programs on Inner Mongolia Satellite Television are one example of how we leverage our Fortune China operations’ synergies with our other activities. Our Fortune China operations also utilize the Xinhua FTSE indices produced by our affiliate, Xinhua FTSE Index Co., Ltd., bring experts from our parent onto Fortune China programs and broadcast the Xinhua Finance newswire on the bottom of the screen on some Fortune China programs.
We also organize financial and economic-themed events through our television broadcasting operations. The events are attended by financial professionals, affluent persons and academia. We endeavor to find a corporate sponsor to cover the cost of these events, and use these events to promote our services and branding. Our Fortune China operations cooperate with our print group and our radio operations to produce joint events, forums and meetings.
Radio
We have a strategic partnership with China Radio International’s exclusive advertising agent, under which we have the exclusive rights to sell advertising for and the right to provide content to China Radio International’s EasyFM 91.5 of Beijing and EasyFM 87.9 of Shanghai. The exclusive rights to sell advertising also extend to program sponsorship. For more information on this partnership arrangement with China Radio International, see “Arrangements with partners and suppliers— Agreements regarding our radio broadcasting business”.
China Radio International owns the EasyFM radio network, which broadcasts in Chinese and English. The EasyFM stations in Beijing and Shanghai reach the populations of these cities, a potential audience of 33 million people. For more information on China Radio International, see “Industry— Media distribution platforms— Broadcast”.
We intend to only provide non-news content under this partnership. We maintain radio studios in Shanghai and Beijing that are responsible for advertisement and program production. We provide content at intervals during the day, ranging from one minute to two hours in length. The content we provide to these stations includes short English language broadcasts, forums on educational institutions, personal interviews, lifestyle programs and short talk shows. We produce some of the content we provide, while the remainder is sourced externally. Our radio programs are produced and broadcast in Chinese and English and are intended to appeal to Chinese people who have bilingual capability, an attractive affluent demographic segment.

According to a survey conducted by ChinaHR.com, the average wages of Chinese employees with advanced and intermediate levels of English are 72.5% and 24.3% higher than those with basic levels of English, respectively.
We leverage synergies of our radio operations with our other operating groups, and with our parent, Xinhua Finance Limited. For instance, our radio operations provide our parent’s market updates to EasyFM twice daily, adapting information provided by our parent’s financial news operations for radio broadcast. Our radio operations also use content provided by Money Journal magazine to produce a financial radio program for broadcast on Shanghai’s EasyFM station.
Print
Newspaper
For our strategic partner the Economic Observer, we have the exclusive rights to sell advertising and we provide consulting services with respect to the newspaper.
We sell advertising for the Economic Observer through our own sales force as well as through third party advertising agents. One of our affiliated entities is the exclusive advertising agent for the Beijing, Shanghai and Tianjin real estate pages of the Economic Observer.
The Economic Observer is a leading financial newspaper in China. According to Huicong Research, the Economic Observer had 16.7% of the advertising market share by revenues for financial newspapers in China for the first six months of 2006. In addition, the Economic Observer has an online version. The Economic Observer is published weekly and has a circulation of 145,000. Over 90% of this circulation is in Beijing, Shanghai, Guangzhou and Shenzhen. The Economic Observer has approximately 118 journalists in China based in several major cities.
The majority of the content of the Economic Observer is produced by its own staff. Some of its content also comes from other organizations, including newswires. Certain index-related content and topical reports are sourced from our parent, Xinhua Finance Limited.
The Economic Observer’s content includes national and regional news and analysis, as well as news and analysis related to economic matters, capital markets, real estate and personal finance. It also contains the special “Observer” section, which covers diverse areas such as technology, history and lifestyle. The Economic Observer regularly publishes special inserts such as the monthly real estate section.
The Economic Observer is increasing its focus on international news and bringing international standards to its reporting by sourcing content such as our parent’s index values and ratings reports.
Magazines
We have the exclusive rights to sell advertising for and provide management and information consulting services, including with respect to distribution, to Money Journal. Money Journal is a wealth and financial magazine, with a paid subscription rate at 46% as of November 2006, one of the highest among national personal finance magazines in China. We have writers and other content producers who create content for Money Journal.

Money Journal is a monthly financial magazine providing wealth management and investment information for the China market. Money Journal has an online version. It covers a range of topics from entrepreneurship and personal finance to content on affluent lifestyles. Money Journal contains a section of content that is provided under an agreement with Dow Jones, which is described in “Arrangements with partners and suppliers”. The circulation of Money Journal was 112,000 per month for November 2006 according to an audit conducted by BPA Worldwide.
We have the exclusive rights to sell advertising for the financial pages of the Beijing Review for which we provide content. The Beijing Review is an English weekly news magazine in China with a circulation of 50,000.
As a complementary service to the sale of advertising, we provide marketing services, including organizing events for financial institutions. The events may include investment seminars or other forums on financial topics. When we organize events, we manage the entire process including the advertising or notices, the venues, the speakers, and any cross-media content. Money Journal offers the Affluent Integrated Marketing Solutions, in which we

•	target the affluent by partnering with educational institutions and other financial media to carry out events;

•	send sponsored gifts to readers of Money Journal; and

•	organize presentations and product exhibitions.
We also organize the Million Dollar Investors’ Club, which is composed of readers of Money Journal.
We leverage synergies our magazine operations have with our other operating groups, and with our parent, Xinhua Finance Limited. For example, our marketing services are carried out through a joint venture between one of our subsidiaries in our magazine operations and Economic Observer Advertising. Also, Money Journal sources some content from our parent.
Advertising
We create and place advertising for television, radio, print media and campus billboards. We purchase the rights to be the advertising agent for certain television shows broadcast by Beijing Television Station and other television stations, and in the Beijing, Shanghai and Tianjin real estate pages of the Economic Observer, as well as other newspapers.
On Beijing Television Station, we are the exclusive advertising agent for Top Music, an entertainment show focusing on music and music news, and Star Press, a show in which a panel of journalists interviews guests in the format of a press conference. We also act as advertising agent for programs aired on other television stations. For more information on these arrangements, see “Arrangements with partners and suppliers— Agreements by our advertising group securing agency”. We also place advertisements on approximately 200 billboards on university campuses in Shanghai. In addition, we serve as a non-exclusive advertising agent for other newspapers, such as Beijing Evening News and Beijing Youth Daily.
Our advertising group creates much of the advertising it places, including planning, design and production. Production work for print media includes creating advertising copy, design and layout, and coordination of printing or placement on billboards. Production work for television advertisements includes writing storyboards, set design for the advertisements, filming and post-production editing.
Our advertising group also engages in events organizing. From March to October 2006, we organized a promotional event based in Beijing.
In addition, our advertising group is leveraging on our magazine group’s network of advertisers to find new customers to use its advertising creation and placement services.
Research
We conduct market research for our own use and for our international and Chinese-based customers. We also partner with international research companies to participate in global research projects. We study market characteristics, consumer preferences and opinions with respect to advertising and media content, and business and technology issues as needed for each project. We use various analytical tools to conduct this research, including both quantitative and qualitative tools.
Our research services are a key part of our integrated platform. Our research services provide the feedback necessary to help advertisers understand their consumers better and assist our production, print and broadcasting groups to produce and select content that will be popular with our target demographic. For example, we are using focus groups to study the pilot programs of our drama series in preparation for broadcast on Inner Mongolia Satellite Television. We also use focus groups to improve the quality and demographic aim of various advertising campaigns.
Each research project begins with a project planning phase which tailors the project to meet the needs of the customer or in-house group. We then gather, compile and analyze the data. Finally, we issue a report to the customer or in-house group stating the results of the project. We have various analytical methods to provide our services, such as in-depth individual interviews or focus group interviews. We also have quantitative methods, such as computer assisted telephone interviews, door-to-door surveys and product placement tests.
We have research offices in Shanghai, Beijing and Guangzhou. We also maintain partnerships with research companies in over 200 cities in China in locations outside Beijing, Shanghai and Guangzhou. We also gather data from across China using our computer assisted telephone interviewing system.
Our customers
Our products and services attract a variety of international and domestic customers. The data we give for our customers below includes data from our subsidiaries for the full periods given regardless of the date we acquired them.
Media production
The high-quality of our media production group’s products has attracted many customers. For the year ended December 31, 2006, approximately 122 customers had used our television production, animation, and broadcast design, including leading international customers such as Small World Television LLC and Legend Entertainment Inc. and domestic customers such as Che

Jia Media, China Central Television, Kuai Le Purchasing Company, Travel Satellite Television and Hunan Television.
Small World Television LLC, Dong Yang Zhong Tian Dragon, West Xinjiang Culture Co., Ltd., Jiangsu Zhong Tian Dragon and Che Jia Media, which were the top five customers of our media production group in 2006, accounted for 26.3%, 6.6%, 4.0%, 3.8% and 3.5% of our media production revenues for 2006, respectively. The customer relationship with Small World Television LLC was transferred to our broadcasting group in the second half of 2006. Our media production group’s television production, animation, and broadcast design operations contributed 63.8%, 10.2% and 26.0%, respectively, of our media production group’s revenues for 2006.
Our top ten media production customers accounted for 57.9% of our media production revenues in 2006.
Broadcasting and print
The quality and coverage of our integrated platform have attracted a broad range of customers. For the year ended December 31, 2006, approximately 198 and 250 customers had used the services of our broadcasting and print groups, respectively, for advertising and sponsorship, including international advertisers such as Mindshare Media and domestic advertisers such as Shanghai Jin Kong Investment, Beijing Sheng Shi Hui Huang Advertisement and Beijing Hua Shang Media. Beijing Sheng Shi Hui Huang Advertisement, Beijing Hua Shang Media, Shanghai Si Yuan Jing Hong Advertising, Beijing An Bi Xin Home Shopping Network, and Beijing Jin Nuo Bo Er Advertising, which were the top five customers of our broadcasting group in 2006, accounted for 12.0%, 9.0%, 6.4%, 6.3% and 5.4% of our broadcasting group’s revenues for 2006, respectively. Step City Investment Ltd., Shanghai Jin Kong Investment, Mindshare Media, Wit Good Investments and Sheng Shi Chang Cheng International Advertising, which were the top five customers of our print group in 2006, accounted for 10.0%, 9.4%, 7.9%, 5.3% and 4.6% of our print groups’ revenues for 2006, respectively.
Advertisers purchase advertising time or sponsorship on Inner Mongolia Satellite Television’s, EasyFM’s and Fortune China’s programs and on Money Journal’s and the Economic Observer’s print pages either directly from us or through advertising agencies that purchase these services on behalf of their domestic and international customers. In 2006, direct sales to advertisers accounted for 25.3% and 10.3% of the revenues of our broadcasting and print groups, respectively.
Our top ten broadcasting customers accounted for 50.6% of our broadcasting group’s revenues in 2006. Our top ten print customers accounted for 54.5% of our print group’s revenues in 2006.
Advertising
The quality and placement access of our advertising group has attracted a broad range of international and domestic customers. For the year ended December 31, 2006 approximately 524 customers, not including customers of the promotional event we organized in Beijing from March to October 2006, had used the advertising services of our advertising group, including international customers such as Mindshare Media, Carat Media and City Chain Company Ltd. and domestic customers such as Shanghai Yang Zhi Culture Broadcasting Co., Ltd., Beijing Jin

Yue Property and Beijing Gao Xing Yi Lu Culture Development. City Chain Company Limited, Carat Media, Mindshare Media, Beijing Jin Yue and Shi Li Media, which were the top five customers of our advertising group in 2006, accounted for 7.3%, 4.3%, 2.9%, 2.4% and 2.2% of our advertising group’s revenues in 2006, respectively. In addition, the promotional event that we organized in Beijing from March to October 2006 accounted for 7.3% of our advertising group’s revenues in 2006.
Customers purchase advertising placements and advertising creation services either directly from us or through their advertising agents which purchase these services on behalf of their domestic and international customers. In 2006, direct sales to advertisers accounted for 56.8% of our advertising group’s revenues.
Our top ten customers accounted for 28.9% of our advertising group’s revenues in 2006. No single customer accounted for more than 10% of our advertising group’s revenues in 2006.
Research
The quality of our research group has attracted a broad range of international and domestic customers. For the year ended December 31, 2006, approximately 116 customers had used our research services, including leading international brand name customers such as Market Insights Group Ltd., Wrigley and Wal-Mart and leading domestic brand name customers such as Pepsi (China), Baisheng and Inner Mongolia Milk Industry Group. Wal-Mart, Pepsi (China), Inner Mongolia Milk Industry Group, Market Insights Group and Wrigley, which were the top five customers of our research group in 2006, accounted for 11.9%, 9.3%, 5.0%, 4.5% and 3.5% of our research group’s revenues for 2006, respectively.
Customers purchase research services either directly from us or through research firms which purchase these services on behalf of their international customers. In 2006, direct sales to customers accounted for approximately 66.8% of our research group’s revenues.
Our top ten research customers accounted for 47.1% of our research group’s revenues in 2006.
Distribution
Inner Mongolia Satellite Television’s programs are broadcast via satellite to cities where they have landing rights. A typical landing rights contract may have a term of one year. Some other cities where no landing rights are established by contract also carry Inner Mongolia Satellite Television.
Our Fortune China studios are interconnected by a leased optical fiber network. Programming content is sent via optical fiber cables to Changsha from the studios. From Changsha, Fortune Morning 7 a.m. is transmitted to Hunan Satellite Television Station, which carries the program via satellite across China. Similarly, the programs aired on Inner Mongolia Satellite Television are transmitted from Changsha to the headquarters of Inner Mongolia Television Station via optical fiber. The remaining programs are routed from Changsha to the Shanghai studio. From there, these programs are transmitted by satellite to be distributed across China to all the channels carrying them. For Fortune Morning 7 a.m., we use the services of China Cable Network for optical fiber connection.
For our Fortune China programming that is syndicated for broadcast by local stations, we contract China Cable Television to carry our programs from our Shanghai studio to its earth station by optical fiber, where the program is transmitted to satellite. We contract with the local stations as well. The syndication relationships we have are typically on the basis that we provide the program to our syndication partner with an annual fee, and in return we earn revenues by placing two minutes of advertising for every 30 minutes of programming. Typically, the contract is for a term of one to two years.
As part of the management consulting services to Money Journal and the Economic Observer, we advise on their engagement of distributors. Guangzhou Jingyu Culture Development Co., Ltd., or Guangzhou Jingyu, provides management consulting and information provision services on distribution in China for the magazine. The Economic Observer has relationships with 90 distribution agencies in China to distribute it. We do not receive any proceeds from subscriptions and sales of the Economic Observer.
Our sales and marketing
Our sales and marketing team comprises 172 employees across our operational groups. The sales and marketing team allocated to each group focuses on the specific products of that group and the needs of customers of that group, while being held together through common strategies and broader service to our company as a whole. We strengthen relationships with advertisers by cross-selling our integrated platforms to our existing advertisers, offering attractive and flexible packages to suit their needs. We promote our brand to advertisers as synonymous with the affluent demographic. We use the ratings of our programs, the circulation numbers of the magazine and newspaper and the research conducted by our research group to evidence our ability to reach this demographic effectively.
Competition
Each of our businesses is subject to significant competition, much of it from state-owned competitors. We believe we distinguish ourselves from our competitors by being the only company that can provide a full range of production services, including animation, broadcast design and post-production for television commercials, while having a partnership with a research group and distribution channels through various types of media outlets.
Media production
We compete against a strong field of competitors in media production, including large state-owned production companies. There are approximately 1,160 licensed television production companies in China and approximately 700 companies producing drama series.
Broadcasting
We and our strategic partners face many competitors in the Chinese broadcast market. Within each province or city, there are up to 16 China Central Television satellite channels and up to 30 regional satellite channels, which compete with Inner Mongolia Satellite Television. There may also be local cable channels and local terrestrial channels.
The major competitors of our Fortune China operations are China Central Television Channel 2, a satellite television channel covering many cities throughout China, and Fortune One, a financial news program broadcast primarily in Shanghai.

The radio markets in Beijing and Shanghai are very competitive. EasyFM has only a small share of the Beijing and Shanghai radio markets, respectively.
Print
The Economic Observer, a weekly newspaper, faces competition from several financial newspapers in China, including 21st Century, which prints three times a week, CBN, which prints daily and China Business.
Money Journal competes against several financial magazines, both international and domestic, such as Caijing Magazine, Harvard Business Review, and the Chinese versions of Business Week, Fortune and Forbes.
Advertising
Our primary competition in advertising comes from the American Association of Advertising Agencies, or 4A, advertising companies, which are the dominant international advertising companies. Although we have relationships with them in which they act as advertising agents, at the same time the 4A companies have much of the market share both globally and in China and are our competitors.
Research
There are approximately 2,000 research companies in China, but many of these are capable only of data gathering. International firms also make up a large portion of the research market in China.
Intellectual property
Some of our groups have developed strong brand awareness for their products and services. We also benefit from strong brand awareness relating to our parent, Xinhua Finance Limited. Accordingly, we consider our trademarks, copyrights and similar intellectual property critical to our success and rely on trademark and copyright laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. The intellectual property rights, including copyrights, trademarks and Internet domains held by us and our strategic partners are described in “Regulation— Regulations on intellectual property protection”.
Xinhua Financial Network Limited, or Xinhua Financial Network, the predecessor and now subsidiary of our parent, Xinhua Finance Limited, and China Economic Information Service entered into a Content License Agreement Supplement to the Exclusive Broadcasting Agreement dated December 15, 2001, pursuant to which China Economic Information Service granted to Xinhua Financial Network and its affiliates an exclusive license (worldwide excluding China) to be the only party other than China Economic Information Service to distribute its real time newsfeeds and a non-exclusive license (in China) to distribute its real time newsfeeds, as well as the right to use the word “Xinhua” as the first name by Xinhua Financial Network and its affiliates worldwide. The agreement is effective for 20 years from May 18, 2000 and renewable for an additional term of ten years at Xinhua Financial Network’s option on terms to be agreed between the parties. We have in turn entered into an agreement with Xinhua Financial Network to use the word “Xinhua”. Although our parent or Xinhua Financial Network has registered the trademark for the logo containing “Xinhua Finance” and the name

“Xinhua” in the U.S., Hong Kong, Japan and South Korea and our parent has applied for registration of the logo in the PRC, it is not clear whether the registration will be accepted in the PRC or whether we or our parent or affiliates could continue to use the name “Xinhua” if the agreement were to terminate. See “Risk factors— Risks related to our business”.
Employees
As of December 31, 2006, we had 623 full-time employees, including 582 located in the PRC and 41 in Hong Kong. Our employees are not covered by any collective bargaining agreement. We consider our relations with our employees to be good. A functional breakdown of our employees is set out in the following table:

					Advertising
				Media	and
Function	Headquarters	Broadcasting	Print	production	research	Total

Administration	8	12	10	9	30	69

Analyst			1			1

Design		10	10	45	27	92

Content production		59	21		1	81

Finance	15	11	12	6	22	66

General management	3	9	5		12	29

Information technology		13	5	1	11	30

Research					75	75

Sales and marketing	1	34	57	5	83	180

Total	27	148	121	66	261	623

From time to time, we also employ part-time employees and independent contractors. We plan to hire additional employees as we expand.
As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. The total amount of contributions we made to employee benefit plans in 2005 was $26,980 and in 2006 was $214,129. Our employees in Hong Kong are covered by the Mandatory Provident Fund Scheme. The contribution of our company for the eligible employees is based on 5% of the applicable payroll costs, and contributions are matched by the employees. We contributed $3,780 under this scheme in 2005 and $41,427 in 2006.

Facilities
Our principal executive offices are located on premises comprising approximately 11,728 square feet in Shanghai, China. We have offices and facilities located in Beijing, Shanghai, Guangzhou, Hong Kong and Shenzhen. All of our offices and other facilities are leased. The following table presents our facilities, the expiration year of the lease and the approximate size.

		Expiration of	Approximate
Facility location	Use of facility	lease	square feet

Room 3905-09, Tower One, Grand Gateway, 1 Hongqiao Lu, Shanghai(1)	Headquarters	2007	11,728

Floor 22, D Wing, World Trade Center, City Center, Beijing	Beijing Headquarters	2010	12,244

Room 2102, Floor 21, D Wing, World Trade Center, City Center, Beijing	Office for Advertising	2009	9,219

Room 408, 55 Dong’an Menda Street, Dongcheng District, Beijing(2)	Office for magazine	2007	2,246

Room 410, 55 Dong’an Menda Street, Dongcheng District, Beijing(2)	Office for magazine	2007	3,455

Room 712, Jindu Plaza, 277 Wuxing Road, Xuhui District, Shanghai(3)	Office for magazine	2007	1,851

Room 718, Jindu Plaza, 277 Wuxing Road, Xuhui District, Shanghai(3)	Office for magazine	2007	1,851

21/F On Hong Commercial Bldg, 145 Hennessy Road, Wanchai, Hong Kong	Office for advertising	2008	2,044

1705-1707 Tower A, Fudun Center, 58 Dongsanhuan South Road, Chaoyang District, Beijing	Office for advertising	2007	4,284

1702-1703 Tower A, Fudun Center, 58 Dongsanhuan South Road, Chaoyang District, Beijing	Office for advertising	2008	1,561

2709 Tower A, Phoenix City, A5 Shuguang Xili, Chaoyang District, Beijing	Office for advertising	2007	2,400

Room 11, Floor 12, Shenzhen Kerry Center, Renmin South Road, Luohu District, Shenzhen	Office for advertising	2007	958

Room 12, Floor 12, Shenzhen Kerry Center, Renmin South Road, Luohu District, Shenzhen	Office for advertising	2007	475

24th Floor, No. 366, Zhaojiabang Road, Xuhui District, Shanghai	Office for advertising	2007	2,879

Room 2202, No. 365 Tianhe Road, Tianhe District, Guangzhou	Office for advertising	2007	1,277

8th Floor, Unit 1, Building 1, Linghang International Center, Guangqumen Nanxiaojie, Chongwenmen District, Beijing	Office for advertising	2007	8,957

		Expiration of	Approximate
Facility location	Use of facility	lease	square feet

Floor 12, Xincheng Tower, No. 167 Jiangning Road, Shanghai	Office for research	2008	7,220

No. 1, 16th Floor, Union Tower, No. 20 Chaowai Avenue, Chaoyang District, Beijing	Office for research	2008	3,186

Room 903 and 905, Tower A, Guangzhou Medical Academic Exchange Center, No. 195 Dong Feng Xi Road, Yuexiu District, Guangzhou	Office for research	2006	2,700

West Part, Floor 1, Tower B, 12 Fu Xing Road, Hai Dian District Beijing	Office for production	2009	6,308

No. 2 Jiuxianqiao Road, Chaoyang District, Beijing	Office for production	2011	6,921

No. 2 Jiuxianqiao Road, Chaoyang District, Beijing	Office for production	2010	4,521

Room 1507, Tower E1, Oriental Square, No. 1, Dong Chang’an Street, Dongcheng District, Beijing	Office for radio	2007	3,421

28th Floor, No. 118, Qinghai Road, Jingan District, Shanghai	Office for radio	2007	3,314

First and Second Floors of No. 2 Building, 46 Taiping Road, Haiding District, Beijing	Office and studio for	2008	16,634
	television

1st Floor, 5th Courtyard, 46 Taiping Road, Haiding District, Beijing	Office for television	2010	2,152

Unit 1301, No. 1088 Pudong South Road, Shanghai	Office for television	2007	1,470

No. 6 Building, 46 Taiping Road, Haidian District, Beijing	Office for television	2008	3,767

Room 1301, 1088 Pudong South Road, Pudong East District, Shanghai	Studio for television	2007	1,470

Room 222B, Wanyuan Building, 22 Hongli West Road, Futian District, Shenzhen	Studio for television	2008	560

Room 05B, 18th Floor South Tower, No. 437, Dong Feng Road and Xiao Bei Road Northeast Corner, Yuexiu District, Guangzhou	Office for magazine	2009	2,583

(1)	These facilities are subleased from our parent, Xinhua Finance Limited.

(2)	Leases expire on March 31, 2007. We do not intend to renew.

(3)	Leases expire on February 28, 2007. We do not intend to renew.

Legal proceedings
We are currently not a party to any material legal proceeding. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business. Although we cannot predict with certainty the results of such litigation, we believe that the final outcome of pending litigation will not have a material adverse effect on our business and results of operations. Regardless of the outcome, however, any litigation can result in substantial costs and diversion of management resources and attention.

Industry
Media industry in China
Since 1949, the PRC media industry has been largely owned and controlled by the state. In recent years, economic and legislative reforms have produced significant change across the media industry in China. The strong and sustained growth of China’s economy has led to substantial development of China’s media industry. The government has reduced subsidies for state-owned media companies, causing the industry to become more commercially oriented. At the same time, deregulation permitting private entities to participate in some sectors of the industry has attracted new investment.
The scope and scale of China’s media industry
In 2004, China’s media industry included 314 television stations and 282 radio stations, according to the National Bureau of Statistics, and 2,199 newspaper publications and 9,074 magazines, according to the China Print Industry Research Report (2006) by Beijing Huiren Zhongtian Economic Development Co., Ltd. China has the largest population in the world, estimated by the Population Division of the United Nations to have reached 1.3 billion in 2005. More than 97.0% of all households owned at least one television set, according to 2005 estimates by CSM Media Research. Television signals reached approximately 95.8% of the population by the end of 2005, according to the China Radio and Television Yearbook (2006). China’s radio signals reached 93.6% of the population in 2005, according to the China Radio Rating Yearbook (2005).
We believe the growth of the Chinese media industry is primarily supported by the following drivers:

•	High and sustained levels of economic and consumption growth. According to the World Bank, China’s nominal gross domestic product, or GDP, grew from RMB 9.9 trillion ($1.3 trillion) in 2000 to RMB 18.3 trillion ($2.3 trillion) in 2005, the fourth largest in the world, at a compound annual growth rate of 13.0% over the period, faster than the world average of 6.9%. This rapid economic growth led to a significant increase in consumer spending, which grew from RMB 3.4 trillion ($0.4 trillion) in 2000 to RMB 6.7 trillion ($0.9 trillion) in 2005, at a compound annual growth rate of 14.5%.

•	Rapid urbanization. The Chinese population, economy and consumer consumption are increasingly concentrated in urban areas. The urban population as a percentage of total population increased from 36.2% in 2000 to 41.8% in 2004, according to the National Bureau of Statistics. Urban areas are much wealthier than rural areas. According to the National Bureau of Statistics for August 2006, monthly disposable income per capita in the two largest urban markets, Beijing and Shanghai, was RMB 1,583 ($203) and RMB 1,648 ($211), respectively, compared to the national average of RMB 918 ($118). Consumer consumption, as a result, is increasingly concentrating in urban areas. According to the National Bureau of Statistics, in the first half of 2006, 67.5% of retail sales for consumer goods occurred in urban areas, which grew by 14.0% year-on-year from 2005, while the retail sales in the rural areas grew only 11.7%.

•	Relatively early stage of media industry development. China’s media industry is still in its early stages of deregulation and remains subject to significant government control. For details, see “Regulation”. We believe that deregulation will gradually allow more investment into many sectors of the media industry, including content production and advertising. As the industry continues to develop, we expect that deregulation and investment from the private sector will further support growth of the media industry.

The Chinese media industry broadly includes the following three markets:

•	Media distribution: Media distribution platforms include, among others, television stations and networks, radio stations, publishers of books, magazines and newspapers and Internet website operators;

•	Content production: Content production companies collect, purchase or produce content to be placed on media platforms; and

•	Advertising services: Advertising services companies include those that provide services such as creating advertising campaigns and placing advertising in various media, as well as those that provide a range of other functions such as advising on brands, consulting and market research.
Some industry participants play multiple roles, while some specialize in a specific market. Our diversified media model operates across all three categories.
Media distribution platforms
Media distributors either produce or purchase content, and distribute the content to consumers in the form of a product, such as television programs, radio programs or newspaper articles.
Media distributors sell advertising space on their platforms, such as newspaper space or television time slots, to companies seeking to place advertisements and reach consumers. Media distributors may partner with companies to outsource their advertising operations where these advertising business partners pay a fee and sometimes provide certain services including the sourcing and provision of content to the media distributors and share the advertising revenue with the media distributor to a certain degree. The advertising business partners then sell their advertising space with their media distributors to advertisers. In doing so, they engage an advertising agency, on an exclusive or non-exclusive basis.
Broadcast. According to the National Bureau of Statistics and China Media Yearbook and Directory (2005), at the end of 2004, China had 314 television stations, which broadcast 11.0 million hours of television programs during the year over 2,058 channels. Channels with national reach include:

•	16 channels operated by China Central Television, according to its website;

•	national satellite channels operated by provinces, autonomous regions or directly administered municipalities, which must negotiate with regional television authorities for landing rights, permission to broadcast over those regions’ television channels (as there are 31 provinces, autonomous regions and directly administered municipalities in China, there are 31 such channels); and

•	5 channels operated by China Educational Television, according to its website.

Other than these key players, there are also:

•	local terrestrial television broadcasting channels, which are distributed by the one or two television stations run by each province, autonomous region, directly administered municipality, and major city;

•	local cable television channels; and

•	foreign channels that are only allowed to broadcast in certain locations such as high-end hotels.
According to the National Bureau of Statistics, by the end of 2004 there were 282 radio stations, carrying 2,264 radio programs, which broadcast an aggregate of 9.8 million hours of programming during 2004.
According to the China Media Yearbook and Directory (2005), China Radio International and China National Radio are two radio networks that broadcast nationally. CRI is China’s largest producer of foreign language radio content, broadcasting nearly 300 hours of programming each day in more than forty languages, including Chinese. China Radio International also broadcasts internationally through shortwave frequency. China National Radio operates eight channels and broadcasts on both AM and FM frequencies throughout the country, producing 156 programs daily. China National Radio is a part of the China Media Group, which operates China Central Television as well.
Print. According to the China Print Industry Research Report (2006) by Beijing Huiren Zhongtian Economic Technology Development Co., Ltd., there were 1,926 newspaper publications in 2005, with a total of 42.2 billion copies produced. By the end of 2004, there were 9,074 magazines in China, with a total of 2.69 billion copies produced in year 2004.
The most influential newspaper in China is the People’s Daily, published by the Chinese Communist Party. However, in recent years, a large number of municipal and local newspapers, as well as other specialized newspapers and magazines have generated significant readership and circulation.
Other. A variety of other media distribution platforms exist in China. They include movie theatres, outdoor and out of home advertising networks, and the Internet, among others. In particular, the Internet is becoming an increasingly accessible distribution platform for consumers. According to China Network Information Center, there were 137 million Internet users in China as of January 2007.
Revenues from media distribution
Chinese media platform providers derive most of their revenues from advertising and a small portion of their revenues from selling access to their distribution platforms such as subscription, syndication and book sales.
According to ZenithOptimedia, China’s total advertising expenditures grew from RMB 39.5 billion ($5.1 billion) in 2000 to RMB 80.1 billion ($10.3 billion) in 2005, the seventh highest worldwide and the largest in Asia excluding Japan, at a compound annual growth rate of 15.2%. China’s advertising market is expected to reach RMB 133.2 billion ($17.1 billion) in 2008, representing a compound annual growth rate of 18.5% from 2005 to 2008. The chart below sets forth the historical and projected size of China’s advertising expenditure in absolute terms:
Total advertising expenditure at current prices (RMB billion)

Source:	ZenithOptimedia Advertising Expenditure Forecast, June 2006.

Note:	The numbers are based on State Administration of Industry and Commerce statistics. Advertising expenditure excludes agency income, which comprises regular commission and income from program syndication, sports sponsorship, event marketing, industry training and other sources, and production costs. Advertising expenditure includes classified advertising but excludes the discounts that are negotiated between agency and media owners.
The key factors driving the growth of Chinese advertising expenditure include:

•	High and sustained levels of economic and consumption growth. Advertising expenditure increases as the economy and consumer demand grow. The GDP per capita increased from RMB 7,858 ($1,007) in 2000 to RMB 14,035 ($1,798) in 2005, at a compound annual growth rate of 12.3%. Consumer spending per capita increased from RMB 2,705 ($347) in 2000 to RMB 5,150 ($660) in 2005, at a compound annual growth rate of 13.7%. According to the National Bureau of Statistics, total retail sales of consumer goods increased from RMB 3.9 trillion ($0.5 trillion) in 2000 to RMB 6.7 trillion ($0.9 trillion) in 2005, at a compound annual growth rate of 11.4% over the period.

•	Relatively low advertising expenditure as a percentage of GDP and advertising expenditure per capita. According to ZenithOptimedia, advertising expenditure as a percentage of gross domestic product in China increased from 0.4% in 2000 to 0.6% in 2005. Still, China’s advertising expenditure as a share of gross domestic product is well below that of the United States at 1.3% in 2005 or Japan at 0.9% in 2005. Similarly China’s advertising expenditure per capita increased from $3.8 to $6.5 from 2000 to 2004, which is well below that of the United States at $546.7 in 2004 and that of Japan at $309.4 in 2004. We believe this indicates significant potential for growth.

Advertising expenditure per capita ($) (2004) and as a % of gross domestic product (%) (2005)

Source:	ZenithOptimedia Advertising Expenditure Forecast, June 2006.
Note:

(1)	The numbers and ratios are based on State Administration of Industry and Commerce statistics. Advertising expenditures excludes agency income, which comprises regular commission and income from program syndication, sports sponsorship, event marketing, industry training and other sources, and production costs. Advertising expenditure includes classified advertising but excludes the discounts that are negotiated between agency and media owners.
(2)	Asia includes Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand, and Vietnam.

•	Rapid urbanization. The Chinese population, economy and consumer consumption are increasingly concentrated in urban areas. Urbanization contributes to the growth of the advertising market as an increase in population and consumption in cities beyond certain critical thresholds that justify a significant increase in advertising expenditures.

•	Olympics and World Expo. According to ZenithOptimedia, there may be significant economic and advertising growth between 2007 and 2010 during the build-up to the Beijing Olympics in 2008 and Shanghai World Expo in 2010.
With the emergence of a growing affluent population in China over the past decade, targeted advertising has become increasingly popular. In contrast to the average annual disposable income and consumption expenditure, per capita, in urban areas in China of approximately RMB 9,422 ($1,207) and approximately RMB 7,182 ($920), respectively, in 2004, the top 10% of the Chinese population by income in urban areas had an annual disposable income per capita of RMB 25,377 ($3,252) or more and annual disposable consumption expenditure of approximately RMB 16,842 ($2,158) or more in the same year, according to the National Bureau of Statistics. This newly emerging affluent population broadly represents an attractive consumer demographic for many companies. Compared to the traditional blanket coverage advertising, targeted advertising enables companies to advertise more efficiently and effectively, reaching a specific group of consumers who are more likely to be purchasers of their products and services. Media which appeals to consumers in this category would likewise attract advertisers who aim to sell their products to the same group.

Advertising revenues— segment discussion
Television, radio, newspapers and magazines altogether contributed 84.4% of the total national media advertising expenditure in 2005, according to ZenithOptimedia, as described in the chart below.
Segmental advertising expenditure, 2005 (%)

Source:	ZenithOptimedia Advertising Expenditure Forecast, June 2006.

Note:	The percentages are based on State Administration of Industry and Commerce statistics. Advertising expenditure excludes agency income, which comprises regular commission and income from program syndication, sports sponsorship, event marketing, industry training and other sources, and production costs. Advertising expenditure includes classified advertising but excludes the discounts that are negotiated between agency and media owners. Others include, but are not limited to, outdoors, cinema and Internet.
Broadcast. Television accounted for 44.4% of total advertising expenditure in 2005. Forms of television advertising include block advertisements, sponsorships and paid programs. ZenithOptimedia estimated that the advertising expenditure on television was $4.3 billion (RMB 33.6 billion) in 2005, up from $2.1 billion (RMB 16.4 billion) in 2000, indicating a CAGR of 16.0% over the five years. ZenithOptimedia predicts that the advertising expenditure on television in China will increase to $7.4 billion (RMB 57.8 billion) in 2008, at a CAGR of 19.4% from 2005 to 2008.
Forms of radio advertising include block advertisements, sponsorships and paid programs. ZenithOptimedia estimated that the advertising expenditure on radio was $0.5 billion (RMB 3.9 billion) in 2005, up from $0.2 billion (RMB 1.6 billion) in 2000, indicating a CAGR of 19.8% over the five years. ZenithOptimedia predicts that the advertising expenditure on radio in China will increase to $0.8 billion (RMB 6.2 billion) in 2008, at a CAGR of 19.7% from 2005 to 2008.
Print. ZenithOptimedia estimated that the advertising expenditure on newspapers and magazines was $3.1 billion (RMB 24.2 billion) and $0.3 billion (RMB 2.3 billion) in 2005, respectively, up from $1.8 billion (RMB 14.0 billion) and $0.1 billion (RMB 0.8 billion) in 2000, indicating a compound annual growth rate of 11.8% and 17.1% over the five years. ZenithOptimedia predicted that the advertising revenue from newspapers and magazines would grow at 17.0% and 19.2%, respectively, from 2006 to 2008 and reach $5.0 billion (RMB 39.0 billion) and $0.5 billion (RMB 3.9 billion), respectively in 2008. Newspaper advertising expenditure was 32.0% of the total advertising expenditure in 2005, higher than the world average rate of 29.8%. In China, the advertising expenditure in magazines was only 3.1% of total advertising expenditure in 2003, lower than the world average rate of 13.3% in 2005.
The print media advertising market in China is concentrated in major cities. The print media with nationwide coverage accounted for 6.1% of the total advertising expenditure in the first half of 2006, while local publications in Beijing, Shanghai and Guangzhou accounted for 9.1%, 7.3% and 5.8% of total print media advertising expenditures in the first half of 2006, respectively, according to Huicong Research.
Content Production
Content production companies include, among others, news agencies, television production companies and content aggregators. Although there are a diverse number of each of the aforementioned content producers in China, we describe here only the television content production industry, as it is most relevant to our operations.
Television program production
According to the State Administration of Radio, Film and Television, 2.5 million hours of television programs were produced in year 2005, an increase of approximately 21% from 2004. However, according to China Media Yearbook and Directory (2005), the demand for television programs still exceeded the supply by 6 million hours per year.
Production entities. The television production market is highly concentrated and dominated by state-owned entities. Although most television stations have internal production capabilities, according to CSM Media Research’s China Television Market Report (2004-2005), on average, 40% of original programming is purchased, and 20% is produced via cooperation with third party production companies.
According to the China Television Market Report (2004-2005), in 2004, 1,160 entities held requisite licenses from the government to produce television programs. Private production companies are gaining scale and importance, although their role is still limited.
The production of drama series, a particular type of television program, requires significant capital investment and specific licenses. According to the China Television Market Report (2004-2005), there were more than 700 drama series production entities in China by the end of 2003, mostly located around Beijing, Shanghai and Guangzhou. To engage in drama series production, an entity must either hold a license or cooperate with another entity that holds the license. There are two types of licenses: a type A drama series production license authorizes general drama series production and a type B drama series production license is a more limited license authorizing the production of a specific drama series. In 2004, 127 entities, including 24 private entities, had a type A drama series production license. According to the China Drama Series Market Report (2005-2006), the number of type A license holders increased to 143 by June 2004 while the number of private company holders remained the same.
Among all the drama series production entities, China Central Television was the biggest drama series producer, producing, internally or via cooperation, 89 drama series containing 1,498 episodes, which constituted 14% of the total production volume in China during 2004.
Television production revenue. According to the China Television Market Report (2004-2005), the price of a television program is typically determined by the expected and actual ratings of the program, the perceived quality of the channel, the time slot for which the program is suitable and the buyer’s budget. For a drama series, the price is also based on the topic, the casting and the production cost. Typically, an episode of a modern drama series suitable for broadcasting at primetime, which runs from 7 p.m. to 9 p.m., would sell for an average price between RMB 300,000 ($38,000) and RMB 400,000 ($51,000) for nationwide broadcasting and an average price between RMB 40,000 ($5,000) and RMB 50,000 ($6,000) for citywide broadcasting in a large city such as Shanghai or Beijing. The price decreases by approximately 50% for dramas not suitable for broadcasting at primetime. Among non-drama series television programs, variety shows command higher prices, at approximately from RMB 2,000 ($260) to RMB 3,000 ($380) per episode.
Advertising service providers
Advertising services include creative services, advice, account management, production of advertising material, media planning, placing advertising, research, and analysis. An advertising agency may provide a range of these services. There may be multiple advertising agents involved in any given advertising process. The role of an advertising agent may be an independent intermediary between media distribution platforms and companies seeking to place advertisement. In addition, some media platforms and advertiser companies will assign an agent or an in-house department to act as the broker, account manager, or creative management for their advertising sales.
In contrast to the world’s developed markets, the Chinese advertising market is fragmented. According to the State Administration of Industry and Commerce, there were approximately 84,300 advertising agencies in China by the end of 2005. Many companies in China are local, with regional distribution and advertising budgets which are much better served by regional advertising. In addition, nationwide advertising media is not common, which makes it difficult to create a nation-wide advertising campaign. These factors tend to favor the smaller independent advertising agencies that are more likely to have better local knowledge and connections with the local media.

Regulation
The PRC government imposes extensive regulations and censorship over the media industry, including television, radio, newspapers, magazines, advertising, media content production, and the market research industry. This section summarizes the principal PRC regulations that are relevant to our lines of business.
Regulatory authorities
The legal regime in China consists of the National People’s Congress, the State Council, which is the highest authority of the executive branch of the PRC central government, various ministries and agencies under the State Council’s authority and their respective authorized local branches. Our businesses in China in the media and the market research industries are subject to a number of existing laws, regulations, circulars, decisions, and opinions issued by various authorities, including:

•	the National People’s Congress;

•	the State Council;

•	the National Development & Reform Commission, (formerly the State Development and Planning Commission);

•	the Ministry of Commerce, a combination of the former Ministry of Foreign Trade and Economic Co-operation, the State Economy and Trade Commission, and the State Development and Planning Commission;

•	the State Administration for Industry and Commerce;

•	the Ministry of Culture;

•	the State Administration of Radio, Film & Television;

•	the General Administration for Press and Publication (formerly the State Press and Publications Administration);

•	the National Bureau of Statistics; and

•	the Ministry of Information Industry.
Regulatory framework
The PRC laws and regulations that are relevant to our business generally fall into five categories:

•	laws and regulations restricting and governing investments of private capital in general and foreign capital in particular. For purposes of these restrictions under PRC laws, “foreign” investment includes investment from Hong Kong, Taiwan and Macau. As a result of these restrictions on investments of foreign and private capital, we conduct our businesses in China substantially through contractual arrangements with our affiliated PRC entities. To further comply with these restrictions, our affiliated PRC entities in our print and broadcasting groups operate through contractual arrangements with our business partners, including a television station, radio stations, a newspaper press office and a magazine press office;

•	industry specific laws and regulations that govern the entities and business activities within the specified industry;

•	copyright and trademark protection and domain name registration regulations, which we and our affiliated entities use to protect our and their intellectual property;

•	regulations on foreign currency exchange; and

•	regulations on tax.
According to our PRC counsel, Commerce & Finance Law Offices, the ownership structures, businesses and operations of our subsidiaries and affiliated entities in China comply in all material respects with all existing PRC laws and regulations.
Regulations on investment of foreign and private capital in the media, advertising and market research industries
Three principal regulations govern the investment of foreign and private capital in the media, advertising and market research industries:

•	the Foreign Investment Industrial Guidance Catalog, or the Catalog, jointly promulgated by the National Development & Reform Commission and the Ministry of Commerce on November 30, 2004 and which became effective as of January 1, 2005;

•	the Several Decisions on the Entry of Private Capital into the Culture Industry, or the Decisions, issued by the State Council on April 13, 2005; and

•	the Several Opinions on Foreign Investment in the Culture Sector, or the Opinions, jointly issued by the State Administration of Radio, Film and Television, the Ministry of Culture, the General Administration for Press and Publication, the National Development & Reform Commission and the Ministry of Commerce on July 6, 2005.
Under the Catalog and the Opinions, the investment of foreign capital is prohibited or restricted in companies that conduct various aspects of the television, radio, publishing and market research businesses, as described below, but is permitted in the advertising business.
The Decisions affect the investment of private capital in companies that engage in the business of television, radio, publishing, advertising and media content production. Under the Decisions, investment of private capital is prohibited or restricted in many aspects of the television, radio and publishing business areas, as described below, but is allowed in other business areas such as advertising and the production of drama series.
The following discussion summarizes the relevant regulations, including the three principal ones discussed above, governing the investment of foreign and private capital in each of our lines of business.
Television and radio
Television and radio stations. According to the Regulations on the Administration of Radio and Television, promulgated by the State Council on August 11, 1997, Detailed Procedures for the Financing of Radio Film and Television Conglomerates, promulgated by the State Administration of Radio, Film and Television on December 20, 2001, and the Measures for the

Administration of Examination and Approval of Radio Stations and Television Stations, promulgated by the State Administration of Radio, Film and Television on August 18, 2004, radio stations, television stations, radio frequencies or television channels may only be established and operated by the government. Pursuant to the Opinions and the Decisions, foreign or private capital may not be invested to establish or operate radio stations, television stations or transmission networks, broadcast radio or television programs, or operate radio frequencies or television channels for radio or television stations. Under the Opinions and the Circular on the Further Strengthening of the Supervision of Radio and Television Channels, or the Supervision Circular, promulgated by the State Administration of Radio, Film and Television on August 4, 2005, foreign investors are prohibited from operating radio frequencies or television channels by means of providing advertising, printing or distribution services.
We and our affiliated entities do not own or operate television or radio stations. Neither do we nor our affiliated entities operate television channels or radio frequencies. Through our contractual arrangements with our strategic partner, Shanghai Camera, our affiliated entity provides consulting and advisory services to Shanghai Camera, including the production or sourcing of the content and advertisements placed on Inner Mongolia Satellite Television, a unit of Inner Mongolia Television Station. In our Fortune China financial program business, our affiliated entity produces financial programs to be broadcast on satellite channels and provincial and city channels in exchange for advertising or syndication revenues. In our radio business, our affiliated entity has the exclusive rights to sell advertising for and the rights to provide content to radio stations.
The content provision by our affiliated entities for our business partners is allowed under PRC laws and regulations and the content is subject to review and approval by the radio and television stations. There is a risk that the strategic partnerships we or our affiliated entities have may be deemed to have the actual effect of operating radio or television stations under the Opinions or Supervision Circular. See “Risk factors—Risks related to the regulation of our business and to our structure—If the PRC government finds that the agreements that establish the structure for operating our China businesses do not comply with PRC governmental restrictions on foreign investment in the media and market research industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations”.
Television and radio program and drama series production. According to the Regulations on the Administration of Radio and Television Stations, the Interim Provisions on the Administration of Sino-foreign Equity and Contractual Joint Ventures of Radio and Television Program Production, or the Regulations, promulgated by the State Administration of Radio, Film and Television on October 28, 2004, wholly foreign owned enterprises are prohibited from producing radio and television programs or drama series. A joint venture between a Chinese and a foreign partner is permitted for these activities, and a foreign investor is permitted to hold up to 49% of the equity interest, subject to certain restrictions. Under the Decisions, investment of private capital is encouraged in the production of drama series.
We do not directly engage in the production of radio and television programs or drama series, nor have we set up any joint ventures for that purpose. Our affiliated PRC entities engage in the production of television programs. For our drama series production, our affiliated PRC entities cooperate with third parties who hold drama series production licenses to produce our drama series. For details, see “Arrangements with partners and suppliers” and “Corporate structure”.

Newspapers and magazines
Publication of newspapers or magazines. Under the Catalog and the Decisions, investment of foreign or private capital is not permitted in the establishment or operation of newspapers, publishing institutions or news agencies or in the operation of newspaper or magazine sections. However, the investment of foreign or private capital is permitted in companies engaging in the printing and wholesale or retail distribution of newspapers or magazines. Under the Opinions, foreign investors are prohibited from providing wholesale or retail distribution, printing or advertising services to the publishing institutions if the actual effect is to operate newspaper or magazine sections or to engage in the editorial work for or to publish newspapers or magazines.
We and our affiliated entities do not engage in the business of publishing newspapers or magazines. We and our affiliated entities provide management and information consulting services to various publishing institutions in relation to the Economic Observer newspaper and Money Journal magazine. For details in relation to the magazine and newspaper, see “Arrangements with partners and suppliers” and “Corporate structure”. To our best knowledge, these publishing institutions have the requisite approvals and licenses to publish newspapers or magazines. There is a risk that the strategic partnerships we or our affiliated entities have with these publishing institutions may be deemed to have the actual effect of operating newspaper or magazine sections. See “Risk factors—Risks related to the regulation of our business and to our structure—If the PRC government finds that the agreements that establish the structure for operating our China businesses do not comply with PRC governmental restrictions on foreign investment in the media and market research industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations”.
Printing. According to the Provisional Regulation on Establishment of Foreign Invested Printing Enterprises promulgated by the General Administration for Press and Publication and the Ministry of Commerce on January 29, 2002, the Opinions and the Decisions, investment of foreign and private capital is permitted in the business of printing newspapers or magazines in China. Foreign investment must take the form of joint ventures in which a PRC investor must hold the controlling interest, but private investment is not under the same restriction.
We and our affiliated entities do not print newspapers or magazines. Rather, our affiliated entities provide management and information consulting services to the publishing institutions on outsourcing the printing of Money Journal and the Economic Observer to third party service providers.
Distribution. Under the Catalog and the Decisions, the investment of foreign capital is prohibited in companies engaging in the general distribution of newspapers or magazines. According to the Measures for the Administration of Foreign-invested Enterprises in Distribution of the Books, Newspapers and Periodicals, or the Measures, promulgated by the General Administration for Press and Publication and the Ministry of Commerce on March 17, 2003, investment of foreign capital is permitted in companies that engage in wholesale and retail distribution of newspapers or magazines. Wholesale distribution, for which foreign investment was permitted starting December 1, 2004, is the non-exclusive distribution of publications to other entities in the publication related businesses, such as newsstands and bookstores. Retail distribution, for which foreign investment was permitted starting on May 1, 2003, is the non-exclusive distribution of publications to readers.
We and our affiliated entities do not currently engage in the general, wholesale or retail distribution of newspapers or magazines. Our affiliated PRC entities provide management and information consulting services to the respective press offices on outsourcing the wholesale and retail distribution of Money Journal and the Economic Observer to third party service providers.
Advertising
Under the Catalog and the Administrative Provision on Foreign Investment in the Advertising Industry, jointly promulgated by the State Administration for Industry and Commerce and the Ministry of Commerce on March 2, 2004, foreign investors can invest in PRC advertising companies through either wholly-owned enterprises or joint ventures with Chinese parties. Since December 10, 2005, foreign investment in PRC advertising companies has been allowed to be up to 100% equity interest. However, the foreign investors are required to have at least three years of direct operations in the advertising industry as their core businesses outside of the PRC. This requirement is reduced to two years if foreign investment in the advertising company is in the form of a joint venture. Advertising enterprises with foreign capital investment can engage in advertising design, production, publishing and agency, provided that certain conditions are met and necessary approvals are obtained. Under the Decisions, private capital is allowed to conduct outdoor advertising activities and production of advertising programs.
We primarily operate our advertising businesses in Beijing, Shanghai and Shenzhen through our affiliated PRC advertising companies. For details, see “Corporate structure”. In addition, our Hong Kong advertising subsidiary, Active Advertising Agency Limited, or Active Advertising Hong Kong, has been engaged in the advertising business in Hong Kong since 1997 and satisfied the track record requirement under applicable regulations. Therefore, Active Advertising Hong Kong was qualified to establish our wholly-owned domestic PRC subsidiary, Active Advertising (Guangzhou), Co., Ltd., or Active Guangzhou, to conduct part of our advertising business in China.
Research
Under the Catalog, the investment of foreign capital is permitted in the market research industry through a joint venture with a PRC entity. There are currently no rules restricting the investment of private capital in the market research industry. Nevertheless, we do not directly operate in the market research industry, but rather engage in such business through our affiliated PRC entities. For details, see “Corporate structure”.
Regulations on television and radio industry
Radio and television program production
According to the Regulations on the Administration of Radio and Television and the Provisions on the Administration of Radio and Television Program Production promulgated by the State Administration of Radio, Film and Television on July 19, 2004, entities engaging in the production of radio and television programs, such as feature programs, general programs, drama series and animations, and the trading activities and agency services on the copyrights of such programs must first obtain preliminary approval from the State Administration of Radio, Film and Television or its provincial branches for the appropriate license. Then the entity must register with the State Administration for Industry and Commerce to obtain or update its business license.
The establishment of a production company for drama series must be approved by the State Administration of Radio, Film and Television. Such company must also obtain the appropriate licenses from the provincial branches of the State Administration of Radio, Film and Television. There are two types of drama series production licenses. The first type is a general license applicable to all drama series produced by the license holder during the two-year term. The second type is a specific license applicable to the specific drama series identified on the license.
In our media production and broadcasting groups, our affiliated PRC entities engaging in media content production have all obtained the requisite business licenses and appropriate licenses for television program production. For our drama series production, our affiliated entity cooperates with third parties who hold drama series production licenses to produce our drama series.
Regulations on the publication industry
Publication of newspapers or magazines
The publication industry in China is governed by the Regulations on the Administration of Publication, promulgated by the State Council on December 25, 2001, and the Provisions on the Administration of the Publications Market, promulgated and amended by the General Administration for Press and Publication on June 16, 2004. These regulations govern publication activities including the publishing, printing, reproduction, importing and distribution of publications, including newspapers, magazines, books, audio and video products and electronic publications published by lawfully established press offices with the proper government approval. Such institutions may include, among others, newspaper agencies and periodical publication agencies. The establishment of a publishing institution requires approval from the General Administration for Press and Publication. The publishing institution must be sponsored by a sponsoring entity and supervised by a supervising entity, both duly authorized by the General Administration for Press and Publication on a case by case basis. The sponsoring entity and the supervising entity may be the same entity.
After establishment, a newspaper or magazine press office must apply for a license for newspaper publication or a license for periodical publication and obtain a domestic unified serial number, for the newspaper or the magazine. No newspaper or magazine press office may sell, lease, or transfer its own name or the domestic unified serial number, name or section of the publication, nor shall it lend, transfer, lease or sell its license(s).
A press office shall implement a system of editorial accountability to ensure that its published content complies with applicable laws. No publication shall, among other things, contain content that may violate, or may be deemed to violate the basic principles of the PRC Constitution, jeopardize state unification, harm sovereign and territorial integrity, divulge state secrets or jeopardize state security.
In our print group, we, including our affiliated entities, provide management and information consulting services on distribution and printing to, and have the exclusive rights to sell advertising for, Money Journal. In addition, for the Economic Observer, we, including our affiliated entities, provide management and information consulting services on distribution and assist in the management of the printing, as well as provide proposals and views on the editing, content, appearance, and format of the newspaper. For details, see “Arrangements with partners and suppliers”. To the best of our knowledge, the press offices of these publications are properly established and have the requisite approvals and licenses.
Printing of publications
According to the Regulations on the Administration of Publication, entities engaged in the business of printing publications shall first obtain approval from the provincial branch of the General Administration for Press and Publication and then register with the public security bureau and the local branch of the State Administration for Industry and Commerce. A press office shall not commission an entity that has not obtained the requisite approval to provide printing services.
In our print group, our affiliated entities provide management and information consulting services to a press office on the printing of Money Journal and assist a press office in the management of the printing of the Economic Observer, including on outsourcing the printing of these publications to third-party service providers. To the best of our knowledge, these printing service providers have the requisite approvals. Our affiliated entities advise the press offices to periodically monitor these service providers to ensure that they have obtained all required approvals, although it is possible that one or more of these printing service providers may not be in compliance with all PRC regulations at all times. If we or our affiliated entities learn that any of the printing service providers are not in compliance with applicable laws and regulations, our affiliated entities will advise the press offices to notify the printing service providers of the need to complete any steps necessary to obtain the required licenses and approvals and to terminate a contract with a printing service provider if necessary.
Distribution of publications
According to the Regulations on the Administration of Publication, entities engaging in the general distribution of newspapers or magazines must obtain approval from the General Administration for Press and Publication. Entities engaging in the wholesale distribution or retail distribution of newspapers or magazines must obtain approval from GAPP branches at the provincial and county level. The distribution of newspapers or magazines by post shall comply with the postal law.
In our print group, our affiliated entities provide management and information consulting services to the press offices for Money Journal and the Economic Observer in relation to engaging local distribution service providers to carry out the wholesale and retail distribution of the magazine or newspaper. To our knowledge, these press offices and the wholesale and retail distributors have the requisite approvals and licenses to distribute magazines or newspapers, except for Guangzhou Jingyu Culture Development Co., Ltd., a distribution service provider that is the primary general distributor engaged in the retail and wholesale distribution of Money Journal. Our affiliated entities advise the press offices to periodically monitor these wholesale and retail service providers to ensure that they have obtained all required licenses, although it is possible that one or more of these distributors may not be in compliance with all PRC regulations at all times. If we or our affiliated entities learn that any of the distributors are not in compliance with applicable laws and regulations, our affiliated entities will advise the publishing institutions to notify the distributors of the need to complete any steps necessary to obtain the required licenses and approvals and to terminate a contract with the distributor if necessary.
Regulations on the advertising industry
Establishment of advertising entities
The principal regulations governing the PRC advertising industry include:

•	the Advertising Law promulgated by the National People’s Congress on October 27, 1994;

•	the Administration Regulations of Advertising Industry, promulgated by the State Council on October 26, 1987;

•	the Implementation Rule of Advertising Industry Administration, or the Implementation Rule, promulgated by the State Administration for Industry and Commence on January 9, 1988, amended in 1998, 2000 and 2004, and effective as of January 1, 2005; and

•	the Measures on Administration of Advertising Operation Licenses, promulgated by the State Administration for Industry and Commence on November 30, 2004.
Under these regulations, advertising companies may only engage in the advertising business if they have obtained from the State Administration for Industry and Commence or its local branches a business license which specifically includes operating an advertising business within its business scope. A company conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. Subject to annual examination, the business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. Furthermore, pursuant to the Implementation Rule, certain entities, including, but not limited to, radio and television stations and publishing institutions, must also obtain an advertising operating license from a branch of the State Administration for Industry and Commence at the county level or above before they can engage in the advertising business. These licenses will set forth the permitted advertising activities.
We conduct our advertising business in China through Active Guangzhou and our affiliated PRC entities. Each of them has obtained the licenses to operate an advertising business from the State Administration for Industry and Commence or its local branches as required by PRC regulations.
We and our affiliated entities work with various advertising agents in our broadcasting business. To the best of our knowledge, these advertising agents also have the requisite business licenses and advertising operating licenses, where applicable. We and our affiliated entities periodically monitor these advertising agents to ensure that they have obtained all required licenses, although it is possible that one or more of them may not be in compliance with all PRC regulations at all times. If we or our affiliated entities learn that any of them is not in compliance with applicable regulations, we or our affiliated entities will notify the entity of the need to complete any necessary steps to receive the required licenses. Under the contracts between our affiliated entities and the advertising agents, our affiliated entities have the rights to claim compensation for any direct or indirect losses caused by the non-compliance of the advertising agents. We and our affiliated entities will take steps to terminate the contract with such advertising agents if necessary.
In addition, to our best knowledge, the publishing institutions and radio stations we and our affiliated entities work with, as well as Inner Mongolia Television Station and Hunan Television Station, have the requisite business licenses and advertising operating licenses.
Advertising content
PRC advertising laws and regulations set forth certain content requirements for advertisements in China, which include prohibitions on, among other things, false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. It is prohibited to disseminate tobacco advertisements via radio, film, television, newspapers or magazines. It is also prohibited to display tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through radio, film, television, newspapers, magazines, out-of-home and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to relevant administrative authorities for content approval prior to dissemination.
Advertisers, advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to ensure that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the State Administration for Industry and Commerce or its local branches may revoke violators’ licenses or permits for advertising business operations. Furthermore, advertisers, advertising agencies or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.
As we and our affiliated entities conduct our business in the advertising industry, we and they take steps to make sure that all of our and their advertisements comply with relevant laws and regulations. The advertisements placed by our advertising group, on or through Fortune China, Inner Mongolia Satellite Television, EasyFM of Shanghai and Beijing, the Economic Observer, Money Journal and on or through other media platforms, are subject to the review and final approval of the partners through whom we place the advertisement. Our business partners employ qualified advertising inspectors who are trained to review advertising content for compliance with relevant laws and regulations. We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements broadcast by Inner Mongolia Satellite Television, with Fortune China, or by EasyFM of Shanghai or Beijing, or printed by the Economic Observer or Money Journal, or the advertisements created or placed by our advertising group. In the event that some of the advertisements our advertising customers or agencies provide to us or our affiliated entities and which we or our affiliated entities include in advertising are not in compliance with relevant PRC advertising laws and regulations, or when these advertisements that we or our customers or agencies place have not received required approval from the relevant local supervisory bodies, such as the local branches of the State Administration for Industry and Commerce, or do not comply with content requirements, we will remove the advertisements or advise our business partners to remove the advertisements as soon as we notice such violations.
Operational matters of the advertising business
Under the Advertising Law, registration, review and filing systems need to be established and maintained for the operation of entities engaged in the advertising business. Advertising fees must be reasonable, and rates and fee collection methods must be filed with the PRC Commodity Price Administration and the State Administration for Industry and Commerce for their records. Under the Implementation Rule, the advertising agent fee must be 15% of the advertising cost. The advertising customer must provide relevant documents, including certificates rendered by relevant supervisory administrations before it can broadcast or place its advertisements.
As we and our affiliated entities conduct our business in the advertising industry, we and they take steps to make sure that all of our and their operations are in compliance with relevant laws and regulations.
Outdoor advertising
Laws and regulations generally applicable to advertisements in the PRC are all applicable to outdoor advertisements. In addition, outdoor advertising is subject to regulation under the Measure for the Administration of Registration of Outdoor Advertisements, promulgated by the State Administration for Industry and Commerce on December 8, 1995, amended on December 3, 1998 and May 22, 2006, which became effective on July 1, 2006.
Under the Advertising Law, the exhibition and display of outdoor advertisements may not:

•	utilize traffic safety facilities and traffic signs;

•	impede the use of public facilities, traffic safety facilities and traffic signs;

•	obstruct commercial and public activities or damage the urban area landscape;

•	be placed in restricted areas near government offices, cultural landmarks or historical or scenic sites; or

•	be placed in areas prohibited by the local governments from having outdoor advertisements.
Under the Measure for the Administration of Registration of Outdoor Advertisements, all outdoor advertisements must be registered with the local branches of the State Administration for Industry and Commerce above county level before dissemination. The advertising distributors are required to submit a registration application form and other supporting documents for registration. After review and examination, if an application complies with the requirements, the local branches of the State Administration for Industry and Commerce will issue an Outdoor Advertising Registration Certificate for the advertisement. Outdoor advertisements shall be published in accordance with the contents stipulated in the register such as venue, format, specification and time period, which cannot be altered without prior approval. The content of the outdoor advertisement must be submitted for filing with the local branches of the State Administration for Industry and Commerce.
Local governments also have regulations relating to outdoor advertising, such as the Measures for the Administration of the Installation of Outdoor Advertisements in Shanghai Municipality, promulgated on December 15, 2004 and effective as of February 1, 2005 in Shanghai, and the Measures for the Administration of the Installation of Outdoor Advertisements in Beijing Municipality, passed on June 22, 2004 and promulgated on August 5, 2004 and effective as of October 1, 2004 in Beijing.
We operate our campus billboard advertising business in China via our affiliated PRC entity. Our operation is currently in Shanghai only. We have received a verbal interpretation from the relevant Shanghai authorities that our affiliated entity does not need a license for outdoor advertising as billboards on a university campus are not considered “outdoor” advertising. We and our affiliated entity take steps to make sure that all of our affiliated PRC entity’s campus billboard advertisements are in compliance with relevant laws and regulations.
Marketing services
The laws and regulations generally applicable to the advertising industry are also applicable to the marketing services business. In our marketing services business, our affiliated PRC entity places advertising posters at various event venues. These posters are defined as “normal print advertisements” under the Print Advertisements Administrative Regulations, promulgated by the State Administration for Industry and Commerce on January 13, 2000, as amended on November 30, 2004. Under these regulations, print advertisements must not be placed in areas prohibited by laws or regulations, such as controlled areas around governmental buildings. Such print advertisement must not include non-advertisement content such as news. Such print advertisement must contain the names and addresses of the advertiser and the advertising agents or distributors.
We and our affiliated entities take steps to make sure that all of our and their advertisements in marketing services are in compliance with relevant laws and regulations.
Regulations on the market research industry
Pursuant to Measures Governing the Administration of Foreign-related Surveys issued by the National Bureau of Statistics on October 13, 2004, foreign-related market research includes market research conducted under the commission or financial aid of, conducted in cooperation with or whose materials and results are to be provided to any overseas organization, overseas individual or the agency in China of any overseas organization. Foreign-related market research must be conducted through a research institution that holds the appropriate license issued by the National Bureau of Statistics or its counterparts at the provincial level.

We conduct our market research business, including foreign-related market research, through our affiliated PRC entities, which have the requisite licenses to conduct such foreign-related market research.
Regulations on intellectual property protection
China has adopted legislation governing intellectual property rights, including copyrights, registered trademarks, exclusive rights and patent rights. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in December 2001.
Copyright
The National People’s Congress amended the Copyright Law on October 27, 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.
To address the problem of copyright infringement related to content posted or transmitted over the Internet, the National Copyright Administration and the Ministry of Information Industry jointly promulgated the Administrative Measures for Copyright Protection Related to the Internet on April 30, 2005, which became effective on May 30, 2005.
Our affiliated entity Economic Observer Advertising has the contractual right to acquire the copyrights of the Economic Observer when permitted by law. Our affiliated entity Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. owns the copyrights of the Fortune China series of programs. Our affiliated entity Beijing Century Media Culture Co., Ltd. also shares the copyrights to certain drama series that were produced in cooperation with third parties who hold drama series production licences. We own the copyrights of the content provided by us to Money Journal. We and our affiliated entities rely on the protection of relevant copyright laws.
Trademark
The PRC Trademark Law, adopted on August 23, 1982 and revised on October 27, 2001, protects the proprietary rights to registered trademarks. The Trademark Office under the State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Upon its expiration, a second term of ten years may be granted. Trademark license agreements must be filed with the records of the Trademark Office. In addition, if a registered trademark is recognized as a well-known trademark in a specific case, the proprietary right of the trademark holder may be extended beyond the registered sphere of products and services of the trademark in such case.
We plan to file to register the name and trademark of “Xinhua Finance Media” in the PRC. Our business partner has registered “IMTV” with the Trademark Office. Beijing Perspective and Money Journal Publication Limited have registered a symbol resembling an “F” and the Chinese name for “Money Journal” with the Trademark Office, respectively. Our business partners have also registered “EEO.com.cn”, “The Economic Observer”, “The Observer Forum”,

“China Blue Chip Real Estate”, “The Most Respected Companies of China; The20”, “EasyFM” and the Chinese equivalents for each of these with the Trademark Office.
Moreover, Xinhua Financial Network Limited, or Xinhua Financial Network, a subsidiary of our parent, entered into an agreement with China Economic Information Service, under which Xinhua Financial Network and its affiliates were granted the right to use the word “Xinhua” as the first name worldwide. Either our parent or Xinhua Financial Network has also registered the trademark for the logo containing “Xinhua Finance” and the name “Xinhua” in the U.S., Hong Kong, Japan and South Korea, and our parent has applied to register its logo in the PRC. We have in turn entered into a trademark license agreement with Xinhua Financial Network, under which we and our subsidiaries were granted a non-exclusive worldwide license to use the trademark “Xinhua”. We rely on the trademark laws to protect our rights under the agreements to use the word.
Domain names
On November 5, 2004, the Ministry of Information Industry amended the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names with the affix “.cn.” Domain name disputes are governed by the Measures on Domain Name Dispute Resolution promulgated by the Chinese Internet Network Infrastructure Center on September 25, 2002, which was revised on March 17, 2006. Under the Measures on Domain Name Dispute Resolution, the Chinese Internet Network Infrastructure Center can authorize domain name dispute resolution institutions to decide disputes. We, our affiliated entities and strategic partners have registered many domain names. There are some domain names that one of our affiliated entities uses for which it is unclear if the registrations rest with our affiliated entity or with its management.
Some of the domain names we and our affiliated entities use have been registered by third parties, and some have not been registered.
Regulations on foreign currency exchange
Foreign currency exchange
Pursuant to the Foreign Currency Administration Rules promulgated on January 29, 1996 and amended on January 14, 1997 and various regulations issued by State Administration of Foreign Exchange and other relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the State Administration of Foreign Exchange or its local branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by the State Administration of Foreign Exchange or its local branch. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.
The business operations of our PRC subsidiaries and affiliated entities, which are subject to the foreign currency exchange regulations, have all been in accordance with these regulations. We will take steps to ensure that the future operations of these PRC entities are in compliance with these regulations.
Foreign exchange registration of offshore investment by PRC residents
Pursuant to the the State Administration of Foreign Exchange’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or Circular No. 75, issued on October 21, 2005, (i) a PRC resident, including a PRC resident natural person or a PRC company, shall register with the local branch of the State Administration of Foreign Exchange before it establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise into a special purpose vehicle, or engages in overseas financing after contributing assets or equity interests into a special purpose vehicle, such PRC resident shall register his or her interest in the special purpose vehicle and the change thereof with the local branch of the State Administration of Foreign Exchange; and (iii) when the special purpose vehicle undergoes a material event outside of China, such as change in share capital or merger and acquisition, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of the State Administration of Foreign Exchange. PRC residents who are shareholders of special purpose vehicles established before November 1, 2005 were required to register with the local State Administration of Foreign Exchange branch before March 31, 2006.
Under Circular No. 75, failure to comply with the registration procedures set forth above may result in penalties, including restrictions on a PRC subsidiary’s foreign exchange activities and its ability to distribute dividends to the special purpose vehicle.
On January 5, 2007, the People’s Bank of China promulgated the “Measures for the Administration of Individual Foreign Exchange”, and on the same date the State Administration of Foreign Exchange further promulgated the implementation rules on those measures. Both became effective on February 1, 2007. According to the implementation rules, if an individual in the PRC participates in any employee stock ownership plan or stock option plan of an overseas listed company, the individual must apply to the State Administration of Foreign Exchange or the appropriate local branch for approval for any foreign exchange-related transactions concerning that plan.
Dividend distribution
The principal regulations governing dividend distributions by foreign owned enterprises include:

•	The Wholly Foreign Owned Enterprise Law, promulgated by the National People’s Congress on April 12, 1986 and amended on October 31, 2000; and

•	The Wholly Foreign Owned Enterprise Law Implementing Rules, promulgated by the National People’s Congress on December 12, 1990 and amended on April 12, 2001.

Under these regulations, wholly or partially foreign owned enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to contribute to certain reserve funds. These reserves are not distributable as cash dividends.
Tax
For a discussion of applicable tax regulations, see “Management’s discussion and analysis of financial condition and results of operations— Taxation”.

Corporate structure
Our group structure
After this offering, we will be a 36.6% owned direct subsidiary of Xinhua Finance Limited, a public company incorporated in the Cayman Islands and listed on the Mothers Board of the Tokyo Stock Exchange. Due to our parent’s ownership of class B common shares, our parent will hold 85.3% of the voting power of our common shares. Xinhua Finance Limited, together with its direct and indirect subsidiaries, is an integrated service provider of financial information products focused on China’s financial markets and international financial markets. Our parent offers the following principal services:

•	Market indices. Our parent provides equity indices and bond indices measuring the performance of China’s stock and bond markets, all developed according to methodology used in international markets. Our parent also provides a customized U.S. index that tracks dividend-paying equities in the U.S.

•	Ratings. Our parent issues public information ratings based on publicly available information, according to methodology generally used in international markets. The group also offers a comprehensive global portfolio of company, securities, and financial information along with research and analytical tools.

•	Financial news and analysis. Our parent provides financial news mainly covering China’s financial markets and international financial markets, as well as a comprehensive range of analytical reports and products for China and the international markets, covering economic developments, fixed-income and foreign exchange, currency and interest rate movements, government policies and central bank activities.

•	Investor relations. Our parent offers corporate announcement services that allow companies inside and outside of China to communicate their news and events. Our parent also offers investor and public relations services.
Our history
We were incorporated on November 7, 2005 in the Cayman Islands. We acquired several companies from our parent, Xinhua Finance Limited, and continue to make acquisitions. To date, we have acquired eight businesses that form our five operating groups. For a detailed description of our acquisitions, see “Management’s discussion and analysis of financial condition and results of operations— Acquisitions”. The acquisitions are:

•	Media Production. Our parent, through a subsidiary, lent funds to two PRC citizens, who used the funds to buy a combined 100% equity interest in Beijing Century Media Culture Co., Ltd., or Beijing Century Media, on September 9, 2005. On the same day, the subsidiary of our parent entered into a set of agreements with these two PRC citizens to give our parent effective control over Beijing Century Media. Our parent transferred its control of Beijing Century Media to us through one of our affiliated entities on March 16, 2006.

•	Broadcasting. Our broadcasting group was formed through the following three acquisitions:

•	Upper Step. We signed a series of agreements pursuant to which we acquired 19.0% of the equity of Upper Step Holdings Limited, or Upper Step, on February 28, 2006. On

September 22, 2006, we acquired an additional 37.0% of the equity of Upper Step and on November 1, 2006, we acquired the remaining 44.0% of the equity of Upper Step.

•	Beijing Perspective. Through our affiliated entity, we acquired 51.0% of the equity of Beijing Perspective Orient Movie and Television Intermediary Co., Ltd., or Beijing Perspective, on July 28, 2006. On January 31, 2007, our parent entered into a letter of intent by which it agreed to use its best efforts to enter into a purchase agreement for the remaining shares of Beijing Perspective by September 30, 2007. After the acquisition, we intend to purchase this equity from our parent.

•	Accord Group. We acquired 19.0% of the equity of Accord Group Investments Limited, or Accord Group, on January 23, 2006. On September 22, 2006, we acquired 61.0% of the equity of Accord Group and on November 1, 2006, we acquired the remaining 20.0% of the equity of Accord Group.

•	Print. Our print group was formed through the following two acquisitions:

•	Economic Observer Advertising. Through our affiliated entity, we acquired 50.0% of the equity of Beijing Jingguan Xincheng Advertising Co., Ltd., or Economic Observer Advertising, on June 8, 2006 and the remaining 50.0% of the equity of Economic Observer Advertising on September 15, 2006.

•	EconWorld Media. Our parent subscribed for 60.0% of the equity of EconWorld Media Limited, or EconWorld Media, on May 26, 2005 and transferred that interest to us on January 12, 2006. On June 8, 2006, we subscribed to one additional share of EconWorld Media. We acquired another 12.0% of the equity of EconWorld Media on June 21, 2006, and the remaining 28% on December 18, 2006.

•	Advertising. Our parent acquired 100% of the equity in Ming Shing International Limited, or Ming Shing, on January 12, 2006 and subsequently transferred Ming Shing to us on March 16, 2006. Ming Shing subsequently changed its name to Xinhua Finance Advertising Limited, or Xinhua Finance Advertising, on June 19, 2006.

•	Research. Through our affiliated entity, we acquired 51.0% of the equity of Shanghai Hyperlink Market Research Co., Ltd., or Hyperlink, on August 1, 2006. On September 18, 2006, we acquired the remaining 49.0% of the equity of Hyperlink through our affiliated entity.
Our corporate structure and contractual arrangements
We conduct a substantial portion of our operations in China through our contractual arrangements with certain of our affiliated entities and their shareholders, as well as certain of our direct subsidiaries in China. The affiliated entities, along with their subsidiaries, on which we rely to carry out our operations in China are:

•	Beijing Pioneer Media Advertising Co., Ltd., a wholly-owned subsidiary of Shanghai Yuan Zhi Advertising Co., Ltd., our affiliated entity, that acts as exclusive external advertising agent for Shanghai Camera Media Investment Co., Ltd., or Shanghai Camera;

•	Beijing Perspective, an affiliated entity that primarily engages in producing the Fortune China series of television programming;

•	Beijing Century Advertising Co., Ltd., or Century Media Advertising, an affiliated entity that has the exclusive rights to sell advertising for and provides non-news content to China Radio International’s EasyFM stations in Beijing and Shanghai;

•	Guangzhou Jingshi Culture Intermediary Co., Ltd., or Guangzhou Jingshi, an affiliated entity that has the exclusive rights to sell advertising for and provides management and information consulting services to Money Journal magazine;

•	Shenzhen Active Trinity Advertising Co., Ltd., or Shenzhen Trinity, and Beijing Taide Advertising Co., Ltd., or Beijing Taide, two affiliated entities whose subsidiaries include Chinese advertising agencies that also produce advertising;

•	Economic Observer Advertising, a wholly-owned subsidiary of Beijing Taide that has the exclusive rights to sell advertising for, and provide consulting services to the Economic Observer, a financial newspaper. Economic Observer Advertising also subcontracts events-related business to and serves as advertising agent for financial institution advertisers of the Economic Observer through Beijing Jingshi Jingguan Advertising Co., Ltd., its joint venture with Guangzhou Jingshi;

•	Beijing Century Media, a subsidiary of Beijing Taide that holds a group of subsidiaries primarily engaging in producing entertainment programming content for television stations, creating three-dimensional animations and special effects and providing broadcast design for television channels;

•	Hyperlink, a subsidiary of Beijing Taide that primarily engages in market research in China and provides services including overall market evaluation, consumer analysis, brand analysis and product evaluation; and

•	Beijing Xintai Huade Advertising Co., Ltd., an affiliated entity that carries out advertising services.
Our subsidiaries on which we rely to carry out our operations in China are:

•	Jia Luo Business Consulting (Shanghai) Co., Ltd., or Jia Luo, which provides consulting services and advisory services to Shanghai Camera;

•	New China Media (Shanghai) Co., Ltd., or New China, which primarily engages in providing services to Century Media Advertising;

•	EconWorld (Shanghai) Co., Ltd., or EconWorld Shanghai, which primarily engages in organizing events in China; and

•	Active Advertising (Guangzhou) Co., Ltd., or Active Guangzhou, which primarily operates as advertising agent for PRC customers.

We conduct a small portion of our operations in Hong Kong and Taiwan through the following two entities:

•	Money Journal Publication Limited, or Money Journal Publication Hong Kong, which engages primarily in providing management and information consulting services, including with respect to distribution, to Money Journal and its 100% owned subsidiary, Money Journal Advertising Company Limited, or Money Journal Advertising Hong Kong, which engages primarily in advertising for Money Journal in Hong Kong; and

•	Active Advertising Agency Limited, or Active Advertising Hong Kong, which primarily operates as an advertising agent to place advertising on media in Hong Kong.

The following diagram illustrates our corporate structure and the place of incorporation of each named entity as of the date of this prospectus.

(1)	Xinhua Finance Media wholly owns three other subsidiaries, Xinhua Finance Media (Shanghai) Co., Ltd., Xinhua Finance Media (Beijing) Co., Ltd. and Zhongxi Taihe Culture Consultation (Shanghai) Co., Ltd.

(2)	Xinhua Finance Media owns 100% of the equity interest in Upper Step Holdings Limited, or Upper Step, a British Virgin Islands company. Upper Step is the 100% equity owner of China Lead Profits Limited, or China Lead, a British Virgin Islands company. China Lead is the 100% equity holder of Jia Luo Business Consulting (Shanghai) Co., Ltd., or Jia Luo.

(3)	Xinhua Finance Media owns 100% of the equity interest in Accord Group Investments Ltd., a British Virgin Islands company, which owns 100% of the equity interest in Great Triumph Investments Ltd., or Great Triumph, a British Virgin Islands company. Great Triumph is the 100% owner of the equity interests in New China Media (Shanghai) Co., Ltd, or New China, a PRC company.

(4)	Xinhua Finance Media owns 100% of the equity interest in Xinhua Finance Advertising Limited, or Xinhua Finance Advertising, formerly known as Ming Shing International Limited, a British Virgin Islands company. Xinhua Finance Advertising owns 100% of the equity interest in Upper Will Enterprises Limited, a British Virgin Islands company, which in turn owns 100% of the equity interest in Active Advertising Agency Limited, or Active Advertising Hong Kong, a Hong Kong company. Active Advertising Hong Kong owns 100% of the equity interest in Active Advertising (Guangzhou) Co., Ltd.

(5)	EconWorld Media owns 100% of the equity interest in Money Journal Publication Limited, or Money Journal Publication Hong Kong, a Hong Kong company, 100% of the equity interest in EconWorld Publishing Limited, a Hong Kong company, and 100% of the equity interest in Financial World (Shanghai) Co., Ltd., a PRC company. Money Journal Advertising Company Limited, a Hong Kong company, is a wholly-owned subsidiary of Money Journal Publication Hong Kong.

(6)	Contractual agreements consist of a secured loan agreement entered by Wan Jun, the 51% shareholder of Shanghai Yuan Zhi Advertising Co., Ltd., or Yuan Zhi, an exclusive equity purchase option agreement entered into between Jia Luo and Wan Jun, and an equity pledge agreement and a subrogation agreement entered into among Jia Luo, Yuan Zhi and Wan Jun; a loan agreement entered by Li Guang Jie, the 49% shareholder of Yuan Zhi, an exclusive equity purchase option agreement entered into between Jia Luo and Li Guang Jie, and an equity pledge agreement and a subrogation agreement entered into among Jia Luo, Yuan Zhi and Li Guang Jie. Yuan Zhi has a wholly-owned subsidiary, Beijing Pioneer Media Advertising Co., Ltd.

(7)	Contractual agreements consist of a secured loan agreement entered by Wang Yong Hong, a member of the management team of and the 100% shareholder of Beijing Century Advertising Co., Ltd., or Century Media Advertising, an exclusive conditional equity purchase agreement entered into between New China and Wang Yong Hong, an equity pledge agreement and a subrogation agreement entered into among New China, Century Media Advertising, and Wang Yong Hong, and a service agreement between New China and Century Media Advertising.

(8)	Contractual agreements consist of a secured loan agreement entered by Jiang Gui Bin, the 50% shareholder of Guangzhou Jingshi Culture Intermediary Co., Ltd., or Guangzhou Jingshi, an exclusive conditional equity purchase agreement entered into between EconWorld (Shanghai) Co., Ltd., or EconWorld Shanghai, and Jiang Gui Bin, and an equity pledge agreement and a subrogation agreement entered into among EconWorld Shanghai, Guangzhou Jingshi and Jiang Gui Bin; a secured loan agreement entered into by Wang Yong Hong, the 50% shareholder of Guangzhou Jingshi, an exclusive conditional equity purchase option agreement entered into between EconWorld Shanghai and Wang Yong Hong, and an equity pledge agreement and a subrogation agreement entered into among EconWorld Shanghai, Guangzhou Jingshi and Wang Yong Hong.

(9)	Contractual agreements consist of a secured loan agreement entered by Eric An, the 50% equity shareholder of Beijing Taide Advertising Co., Ltd., or Beijing Taide, an exclusive conditional equity purchase agreement entered into between Active Guangzhou and Eric An, and an equity pledge agreement and a subrogation agreement entered into among Active Guangzhou, Beijing Taide and Eric An; a secured loan agreement entered by Wang Yong Hong, the 50% shareholder of Beijing Taide, an exclusive conditional equity purchase agreement entered into between Active Guangzhou and Wang Yong Hong, and an equity pledge agreement and a subrogation agreement entered into among Active Guangzhou, Beijing Taide and Wang Yong Hong.

(10)	Contractual agreements consist of a secured loan agreement entered by Eric An, the 50% equity shareholder of Shenzhen Active Trinity Advertising Co., Ltd., or Shenzhen Trinity, an exclusive conditional equity purchase agreement entered into between Active Guangzhou and Eric An, and an equity pledge agreement and a subrogation agreement entered into among Active Guangzhou, Shenzhen Trinity and Eric An, a secured loan agreement entered by Zhang Wen Jin, the 50% equity shareholder of Shenzhen Trinity, an exclusive conditional equity purchase agreement entered into between Active Guangzhou and Zhang Wen Jin, and an equity pledge agreement and a subrogation agreement entered into among Active Guangzhou, Shenzhen Trinity and Zhang Wen Jin.

(11)	Contractual agreements consist of a secured loan agreement entered by Kuang Peiyue, the 50% shareholder of Beijing Xintai Huade Advertising Co., Ltd., or Xintai Huade, an exclusive equity purchase option agreement entered into among Xintai Huade and Kuang Peiyue, and an equity pledge agreement and a subrogation agreement entered into between Xintai Huade, Active Advertising (Guangzhou) Co., Ltd. and Kuang Peiyue; a loan agreement entered by Wang Yue, the 50% shareholder of Xintai Huade, an exclusive equity purchase option agreement entered into between Xintai Huade and Wang Yue, and an equity pledge agreement and a subrogation agreement entered into among Xintai Huade, Active Advertising (Guangzhou) Co., Ltd. and Wang Yue.

(12)	Beijing Taide is the 80% shareholder of the following entities: Shangtuo Zhiyang International Advertising (Beijing) Co., Ltd., or Shangtuo Zhiyang, Beijing Longmei Television and Broadcast Advertising Co., Ltd., or Beijing Longmei, Beijing Jinlong Runxin Advertising Co., Ltd., or Beijing Jinlong Runxin. Wang Xiao Yu is the 20% equity holder of Shangtuo Zhiyang. Zhang Yi Ran and Zhou Jia are both the 10% equity holders of Beijing Longmei. Zhou Jia and Zhang Yu Yu are both the 10% equity holders of Beijing Jinlong Runxin. Wang Xiao Yu is a manager of Shangtuo Zhiyang. Zhou Jia is a manager of Beijing Longmei and of Beijing Jinlong Runxin. Beijing Taide is the 100% shareholder of Shanghai Yuanxin Advertising Intermediary Co., Ltd., a PRC company.

(13)	Beijing Perspective Orient Movie and Television Intermediary Co., Ltd., or Beijing Perspective, is the 100% shareholder of Beijing Perspective Orient Advertising Co., Ltd., or Beijing Perspective Orient Advertising, a PRC company.

(14)	Hunan Television and Broadcast Intermediary Co., Ltd., or Hunan Television & Broadcast, owns 40.5% of the equity interest in Beijing Perspective. Shenzhen Ronghan Investment Co., Ltd., a subsidiary of Hunan Television & Broadcast, holds the remaining 8.5% of the equity interest on behalf of Hunan Television & Broadcast. Hunan Television Station is a shareholder of Hunan Television & Broadcast.

(15)	Hyperlink has a wholly-owned subsidiary Guangzhou Hyperlink Market Research Co., Ltd., a PRC company.

(16)	Guangzhou Jingshi has a wholly-owned subsidiary Beijing Qiannuo Advertising Co., Ltd., a PRC company.

(17)	The remaining 3.3% of the equity interests of Beijing Workshop Communications Co., Ltd. is owned equally by Yu Gang and Xia Huai. Yu Gang is the Managing Director of our media production group. Xia Huai is Yu Gang’s wife.

(18)	The remaining 1% of the equity interests of Beijing Golden Ways Animation Production Co., Ltd., formerly Beijing Golden Ways Culture Development Co., Ltd., is owned equally by Yu Gang and Xia Huai.

(19)	The remaining 10% of the equity interests of Shanghai Heyuan Movie and Culture Co., Ltd. is owned by Xia Huai.
PRC laws and regulations currently impose different levels of restrictions or prohibitions on investment of foreign and private capital in the media industry, including television, radio, newspapers, magazines, advertising and media content production, and the market research industry. See “Regulation— Regulations on investment of foreign and private capital in the media, advertising and market research industries”. Our subsidiaries in China, which are considered as foreign-invested entities, are limited in their abilities to engage in operations in the media, advertising and market research industries. Accordingly, we operate our businesses in China primarily through our affiliated entities and their contractual arrangements with our strategic partners.
In our media production, advertising and market research businesses, our affiliated entities and their subsidiaries hold the requisite licenses and permits. See “Risk factors— Risks related to the regulation of our business and to our structure— Certain of our PRC operating companies or
In our media production, advertising and market research businesses, our affiliated entities and their subsidiaries hold the requisite licenses and permits. See “Risk factors— Risks related to the regulation of our business and to our structure— Certain of our PRC operating companies or strategic partners have previously engaged or may currently engage in activities without appropriate licenses or approvals or outside the authorized scope of their business licenses or permitted activities. This could subject those companies to fines and other penalties, which could have a material adverse effect on our business”. In our broadcasting and print businesses, our affiliated entities and their subsidiaries maintain some of the requisite licenses and permits to conduct the business, and enter into agreements with press offices, radio stations or television stations to provide them with various services and act as their advertising business party. See “Arrangements with partners and suppliers” for a description of those contractual relationships. We depend on these affiliated entities and their subsidiaries to operate a substantial portion of our businesses. We have entered into contractual arrangements with these affiliated entities and their shareholders, all PRC citizens, which enable us to:

•	exercise effective control over these affiliated entities and their respective subsidiaries;

•	in the case of Century Media Advertising, to receive a substantial portion of the economic benefits from the affiliated entity and its subsidiaries in consideration for the services provided by our subsidiary, New China; and

•	have an exclusive option to purchase all or part of the equity interests in the various affiliated entities and certain of their subsidiaries in each case when and to the extent permitted by PRC law.
We are expected to continue to depend on these affiliated entities and their subsidiaries to operate a substantial portion of our businesses unless and until we are permitted under PRC laws and regulations to directly own and operate media-related businesses without constraints. Under certain agreements we have with the shareholders of these entities, we may exercise the option to acquire the affiliated entities, in part or in whole, to make them our direct subsidiaries.
Agreements that provide effective control over our affiliated entities
To obtain effective control over our affiliated entities, our subsidiaries loaned money to PRC citizens for the purpose of contributing the registered capital to or acquiring an equity interest in our affiliated entities, in each instance to become shareholders in their own names. With each contracting shareholder, our subsidiary entered into four agreements relating to each shareholder’s interest in the affiliated entity. The contracting shareholders have effective control over our affiliated entities as a result of their shareholding. Consequently, we have effective control over our affiliated entities.
Loan agreement. Each contracting shareholder has entered into a loan agreement, as amended and restated, with our subsidiary, evidencing a zero interest loan granted to such shareholder. The contracting shareholder used the loan solely for the purpose of contributing or acquiring the registered capital of the affiliated entity. Each contracting shareholder also pledged all the equity interest in the affiliated entity as from time to time owned by him or her, as security for the contracting shareholder’s obligations under the loan agreement. The loan is due in full in 2016 and can be extended by mutual consent. During the term or extended term of the loan, the contracting shareholder may not repay all or part of the outstanding principal without our subsidiary’s prior written consent. Our subsidiary may accelerate the loan repayment upon certain events including, if the contracting shareholder quits or is dismissed or if our subsidiary purchases the shares in accordance with the exclusive conditional equity purchase agreement.
Each loan is payable in cash or otherwise as agreed in writing by our subsidiary and as permitted under the PRC laws, including but not limited to, by way of transferring to our subsidiary or a designated third party all or part of the equity interest in the affiliated equity held by the contracting shareholder, at a purchase price in accordance with the exclusive conditional equity purchase option agreement between our subsidiary and the contracting shareholder described below. Set forth below is a list of all loan agreements:

•	a loan agreement in the amount of RMB 100,000 ($13,000), entered into between Wan Jun, the 51% shareholder of Yuan Zhi and Li Guang Jie, the 49% shareholder of Yuan Zhi, as borrowers, and Jia Luo, as lender;

•	a loan agreement in the amount of RMB 3.0 million ($380,000), entered into between Wang Yong Hong, the 100% shareholder of Century Media Advertising, as borrower, and New China, as lender;

•	a loan agreement in the amount of RMB 500,000 ($64,000), entered into between Jiang Gui Bin, the 50% shareholder of Guangzhou Jingshi, as borrower, and EconWorld Shanghai, as lender;

•	a loan agreement in the amount of RMB 500,000 ($64,000), entered into between Wang Yong Hong, the 50% shareholder of Guangzhou Jingshi, as borrower, and EconWorld Shanghai as lender;

•	a loan agreement in the amount of RMB 300,000 ($38,000), entered into between Zhang Wen Jin and Eric An, each a 50% shareholder of Shenzhen Trinity, as borrowers, and Active Guangzhou, as lender;

•	a loan agreement in the amount of RMB 10.0 million ($1.3 million), entered into between Eric An and Wang Yong Hong, each a 50% shareholder of Beijing Taide, as borrowers, and Active Guangzhou, as lender;

•	a loan agreement in the amount of RMB 2.5 million ($320,000), entered into between Kuang Peiyue, the 50% shareholder of Xintai Huade, as borrower, and Active Guangzhou, as lender; and

•	a loan agreement in the amount of RMB 2.5 million ($320,000), entered into between Wang Yue, the 50% shareholder of Xintai Huade, as borrower, and Active Guangzhou, as lender.
Equity pledge agreement. Pursuant to equity pledge agreements among our subsidiary, such subsidiary’s affiliated entity, and each contracting shareholder of such affiliated entity, the contracting shareholder has pledged all of his or her equity interests in the affiliated entity, to our subsidiary to secure the performance of his or her obligations under the secured loan agreement and the exclusive equity purchase option agreement described below. Our subsidiary holds a capital contribution certificate signed by the affiliated entity’s legal representative and affixed with the company seal as evidence of the pledged equity held by that shareholder. However, we have been unable to register these equity pledges with the relevant public registrars, which could allow the shareholders to dishonor their pledges to us and re-pledge the shares to another entity or person. See “Risk factors— Risks related to the regulation of our business and to our structure— The shareholders of our PRC affiliated entities may breach our agreements with them or may have potential conflicts of interest with us, and we may not be able to enter further agreements to extract economic benefits from these entities, which may materially and adversely affect our business and financial condition”.
Subrogation agreement. Each of our relevant subsidiaries has entered into a subrogation agreement with its respective affiliated entity and the contracting shareholders of that affiliated entity. Each contracting shareholder has agreed to unconditionally and irrevocably appoint a person as designated in writing by our subsidiary from time to time with his or her shareholder’s voting rights and other shareholder’s rights for representing the shareholder at the shareholders’ meeting including the shareholder’s rights to sell or transfer the shareholder’s equity interest, change the registered capital, or merge, change the form, wind up or liquidate the entity. The contracting shareholder will provide all necessary assistance to the appointee. Each subrogation agreement will terminate upon the repayment in full of the indebtedness incurred under the secured loan agreement.
Agreements that provide the option to purchase the equity interest in the affiliated entity
Exclusive equity purchase option agreement. Each of our relevant subsidiaries has entered into an agreement with each contracting shareholder of such subsidiary’s affiliated entity, giving that subsidiary the right to purchase, directly or in the name of a nominee, from the respective contracting shareholder, in its sole discretion, part or all of the shareholder’s equity interests in the affiliated entity as and when permitted by PRC law. The purchase price to be paid by our subsidiary will be the same as the initial principal amount of the secured loan agreement between our subsidiary and the contracting shareholder, or any other amount as permitted by PRC law. Our subsidiary has the right to exercise the purchase right at any time by providing the shareholder with written notice 30 days in advance. The shareholder has agreed to execute with our subsidiary a binding equity transfer agreement upon the conclusion of the 30-day period or at such earlier time as agreed upon by the parties. The shareholder is required to use his or her best efforts to ensure timely finalization and government approval and registration of such equity transfer.
Agreements that transfer economic benefits to us
Service agreement. Century Media Advertising entered into a service agreement with New China on January 23, 2006. Under the service agreement, New China agreed to provide certain general administrative support and related services to Century Media Advertising. In consideration for the services provided, Century Media Advertising will pay a quarterly service fee in the amount of $38,500, plus or minus 10%, or such other amount as the parties may agree from time to time. The service fee will be paid by Century Media Advertising within 20 business days after the issuance of the financial reports of Century Media Advertising for each calendar year. The agreement has an initial term of two years starting from January 23, 2006, and will be automatically and perpetually renewed for two-year terms until New China serves a written notice of termination to Century Media Advertising at least seven business days before the expiry of the then current two-year term. Moreover, during any two-year term, New China has the right to terminate the agreement at any time without compensation by serving written notice 30 business days in advance. New China also has the right to terminate immediately with written notice to Century Media Advertising in the event Century Media Advertising materially breaches this agreement and fails to remedy such breach within ten business days from the date it receives written notice of such breach from New China. The agreement does not explicitly provide any right for Century Media Advertising to terminate the agreement.
We have not yet entered into further service agreements with other affiliated entities. See “Risk factors— Risks related to the regulation of our business and to our structure— The shareholders of our PRC affiliated entities may breach our agreements with them or may have potential conflicts of interest with us, and we may not be able to enter further agreements to extract economic benefits from these entities, which may materially and adversely affect our business and financial condition”.
In the opinion of Commerce & Finance Law Offices, our PRC legal counsel:

•	the ownership structures of our affiliated entities, Yuan Zhi, Century Media Advertising, Beijing Taide, Shenzhen Trinity, Xintai Huade and Guangzhou Jingshi, and our subsidiaries in China, comply in all material respects with all existing PRC laws and regulations;

•	the contractual arrangements among our PRC subsidiaries, affiliated entities and their shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

•	the business operations of our subsidiaries in China and our affiliated entities and their respective subsidiaries comply in all material respects with existing PRC laws and regulations.
We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government finds that the agreements that establish the structure for operating our PRC media related businesses do not comply with PRC government restrictions on foreign investment in the media industry, we could be subject to severe penalties including being prohibited from continuing operation. See “Risk factors— Risks related to the regulation of our business and to our structure”.

Arrangements with partners and suppliers
We rely on a number of arrangements with partners and suppliers in order to conduct our businesses.
Agreements regarding Shanghai Camera. Beijing Pioneer Media Advertising Co., Ltd., or Beijing Pioneer, which is a subsidiary of Shanghai Yuan Zhi Advertising Co., Ltd., which is our affiliated entity controlled by Jia Luo Business Consulting (Shanghai) Co., Ltd., or Jia Luo, our subsidiary, entered into an advertising services agreement with Shanghai Camera Media Investment Co., Ltd., or Shanghai Camera, under which Beijing Pioneer agrees to make monthly payments to Shanghai Camera and Shanghai Camera agrees to grant the external advertising rights on an exclusive basis in connection with Inner Mongolia Satellite Television to Beijing Pioneer. This agreement expires on December 31, 2023 and will be extended for not less than ten years. Beijing Pioneer may terminate upon 60 business days’ written notice, and either party may terminate the agreement immediately by written notice in case of the material breach of the other party.
Jia Luo entered into an agreement with Shanghai Camera to provide consulting and advisory services to Shanghai Camera, in return for a service fee. This agreement expires on December 31, 2023 and will be extended for no less than ten years. This agreement may be terminated by Jia Luo or Shanghai Camera on 30 business days’ written notice without compensation or in certain events of breach.
Beijing Century Media Culture Co., Ltd., or Beijing Century Media, which is a subsidiary of our affiliated entity, entered into an agreement with Shanghai Camera, under which Beijing Century Media agrees to provide content to Shanghai Camera for broadcast on Inner Mongolia Satellite Television, in return for a service fee. This agreement expires on December 31, 2023 and will be extended for not less than ten years. Beijing Century Media may terminate upon 30 business days’ written notice and either party may terminate upon 10 business days’ written notice in certain events of breach.
Jia Luo entered into a call option agreement with Wai Gao Qiao, the shareholder of Shanghai Camera, under which it has the right to purchase, directly or through its nominee, all or part of the equity of Shanghai Camera from Wai Gao Qiao, to the extent permissible under PRC law. The agreement terminates only when the whole equity is transferred to Jia Luo or its nominee and has no other termination provisions.
Shanghai Camera has entered into a strategic cooperation agreement with Inner Mongolia Television Station, which gives Shanghai Camera the exclusive rights to sell advertising for Inner Mongolia Satellite Television and makes it the content provider for content on the satellite channel except for news, mandatory and policy-related programs and other programs as stipulated by the parties. The government requires the broadcast of provincial news on provincial satellite television channels. Mandatory and policy-related programs are also occasionally required by the government. As a result, Inner Mongolia Television currently creates its own content for local news and for My Blue Home, a series of programs set in Inner Mongolia. Inner Mongolia Satellite Television has the right to review and approve the programming provided by Shanghai Camera, and is responsible to review the content for regulatory compliance. Shanghai Camera receives all revenues from advertising, and in return pays an annual fee to Inner Mongolia Television Station. This agreement expires on December 31, 2023, with an option to renew for at least ten years granted to Shanghai

Camera. This agreement may not be terminated by either party, including due to material breach of a party, except in the case of certain unforeseen events beyond the parties’ control.
Agreements related to Hunan Satellite Television. Our affiliated entity Beijing Perspective entered into a contract with Hunan Television Station, of which Hunan Satellite Television is a unit. Pursuant to the agreement, Hunan Television Station agreed to broadcast Fortune Morning 7 a.m., a 30-minute daily economic news program provided by Beijing Perspective, on its satellite channel until October 2007. Beijing Perspective is entitled to keep all revenue from selling program sponsorship, and share advertising revenue with Hunan Television Station on an equal basis. Under the terms of the contract, it was to be signed each year, and Beijing Perspective has not signed it since the original execution in October 2004. Nevertheless, both parties continue to operate under the contract. This agreement has no early termination provisions.
Agreements related to Small World Television LLC. We, Xinhua Finance Media Limited, entered into a cooperation agreement with Small World Television LLC, or Small World, pursuant to which Small World agrees to develop and produce certain television programs for us and we agree to pay Small World the agreed upon costs for the development and production of such programs, including the production costs, general and administrative costs and costs of the promotional and production launch services. Under the agreement, we and Small World agree to own an undivided 58% and 42% interest, respectively, in the television programs they deliver to us, including all the intellectual property rights. Each party can license to third parties, on mutually agreed upon terms, the rights to broadcast these television programs by cable, satellite or digital distribution on a non-exclusive basis or to generate revenues otherwise. Under the agreement, Small World agreed that we may license the distribution rights on an exclusive basis to Shanghai Camera or Inner Mongolia Satellite Television, for a period of one year, in areas in the PRC where Inner Mongolia Satellite Television has landing rights, upon terms mutually agreed by both parties. Small World also agreed to enter into a separate agreement with a qualified PRC production company approved by us to produce the television programs. Pursuant to this clause, Small World entered into an agreement with Beijing Perspective, our affiliated entity, to produce Access Hollywood: China. Further agreements for the production of television programs are planned. The cooperation agreement is effective in perpetuity, unless in certain situations where one party commits a material breach, fails to pay its debt or engages in procedures leading to winding up or liquidation.
Agreement regarding our radio broadcasting business. Our affiliated entity, Century Media Advertising, entered into an agreement with Beijing Guoguang Guangrong Advertising Co., Ltd., or Guoguang Guangrong, the exclusive advertising agent for all the domestic stations of China Radio International. Under this agreement Century Media Advertising was granted the exclusive rights to sell advertising for EasyFM 91.5, of Beijing, and EasyFM 87.9, of Shanghai, and the right to provide content to these two stations at its own expense. We intend to provide only non-news content pursuant to this agreement. The content is subject to China Radio International’s approval. The agreement expires on December 31, 2026. This agreement may be terminated by Guoguang Guangrong if Century Media Advertising fails to pay for the advertising rights. China Radio International has orally confirmed to us that Guoguang Guangrong has the right to provide content for these stations.
Our print group’s relationship with Dow Jones. Money Journal Publishing, a subsidiary of EconWorld Media, has an agreement with Dow Jones under which Dow Jones provides content for a section of Money Journal. The agreement expires on April 1, 2009, and is automatically renewable for successive 12 month terms. Money Journal has the exclusive right to publish in China Chinese language articles sourced from and translated by Dow Jones. In return, Money Journal allots a certain amount of free advertising space to Dow Jones, which may sell the advertising space to advertisers outside the PRC, Hong Kong, Macau and Taiwan. Dow Jones may use additional advertising space beyond its allotment for a fee. Dow Jones has the exclusive rights to sell advertising for Money Journal outside the PRC, Hong Kong, Macau and Taiwan. Either party may terminate this agreement upon breach or insolvency of the other party or a change in control of EconWorld Media. We have obtained a waiver from Dow Jones for the purchase of EconWorld Media by us so that this change of control provision will not allow for a termination of the contract due to that event.
Our print group’s services for Money Journal. Our affiliated entity, Guangzhou Jingshi Culture Intermediary Co., Ltd., or Guangzhou Jingshi, entered into a contract with Hunan Television & Broadcast and Money Journal Press Office, which is sponsored by Hunan Radio, Movie & Television Group. Hunan Television & Broadcast is a subsidiary of Hunan Radio, Movie & Television Group. Money Journal Press Office is the legal sponsor for Money Journal. Under the contract, Guangzhou Jingshi is to provide management consulting and information provision services on distribution to Money Journal Press Office and has the exclusive right to sell advertising for Money Journal Press Office. The contract expires on March 15, 2014. Money Journal Press Office has rights to terminate if Guangzhou Jingshi fails to pay under the contract, or if Money Journal Press Office suffers significant damage or loss due to Guangzhou Jingshi’s activities.
Agreements regarding the Economic Observer. Xinhua Finance Limited, our parent, entered into a master cooperation agreement with Economic Observer Advertising, Economic Observer Press Office, Shandong Sanlian Group Co., Ltd., or Shandong Sanlian Group, and Shandong Economic Observer Co., Ltd., or Shandong Economic Observer, on April 20, 2006 to purchase through its nominee Beijing Taide Advertising Co., Ltd., or Beijing Taide, 50% of the equity interest in Economic Observer Advertising from its sole shareholder, Shandong Economic Observer. Shandong Sanlian Group is the 76.1% shareholder of Shandong Economic Observer and the sponsor and owner of Economic Observer Press Office, which is licensed by the government to edit, publish and distribute the Economic Observer.
We entered into additional business cooperation agreements as contemplated by the master cooperation agreement, including:

•	a business cooperation agreement, as amended, entered into by Shandong Sanlian Group, Shandong Economic Observer, Economic Observer Press Office and Economic Observer Advertising. The term of the agreement is 50 years, expiring on May 9, 2056. It automatically renews thereafter. Under this business cooperation agreement, Economic Observer Advertising has the exclusive rights to sell advertising for the Economic Observer and pays Economic Observer Press Office an advertising agency fee. Economic Observer Advertising has the right to acquire the intellectual property assets of the Economic Observer to the extent permissible under applicable law, provides management and information consulting services on the distribution of the Economic Observer and assists Economic Observer Press Office in the management of the printing of the Economic Observer. Economic Observer Press Office may terminate the agreement by paying for losses incurred by Economic Observer Advertising due to the termination, including future losses resulting from such termination. Economic Observer Advertising may unilaterally terminate and may terminate and seek damages including future losses upon certain breaches by Economic Observer Press Office;

•	an agreement on organizing an information consultation committee entered into by Shandong Sanlian Group, our parent, Xinhua Finance Limited, Economic Observer Press Office, and Economic Observer Advertising. Shandong Sanlian Group and our parent agreed to establish an eight-member committee with four members appointed by Shandong Sanlian Group and four members, including the chairman of the committee, appointed by our parent. The committee is to provide proposals and views on the editing, content, appearance, and format of the Economic Observer, hold discussions with Economic Observer Press Office and provide consultancy to Economic Observer Press Office. Economic Observer Press Office retains final editing rights. The parties assume their own costs in operating the committee, and there are otherwise no payment terms. None of the parties may unilaterally terminate the agreement; and

•	a business cooperation agreement, as amended, entered into by Economic Observer Press Office, Economic Observer Advertising, Guangzhou Jingshi, which is our affiliated entity, and Beijing Jingshi Jingguan Advertising Co., Ltd., or Jingshi Jingguan, a joint venture between Guangzhou Jingshi and Economic Observer Advertising. Jingshi Jingguan operates as the advertising agent in relation to advertisements placed by financial institutions for the Economic Observer and conducts events-related businesses. No party may unilaterally terminate the agreement.
Agreements by our advertising group securing agency. Our advertising group has entered into various agreements granting us the advertising agency, and at times the exclusive agency, for advertising on various media platforms. Much of the revenue from this business is derived under the following contracts:

•	Beijing Xintai Huade Advertising Co., Ltd., or Xintai Huade, our affiliated entity, entered into an advertising agency contract with Beijing Guangxian Media Co., Ltd., which has the exclusive advertising rights and content provision rights for two television programs aired on Beijing Television Station. Pursuant to this contract, Xintai Huade serves as the exclusive advertising agent for these two programs during the period from January 1, 2007 to December 31, 2007. The programs are Top Music and Star Press, both of which air on Beijing Television Station Channel 2. Exclusive advertising agent agreements for programs broadcast on Beijing Television Station typically have a term of one year, after which one of our affiliated entities in our advertising group typically enters into new contracts in relation to different programs.

•	Shangtuo Zhiyang International Advertising (Beijing) Co., Ltd., or Shangtuo Zhiyang, a subsidiary of our affiliated entity, Beijing Taide, entered into an advertising agent contract with Shandong Economic Observer, which at the time was the exclusive advertising agent for Economic Observer Press Office. Pursuant to the contract, Shangtuo Zhiyang serves as the exclusive advertising agent for the Economic Observer with respect to the real estate advertisements on certain pages of the newspaper in Beijing, Shanghai, and Tianjin. The contract expires on April 30, 2009. Either party may terminate the contract under certain conditions of breach. There are no specific terms in the contract with regard to renewability. Currently, Economic Observer Advertising is the exclusive advertising agent for Economic Observer Press Office, and the rights of Shangtuo Zhiyang under this contract are still observed.

Management
Directors and executive officers
The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and executive officers	Age	Position

Fredy Bush	48	Chairman of Board of Directors and Chief Executive Officer

Shelly Singhal(1)	39	Chief Financial Officer and Director Nominee

Zhu Shan(1)	38	Chief Operating Officer and Director Nominee

Alex Fan	35	President, Print Group

Teddy Liu Weidong	35	President, Advertising Group

Yu Gang	39	President, Media Production Group

Stephen Xie Wei	37	President, Research Group

Graham Earnshaw(1)	54	President, Editorial and Director Nominee

Aloysius T. Lawn(1)	48	Independent Director Nominee

John H. Springer(1)	50	Independent Director Nominee

Zhao Li(1)	36	Director Nominee

Long Qiu Yun(1)	43	Independent Director Nominee

(1)	Appointed to serve as a director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.
Directors
Fredy Bush has been our Chief Executive Officer and Chairman of the Board of Directors since our founding in November 2005. She has served as a director and Chief Executive Officer of our parent, Xinhua Finance Limited, since February 2004. Since June 2001 and January 2002, respectively, she has served as Vice Chairman and Chief Executive Officer of Xinhua Financial Network Limited, or XFN, the predecessor to our parent. From 1987 to 2001, Ms. Bush operated a consulting business in Asia where she assisted clients in building business alliances, particularly between the United States and Asia and in the financial sector. Her consulting business worked in Taiwan from 1985 to 1990 to establish Taiwan’s first official futures market. Ms. Bush serves as a director for 27 subsidiaries or affiliates of our parent, including EconWorld Media Limited. Ms. Bush serves on the board of Bush Corporation, Chazara Foundation, and Xinhua Finance Library Foundation Limited.
Ms. Bush has received a number of awards, including being listed among the Wall Street Journal’s Top 50 Women to Watch in 2004 and the Ellis Island Medal of Honor by the National Ethnic Coalition of Organizations in 2006. In 2006, she also received the Asia Entrepreneur of the Year Award from CNBC and a Woman of Influence Award for Entrepreneur of the Year by the American Chamber of Commerce in Hong Kong.
Shelly Singhal has served as our Chief Financial Officer since September 2006, and has served as a director of our parent, Xinhua Finance Limited, since July 2004. Mr. Singhal will serve as our director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Singhal sits on the Compensation Committee, Audit Committee and Investment Committee of our parent. Mr. Singhal founded the SBI Group, an investment company, in June 2001, serving as its Managing Director until December 2003, and as Chairman and CEO since that time. Mr. Singhal has also served as a director and member of the Compensation Committee of Small World Kids Inc. since October 2004. Mr. Singhal owns Bedrock Securities, a NASD licensed broker dealer and its sister company, Bedrock China Futures, Ltd., which is an Asian securities trading company. Mr. Singhal worked for SBI-E2 Capital, a member of Softbank Investment Group, from 2001 to 2003. Mr. Singhal holds a B.S. degree in Business Administration from Seaver College at Pepperdine University.
Zhu Shan has served as our Chief Operating Officer since September 2006. Mr. Zhu will serve as our director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. From April 2002 to August 2006, Mr. Zhu was the Managing Director of FTSE Xinhua Index, a joint venture between Xinhua Financial Network and FTSE International. Prior to that, Zhu Shan was the Vice President of China business development for Xinhua Financial Network and once a leading negotiator of the PRC Ministry of Defense with 10 years of management experience. Zhu Shan holds a Master’s degree in Public Administration degree from Harvard University and a B.A. degree in British and American literature from Luoyang Foreign Studies Institute in China.
Graham Earnshaw has served as our Editorial President since September 2006. Mr. Earnshaw will serve as our director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Earnshaw has also served as Editor-in-Chief of Xinhua Financial Network, a subsidiary of our parent, since January 2001. From 1997 to 2000, Mr. Earnshaw was the director of SinoMedia Ltd. From 1984 to 1997, Mr. Earnshaw worked for Reuters news agency in a variety of positions including Asian Editor from 1990 to 1995.
Aloysius T. Lawn will serve as our independent director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lawn served as a director of Stonepath Group, Inc. from February 2001 to February 2007. Until December 2006, Mr. Lawn was the Executive Vice President— General Counsel and Secretary of Talk America Holdings, Inc., an integrated communications service provider with programs designed to benefit the residential and small business markets. Prior to joining Talk America Holdings, Inc. in 1996, Mr. Lawn was an attorney in private practice with extensive experience in private and public financings, mergers and acquisitions, securities regulation and corporate governance from 1985 through 1995. Mr. Lawn graduated from Yale University and Temple University School of Law.
John H. Springer will serve as our independent director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Springer served on the board of directors of Stonepath Group, Inc. from May 2003 to February 2007. Mr. Springer has held both domestic U.S. and international logistics positions at IBM Corporation, Union Pacific Corporation’s third party logistics unit, and at Dell Computer from 1995 to 2002. Mr. Springer joined Nike, Inc. in 2002 and is its Director of Global Operations— Golf Division. Mr. Springer has been active in the Council of Logistics Management throughout his career, including holding the position of President for the Central Texas region. He earned his B.S. at Syracuse University in

Transportation & Distribution Management, and his MBA from St. Edwards University in Austin, Texas.
Zhao Li will serve as our director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zhao has served as General Manager at our subsidiary, Economic Observer Advertising since June 2006. Mr. Zhao has served as the director of Economic Observer Press Office since December 2000. Prior to joining the Economic Observer Press Office, Mr. Zhao held various positions for China Business News, including journalist, editor, and director of the news and finance department, from 1993 to 2000. Mr. Zhao attended China Foreign Affairs University and subsequently in Free University of Berlin in Germany.
Long Qiu Yun will serve as our independent director, commencing from the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Long has served as a director of our subsidiary, Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. since July 2006. Mr. Long has served as the board chairman and general manager of Hunan Television & Broadcast Intermediary Co., Ltd. since 1995. Mr. Long served at the news department and the advertising department of Hunan Television Station as journalist and director respectively from 1985 to 1994. Mr. Long holds a degree in Chinese from Heng Yang Normal University.

Executive officers
Alex Fan has served as the President of our print group since our founding in November 2005. Since January 2003, Mr. Fan has served as Chief Executive Officer and Director of EconWorld Media, one of our acquired entities. Mr. Fan was the CEO and Chief Editor of the Economic Digest from June 1999 to May 2003, the founder of Successful Management and Re-engineering Tactics (SMART), from January 2001 to May 2003, and worked at Hong Kong Economic Times Press Ltd. from 1996 to 1999 and Hong Kong Commercial Daily Limited from 1993 to 1995. Mr. Fan holds a B.Sc. degree in mathematics from the Chinese University of Hong Kong.
Teddy Liu Weidong has served as the President of our advertising group since January 2006. Mr. Liu has served as the Chief Executive Officer of Xinhua Finance Advertising Limited, or Xinhua Finance Advertising, which became our advertising group when we acquired it. He worked as a business manager in Beijing Sangxia Advertising from January 1997 to January 2005, as a business manager in Beijing Sunshine Advertising from January 1994 to December 1996. Mr. Liu holds a B.A. degree in garden design from China Agriculture University.
Yu Gang has served as the President of our media production group since our founding in November 2005. Mr. Yu founded Beijing Century Advertising Co., Ltd. in February 2005 and has served as its Chief Executive Officer since that time. Mr. Yu established and served as Chief Executive Officer of Beijing Century Media Culture Co., Ltd. since June 2004. Mr. Yu served as Chairman of Camera Film & Television Production Company from August 2003 to May 2004 and of Camera Media Investment Company from 1994 to July 2003. Mr. Yu received a B.A. degree in directing from Shanghai Theater Academy in 1989.
Stephen Xie Wei has served as the President of our research group since August 2006. In 1997 Mr. Xie founded Shanghai Hyperlink Market Research Co., Ltd., or Hyperlink, and served as its Director and General Manager, which became our research group when we acquired it. From

1994 to 1997, Mr. Xie was a research manager at Research International China. Mr. Xie holds a associate’s degree in art design from Shanghai Light Industry College.
Board of directors
Our board of directors currently consists of one director. Seven other directors are nominated to take directorships at the time the Securities and Exchange Commission declares effective our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in the company by way of qualification. Provided he has properly disclosed his interest, a director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested. Our board may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. Prior to the completion of this offering, we intend to appoint more directors to our board. All of our nominee directors have signed an agreement with us governing the rights and duties as directors. Under these agreements, there are no benefits upon termination of their directorships.
Committees of the board of directors
Upon the completion of this offering, we will have three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We adopted a charter on February 21, 2007 for each of the three committees, which will become effective upon the closing of this offering.
Audit committee
We have appointed Aloysius Lawn as chairman of our audit committee, and John Springer and Shelly Singhal as members. Aloysius Lawn and John Springer satisfy the “independence” requirements of the Nasdaq Stock Market, Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934. We are under obligation by Nasdaq Rules to ensure that within one year from this offering all our audit committee members must satisfy these independence requirements. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing, retaining and overseeing the work of the independent auditors, including resolving disagreements between the management and the independent auditors relating to financial reporting;

•	pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing annually the independence and quality control procedures of the independent auditors;

•	discussing material off-balance sheet transactions, arrangements and obligations with the management and the independent auditors;

•	reviewing and approving all proposed related party transactions;

•	discussing the annual audited financial statements with the management;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately with the independent auditors to discuss critical accounting policies, management letters, recommendations on internal controls, the auditor’s engagement letter and independence letter and other material written communications between the independent auditors and the management; and

•	attending to such other matters that are specifically delegated to our audit committee by our board of directors from time to time.
Compensation committee
We have appointed John Springer as chairman of our compensation committee, and Aloysius Lawn and Shelly Singhal as members. John Springer and Aloysius Lawn satisfy the “independence” requirements of the Nasdaq Stock Market, Marketplace Rules. The compensation committee will assist the board in reviewing and approving our compensation structure, including all forms of compensation relating to our directors and executive officers. Within one year from this offering all committee members must satisfy the independence requirements of the Nasdaq rules. Our chief executive officer may not be present at any committee meeting while her compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving executive compensation;

•	reviewing periodically and managing any long-term incentive compensation plans, share option plans, annual bonuses, employee pension and welfare benefit plans;

•	determining our policy with respect to change of control or “parachute” payments; and

•	managing and reviewing director and executive officer indemnification and insurance matters.
Nominating and corporate governance committee
We have appointed John Springer as chairman of our nominating and corporate governance committee, and Aloysius Lawn and Shelly Singhal as a members. Aloysius Lawn and John Springer satisfy the “independence” requirements of the Nasdaq Stock Market, Marketplace Rules. Within one year from this offering all committee members must satisfy the independence requirements of the Nasdaq rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending to the board nominees for election or re-election to the board or for appointments to fill any vacancies;

•	reviewing annually the performance of each incumbent director in determining whether to recommend such director for an additional term;

•	overseeing the board in the board’s annual review of its own performance and the performance of the management; and

•	considering, preparing and recommending to the board such policies and procedures with respect to corporate governance matters as may be required to be disclosed under the applicable laws or otherwise considered to be material.
Duties of directors
Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.
Terms of directors and officers
In accordance with our articles of association, a director must vacate his directorship if the director resigns, becomes of unsound mind or dies, is absent from board meetings for six consecutive months without special leave from our board, becomes bankrupt or ceases to be a director under the law or is removed by our shareholders. A director may be removed by an ordinary resolution of our shareholders. Officers are selected by and serve at the discretion of the board of directors. The compensation of our directors will be determined by the board of directors, and divided among the directors as determined by the board. There is no maximum age at which a director must retire.
Employment agreements
General. We have entered into employment agreements with each of our executive officers. Under some of these agreements there is a specified period of employment, while under others there is not. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the employee, including but not limited to a conviction of a criminal offense involving integrity or honesty, being guilty of fraud, gross misconduct, or gross incompetence or unsatisfactory or poor performance after receiving a written warning. An executive officer may terminate his employment at any time by giving the company a specified period of written notice or payment in lieu of notice, and under most agreements neither party may terminate for 36 months absent good reason. Except for the agreements for Fredy Bush and Shelly Singhal, described below, these agreements do not provide for any special termination benefits, nor do we have other arrangements with these executive officers for special termination benefits.
Each executive officer has agreed to hold, both during and after the employment agreement expires or is terminated, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment, any confidential information, technical data, trade secrets and know-how of our company or the confidential information of any third party, including our affiliated entities and our subsidiaries, received by us. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and that they shall be the absolute property of us. In addition, each executive officer has agreed to be bound by the non-competition restrictions set forth in his or her employment agreement. Specifically, each executive officer has agreed, while employed by us and for a period of one year after termination of his or her employment, not to:

•	solicit business from or perform services for any person who was a client, customer, supplier or prospective client of us or our affiliated entities during the executive officers’ employment;

•	solicit or induce any person to terminate his or her employment or consulting relationship with us or our affiliated entities; or

•	engage, invest or assist in any business that competes with the business or future business of us or our affiliated entities.
Fredy Bush. The employment contract of Fredy Bush is similar in most respects to the above description, except that the termination provisions and termination benefits vary. Ms. Bush may be terminated in case of a criminal conviction for fraud that involves the performance of her duties and an amount greater that $250,000. In this case, termination action must be taken by the board of directors, for which Ms. Bush is currently the only director. If Ms. Bush is unable to continue in employment for 180 days or upon her death, she will be entitled to one year’s current salary and bonus, plus continued participation in any share option plan we adopt. If Ms. Bush’s employment is terminated because there is a change of control of our company, if her employment is terminated by the board without cause or if we fail to pay her bonus in a timely fashion, she will be entitled to her annual salary and bonus for the remainder of the contract, including the period of extension, which could total up to ten years. In such an event, all her options become immediately vested and we or our successor must purchase all her shares at market price.
Shelly Singhal. The employment contract of Shelly Singhal is similar in most respects to the above description, except that the termination provisions and termination benefits vary. Mr. Singhal may be terminated in case of a criminal conviction for fraud that involves the performance of his duties and an amount greater than $250,000. In this case, termination action must be taken by the board of directors, for which Fredy Bush is currently the only director. If Mr. Singhal is unable to continue in employment for 180 days or upon his death, he will be entitled to one year’s current salary and bonus, plus continued participation in any share option plan we adopt. If Mr. Singhal’s employment is terminated because there is a change of control of our company, if his employment is terminated by the board without cause or if we fail to pay his bonus in a timely fashion, he will be entitled to his annual salary and bonus for the remainder of the contract, including the period of extension, which could total up to ten years. In such an event, all his options become immediately vested and we or our successor must purchase all his shares at market price.
Compensation of directors and executive officers
For the year ended December 31, 2006, the aggregate cash compensation that we paid to our executive officers was approximately $3.5 million. No executive officer is entitled to any severance benefits upon termination of his or her employment with our company except for Fredy Bush and Shelly Singhal, as described above. On June 13, 2006, we issued 11,050,000 shares to Fredy Bush at par value as compensation.

Share options
We have entered into individual option agreements in order to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees and promote the success of our business. These option agreements were entered on July 11, 2006. We have reserved class A common shares amounting to approximately 11.0% of our total outstanding common shares and convertible preferred shares as of the date of this prospectus under these option agreements.

	Common
	shares
	underlying	Exercise
	outstanding	price		Expiration
	options	($/share)	Grant date	date

Name:

Fredy Bush	0	N/A	N/A	N/A

Shelly Singhal	0	N/A	N/A	N/A

Zhu Shan	700,000	0.78	July 11, 2006	July 10, 2011

Graham Earnshaw	700,000	0.78	July 11, 2006	July 10, 2011

Alex Fan	294,186	0.78	July 11, 2006	July 10, 2011

Teddy Liu Weidong	136,860	0.78	July 11, 2006	July 10, 2011

Yu Gang	540,982	0.78	July 11, 2006	July 10, 2011

Stephen Xie Wei	335,260	0.78	July 11, 2006	July 10, 2011

Other individuals as a group	7,877,677	0.78	July 11, 2006	July 10, 2011

Aloysius T. Lawn	0	N/A	N/A	N/A

John H. Springer	0	N/A	N/A	N/A

Zhao Li	113,176	0.78	July 11, 2006	July 10, 2011

Long Qiu Yun	0	N/A	N/A	N/A

Total	10,698,141

Our shareholders adopted a 2007 share option plan in furtherance of the same purposes on February 7, 2007. The maximum aggregate number of shares that may be issued pursuant to all awards is equal to the lesser of (y) 19,530,205 common shares, or (z) a lesser number of common shares determined by the administrator of the plan. No options have been granted under this plan as of the date of this prospectus. We plan to grant options to some of our nominated directors after this offering has closed.
The following paragraphs describe the principal terms of our 2007 share option plan, and the terms of the individual option agreements.
Termination of options. Where the option agreement permits the exercise or purchase of the options granted for a certain period of time following the recipient’s termination of service with us, or the recipient’s disability or death, the options will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the options, whichever occurs first.
Administration. Our share option plan will be administered by our board of directors or an option administrative committee designated by our board of directors constituted to comply with applicable laws. In each case, our board of directors or the committee it designates will determine the provisions, terms and conditions of each option grant, including, but not limited to, the option vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment upon settlement of the award, payment contingencies and satisfaction of any performance criteria. As these matters are set forth in an individual option agreement, no such administration will be necessary for individual option agreements, but the administrative committee and our human resources personnel may have limited roles.
Vesting schedule. In general, options granted under our individual option agreements will vest in the following manner. The first half of any option grant will vest upon the earlier of the date of this offering and December 31, 2007. The next two quarters will vest on December 31, 2008 and 2009, respectively. For options under the share option plan, this will be subject to the discretion of the option administrative committee.
Option agreement. Options granted under our share option plan will be evidenced by an option agreement that contains, among other things, provisions concerning exercisability and forfeiture upon termination of employment or consulting arrangement, as determined by our board.
Option exercise. The term of options granted under our share option plan or under individual option agreements may not exceed five years from the date of grant. The consideration to be paid for our shares upon exercise of an option or purchase of shares underlying the option will be determined by the plan administrator and may include a certified or cashier’s check or consideration received by us under a cashless exercise program implemented by us in connection with our share option plan, or any combination of the foregoing methods of payment.
Third-party acquisition. If a third party acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, all options or share purchase rights will become fully vested and exercisable immediately prior to such transaction.
Termination of plan. Unless terminated earlier, our share option plan and options granted under individual option agreements will expire in 2011. Our board of directors will have the authority to amend or terminate our share option plan subject to shareholder approval to the extent necessary to comply with applicable law. However, no such action may (i) impair the rights of any optionee unless agreed by the optionee and the share option plan administrator, or (ii) affect the share option plan administrator’s ability to exercise the powers granted to it under our share option plan.

Principal and selling shareholders
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our common shares, as of the date of this prospectus, by:
(1) each of our directors and executive officers;
(2) our principal shareholders; and
(3) each selling shareholder.

	Common shares				Shares beneficially
	beneficially owned		Common shares being		owned after this
	prior to this offering		sold in this offering		offering(1)

		%		%		%
	Number(2)	(3)	Number(2)	(3)	Number(2)	(3)

Directors and executive officers:

Fredy Bush(4)	9,365,000	9.2%	1,500,000	1.5%	7,865,000	5.8%

Shelly Singhal(5)	6,414,756	6.3%	—	—	6,414,756	4.7%

Zhu Shan(6)	350,000	0.3%	—	—	350,000	0.2%

Graham Earnshaw(7)	350,000	0.3%	—	—	350,000	0.2%

Alex Fan(8)	147,093	0.1%	—	—	147,093	0.1%

Teddy Liu Weidong(9)	68,430	0.1%	—	—	68,430	0.1%

Yu Gang(10)	436,860	0.4%	—	—	436,860	0.3%

Stephen Xie Wei(11)	1,780,799	1.8%	—	—	1,780,799	1.3%

Aloysius T. Lawn	—	—	—	—	—	—

John H. Springer	—	—	—	—	—	—

Zhao Li(12)	5,817,905	5.7%	—	—	5,817,905	4.3%

Long Qiu Yun	—	—	—	—	—	—

All directors and executive officers as a group(13)	24,730,843	24.2%	1,500,000	1.5%	23,230,843	17.0%

	Common shares				Shares beneficially
	beneficially owned		Common shares being		owned after this
	prior to this offering		sold in this offering		offering(1)

		%		%		%
	Number(2)	(3)	Number(2)	(3)	Number(2)	(3)

Principal and selling shareholders:

Xinhua Finance Limited(14)	50,054,618	49.1%	—	—	50,054,618	36.6%

Patriarch Partners Media Holdings, LLC(15)	19,966,863	19.6%	9,000,000	8.82%	10,966,863	8.0%

Sino Investment Holdings Limited(16)	5,514,756	5.4%	—	—	5,514,756	4.0%

Dragon Era Group Limited(17)	9,365,000	9.2%	1,500,000	1.47%	7,865,000	5.8%

Zhao Li(12)	5,874,493	5.8%	—	—	5,854,493	4.3%

Honour Rise Services Limited(18)	6,532,071	6.4%	—	—	6,532,071	4.8%

Dennis L. Pelino Family Trust(19)	5,514,756	5.4%	1,038,000	1.02%	4,476,756	3.3%

(1)	Assumes that the underwriters do not exercise the over-allotment option.

(2)	Beneficial ownership of each listed person is determined assuming the conversion of all outstanding convertible preferred shares held by such person into common shares and the exercise of options held by such person within 60 days.

(3)	The percentage of beneficial ownership of each listed person prior to this offering is based on (i) 102,032,635 common shares outstanding, on an as-converted basis, as of the date of this prospectus, including common shares convertible from our convertible preferred shares and (ii) common shares available upon the exercise of options convertible debt or warrants held by such person within 60 days. The percentage of beneficial ownership of each listed person after this offering is based on (i) 136,648,481 shares outstanding immediately after the closing of this offering, including common shares issued in this offering and common shares issued upon the conversion of all of our convertible preferred shares and (ii) common shares available upon the exercise of options or warrants held by such person within 60 days.

(4)	Includes 9,365,000 class A common shares owned by Dragon Era Group Limited that are restricted. See “Description of share capital”. The business address of Ms. Bush is Rooms 3905-3909, Tower 1, Grand Gateway, 1 Hongqiao Lu, Shanghai 200030 People’s Republic of China. The 9,365,000 class A common shares held by Dragon Era Group Limited are subject to staggered lock-up periods ranging up to five years from June 13, 2006 with 3,000,000 class A common shares vesting when the Securities and Exchange Commission declares our registration statement on Form F-1, of which this prospectus is a part, effective. 1,420,000 will vest on June 13, 2008, 2,210,000 will vest on June 13, 2009, 2,210,000 will vest on June 13, 2010 and 525,000 will vest on June 13, 2011.

(5)	Includes 3,464,772 class A common shares and 2,049,984 class A common shares exercisable per warrants beneficially owned through Mr. Singhal’s beneficial ownership of the equity of Sino Investment and 900,000 shares to be granted to Mr. Singhal as compensation at the time of the offering. The shareholders of Sino Investment are Mr. Singhal and Sino (US) LLC. Mr. Singhal holds 89.4% of the equity of Sino (US) LLC. The business address of Mr. Singhal is Suite 2003-2005 Vicwood Plaza, 199 Des Voeux Road Central, Hong Kong. Sino Investment has identified itself to us as an affiliate of a broker-dealer and has represented to us that it purchased the securities in the ordinary course of business and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

(6)	Includes 350,000 class A common shares exercisable upon options held by Mr. Zhu that are exercisable only upon IPO. Does not include a further 350,000 options. See “Description of share capital”. The business address of Mr. Zhu is Rooms 3905-3909, Tower 1, Grand Gateway, 1 Hongqiao Lu, Shanghai 200030 People’s Republic of China.

(7)	Includes 350,000 class A common shares exercisable upon options held by Mr. Earnshaw that are exercisable only upon IPO. Does not include a further 350,000 options. See “Description of share capital”. The business address of Mr. Earnshaw is Rooms 3905-3909, Tower 1, Grand Gateway, 1 Hongqiao Lu, Shanghai 200030 People’s Republic of China.

(8)	Includes 147,093 class A common shares exercisable upon options held by Mr. Fan that are exercisable only upon IPO. Does not include a further 147,093 options. See “Description of share capital”. The business address of Mr. Fan is Room 408, 55 Dong’an Menda Street, Dongcheng District, Beijing, People’s Republic of China.

(9)	Includes 68,430 class A common shares exercisable upon options held by Mr. Liu that are exercisable only upon IPO. Does not include an additional 68,430 options. See “Description of share capital”. The business address of Mr. Liu is 1706 Tower A, Jing Song Qiao Fu Dun Center, Beijing, People’s Republic of China.

(10)	Includes 125,053 class A common shares, and 270,491 class A common shares exercisable upon options held by Mr. Yu or 41,316 class A common shares exercisable upon options held by Xia Huai, Mr. Yu’s wife, that are exercisable only upon IPO. Does not include an additional 270,491 options held by Mr. Yu and 41,316 options held by Xia Huai. See “Description of share capital”. The business address of Mr. Yu is D-10, 798 Art Zone, 4 Jiu Xian Qiao Road, Chaoyang District, Beijing, People’s Republic of China.

(11)	Includes 1,613,169 class A common shares held as nominee for members of the management team of Hyperlink and 167,630 class A common shares exercisable upon options held by Mr. Xie that are exercisable only upon IPO. Does not include an additional 167,630 options. See “Description of share capital”. The business address of Mr. Xie is 12th Floor, Xincheng Building, No. 167 Jiangning Road, Shanghai, People’s Republic of China.

(12)	Includes 56,588 class A common shares exercisable upon options held by Mr. Zhao and 5,761,317 class A common shares. These options are exercisable only upon IPO. Does not include an additional 56,588 options. The business address of Mr. Zhao’s business address is No. 7 Building Xinghua Dongli, Heping Li Street, Dong Cheng District, Beijing, People’s Republic of China.

(13)	Includes common shares and warrants held by all of our directors and senior executive officers as a group.

(14)	Shares are class B common shares. See “Description of share capital”. Xinhua Finance Limited is a public company listed on the Mothers Board of the Tokyo Stock Exchange. The business address of Xinhua Finance Limited is Suite 2003-2005 Vicwood Plaza, 199 Des Voeux Road Central, Hong Kong. The holdings of our parent in our shares have decreased from 100% holding at our founding.

(15)	Includes 15,585,254 convertible preferred shares and 3,832,543 class A common shares that may be issued upon conversion of a convertible loan granted by Patriarch Partners Media Holdings, LLC, or Patriarch Partners, to us. The convertible preferred shares will convert into 16,134,320 common shares, assuming there are no accrued and unpaid dividends and no change in the conversion price. For a description of how Patriarch Partners’ holdings in our shares have changed and other information on the convertible loan and preferred shares, see “Description of share capital” and “Related party transactions— Transactions with Patriarch Partners— Credit agreement among us, Patriarch Partners, Patriarch Partners Agency Services, LLC and our direct subsidiaries, as guarantors”. Lynn Tilton, in her capacity as the manager of Patriarch Partners, may be deemed to share investment and voting control over the shares held by Patriarch Partners. Ms. Tilton disclaims beneficial ownership of the shares owned by Patriarch Partners, except to the extent of her pecuniary interest in Patriarch Partners. The business address of Patriarch Partners is 40 Wall Street, 25th Floor, New York, NY 10005.

(16)	Includes 3,464,772 class A common shares and 2,049,984 class A common shares that may be issued upon the exercise of warrants. The shareholders of Sino Investment are Mr. Shelly Singhal and Sino (US) LLC, who share investment and voting power over the shares held by Sino Investment. The registered address of Sino Investment is Charlotte House, Charlotte Street, P.O. Box N-341, Nassau, Bahamas. Mr. Singhal holds 89.4% of the interest of Sino (US) LLC. Sino Investment has identified itself to us as an affiliate of a broker-dealer and has represented to us that it purchased the securities in the ordinary course of business and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Sino Investment has held these shares and warrants since September 22, 2006. Sino Investment also owned the shares and warrants now belonging to the Dennis L. Pelino Family Trust, which were transferred on January 29, 2007.

(17)	Shares are class A common shares that are restricted, Dragon Era Group Limited is owned by Fredy Bush’s family trust. The business address of Dragon Era Group Limited is 31/F, The Center, 99 Queens Road Central, Hong Kong. 3,000,000 of these shares will vest upon the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. 1,420,000 will vest on June 13, 2008, 2,210,000 will vest on June 13, 2009, 2,210,000 will vest on June 13, 2010 and 525,000 will vest on June 13, 2011. Fredy Bush was initially granted 11,050,000 restricted shares, the majority of which were transferred to Dragon Era on November 30, 2006, and others of which were transferred to other persons on November 20 and December 20, 2006.

(18)	Shares are class A common shares held by Honour Rise Services Limited, or Honour Rise, a wholly-owned subsidiary of Shanghai Wai Gao Qiao Free Trade Zone Development Co., Ltd, or Wai Gao Qiao. Wai Gao Qiao is a majority-owned subsidiary of Shanghai Wai Gao Qiao (Group) Co., Ltd, a state-owned enterprise in China. The business address of Wai Gao Qiao is 3rd Floor, No. 458, Fute Road North, Shanghai, People’s Republic of China. The registered address of Honour Rise is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Honour Rise has owned these shares since November 1, 2006.

(19)	Includes 3,464,772 class A common shares and 2,049,984 class A common shares that may be issued upon the exercise of warrants. The trustee is Mr. Dennis Pelino, who has investment and voting power over the shares held by the trust. The registered address of the trust is 118 West 4th Court, Miami, FL 33139. Mr. Pelino is an independent director of our parent, Xinhua Finance Limited, and serves on its audit, compensation and investment committees. Mr. Pelino also serves on the board of Xinhua Financial Network Limited. These shares and warrants were transferred from Sino Investment on January 29, 2007.

As of the date of this prospectus, 15,585,254 convertible preferred shares representing approximately 15.8% of our total outstanding shares on an as-converted basis are held by one record holder in the United States and 3,934,772 class A common shares representing 3.9% of our total outstanding shares are held by six record holders in the United States. In aggregate 19.7% of our common shares on an as-converted basis are held by seven record holders in the United States.
Our common shares are divided into class A common shares and class B common shares. Holders of class A common shares are entitled to one vote per share, while holders of class B common shares are entitled to ten votes per share. We will issue class A common shares represented by our ADSs in this offering. Holders of our class B common shares may choose to convert their class B common shares into the same number of class A common shares at any time. We are controlled by our parent, Xinhua Finance Limited, the only holder of our class B common shares, on an as-converted basis, as of the date of this prospectus. Pursuant to a proxy agreement entered into between Patriarch Partners and our parent in July 2006, our parent granted to Patriarch Partners an irrevocable proxy to vote, at any time after January 7, 2009, our shares held by our parent. The proxy agreement will terminate upon the completion of this offering. See “Related party transactions — Transactions with Patriarch Partners — Proxy agreement and amendment to our Memorandum and Articles of Association”.

Related party transactions
Contractual arrangements with our affiliated entities and their shareholders
PRC laws and regulations currently limit foreign equity ownership of companies that engage in media, advertising and market research businesses. To comply with these foreign ownership restrictions, we operate a substantial portion of our businesses in China through a series of contractual arrangements with our affiliated entities and their shareholders. For a description of these contractual arrangements, see “Corporate structure— Agreements that provide effective control over our affiliated entities”, “Corporate structure— Agreements that provide the option to purchase the equity interest in the affiliated entity” and “Corporate structure— Agreements that transfer economic benefits to us”.
Transactions with our parent or its subsidiaries
Any transactions we entered into with our parent, its predecessor or its subsidiaries, are treated as related party transactions, as set forth below:
Contracts between us and our parent or its subsidiaries
On September 13, 2006, we entered into a Group Services Agreement with our parent. Under this agreement, certain services shall be provided to us in exchange for a variable charge. The services include a wide range of services including management, human resources, finance, legal, corporate communications, public relations, information technology and administrative services. The agreement expires on December 31, 2007 and is renewable for two-year terms, and may be terminated upon six months’ notice, upon material breach, insolvency, or if we are no longer a controlled subsidiary of our parent.
The variable charges for the Group Services Agreement are based on several factors and calculated according to a formula, and subject to a mark-up, initially agreed at 5%. For head office costs, the charges are based on the product of the total head office costs for the Xinhua Finance Limited group multiplied by a fraction, the numerator of which is our revenue and the denominator of which is the group’s revenue. For human resources and administration charges, the charges are based on the product of the total group human resources and administration costs multiplied by a fraction, the numerator of which is our headcount and the denominator of which is the group’s headcount. For finance services charges, the charges are based on the product of the total group finance services costs multiplied by a fraction, the numerator of which is our revenue plus operating costs and the denominator of which is the group’s revenue plus operating costs. For legal services charges, the charges are based on the product of the total group legal services costs multiplied by a fraction, the numerator of which is our revenue and the denominator of which is the group’s revenue. For information technology charges, the charges are based on the product of the total group information technology costs multiplied by a fraction, the numerator of which is our revenue plus operating costs and the denominator of which is the group’s revenue plus operating costs. In this formula, the operating costs are considered to be all costs incurred in operations, excluding interest charges, depreciation, amortization and taxes. On January 25, 2007, the Group Services Agreement was amended to provide that charges for 2006 under the agreement would not exceed $700,000 and for subsequent years would not exceed $1.0 million.

On September 21, 2006, we entered into a Trademark License Agreement with Xinhua Financial Network Limited, or Xinhua Financial Network, our parent’s predecessor and now subsidiary. Under this agreement, XFN granted us and our subsidiaries a non-exclusive license worldwide to use certain Xinhua trademarks in consideration for an annual license fee of $50,000. The contract has a term of 15 years and expires on September 20, 2021. Each party may terminate the agreement if the other party commits a material non-remediable breach or a material breach and fails to remedy it within 30 days upon receiving written notice, becomes insolvent or bankrupt or if we cease to be a subsidiary. We can not sublicense or assign any of our rights under this agreement to any other parties without obtaining prior written consent from Xinhua Financial Network. There is no specific renewability provision.
The terms and prices of these transactions, taken as a whole, were determined on an arm’s-length basis and we believe we could have obtained comparable terms from independent third parties.
Loan agreements between us and our parent or its subsidiaries
On March 31, 2006, we issued a promissory note in the amount of $38.2 million for the benefit of Xinhua Financial Network and a promissory note in the amount of $68.5 million for the benefit of our parent. Both notes are due on demand and the interest rates are not specified. We issued the promissory notes to borrow money from our parent and Xinhua Financial Network to pay for the costs related to our acquisition from our parent of equity interests our parent had held before March 31, 2006 in Xinhua Finance Advertising Limited, the contractual control our parent had held before March 31, 2006 in Beijing Century Media Culture Co., Ltd. and advances from our parent and Xinhua Financial Network enabling us to acquire 19.0% equity interests in Upper Step Holdings Limited, or Upper Step, and Accord Group Investments Limited, or Accord Group.
On February 14, 2006, our subsidiary, EconWorld Media Limited, or EconWorld Media, issued a promissory note in the amount of $1,330,000 for the benefit of Xinhua Financial Network, evidencing a loan in the same amount borrowed by EconWorld Media for working capital purposes. The note was due on June 30, 2006 and the interest rate was 4% per annum. The loan was settled on June 9, 2006 by being set off against the purchase price of $2.8 million for one share of EconWorld Media. See “Management’s discussion and analysis of financial condition and results of operations—Acquisitions”.
On October 18, 2005, EconWorld Media issued a promissory note in the amount of $300,000 for the benefit of Xinhua Financial Network, evidencing a loan in the same amount borrowed by EconWorld Media for working capital purposes. The note was due on June 30, 2006 and the interest rate was 4% per annum. The loan was settled on June 9, 2006 by being set off against the purchase price of $2.8 million for one share of EconWorld Media. See “Management’s discussion and analysis of financial condition and results of operations—Acquisitions”.
On November 7, 2005, EconWorld Media issued a promissory note in the amount of $200,000 for the benefit of Xinhua Financial Network, evidencing a loan in the same amount borrowed by EconWorld Media for working capital purposes. The note was due on June 30, 2006 and the interest rate was 4% per annum. The loan was settled on June 9, 2006 by being set off against the purchase price of $2.8 million for one share of EconWorld Media. See “Management’s discussion and analysis of financial condition and results of operations—Acquisitions”.

On February 6, 2006, Beijing Century Media entered into a loan agreement with Xinhua Financial Network (Beijing) Limited, under which Beijing Century Media borrowed RMB 3.0 million ($0.4 million) for working capital. The loan does not carry interest and does not specify a due date.
The terms of these loans were favorable to us as we are part of the Xinhua Finance Limited group.
Transactions involving our acquisitions
See “Management’s discussion and analysis of financial condition and results of operations—Acquisitions”. The terms and pricing of each acquisition, taken as a whole, were determined on an arm’s-length basis between the sellers and the buyers and we believe the terms are comparable to terms that could have been obtained from independent third parties. However, we received assistance from our parent and Xinhua Financial Network in executing these acquisitions and in certain instances the acquisition target was initially acquired by our parent and injected to us in exchange for certain consideration. We received favorable terms from our parent and Xinhua Financial Network as we are part of the Xinhua Finance Limited group.
Redesignation of our common shares held by our parent as class B common shares
See “—Private placement and share restructuring”.
Transaction securing banking facility of Xinhua Investment Consulting (Shanghai) Co., Ltd.
On May 19, 2006, we entered into an agreement with ABN Amro Bank N.V., Shanghai Branch to secure a banking facility of Xinhua Investment Consulting (Shanghai) Co., Ltd., or Xinhua Investment Consulting. As of June 30, 2006 Xinhua Financial Network pledged a collateral deposit in a total amount of $4.1 million in respect of this banking facility with a maximum borrowable amount of RMB 80.0 million ($10.3 million) to Xinhua Investment Consulting, which is a subsidiary of Xinhua Financial Network. The underlying loan was repayable on demand and we were contingently liable as a guarantor. As of December 1, 2006, we are no longer a guarantor with respect to the loan.
Transactions with Shanghai Wai Gao Qiao Free Trade Zone Development Co., Ltd.
Shanghai Wai Gao Qiao Free Trade Zone Development Co., Ltd., or Wai Gao Qiao, holds 6.4% of the equity interest in us via its wholly-owned subsidiary, Honour Rise Services Limited. Wai Gao Qiao has significant influence over us due to its shareholding and our dependence on the strategic cooperation relationship between us and its wholly-owned subsidiary, Shanghai Camera Media Investment Co., Ltd., or Shanghai Camera, to carry out our television broadcasting operations. The transactions we entered into with Wai Gao Qiao and its subsidiaries, including, but not limited to, Shanghai Camera, are treated as related party transactions, as set forth below. The terms and prices of these transactions, taken as a whole, were determined on an arm’s-length basis and we believe we could have obtained comparable terms from independent third parties.

Agreements in respect of shares in the Capital of Upper Step Holdings Limited among us, Sino Investment Holdings Limited, Sungolden Limited and its subsidiaries
We entered into a series of agreements pursuant to which we purchased 19.0% of the shares of Upper Step Holdings Limited, or Upper Step, from subsidiaries of Sungolden Limited, a subsidiary of Wai Gao Qiao. Under these agreements, Sino Investment also purchased 37.0% of the shares of Upper Step. These agreements also included a non-interest bearing loan as part of the consideration, to be repaid only with the unanimous consent of the shareholders of Upper Step.
Agreement for Sale and Purchase of Shares between us and Honour Rise Services Limited
Under this agreement, we purchased 20.0% of the shares of Accord Group Investments and 44.0% of the shares of Upper Step from Honour Rise Services Limited. See “—Private placement and share restructuring”.
Agreements regarding Shanghai Camera Media Investment Co., Ltd.
See “Arrangements with partners and suppliers — Agreements regarding Shanghai Camera”.
In addition, we have loaned $1.7 million to Shanghai Camera for working capital purposes. The loan is effective for one year beginning on March 28, 2006 and carries no interest. The maximum amount drawable under the loan is RMB 30.0 million ($3.8 million).
Transactions with Sino Investment Holdings
Shelly Singhal, our Chief Financial Officer, owns 89.4% of the equity interest Sino (US) LLC, which holds 99.0% of the equity interest of Sino Investment Holdings, or Sino Investment. Mr. Singhal holds the remaining 1.0%. He is a member of the board of directors of our parent and may also become one of our directors. The transactions we entered into with Shelly Singhal or entities controlled by Shelly Singhal, including, but not limited to, Sino Investment, are treated as related party transactions, as set forth below. The terms and prices of these transactions, taken as a whole, were determined on an arm’s-length basis, and we believe we could have obtained comparable terms from independent third parties.
Transactions in which Sino Investment purchased its shareholdings in Upper Step Holdings Limited from subsidiaries of Sungolden Limited and sold its shareholdings in Upper Step Holdings Limited and Accord Group Investments Ltd. to us in exchange for our shares
See “Management’s discussion and analysis of financial condition and results of operations-Acquisitions”, “—Transactions with Shanghai Wai Gao Qiao Free Trade Zone Development Co., Ltd.—Agreements in respect of shares in the capital of Upper Step Holdings Limited among us, Sino Investment Holdings Limited and Sungolden Limited and its subsidiaries”, and “—Private placement and share restructuring”.
Transaction with Patriarch Partners
Patriarch Partners Media Holdings, LLC and its affiliates held 7.5% of the equity interests of our parent as of June 30, 2006. Patriarch Partners also holds 15,585,254 of our convertible preferred shares, which will automatically convert into 16,134,320 class A common shares upon the completion of this offering. The number of class A common shares into which the convertible preferred shares will convert, if converted upon consummation of this offering, is determined by multiplying the number of convertible preferred shares by $3.66 and adding any amounts for accrued and unpaid dividends. The result is then divided by a conversion price, which is initially $3.66 but may be adjusted upon certain events. Since March 2006 we have been paying and plan to continue to pay dividends on the convertible preferred shares until June 30, 2007 in the amount of $1.7 million per quarter. Under our Memorandum and Articles of Association, Patriarch Partners, as a holder of our convertible preferred shares, is entitled to vote on an “as converted” basis together with the holders of our common shares. Moreover, subject to certain exceptions, we must obtain prior written consent from Patriarch Partners before, among other things, incurring certain indebtedness or liens, entering into certain transactions with shareholders or affiliates, entering into certain merger agreements or issuing any common shares. On September 19, 2006, we redeemed 819,672 convertible preferred shares, with a face value of $3.0 million, held by Patriarch Partners for a total consideration of $1.00. As the result of its shareholding in us and our parent and the influence over us conferred by our Memorandum and Articles of Association, Patriarch Partners has significant influence over us. The transactions we entered into with Patriarch Partners are treated as related party transactions, as set forth below. The terms and prices of these transactions, taken as a whole, were determined on an arm’s-length basis, and we believe we could have obtained comparable terms from independent third parties.
Proxy agreement and amendment to our Memorandum and Articles of Association
On July 24, 2006, Patriarch Partners consented to the amendment of our Memorandum and Articles of Association, including the creation of class B common shares held by our parent with ten votes per share. As consideration, our parent granted to Patriarch Partners an irrevocable proxy over our shares held by our parent. Under the proxy agreement, Patriarch has the exclusive right to vote (or consent) with respect to the shares held by our parent at any time after January 7, 2009. Prior to that, our parent can exercise full voting power with respect to its shares, and has agreed to vote to ensure that Fredy Bush remains our sole director until this offering. Furthermore, our parent has agreed not to sell, directly or indirectly, any of our shares that it holds. This proxy agreement terminates upon the completion of this offering.
Share purchase agreement between us and Patriarch Partners
Patriarch Partners entered into a share purchase agreement with us on March 16, 2006, agreeing to purchase 16,404,926 of our convertible preferred shares for $60.0 million. Patriarch Partners also agreed to purchase 5,468,309 additional convertible preferred shares for $20.0 million, but did not do so because we did not purchase additional assets for which the additional $20.0 million was to be raised. The purchase price was determined through our arm’s-length transaction with Patriarch Partners.
In connection with our issuance and sale of convertible preferred shares in March 2006, we entered into an investor rights agreement and credit agreement with Patriarch Partners.
Investor rights agreement among us, Patriarch Partners and our parent
Pursuant to an Investor Rights Agreement dated as of March 16, 2006, we have granted Patriarch Partners and certain holders of our common shares customary registration rights,

including demand and piggyback registration rights and Form F-3 registration rights. A total of 16,134,320 common shares of our company are covered by registration rights, assuming all of the outstanding preferred shares are converted, there are no accrued and unpaid dividends and the conversion price is not adjusted. For a detailed description of these rights, see “Description of share capital— Registration rights”. The number of shares covered by registration rights may increase if Patriarch Partners owns more of our shares, for instance, if it converts the loan under the credit agreement described below into common shares. In addition, the investor rights agreement grants Patriarch Partners preemptive rights with respect to any issuance of equity securities issued by us, which provision will terminate upon the completion of this offering.
In the event our parent decides to transfer some of its securities in us, it must give rights of co-sale to Patriarch Partners, so that Patriarch Partners may sell securities along with our parent in the sale.
Credit agreement among us, Patriarch Partners, Patriarch Partners Agency Services, LLC and our direct subsidiaries, as guarantors
In connection with its purchase of the 16,404,926 convertible preferred shares, Patriarch Partners and Patriarch Partners Agency Services, LLC entered into a credit agreement with us and our subsidiaries from time to time on March 16, 2006. Under the credit agreement, we borrowed $10.0 million from Patriarch Partners, an amount that is payable on December 31, 2008. The interest payable on the loan is LIBOR plus 2.75%. Patriarch Partners may convert any outstanding principal and accrued and unpaid interest into our class A common shares at any time, at an initial conversion ratio of $3.657438 per common share, subject to certain anti-dilution adjustments. The outstanding principal and accrued and unpaid interest will be converted automatically into class A common shares upon this offering. Pursuant to this agreement, we also entered into pledge and security agreements pledging the shares of certain of our subsidiaries and granting security over our property, including shares and intellectual property, and over the property of certain of our subsidiaries. On September 20, 2006, the credit agreement was amended to provide for additional interest in the aggregate amount of $3.0 million, which is expected to result in the issuance of an additional 820,246 class A common shares upon the conversion of the loan. This amendment was executed one day after the redemption of 819,672 convertible preferred shares mentioned above.
Advisory agreement among us, our parent, and Patriarch Partners Management Group, LLC
We and our parent entered into an advisory agreement with Patriarch Partners Management Group, LLC on April 18, 2006 under which Patriarch Partners Management Group, LLC is to act as advisor to us and our parent in making acquisitions of the majority of stock or assets in target companies. We and our parent agreed to pay a success fee to Patriarch Partners Management Group, LLC for each successful acquisition in an amount to be mutually agreed by the parties, and not to exceed $5.0 million. As of June 30, 2006, we had paid $3.5 million in fees under this agreement. The agreement terminates on April 18, 2007.

Non-competition agreements
On September 22, 2006, we issued 125,053 class A common shares to Yu Gang in exchange for his entering into a Deed of Non-Competition Undertaking and Release with us. Under the Deed of Non-Competition Undertaking and Release, Yu Gang promised that he will not compete with us or Beijing Century Advertising Co., Ltd., or Century Media Advertising, for a term of four years. The terms of this non-competition agreement, including the price paid by us, when taken as a whole with the acquisition of 20% of the equity interest in Century Media Advertising by our controlled shareholder described below, were determined on an arm’s length basis, and we believe the terms are comparable to terms we could obtain from independent third parties.
On September 22, 2006, we issued 1,613,169 class A common shares to Stephen Xie Wei, in exchange for his entering into a Deed of Non-Competition Undertaking and Release with us. Under the Deed of Non-Competition Undertaking and Release, Stephen Xie Wei promised that he will not compete with us or Hyperlink for a term of four years. The terms of this non-competition agreement, including the price paid by us, when taken as a whole with the acquisition of 49% of the equity interest in Hyperlink by us through Beijing Taide described below, were determined on an arm’s length basis, and we believe the terms are comparable to terms we could obtain from independent third parties.
On September 22, 2006, we issued 5,761,317 class A common shares to Zhao Li, in exchange for his entering into a Deed of Non-Competition Undertaking and Release with us. Under the Deed of Non-Competition Undertaking and Release, Zhao Li promised that he will not compete with us or Economic Observer Advertising for a term of four years. The terms of this non-competition agreement, including the price paid by us, when taken as a whole with the acquisition of 50% of the equity interest in Economic Observer Advertising by us through Beijing Taide in September 2006, were determined on an arm’s length basis, and we believe the terms are comparable to terms we could obtain from independent third parties. See “Management’s discussion and analysis of financial condition and results of operations — Acquisitions”.
See “Risk factors—Risks related to doing business in China— The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, may create uncertainties for this offering and could have a material adverse effect on our business, operating results, reputation, prospects and trading price of our ADSs; the regulation also establishes more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions”.
Private placement and share restructuring
On March 16, 2006, we entered into a share purchase agreement with Patriarch Partners to sell 16,404,926 convertible preferred shares to Patriarch Partners, at a price per share equal to $3.66 for an aggregate purchase price of approximately $60.0 million.
On September 22, 2006, we issued 4,099,968 warrants and 6,478,437 class A common shares and our parent paid $9.1 million to Sino Investment Holdings Limited, or Sino Investment, the 37.0% shareholder of our subsidiary Upper Step, and the 61.0% shareholder of Accord Group, another subsidiary of ours, in exchange for its shareholdings in Upper Step, and 451,107 class A common shares in exchange for its shareholdings in Accord Group. The warrants are exercisable at an initial price of $3.659 per share. In addition, Sino Investment issued a demand promissory note to us in the amount of $7.9 million as part of this transaction, which note has no specified interest rate. The warrants are immediately exercisable and valid for a period of five years.
On November 1, 2006, we issued 6,407,018 class A common shares to Honour Rise Services Limited (Hong Kong), a wholly-owned subsidiary of Wai Gao Qiao, and the 44.0% shareholder of our subsidiary Upper Step and 20.0% shareholder of our subsidiary Accord Group, and paid $10.0 million in exchange for its shareholdings in Upper Step and 125,053 shares in exchange for its shareholdings in Accord Group.
On July 24, 2006, we redesignated the 42,614,289 shares of our common shares held by Xinhua Finance Limited, our parent as class B common shares.
Acquisitions
On March 23, 2006, Yu Gang, then the 20.0% shareholder of Beijing Century Advertising Co., Ltd., or Century Media Advertising, and the President of our media production group, transferred 3.8% of his equity interest in Century Media Advertising to our controlled shareholder of Century Media Advertising for a price of RMB114,000 ($15,000) and 16.2% equity interest to Xia Huai, his wife, for RMB486,000 ($62,000).
On September 15, 2006, Xia Huai, the 16.2% shareholder of our affiliated entity Century Media Advertising and wife of Yu Gang transferred her 16.2% equity interest in Century Media Advertising to our controlled shareholder of Century Media Advertising for an aggregate price of RMB510,000 ($65,000).
The terms of this acquisition from Yu Gang and Xia Huai, including the prices paid by us, when taken as a whole with the non-competition agreement between Yu Gang and us described above, were determined on an arm’s length basis, and we believe the terms are comparable to terms we could obtain from independent third parties.
On September 18, 2006, Stephen Xie Wei, 39.2% shareholder of Hyperlink, and Lu Qin Yong, 9.8% shareholder of Hyperlink, both members of the management team of Hyperlink, transferred their aggregate 49.0% of the equity interest in Hyperlink to us in exchange for an aggregate price of RMB245,000 ($31,000). The terms of the acquisitions from Stephen Xie Wei and Lu Qin Yong, including the price paid by us, when taken as a whole with the non-competition agreement between Stephen Xie Wei and us described above, were determined on an arm’s length basis, and we believe the terms are comparable to terms we could obtain from independent third parties.
See “Risk factors— Risks related to doing business in China— The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, may create uncertainties for this offering and could have a material adverse effect on our business, operating results, reputation, prospects and trading price of our ADSs; the regulation also establishes more complex procedures for acquisitions conducted by foreign investors which could make it more difficult to pursue growth through acquisitions”.

Employment agreements
See “Management— Employment agreements”.
Share option agreements
See “Management— Share options”.

Description of share capital
We are a Cayman Islands company and our affairs are governed by our Memorandum and Articles of Association and the Companies Law (2004 Revision) of the Cayman Islands, which is referred to as the Companies Law below.
As of December 31, 2006 and as of the date of this prospectus, our authorized share capital consists of 69,035,751 class A common shares, 50,054,619 class B common shares, and 15,600,000 preferred shares with a par value of $0.001 each. As of December 31, 2006 and as of the date of this prospectus, there are 32,011,154 class A common shares, 50,054,618 class B common shares and 15,585,254 convertible preferred shares issued and outstanding. As of December 31, 2005, there were 50,000 authorized common shares of par value $1.00 each and one outstanding. Upon completion of this offering, there will be 143,822,874 class A common shares, 50,054,619 class B common shares and 806,122,507 undesignated common shares authorized.
Upon the closing of this offering, we will adopt an amended and restated memorandum and articles of association. The following are summaries of material provisions of our proposed amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares that we expect will become effective upon the closing of this offering.
Common shares
General. All of our outstanding common shares are fully paid and non-assessable. Our common shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.
Dividends. The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.
Voting rights. Each class A common share is entitled to one vote on all matters upon which the common shares are entitled to vote, and each class B common share is entitled to ten votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by (i) the chairman of the meeting or (ii) at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy for the time being entitled to vote at the meeting or (iii) any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and representing not less than one tenth of the total voting rights of all the shareholders having the right to vote at the meeting or (iv) a shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative or by proxy and holding our shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid equal to not less than one tenth of the total sum paid up on all the shares conferring that right or (v) if required by the rules of the designated stock exchange, by any director or directors who, individually or collectively, hold proxies in respect of shares representing 5% or more of the total voting rights at such meeting.
A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. The shareholders must represent at least one-third of the total issued common shares in our company. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least 10% of our voting share capital. Advance notice of at least ten clear days is required for the convening of our annual general meeting and other shareholders’ meetings.
An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the common shares. A special resolution is required for important matters such as a change of name and amendments to our Memorandum and Articles of Association. Holders of the common shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any shares.
Transfer of shares. Subject to the restrictions of our Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form approved by our board.
Our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any common share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of common shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the common share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.
If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.
Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
Calls on shares and forfeiture of shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
Redemption of shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.
Variations of rights of shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Inspection of books and records. Holders of our common shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where you can find additional information”.
History of securities issuances
The following is a summary of our securities issuances since our inception in November 2005.
Shares issued to our parent. On November 7, 2005, the date of our inception, we issued one share to our parent, Xinhua Finance Limited. On January 12, 2006, we issued one share to our parent. These two shares were subsequently divided into 1,000 shares each on March 24, 2006. On March 16, 2006, we issued 42,612,289 shares to our parent, and on September 21, 2006 we issued 7,440,329 shares to our parent.
Convertible preferred shares and convertible debt. We issued 16,404,926 convertible preferred shares and debt initially convertible into 2,734,154 class A common shares to Patriarch Partners Media Holdings, LLC, or Patriarch Partners, on March 16, 2006. On September 19, 2006, we redeemed 819,672 of these shares. On September 20, 2006, we amended the terms of our credit agreement with Patriarch Partners so that the debt is convertible for 3,554,401 class A common shares plus common shares for accrued and unpaid interest. See “Related party transactions— Transactions with Patriarch Partners— Share purchase agreement between us and Patriarch Partners” and “Related party transactions— Private placement and share restructuring”.
Class A common shares to Fredy Bush. We issued 11,050,000 class A common shares to Fredy Bush on June 13, 2006. The shares are subject to staggered lock-up periods ranging up to five years from the date of issuance. On November 20, 2006, Ms. Bush transferred 635,000 of the shares that vest in 2007 to certain third parties unrelated to us, which are subject to lock-up until June 13, 2011. On December 20, 2006, Dragon Era Group Limited, which is owned by Fredy Bush’s family trust and holds the shares beneficially owned by Ms. Bush, transferred 1,050,000 of the shares that vest in 2007 to certain third parties unrelated to us. These shares are also subject to lock-up until June 13, 2011. Of the shares held by Dragon Era, 3.0 million are subject to lock-up until the Securities and Exchange Commission’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, 1,420,000 are subject to lock-up until June 13, 2008, 2,210,000 are subject to lock-up until June 13, 2009, 2,210,000 are subject to lock-up until June 13, 2010, and 525,000 are subject to lock-up until June 13, 2011.

Private placement and share restructuring. We issued 14,429,083 class A common shares and 4,099,968 warrants exercisable for class A common shares to various persons and entities on September 22, 2006 and 6,532,071 class A common shares on November 1, 2006 as described in “Related party transactions— Private placement and share restructuring”.
Option grants. We have entered into individual option agreements for an aggregate of 11,198,180 share options in order to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors and consultants and promote the success of our business. Options representing an aggregate of 500,039 common shares have been cancelled due to termination of employment. These option agreements were entered on July 11, 2006. We have reserved class A common shares amounting to approximately 11.0% of our total outstanding common shares and convertible preferred shares as of the date of this prospectus for issuance under these option agreements.
Warrants to Billy Kung. We issued 630,000 warrants exercisable for class A common shares to Billy Kung, an independent consultant, on December 7, 2006 for consulting work carried out by him for us. The shares are subject to a lock-up period of five years which commenced on December 21, 2006.
Warrants to Ken Chen. We issued 221,280 warrants exercisable for class A common shares to Ken Chen, a former employee, on January 15, 2007 as compensation for past services.
Differences in corporate law
The Companies Law is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and similar arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected if duly authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority”.
Registration rights
Pursuant to our investor rights agreement entered into on March 16, 2006 with Patriarch Partners, we have granted certain registration rights to holders of our registrable securities, which include our convertible preferred shares and common shares converted from our convertible preferred shares held by Patriarch Partners. Set forth below is a description of the registration rights granted under the agreement.
Demand registration rights. At any time commencing 180 days after this offering, holders of registrable securities representing 2% of the outstanding common shares have the right to demand that we file a registration statement covering the offer and sale of their securities with anticipated aggregate proceeds in excess of $5.0 million. We are required to use our reasonable best efforts to have the related registration statement declared effective and remain effective for 180 days or until all the registered shares are sold. We, however, are not obligated to effect a demand registration (1) if we have already effected two demand registrations or (2) during the period beginning on the 60th day prior to our good faith estimate of the filing date of, and ending on the 180th day after the effective date of, a public offering of our securities initiated by us. We have the right to defer filing of a registration statement for up to 90 days if we provide the requesting holders a certificate signed by either our Chief Executive Officer, Chief Financial Officer, President or Vice-President (or equivalent) or Chairman of the board of directors stating that in the good faith judgment of the board of directors that filing of a registration statement will be detrimental to our business and affairs due to the public disclosure of certain material information that would be required to be included in the registration statement, but we cannot exercise the deferral right more than twice in any 12 month period.

Piggyback registration rights. If we propose to file a registration statement for a public offering of our securities then we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities. We must use our reasonable best efforts to include these shares in the registration statement.
Form F-3 or S-3 registration rights. When we are eligible to use Form F-3 or S-3, holders of registrable securities representing 2% of the outstanding common shares have the right to request that we file a registration statement under Form F-3 or S-3. We are required to use our reasonable best efforts to have the related registration statement declared effective and remain effective until the registered shares are sold or can be sold freely under Rule 144 of the Securities Act without volume limitations. We may defer filing of a registration statement on Form F-3 or S-3 for up to 90 days if we provide the requesting holders a certificate signed by either our Chief Executive Officer, Chief Financial Officer, President or Vice-President (or equivalent) or Chairman of the board of directors stating that in the good faith judgment of the board of directors that filing such a registration statement will be detrimental to our business and affairs due to the public disclosure of certain material information that would be required to be included in the registration statement, but we cannot exercise the deferral right more than twice in any 12 month period. We are not obligated to file a registration statement on Form F-3 or S-3 if the holders propose to sell registrable securities and such other securities (if any) at an aggregate public price of less than $1.0 million, net of any underwriters’ discounts or commissions.
Expenses of registration. We will pay all expenses, other than underwriting discounts, selling commissions and stock transfer taxes, relating to any demand, piggyback or F-3 or S-3 registration, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursement of counsel for us and the reasonable fees and disbursements of one counsel for the selling holders.

Description of American depositary shares
American depositary shares
The Bank of New York, as depositary, will register and deliver American depositary shares, or ADSs. Each ADS will represent two shares (or a right to receive two shares) deposited with the principal Hong Kong office of the Hong Kong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, under which the depositary may register the ownership of uncertificated ADSs. That ownership will be evidenced by periodic statements sent by the depositary to the ADS holders entitled to them.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, please see “Where you can find additional information”.
Dividends and other distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation”. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, withdrawal and cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled to them.
How do ADS holders cancel an ADS?
You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting rights
How do you vote?
ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS registered holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS registered holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The depositary will try, as far as practical, subject to the laws of Cayman Islands and the Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct or as described below.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.
If we timely asked the depositary to solicit your instructions and the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would have an adverse impact on our shareholders.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.
Fees and expenses

Persons depositing or withdrawing
shares must pay:	For:

$5.00 (or less) per 100 ADSs	• Issuance of ADSs, including issuances resulting from a
(or portion of 100 ADSs)	distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.02 (or less) per ADS	• Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$0.02 (or less) per ADS per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Persons depositing or withdrawing
shares must pay:	For:

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
• converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The Bank of New York, as depositary, has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and stock market application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
Payment of taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, recapitalizations and mergers

If we:	Then:

• Change the nominal or par value of our shares	The cash, shares or other securities received by the depositary will become deposited securities.
• Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
• Distribute securities on the shares that are not distributed to you • Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders then outstanding if at any time 60 days shall have expired after the depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Six months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash.

After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.
Limitations on obligations and liability
Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for depositary actions
Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your right to receive the shares underlying your ADSs
You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADSs
The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (i) owns the shares or ADSs to be deposited, (ii) assigns all beneficial rights, title and interest in the shares of ADSs to the depositary and (iii) will not take any action with respect to such shares or ADSs that is inconsistent with the transfer of beneficial ownership, other than in satisfaction of such pre-release; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.
Direct registration system
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance of them to DRS by the DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled to them. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.
Shareholder communications; inspection of register of holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Shares eligible for future sale
Upon completion of this offering, we will have 23,076,923 outstanding ADSs representing approximately 33.9% of our common shares in issue. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our common shares or the ADSs, and while application has been made for the ADSs to be quoted on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our common shares not represented by the ADSs.
Lock-up agreements
Our directors, executive officers, significant shareholders and certain other option and warrant holders, who collectively hold approximately 97% of our outstanding shares immediately before this offering, have signed lock-up agreements under which they have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our common shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our common shares, in the form of ADSs or otherwise, for a period of 180 days after the date this Registration Statement becomes effective. After the expiration of the 180-day period, the common shares or ADSs held by our directors, executive officers or principal shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.
Rule 144
In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned our common shares for at least one year, is entitled to sell within any three-month period a number of common shares that does not exceed the greater of the following:

•	1% of the then outstanding common shares, in the form of ADSs or otherwise, which will equal approximately 1.4 million common shares immediately after this offering; or

•	the average weekly trading volume of our common shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.
Rule 144(k)
Under Rule 144(k), a person who is not our affiliate at any time during the three months preceding a sale, and who has beneficially owned the common shares, in the form of ADSs or otherwise, proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those common shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold at any time.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our common shares from us in connection with a compensatory stock plan or a written agreement executed prior to the completion of this offering is eligible to resell such common shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.
Registration rights
Upon completion of this offering, certain holders of our common shares, in the form of ADSs or otherwise, or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lockup agreements described above. See “Description of share capital— Registration rights”.

Taxation
The following discussion of the material Cayman Islands and United States federal income tax consequences of an investment in our ADSs or common shares is based upon laws and relevant interpretations thereof in effect as of the date of this Registration Statement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs or common shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers, Dill & Pearman, special Cayman Islands counsel to us. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption “—United States federal income taxation” constitute the opinion of Latham & Watkins LLP, our U.S. counsel, as to the material United States federal income tax consequences of an investment in the ADSs or common shares.
Cayman Islands taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
United States federal income taxation
The following discussion describes the material U.S. federal income tax consequences under present law of an investment in the ADSs or common shares. This discussion applies only to investors that hold the ADSs or common shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States as in effect on the date of this Registration Statement and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this Registration Statement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or common share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ADSs or common shares through partnerships or other pass-through entities.
PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSS OR COMMON SHARES.
The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply if you are the beneficial owner of ADSs or common shares and you are, for U.S. federal income tax purposes,

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying common shares represented by those ADSs for U.S. federal income tax purposes.
The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by U.S. Holders of ADSs, of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, as described below. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders could be affected by future actions that may be taken by the U.S. Treasury.
Taxation of dividends and other distributions on the ADSs or common shares
Subject to the passive foreign investment company rules discussed below, the gross amount of our distributions to you with respect to the ADSs or common shares generally will be included in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of common shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable capital gains rate provided that (1) the ADSs or common shares, as applicable, are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq Global Market. You should consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or common shares.
Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income”.
To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ADSs or common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Taxation of disposition of shares
Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or common share equal to the difference between the amount realized (in U.S. dollars) for the ADS or common share and your tax basis (in U.S. dollars) in the ADS or common share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. holder, including an individual who has held the ADS or common share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company
A non-U.S. corporation is considered a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.
For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.
Although it is not clear how the contractual arrangements between us and our affiliated entities will be treated for purposes of the PFIC rules, we believe that we should not be treated as a PFIC for our current taxable year ending December 31, 2007 or for the foreseeable future. We must make a separate determination each year as to whether we are a PFIC. As a result, even if we are currently not a PFIC our PFIC status may change. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year. If we are a PFIC for any year during which you hold ADSs or common shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or common shares.
If we are a PFIC for any taxable year during which you hold ADSs or common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or common shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or common shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or common shares cannot be treated as capital, even if you hold the ADSs or common shares as capital assets.
Alternatively, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election for stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a mark-to-market election for the ADSs or common shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or common shares as of the close of your taxable year over your adjusted basis in such ADSs or common shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or common shares, as well as to any loss realized on the actual sale or disposition of the ADSs or common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or common shares. Your basis in the ADSs or common shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate discussed above under “Taxation of dividends and other distributions on the ADSs or common shares” would not apply.
The mark-to-market election is available only for stock which is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. We expect that the ADSs will be listed on Nasdaq Global Market and, consequently, if you are a holder of ADSs the mark-to-market election would be available to you were we to be or become a PFIC.
In general, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the rules described above by making a “qualified electing fund” election to include its share of the corporation’s income on a current basis, or a “deemed sale” election once the corporation no longer qualifies as a PFIC. However, you may make a qualified electing fund election with respect to your ADSs or common shares only if we agree to furnish you annually with certain tax information, and we do not presently intend to prepare or provide such information.
If you hold ADSs or common shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or common shares and any gain realized on the disposition of the ADSs or common shares.
You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or common shares.
Information reporting and backup withholding
Dividend payments with respect to ADSs or common shares and proceeds from the sale, exchange or redemption of ADSs or common shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Underwriting
We and the selling shareholders are offering the ADSs described in this prospectus through a number of underwriters, for whom J.P. Morgan Securities Inc. and UBS AG are acting as the representatives. J.P. Morgan Securities Inc. and UBS AG are also the global coordinators and bookrunners for this offering. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the respective number of ADSs listed next to its name in the following table:

Name	Number of ADSs

J.P. Morgan Securities Inc.

UBS AG

CIBC World Markets Corp.

WR Hambrecht + Co., LLC

ABN AMRO Bank N.V., Hong Kong Branch and N M Rothschild & Sons (Hong Kong) Limited, each trading as ABN AMRO Rothschild

Total	23,076,923

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriters are committed to purchase all of the ADSs offered by us and the selling shareholders if they purchase any ADS. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. All sales of our ADSs in the United States will be made by U.S. registered broker/dealers. Sales of our ADSs outside the United States may be made by the underwriters directly or through their affiliated entities. ABN AMRO Bank N.V., Hong Kong Branch and N M Rothschild & Sons (Hong Kong) Limited, each trading as ABN AMRO Rothschild is expected to make offers and sales of the ADSs in the United States through its registered broker/dealer affiliate, ABN AMRO Rothschild LLC.
The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to $           per ADS from the initial public offering price. After the initial public offering of the ADSs, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the ADSs offered in this offering.
At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 1,153,846 ADSs to certain directors, officers, employees and associates of our company through a directed share program. These reserved ADSs account for an aggregate of approximately 5% of the ADSs offered in the offering. Any ADSs not so purchased through the directed share program will be offered to the general public on the same basis as the ADSs offered hereby.
The underwriters have an option to buy from us up to 3,230,538 additional ADSs and from the selling shareholders up to 231,000 additional ADSs to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any ADSs are purchased with this over-allotment option, the underwriters will purchase the ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.
The following table sets forth the per ADS and total underwriting discounts and commissions to be paid by us and the selling shareholders in connection with this offering, assuming an initial public offering price of $13 per ADS, being the midpoint of the estimated range of the initial public offering price. The information in the following table is illustrative only. The per ADS and total underwriting discounts and commissions to be paid by the selling shareholders and us are subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing. The amounts in the following table are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.
Underwriting discounts and commissions

	Per ADS		Total

To be paid by	No exercise	Full exercise	No exercise	Full exercise

Xinhua Finance Media	$	$	$	$

Selling shareholders	$	$	$	$

The underwriting discounts and commissions are determined by negotiations among us, the selling shareholders and the representative and are a percentage of the offering price to the public. Among the factors to be considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.
We have agreed that, without the prior written consent of the global coordinators, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our ADSs or securities convertible into or exchangeable or exercisable for any of our ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
Our directors, executive officers, significant shareholders, certain warrant holders and certain option holders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the global coordinators, (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ADSs (including, without limitation, ADSs or common shares which may be deemed to be beneficially owned with sole disposition power by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ADSs, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
The underwriters have advised us that they have no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up agreement is considered on a case by case basis. The underwriters have further advised us that the factors they would consider in determining whether to release shares subject to a lock-up agreement include, but are not limited to, the length of time before the lock-up agreement expires, the number of shares involved, the reasons for the requested release, market conditions, the trading price of our common shares, historical trading volumes of our common shares and whether the person seeking the release is an officer, director or other affiliate of us.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We have applied to have our ADSs approved for quotation on Nasdaq Global Market under the symbol “XFML”.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market or otherwise.
Prior to this offering, there has been no public market for our ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
The address of J.P. Morgan Securities Inc. is at 277 Park Avenue, New York, New York 10172 and the address of UBS AG is at 52/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

The address of CIBC World Markets Corp. is 300 Madison Ave., 4th floor, New York, New York 10017. The address of WR Hambrecht + Co., LLC is 539 Bryant Street, Suite 100, San Francisco, CA 94107. The address of ABN AMRO Bank N.V., Hong Kong Branch and N M Rothschild & Sons (Hong Kong) Limited, each trading as ABN AMRO Rothschild is 38/F Cheung Kong Center, 2 Queens Road Central, Hong Kong.
Selling restrictions
General
No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of our ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and our ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, our ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with this offering may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
We will not offer to sell any common shares or ADSs to any member of the public in the Cayman Islands.
This prospectus has not been approved by an authorized person in the United Kingdom and has not been registered with the Registrar of Companies in the United Kingdom. The ADSs have not been offered or sold, and prior to the expiry of a period of six months from the latest date of the issue of the ADSs, the ADSs may not be offered or sold to any persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA, in connection with the issue or sale of any ADSs except in circumstances in which section 21(I) of the FSMA does not apply.
The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (1) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (2) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and there has not been any advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) and any rules made thereunder.
The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan and have not, directly or indirectly, been offered or sold and will not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan.
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ADSs are subscribed or purchased under Section 275 by a relevant person, which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), and effective as of the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), no ADS has been offered or will be offered to the public in that Relevant Member State, except that the ADSs may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State:

(A)	in the period beginning on the date of publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the

Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(B)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(C)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet or more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(D)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Expenses relating to this offering
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs by us and the selling shareholders. With the exception of the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq Global Market listing fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$11,406

Nasdaq Global Market listing fee	100,000

National Association of Securities Dealers, Inc. filing fee	30,500

Printing and engraving expenses	700,000

Legal fees and expenses	2,620,000

Accounting fees and expenses	1,740,000

Miscellaneous	283,349

Total	$5,485,255

Expenses will be borne in proportion to the numbers of ADSs sold in the offering by us and the selling shareholders, respectively. The Bank of New York, as depositary, has agreed to reimburse us for certain expenses we incur that are related to the establishment and maintenance of the ADS program.

Legal matters
The validity of the ADSs and certain other legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell. The validity of the common shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Jingtian & Gongcheng Associates. Latham & Watkins LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng Law Offices with respect to matters governed by PRC law.
Experts
The consolidated financial statements as of December 31, 2005 and 2006 and for the period from May 26, 2005 (date Xinhua Finance Limited acquired EconWorld Media Limited, the predecessor to Xinhua Finance Media Limited) to December 31, 2005 and for the year ended December 31, 2006 for Xinhua Finance Media Limited, included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2004 and May 25, 2005 and for the year ended December 31, 2004 and the period from January 1, 2005 to May 25, 2005 for EconWorld Media Limited (the predecessor to Xinhua Finance Media Limited), included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2004 and September 8, 2005 and for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period from January 1 to September 8, 2005 for Beijing Century Media Culture Co., Ltd., included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2005 and for the period from December 21, 2005 (date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited) to December 31, 2005 for Xinhua Finance Advertising Limited, included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2004 and December 21, 2005 and for the year ended December 31, 2004 and the period from January 1 to December 21, 2005 for Active Advertising Agency Limited (the predecessor to Xinhua Finance Advertising Limited), included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of December 20, 2005 and for the period from March 23, 2005 (date of establishment) to December 20, 2005 for Beijing Taide Advertising Co., Ltd., included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of August 18, 2005 (predecessor entity — Beijing Shiji Guangnian Advertising Co., Ltd.), and December 31, 2005 and for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005 for Accord Group Investments Limited and its predecessor entity — Beijing Shiji Guangnian Advertising Co., Ltd., included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2004 and 2005 and for the years ended December 31, 2004 and 2005 for Beijing Perspective Orient Movie and Television Intermediary Co., Ltd., included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2004 and 2005 and for the years ended December 31, 2004 and 2005 for Shanghai Hyperlink Market Research Co., Ltd., included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
The office of Deloitte Touche Tohmatsu is located at 35F, One Pacific Place, 88 Queensway, Hong Kong S.A.R.
Where you can find additional information
We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying common shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.
Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. Our SEC filings, including this registration statement and other information may also be inspected at the offices of the Nasdaq Global Market, Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

Xinhua Finance Media Limited
Index to consolidated financial statements

Page

Report of independent registered public accounting firm	F-6

Consolidated balance sheets as of December 31, 2005 and December 31, 2006	F-7

 Consolidated statements of operations for the period from May 26, 2005 (Date Xinhua Finance Limited acquired EconWorld Media Limited, the predecessor to Xinhua Finance Media Limited) to December 31, 2005 and for the year ended December 31, 2006
F-9

 Consolidated statements of shareholders’ equity and comprehensive income for the period from May 26, 2005 (Date Xinhua Finance Limited acquired EconWorld Media Limited, the predecessor to Xinhua Finance Media Limited) to December 31, 2005 and for the year ended December 31, 2006
F-10

 Consolidated statements of cash flows for the period from May 26, 2005 (Date Xinhua Finance Limited acquired EconWorld Media Limited, the predecessor to Xinhua Finance Media Limited) to December 31, 2005 and for the year ended December 31, 2006
F-11

Notes to consolidated financial statements	F-12
EconWorld Media Limited (The predecessor to Xinhua Finance Media Limited)
Index to consolidated financial statements

Report of independent registered public accounting firm	F-58

Consolidated balance sheets as of December 31, 2004 and May 25, 2005	F-59

Consolidated statements of operations for the year ended December 31, 2004 and the period from January 1 to May 25, 2005	F-60

Consolidated statements of shareholders’ deficiency and comprehensive loss for the year ended December 31, 2004 and the period from January 1 to May 25, 2005	F-61

Consolidated statements of cash flows for the year ended December 31, 2004 and the period from January 1 to May 25, 2005	F-62

Notes to consolidated financial statements	F-63

Beijing Century Media Culture Co., Ltd.
Index to consolidated financial statements

Page

Report of independent registered public accounting firm	F-73

Consolidated balance sheets as of December 31, 2004 and September 8, 2005	F-74

Consolidated statements of operations for the period from June 25, 2004 (Date of establishment) to December 31, 2004 and the period from January 1 to September 8, 2005	F-75

Consolidated statements of owners’ equity and comprehensive income for the period from June 25, 2004 (Date of establishment) to December 31, 2004 and the period from January 1 to September 8, 2005	F-76

Consolidated statements of cash flows for the period from June 25, 2004 (Date of establishment) to December 31, 2004 and the period from January 1 to September 8, 2005	F-77

Notes to consolidated financial statements	F-78
Xinhua Finance Advertising Limited
Index to consolidated financial statements

Report of independent registered public accounting firm	F-88

Consolidated balance sheet as of December 31, 2005	F-89

 Consolidated statement of operations for the period from December 21, 2005 (Date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited) to December 31, 2005
F-90

 Consolidated statement of shareholder’s deficiency for the period from December 21, 2005 (Date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited) to December 31, 2005
F-91

 Consolidated statement of cash flows for the period from December 21, 2005 (Date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited) to December 31, 2005
F-92

Notes to consolidated financial statements	F-93

Active Advertising Agency Limited (The predecessor to Xinhua Finance Advertising Limited)
Index to consolidated financial statements

Page

Report of independent registered public accounting firm	F-105

Consolidated balance sheets as of December 31, 2004 and December 21, 2005	F-106

Consolidated statements of operations for the year ended December 31, 2004 and the period from January 1 to December 21, 2005	F-107

Consolidated statements of shareholder’s equity and comprehensive income for the year ended December 31, 2004 and the period from January 1 to December 21, 2005	F-108

Consolidated statements of cash flows for the year ended December 31, 2004 and the period from January 1 to December 21, 2005	F-109

Notes to consolidated financial statements	F-110
Beijing Taide Advertising Co., Ltd.

Accord Group Investments Limited and predecessor entity— Beijing Shiji Guangnian Advertising Co., Ltd.
Index to consolidated financial statements

Page

Reports of independent registered public accounting firm	F-137

Consolidated balance sheets as of August 18, 2005 (Predecessor Entity - Beijing Shiji Guangnian Advertising Co., Ltd.), December 31, 2005 and (unaudited) as of June 30, 2006	F-139

 Consolidated statements of operations for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to August 18, 2005; for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005; (unaudited) for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to June 30, 2005; and (unaudited) for the six-month period ended June 30, 2006
F-140

 Consolidated statements of owners’/shareholders’ deficiency for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to August 18, 2005; for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005; (unaudited) for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to June 30, 2005; and (unaudited) for the six-month period ended June 30, 2006
F-141

 Consolidated statements of cash flows for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to August 18, 2005; for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005; (unaudited) for the period from February 1, 2005 (date of establishment of Beijing Shiji Guangnian Advertising Co., Ltd.) to June 30, 2005; and (unaudited) for the six-month period ended June 30, 2006
F-142

Notes to consolidated financial statements	F-143

Beijing Perspective Orient Movie and Television Intermediary Co., Ltd
Index to consolidated financial statements

Page

Report of independent registered public accounting firm	F-158

Consolidated balance sheets as of December 31, 2004 and 2005 and (unaudited) as of June 30, 2006	F-159

Consolidated statements of operations for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006	F-160

Consolidated statements of owners’ equity and comprehensive loss for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006	F-161

Consolidated statements of cash flows for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006	F-162

Notes to consolidated financial statements	F-163
Shanghai Hyperlink Market Research Co., Ltd.
Index to consolidated financial statements

Report of independent registered public accounting firm	F-173

Consolidated balance sheets as of December 31, 2004 and 2005 and (unaudited) as of June 30, 2006	F-174

Consolidated statements of operations for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006	F-175

Consolidated statements of owners’ equity and comprehensive income (loss) for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006	F-176

Consolidated statements of cash flows for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006	F-177

Notes to consolidated financial statements	F-178

Report of independent registered public accounting firm
To the Board of Directors and Shareholders of
Xinhua Finance Media Limited:
   We have audited the accompanying consolidated balance sheets of Xinhua Finance Media Limited and its subsidiaries and affiliates (the ”Company”) as of December 31, 2005 and 2006 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the period from May 26, 2005 (date Xinhua Finance Limited acquired EconWorld Media Limited, the predecessor to Xinhua Finance Media Limited) to December 31, 2005 and the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005 and 2006 and the results of its consolidated operations and its consolidated cash flows for the period from May 26, 2005 (date Xinhua Finance Limited acquired EconWorld Media Limited, the predecessor to Xinhua Finance Media Limited) to December 31, 2005 and year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
February 1, 2007 (February 20, 2007 as to Note 26)

Xinhua Finance Media Limited
Consolidated balance sheets

	December 31,	December 31,	December 31,
(In U.S. dollars)	2005	2006	2006

			Pro forma
			(unaudited) (Note 2)

Assets

Current assets:

Cash	$2,080,746	$36,353,547

Restricted cash	—	12,579,822

Accounts receivable	2,467,238	17,403,632

Deposits for program advertising right	—	1,507,071

Prepaid advertising program space and airtime	—	3,419,607

Prepaid expenses	97,354	3,671,257

Amounts due from related parties	40,941	8,787,141

Promissory note receivable - related party	—	7,900,000

Deferred tax assets	44,007	32,437

Other current assets	181,121	5,394,902

Total current assets	4,911,407	97,049,416

Capitalized content production costs, net	538,179	1,397,206

Deposits for content production	—	4,457,065

Property and equipment, net	159,108	4,367,329

License agreements, net	—	103,844,443

Exclusive advertising agreement, net— Economic Observer Advertising	—	60,781,306

Other intangible assets, net	627,652	11,575,779

Goodwill	4,070,203	83,670,010

Investment	—	500,000

Deposits for acquisition of subsidiaries	—	29,246,500

Deposits for acquisition of intangible asset	—	2,561,246

Total assets	$10,306,549	$399,450,300

Liabilities and shareholders’ equity

Current liabilities:

Accounts payable	$387,682	$3,236,493

Accrued expenses and other payables	685,422	7,899,210

Amounts due to Parent and its affiliates	5,599,545	138,694,299

Amounts due to other related parties	909,387	2,367,163

Long term payables, current portion	—	8,900,988

Bank borrowings	—	11,218,256

Income taxes payable	997,353	2,750,480

Total current liabilities	8,579,389	175,066,889

Deferred tax liabilities	207,125	41,168,035

Convertible loan	—	14,017,289	—

Long term payables, non-current portion	—	64,937,958

Total liabilities	8,786,514	295,190,171	281,172,882

Commitments (Note 22)

Minority Interests	166,963	3,010,407

	December 31,	December 31,	December 31,
(In U.S. dollars)	2005	2006	2006

			Pro forma
			(unaudited) (Note 2)

Shareholders’ equity:

Class A common shares and nonvested shares (par value $0.001; nil as of December 31, 2005 and 69,035,751 as of December 31, 2006 shares authorized; nil as of December 31, 2005 and 32,011,154 as of December 31, 2006 shares issued and outstanding) (51,978,017 (unaudited) shares issued and outstanding on a pro forma basis)	—	32,011	51,978

Class B common shares (par value $0.001; 50,000,000 as of December 31, 2005 and 50,054,619 as of December 31, 2006 shares authorized; 1,000 as of December 31, 2005 and 50,054,618 as of December 31, 2006 shares issued and outstanding)	1	7,442	7,442

Convertible preferred shares (par value $0.001; 15,600,000 as of December 31, 2006 shares authorized; 15,585,254 as of December 31, 2006 shares issued and outstanding (liquidation value $115,770,726))		15,585	—

Additional paid-in capital	—	103,155,391	117,168,298

Retained earnings (deficits)	1,350,898	(2,797,112)	(2,797,112)

Accumulated other comprehensive income	2,173	836,405	836,405

Total shareholders’ equity	1,353,072	101,249,722	115,267,011

Total	$10,306,549	$399,450,300

See notes to consolidated financial statements

Xinhua Finance Media Limited
Consolidated statements of operations

	For the period from
	May 26, 2005 (Date
	Xinhua Finance Limited
	acquired EconWorld
	Media Limited, the
	predecessor to Xinhua	Year ended
	Finance Media Limited)	December 31,
(in U.S. Dollars)	to December 31, 2005	2006

Net revenues:

Advertising services	$580,133	$44,861,952

Content production	3,640,792	6,545,148

Advertising sales	386,668	6,691,543

Publishing services	787,451	867,789

Total net revenues	5,395,044	58,966,432

Cost of revenues:

Advertising services	154,186	27,653,769

Content production	650,993	2,829,311

Advertising sales	84,652	1,912,260

Publishing services	534,289	1,386,162

Total cost of revenues	1,424,120	33,781,502

Operating expenses:

Selling and distribution	292,845	5,276,751

General and administrative	1,247,646	12,840,202

Total operating expenses	1,540,491	18,116,953

Income from operations	2,430,433	7,067,977

Other income (expense):

Interest expense	(24,785)	(2,618,398)

Interest income	2,657	1,743,368

Other, net	—	(22,621)

Income before provision for income taxes and minority interest	2,408,305	6,170,326

Provision for income taxes	928,634	1,069,537

Net income before minority interest and equity in loss of an investment	1,479,671	5,100,789

Minority interest	128,773	1,704,287

Equity in loss of an investment	—	52,211

Net income	$1,350,898	$3,344,291

Deemed dividend on redeemable convertible preferred shares	$—	$(2,157,301)

Dividends declared to redeemable convertible preferred shares	$—	$(5,335,000)

Net income (loss) attributable to holders of common shares	$1,350,898	$(4,148,010)

Net income (loss) per share:

Basic — Class A common share	$—	$(0.083)

Basic — Class B common share	$0.032	$(0.083)

Diluted — Class A common share	$—	$(0.083)

Diluted — Class B common share	$0.032	$(0.083)

Shares used in computation:

Basic — Class A common share	—	5,084,366
Basic — Class B common share	42,613,000	44,693,266

Diluted — Class A common share	—	5,084,366

Diluted — Class B common share	42,613,000	44,693,266

Pro forma income per share on an as converted basis:

Basic — Class A common share		$0.076

Basic — Class B common share		$0.076

Diluted — Class A common share		$0.073

Diluted — Class B common share		$0.076

Shares used in calculating pro forma per share amount on an as converted basis:

Basic — Class A common share		21,225,762

Basic — Class B common share		44,693,266

Diluted — Class A common share		68,469,817

Diluted — Class B common share		44,693,266

See notes to consolidated financial statements

Xinhua Finance Media Limited
Consolidated statements of shareholders’ equity and
comprehensive income

	Class A		Class B
	common		common
	shares		shares		Nonvested shares		Preferred shares				Accumulated
										Retained	other
	Number of		Number of		Number of		Number of		Additional	earnings	comprehensive		Comprehensive
(In U.S. Dollars)	shares	Amount	shares	Amount	shares	Amount	shares	Amount	paid-in capital	(deficits)	income	Total	income

Balance, May 25, 2005	—	—	—	—	—	—	—	—	—	—	—	—

Issuance of common shares	—	—	1,000	1	—	—	—	—	—	—	—	1

Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	2,173	2,173	2,173

Net income	—	—	—	—	—	—	—	—	—	1,350,898	—	1,350,898	1,350,898

Balance, December 31, 2005	—	$—	1,000	$1	—	$—	—	$—	$—	$1,350,898	$2,173	$1,353,072	$1,353,071

Issuance of common shares in a stock split	—	—	42,612,289	—	—	—	—	—	—	—	—	—

Issuance of common shares arising from acquisitions of subsidiaries	20,961,154	20,961	—	—	—	—	—	—	32,815,563	—	—	32,836,524

Issue of common shares to parent	—	—	7,441,329	7,441	—	—	—	—	8,176,923	—	—	8,184,364

Issuance of nonvested shares	—	—	—	—	11,050,000	11,050	—	—	(11,050)	—	—	—

Reclassification of preferred shares from mezzanine equity	—	—	—	—	—	—	16,404,926	16,404	62,140,897	—	—	62,157,301

Redemption of redeemable convertible preferred shares	—	—	—	—	—	—	(819,672)	(819)	(3,104,870)	—	—	(3,105,689)

Gain on redemption of redeemable convertible preferred shares	—	—	—	—	—	—	—	—	105,688	—	—	105,688

Issuance of warrants	—	—	—	—	—	—	—	—	739,000	—	—	739,000

Declared dividend on redeemable convertible preferred shares	—	—	—	—	—	—	—	—	—	(5,335,000)	—	(5,335,000)

Deemed dividend on redeemable convertible preferred shares	—	—	—	—	—	—	—	—	—	(2,157,301)	—	(2,157,301)

Amortization of deferred compensation	—	—	—	—	—	—	—	—	2,293,240	—	—	2,293,240

Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	834,232	834,232	834,232

Net income	—	—	—	—	—	—	—	—	—	3,344,291	—	3,344,291	3,344,291

Balance, December 31, 2006	20,961,154	$20,961	50,054,618	$7,442	11,050,000	$11,050	15,585,254	$15,585	$103,155,391	$(2,797,112)	$836,405	$101,249,722	$4,178,523

See notes to consolidated financial statements

Xinhua Finance Media Limited
Consolidated statements of cash flows

	For the period from
	May 26, 2005 (Date
	Xinhua Finance Limited
	acquired EconWorld
	Media Limited, the
	predecessor to Xinhua
	Finance Media Limited)	Year ended
(in U.S. Dollars)	to December 31, 2005	December 31, 2006

Cash flows from operating activities:

Net income (loss) attributable to holders of common shares	$1,350,898	$(4,148,010)

Deemed dividend on redeemable convertible preferred shares	—	2,157,301

Dividends declared to redeemable convertible preferred shares	—	5,335,000

Net income	1,350,898	3,344,291

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Minority interests	128,773	1,704,287

Share based compensation	—	2,404,240

Amortization of discount on convertible loan	—	1,017,289

Depreciation and amortization	577,323	5,235,852

Equity in loss of an investment	—	52,211

Imputed interest on long term payables	—	792,872

Loss (gain) on disposal of property and equipment	4,581	(620)

Deferred income taxes	88,094	(700,740)

Changes in operating assets and liabilities (net of effects of acquisitions):

Accounts receivable	(1,984,858)	(11,073,471)

Capitalized content production costs	(61,737)	(4,457,065)

Prepaid advertising programme space and airtime	—	(2,336,744)

Prepaid expenses and other current assets	(123,871)	(3,774,437)

Amounts due from related parties	(26,065)	(526,174)

Accounts payable	168,659	777,419

Accrued expenses and other payables	(847,308)	1,726,560

Income taxes payable	834,841	1,351,661

Net cash provided by (used in) operating activities	109,330	(4,462,569)

Cash flows from investing activities:

Purchases of property and equipment	(88,063)	(2,097,795)

Purchase and deposit for acquisition of intangible assets	—	(4,226,056)

Advance to an independent third party	—	(4,603,493)

Loans to related parties	—	(3,550,668)

Amount paid for cost method investment	—	(500,000)

Proceeds from disposal of property and equipment	—	92,854

Increase in restricted cash	—	(9,446,274)

Cash received from (paid for) acquisition of subsidiaries, net of cash paid	464,116	(7,882,839)

Net cash provided by (used in) investing activities	376,053	(32,214,271)

Cash flows from financing activities:

Advance from related parties	1,587,663	434,242

Proceeds from issuance of convertible loan	—	10,000,000

Proceeds from issuance of redeemable convertible preferred shares	—	60,000,000

Proceeds from issuance of common shares	1	—

Expenses on public offering	—	(2,283,138)

Bank borrowings raised	—	5,621,934

Dividend paid to minority interest	—	(20,810)

Dividend paid on preferred shares	—	(3,648,333)

Redemption of redeemable convertible preferred shares	—	(1)

Capital contribution from minority interest	6,174	—

Net cash provided by financing activities	1,593,838	70,103,894

Effect of exchange rate changes	1,525	845,747

Net increase in cash	2,080,746	34,272,801

Cash, beginning of the period/year	—	2,080,746

Cash, end of the period/year	$2,080,746	36,353,547

Supplemental disclosure of cash flow information:

Income taxes paid	$5,356	$164,087

Interest paid	$24,785	$1,825,526

Supplemental schedule of non-cash investing activities:

Issuance of common shares for acquisitions of subsidiaries	$—	$28,284,605

Issuance of warrants for acquisitions of subsidiaries	—	628,000

Xinhua Finance Media Limited
Notes to consolidated financial statements
(In U.S. dollars)
1. Organization and principal activities
Xinhua Finance Media Limited (”XFM”) was incorporated by Xinhua Finance Limited (”XFL”, a Tokyo Stock Exchange listed company) on November 7, 2005 under the laws of the Cayman Islands.
XFM and its subsidiaries and affiliates included in the accompanying consolidated financial statements (collectively, the ”Company”) are principally engaged in the production of television programs, the placement of advertising, the provision of advertising services, market research and the publication of a financial magazine titled ”Money Journal” in the People’s Republic of China (”PRC”) including Hong Kong. As of December 31, 2006, included in the Company’s current liabilities is an amount of approximately $75 million owed by XFM to XFL. XFL has undertaken not to demand repayment of such amount until such time when XFM is able to do so without adversely impairing its liquidity position.
For a description of XFM’s subsidiaries and affiliates included in the accompanying consolidated financial statements see note 3.
A variable interest entity (”VIE”) is an entity in which equity investors generally do not have the characteristics of a ”controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is consolidated by its primary beneficiary when it is determined that the primary beneficiary will absorb the majority of the VIE’s expected losses and/or expected residual returns. Consistent with the provisions of FASB Interpretation No. 46, ”Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (as revised, ”FIN 46R”), certain companies are accounted for as a VIE of XFM.
The following financial statement amounts and balances of Beijing Century Media, a VIE, as of December 31, 2005 and covering the period from September 9, 2005 (effective date of the nomination and equity pledge agreements) to December 31, 2005 were included in the accompanying 2005 consolidated financial statements:

Total assets	$4,016,270

Total liabilities	1,574,522

Total net revenues	3,640,792

Total operating expenses	269,819

Net income	1,682,596

The following financial statement amounts and balances of the Company’s VIEs, Shanghai Yuan Zhi Advertising Co., Ltd., Beijing Shiji Guangnian Advertising Co. Limited, Beijing Taide Advertising Co., Ltd., Shenzhan Active Trinity Advertising Co., Ltd. and Guangzhou Jingshi

Culture Intermediary Co., Ltd. as of December 31, 2006 and for the year ended December 31, 2006 were included in the accompanying 2006 consolidated financial statements:

Total assets	$18,858,803

Total liabilities	16,200,217

Total net revenues	9,612,595

Total operating expenses	2,298,615

Net income	3,112,548

2. Summary of principal accounting policies
(a) Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (”US GAAP”).
(b) Basis of consolidation
The accompanying consolidated financial statements of the Company include the accounts of XFM, all its majority-owned subsidiaries and its VIEs from the dates they were acquired or first consolidated by XFL.
The contribution of the businesses by XFL to XFM was accounted for as common control mergers and the related assets and liabilities are recorded based on their fair value when acquired by XFL on the carryover basis. All intercompany transactions and balances have been eliminated in consolidation.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements included valuation of deferred tax assets, useful lives of property and equipment, impairment of goodwill, economic lives of intangible assets and remaining ultimate content production revenue for purpose of recognizing costs of content production.
(d) Revenue recognition
Advertising sales revenues are recognized when advertisements are published net of provisions for estimated rate adjustments and discounts. Payments received in advance are deferred until earned and such amounts are reported as deferred revenue included in accrued expenses and other payables of the accompanying consolidated balance sheets.
Publishing services revenues include management and information consulting fees relating to magazine subscriptions and sale of Money Journal. Magazine subscription revenues are recognized over the subscription period. Single copy sales of magazines through distributors or retail outlets such as newsstands, supermarkets, and convenience stores are recognized when sold to the ultimate customers. Revenue from book sales is recognized when books are sold to end customers. To date, revenue from book sales has not been significant. The Company does not carry book and magazine inventories on its consolidated balance sheets. Costs of books and magazines published are charged to cost of revenues when incurred.
Advertising services include revenues from event organization and advertising agency services and are generally recognized as services are provided. Revenues from event organization include ticketing revenue recognized upon the delivery of tickets and admission to the events. Revenues from sponsorship at events are generally recorded over the period of the applicable agreements commencing from the operating of the related event.
Advertising services revenue include revenues from provision of market research services. Revenues are recognized when the services are provided.
Content production revenues include revenues from producing television programs, animations, visual effects and post-production for television commercials and broadcast design. Episodic television series are produced or acquired for distribution to the television market. Revenues are recognized when the master tape of the program is available for first airing under the terms of the related licensing agreement. Broadcast design mainly includes design of television channel logos, production of trailers for advertising the television channels, and image consulting and branding for the television channels. Revenue for the production of the logos and trailers are recognized upon delivery of the products and customer acceptance. Revenue for image and branding consultations are recognized as the services are provided.
Consulting services revenue includes revenue from the provision of advisory and consulting services. Revenues are recognized when the services are provided.
Revenues are recorded net of applicable business taxes totaling $336,608 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $1,856,053 for the year ended December 31, 2006.
In the normal course of business, the Company acts as an intermediary or agent in placing advertising transactions with TV and radio stations with third parties. Such transactions are recorded at either gross or net basis depending on whether the Company is acting as the principal or as an agent in the transaction. The Company is considered as the principal in transactions where it purchases blocks of advertising time and attempts to sell the time to advertisers and it has substantial risks and rewards of ownership, accordingly, records revenue on a gross basis. For those transactions in which the Company finds advertising space for advertisers and it does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis.
The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses are generally established based on historical experience.

(e) Restricted cash
Restricted cash are cash balances pledged for the use of banking facilities granted by banks.
(f) Capitalized content production costs
Capitalized content production costs consisted of direct production costs, production overhead, development, and pre-production costs, and are stated at cost, less accumulated amortization and impairment. Capitalized content production costs recognized as cost of revenues for a given program are determined using the program forecast method. Under this method, the amount of capitalized costs recognized as expense is based on the proportion of the program’s revenues recognized for such period to the program’s estimated remaining ultimate revenues. Similarly, the recognition of expenses for participations and residuals are recognized based on the proportion of the program’s revenues recognized for such period to the program’s estimated remaining ultimate revenues. These estimates are revised periodically and losses, if any, are provided in full.
(g) Investment
Investments in equity securities of privately held companies where the Company’s level of ownership is such that it cannot exercise significant influence over the investee (i.e. voting common stock ownership of less than 20%) are stated at cost, adjusted for declines in fair value that are considered other than temporary. Fair value of the investments is estimated based on market value appraisals or other valuation techniques. In determining whether impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence that would be considered in this assessment includes, but is not limited to, the reasons for the impairment, the severity and duration of the impairment, and forecasted recovery. Any impairment is charged to earnings and a new cost basis for the investment is established.
(h) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lesser of 5 years or lease term

Billboards and lampposts	10 years

Furniture, fixtures and equipment	4-5 years

Motor vehicles	5 years

(i) Intangible assets
Intangible assets consist of advertising customer base, consulting customer base, research customer relationship, trademark, television station contract, television advertising agency right, lamp post advertising agency right, program advertising agency right, backlog order, distribution network, noncompete agreements, exclusive advertising agreement, publishing title, subscriber base, CEPA certificate arising from the acquisitions of EconWorld Media Limited, Xinhua Finance Advertising Limited, Accord Group Limited, Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. and Shanghai Hyperlink Market Research Co., Ltd., licensing agreements Upper Step and exclusive advertising agreement in Economic Observer Advertising. The intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ economic lives.
The weighted average economic lives are as follows:

Customer base	4 years

Research customer relationship	4 years

Trademark	15 years

Advertising agency right	7.5 years

Program advertising right	20 years

Backlog order	1 year

Noncompete agreements	3 years

Exclusive advertising agreements	27.5 years

Publishing title	10 years

License agreements	30 years

Others	5 years

(j) Goodwill
Goodwill is not amortized but tested for impairment annually as of December 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.
(k) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There were no impairment losses in the years ended December 31, 2005 and 2006.
(l) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(m) Foreign currency translation
The functional currency of XFM’s subsidiaries and affiliates are either the Renminbi (”RMB”) or Hong Kong dollar (”HKD”). Transactions denominated in other currencies are translated into RMB or HKD at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB or HKD at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB or HKD at historical exchange rates.
The Company uses the United States dollar as its functional and reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at the balance sheet date and average exchange rates for the period are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the consolidated statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of shareholders’ equity.
(n) Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, accounts receivable, and amounts due from related parties.
One customer contributed $585,765, or 11%, of the Company’s revenues during the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005. This customer contributed $1,601,362, or 3% of the Company’s revenues during the year ended December 31, 2006. No single group or customer contributed more than 10% of the total revenue during the year ended December 31, 2006. Two customers as of December 31, 2005 each accounted for 10% or more of the Company’s accounts receivable, representing 24% and 11%, respectively, of the Company’s accounts receivable balance at December 31, 2005. At December 31, 2006, these customers represented 1% and 3% of the Company’s accounts receivable balance. No single group or customer contributed more than 10% of the Company’s accounts receivable balance as of December 31, 2006. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts and such losses have been within management’s expectations.

Substantially all of the Company’s revenue for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005 and 2006 were generated from the PRC including Hong Kong.
A substantial portion of the identifiable assets of the Company are located in the PRC. Accordingly, no geographical segments are presented.
(o) Fair value of financial instruments
The carrying amounts of accounts receivable, promissory note receivable, accounts payable, bank borrowings and amounts due from (to) related parties approximate their fair values due to the short-term maturity of these instruments.
The convertible preferred shares and convertible loans are recorded at their fair value upon issuance and subsequently at their accreted values, which approximate the cash outlay which would be due upon settlement, if not converted into common shares.
(p) Net income per share
The Company has two classes of common shares which participate in undistributed earnings. Accordingly, the Company has used the two-class method of computing income per share, income per share is computed for each class of common share according to participation rights in undistributed earnings. Under this method, net income applicable to holders of common shares is allocated on a pro rata basis to each class of common shares to the extent that each class may share in income for the period had been distributed.
Diluted income per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. As of December 31, 2006 the Company had convertible preferred shares, convertible loan, nonvested shares, options and warrants outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net income per share in the period presented, as their effects would have been antidilutive. No dilutive potential common shares equivalents were outstanding as of December 31, 2005.
(q) Share-based compensation
Share-based payment transactions with employees, such as share options and nonvested shares, are measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, with a corresponding addition to paid-in capital.
(r) License agreements
The license agreements for program material are accounted for as a purchase of right or group of rights. The assets and liabilities for license agreement are initially recorded at fair value which is the present value of the future required payments. The difference between the gross and net liability are then recorded as interest under the effective interest method and the asset is amortized over the life of the agreement.

(s) Recent accounting pronouncements
In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In February 2006, the FASB issued FASB No. 155, (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This statement is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company will adopt SFAS 155 in the first quarter of 2007. The Company has not determined the impact, if any, of SFAS 155 on its financial position, results of operation and cash flow.
In June 2006, the FASB issued FASB Interpretation No. 48, ”Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (”FIN 48”), which clarifies the accounting for uncertainty in income tax positions in FASB Statement No. 109, ”Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007. The Company has not determined its impact, if any, of FIN 48 on its financial position, results of operations and cash flows.
In September 2006 the FASB issued FASB Statement No. 157, (”SFAS 157”), ”Fair Value Measurement.” SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as ”the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.
In September 2006, the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No.108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

(t) Unaudited pro forma information
The unaudited pro forma balance sheet information as of December 31, 2006 assumes the conversion upon completion of the initial public offering of all redeemable convertible preferred shares of $59,051,612 and convertible loan of $14,017,289 outstanding as of December 31, 2006 into common shares.
(u) Unaudited pro forma net income per share
Pro forma basic and diluted net income per ordinary share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding for the period plus the weighted average number of common shares outstanding resulting from the assumed conversion upon the closing of the planned initial public offering of the outstanding redeemable convertible preferred shares and convertible loan.
3. Acquisitions
(a) EconWorld Media
EconWorld Media Limited was incorporated in Hong Kong on March 13, 2003. EconWorld Media Limited and its wholly-owned subsidiaries (collectively, “EconWorld Media”, the predecessor to XFM) have the exclusive rights to sell advertising for a financial magazine titled “Money Journal” in the PRC and Hong Kong. In addition, EconWorld Media provides management and information consulting services on the distribution of “Money Journal”.
On May 26, 2005, XFL subscribed 210,000 newly issued ordinary shares of EconWorld Media representing 60% of EconWorld Media’s total ordinary shares for an initial cash consideration of $1,500,000. Direct costs of $233,599 were incurred. The purpose of the acquisition was to enhance the Company’s distribution capabilities. EconWorld Media is the predecessor to XFM and its operating results have been included in the accompanying consolidated financial statements effective on the date of XFL’s acquisition.
In addition to the initial cash consideration for the subscription of the 210,000 newly issued ordinary shares, the shareholders of EconWorld Media are entitled to additional cash consideration based on a predetermined earn-out formula applied to aggregate audited operating results through March 31, 2006. Based on EconWorld Media’s audited operating results through March 31, 2006, the Company contributed totaling $2,820,000 during the year ended December 31, 2006 which resulted in an additional goodwill of $1,121,257, representing a minority interest proportionate share of the contribution.
On January 12, 2006, XFL transferred its equity interest in EconWorld Media to XFM in exchange of 1,000 XFM’s shares (adjusted for the effect of share split on March 16, 2006) with par value of $0.001 (note 17).
On June 21, 2006, XFM acquired another 12% of the equity of EconWorld Media at a price of $1,082,910 which resulted in an additional goodwill of $530,936. The purchase price for this acquisition was paid by XFL on behalf of XFM and was included in amount due to Parent. XFM’s ownership of EconWorld Media is increased to 72% as a result of this transaction. The results of EconWorld Media’s operations, attributable to the 12% interest acquired, have been included in the Company’s consolidated financial statements for the year ended December 31, 2006 since the date of acquisition.

On December 28, 2006, XFM acquired the remaining 28% of the equity of EconWorld Media at a price of $5,039,985 which resulted in an additional goodwill of $3,655,487. The purchase price for this acquisition was paid by XFL on behalf of XFM and was included in amount due to Parent. XFM’s ownership of EconWorld Media is increased to 100% as a result of this transaction. The results of EconWorld Media’s operations, attributable to the 28% interest acquired have been included in the Company’s consolidated financial statements for the year ended December 31, 2006 since the date of acquisition.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the respective date of acquisitions of EconWorld Media by XFL or XFM.

	As of May 26,	As of June 21,	As of December 28,
	2005(1)	2006(2)	2006(3)

Assets acquired:

Cash	$46,267	$114,951	$402,065

Accounts receivable	153,499	379,644	1,178,169

Prepaid expenses and other current assets	23,135	58,105	107,572

Subscription receivables	1,500,000	—	—

Amounts due from related parties	14,876	14,476	29,985

Property and equipment	71,060	11,358	53,196

Total	1,808,837	578,534	1,770,987

Liabilities assumed:

Accounts payable	123,687	190	—

Accrued expenses and other payables	313,050	28,600	117,470

Amounts due to related parties	1,381,648	1,668	143,364

Deferred tax liability	200,295	35,997	71,328

Income taxes payable	38,854	69,187	270,472

Total	2,057,534	135,642	602,634

Intangible assets	723,600	109,082	216,145

Net assets acquired	474,903	551,974	1,384,498

Cash consideration, paid by XFL on behalf of XFM	1,733,599	1,082,910	5,039,985

Goodwill	$1,258,696	$530,936	$3,655,487

	As of May 26,	As of June 21,	As of December 28,	Amortization
	2005(4)	2006(5)	2006(6)	period

				(Years)

Intangible assets comprised of:

Advertising customer base	$33,000	$5,408	$11,336	6

Consulting customer base	153,600	25,966	55,467	7

Distribution network	7,200	1,284	2,828	10

Noncompete agreement	304,200	38,870	67,037	3

Publishing title	102,000	18,190	40,063	10

Subscriber base	123,600	19,364	39,414	5

Total	$723,600	$109,082	$216,145

Remarks:

(1)	Assets and liabilities are reflected at 100% of their historical cost plus a 60% step up for the acquisition. There is no minority interest because the company was in a net liabilities position.

(2)	12% minority interest in respective assets and liabilities were acquired.

(3)	28% minority interest in respective assets and liabilities were acquired.

(4)	60% of intangible assets relating to the acquisition of 60% interest in EconWorld Media were recognized.

(5)	12% of intangible assets relating to the acquisition of 12% minority interest in EconWorld Media were recognized.

(6)	28% of intangible assets relating to the acquisition of 28% minority interest in EconWorld Media were recognized.
The following pro forma information summarizes the effect of the acquisition, if the acquisitions of EconWorld Media had occurred as of January 1, 2005. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2005, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	2005	2006

Pro forma net revenues	$5,743,400	$58,966,432

Pro forma income from operations	1,431,156	6,974,770

Pro forma net income	389,900	3,281,842

(b) Beijing Century Media
Beijing Century Media Culture Co. Ltd., was established on June 25, 2004 in the PRC. Beijing Century Media Culture Co. Ltd. and its majority-owned subsidiaries (collectively, ”Beijing Century Media”) are principally engaged in the production of television programs, animations, post-production for television commercials and visual effects for television commercials and film. Beijing Century Media also offers broadcast design services.
On September 9, 2005, XFL signed a number of loan agreements, exclusive equity purchase option agreements, equity pledge agreements and subrogation agreements with the equity owners of Beijing Century Media for an initial consideration of $3,000,000 payable in XFL common shares. Direct costs of $56,384 were incurred.
As a result of the transaction, XFL became the primary beneficiary of 100% interest in Beijing Century Media and accounted for the transaction similar to a business combination. On

March 16, 2006, XFL transferred its beneficial interest in Beijing Century Media to XFM in exchange for the same amount payable to XFL by XFM. This transaction was accounted for as a purchase, as a result, assets and liabilities are stated at either their fair value or net realizable value, as appropriate. The primary asset acquired under the transaction was content production backlog which would enhance the Company’s operating activities. The Company has consolidated the operating results of Beijing Century Media effective on the date XFL became the beneficial owner of Beijing Century Media.
The accompanying consolidated financial statements include the accounts and balances of Beijing Century Media and its majority-owned subsidiaries as of December 31, 2005 and December 31, 2006 and for the period from September 9, 2005 (effective date of the nomination and equity pledge agreements) to December 31, 2005 and year ended December 31, 2006.
The following table summarizes the estimated fair values of the assets and liabilities XFL assumed on the effective date of the nomination and equity pledge agreements for Beijing Century Media.

Assets acquired:

Cash	$417,849

Accounts receivable	325,802

Capitalized content production costs	921,000

Prepaid expenses and other current assets	129,006

Property and equipment	40,201

Deferred tax assets	125,271

Total	1,959,129

Liabilities assumed:

Accounts payable	95,336

Accrued expenses and other payables	1,216,640

Amounts due to related parties	246,944

Income taxes payable	123,316

Total	1,682,236

Minority interest	32,016

Net assets acquired	244,877

Initial purchase consideration	3,056,384

Goodwill	$2,811,507

In addition to the initial consideration, upon achievement of certain income milestones through 2007, the equity owners of Beijing Century Media are entitled to additional considerations, payable at the discretion of XFL in cash or XFL common shares, determined based on a pre-determined earn-out formula applied to aggregate audited net income through December 31, 2005, 2006 and 2007. Based on the relevant income level of Beijing Century Media reported through December 31, 2005, the Company recorded additional consideration of $8,378,317 in 2006 which resulted in an additional goodwill of $8,378,317. The additional consideration of $8,378,317 was paid by XFL on behalf of XFM.
On April 4, 2006, Beijing Century Media made an additional capital contribution of $333,374 (RMB2.7 million) to Beijing Golden Ways Culture Development Co., Limited which increased the registered capital of its 90% owned subsidiary from $37,042 (RMB300,000) to $370,416 (RMB3 million). Beijing Century Media’s ownership interest also increased to 99%, and resulted in a goodwill of $2,878.
On June 9, 2006, Beijing Century Media made an additional capital contribution of $246,944 (RMB2 million) in Beijing Workshop Communications Co., Ltd. (a majority-owned subsidiary of Beijing Century Media) which increased the registered capital of Beijing Workshop Communications Co., Ltd. from $123,472 (RMB1 million) to $370,416 (RMB3 million) and increased its ownership interest from 90% to 96.6%. This resulted in an excess of fair value of acquired net assets over costs of $40,189 which was applied pro-ratably against the fair value of long lived assets.
The following pro forma information summarizes the effect of the acquisition, if the acquisitions of Beijing Century Media had occurred as of January 1, 2005. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2005, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	2005	2006

Pro forma net revenues	$6,045,820	$58,966,432

Pro forma income from operations	2,748,912	7,067,977

Pro forma net income	1,578,092	3,344,291

(c) Xinhua Finance Advertising Limited
Xinhua Finance Advertising Limited (formerly “Ming Shing International Limited”) was incorporated in the British Virgin Islands (“BVI”) under the laws of the BVI on October 6, 2005 and is an investment holding company for its wholly- and majority-owned subsidiaries and VIEs (collectively, “XFA”). XFA provides advertising design, production and placement services for television, print media and outdoor billboards on university campuses to customers in the PRC and Hong Kong. On June 19, 2006, Ming Shing International Limited changed its name to Xinhua Finance Advertising Limited.
On January 12, 2006, XFL acquired 100% of XFA’s ordinary shares at an initial consideration of $29,000,000 plus future contingent consideration to be determined based on net income in each of the years from 2005 to 2007. Direct costs of $650,889 were incurred. On March 16, 2006, XFL transferred its equity interest in XFA to XFM in exchange for the same amount due to XFL under a promissory note The primary assets acquired were television, print, and outdoor advertising agency operations in the PRC which would enhance the Company’s geographic reach and operating scope. The accompanying consolidated financial statements include the accounts and balances of XFA and its wholly and majority-owned subsidiaries and VIEs as of December 31, 2006 and for the period from January 12, 2006 (date of acquisition by XFL) through December 31, 2006.
In addition to the initial cash consideration, the shareholders of XFA are entitled to additional cash consideration based on a predetermined earn-out formula applied to aggregate operating results through December 31, 2005, 2006 and 2007. Based on XFA’s audited operating results through December 31, 2005, the Company recorded additional consideration totaling

$31,424,973 during the year ended December 31, 2006, which resulted in additional goodwill of $31,424,973.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the date of the acquisition of XFA, including the additional consideration paid in 2006.

Assets acquired:

Cash	$1,181,173

Restricted cash	115,385

Accounts receivable	3,419,313

Prepaid advertising space program and airtime	1,082,863

Prepaid expenses and other current assets	72,743

Amounts due from related parties	1,104,072

Rent deposits	15,657

Property and equipment	829,515

Deferred tax asset	147,211

Total	7,967,932

Liabilities assumed:

Accounts payable	1,759,712

Accrued expenses and other payables	756,419

Deferred revenue	41,195

Income taxes payable	264,956

Amounts due to related parties	4,600,491

Deferred tax liabilities	3,267,000

Total	10,689,773

Minority interest	636,681

Intangible assets	9,900,000

Net assets acquired	6,541,478

Initial consideration paid in 2006	29,650,889

Contingent consideration paid in 2006	31,424,973

Total consideration paid in 2006	61,075,862

Goodwill	$54,534,384

		Amortization
		period

		(Years)

Intangible assets comprised of:

Television advertising agency right	$3,109,000	4-5

Newspaper advertising agency right	57,000	4

Lamp post advertising agency right	1,564,000	20

Advertising customer base	3,858,000	3-10

Backlog order	270,000	1

CEPA Certificate	2,000	1

Noncompete agreement	1,040,000	4

Total	$9,900,000

On July 1, 2006, Beijing Taide Advertising Co, Ltd., a majority owned subsidiary of XFA, acquired additional 20% interest of its subsidiary, Shanghai Yuanxin Advertising Intermediary Co, Ltd., at a consideration of $49,389 (RMB0.4 million). This increased its ownership interest from 80% to 100%, and resulted in an excess of fair value of acquired net assets over cost of $37,754 which had been applied pro-ratably against the fair value of long lived assets.
The following pro forma information summarizes the effect of the acquisition, if the acquisitions of XFA had occurred as of January 1, 2005. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2005, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	2005	2006

Pro forma net revenues	$13,096,450	$58,966,432

Pro forma income from operations	999,783	7,067,977

Pro forma net income	444,687	3,344,291

(d) Beijing Jingguan Xincheng Advertising Co., Ltd.
Beijing Jingguan Xinchen Advertising Co., Ltd. (“Economic Observer Advertising”) was established in the PRC on January 25, 2006. Economic Observer Advertising has the exclusive rights to sell advertising for and provides management and information consulting services to a financial newspaper.
On June 8, 2006, XFM acquired 50% equity interest of Economic Observer Advertising and control of a majority of its board of directors at an initial cash consideration of $9,241,465 and incurred transaction costs of $2,229,612. Out of the total $11,471,077, $8,962,397 was paid by Xinhua Finance Network (“XFN”) and XFL and behalf of XFM. The primary asset acquired was the exclusive rights to sell advertising and provide management and information consulting services. In addition to the initial cash consideration, the equity holders of Economic Observer Advertising are entitled to additional cash considerations based on a predetermined earn-out formula applied to aggregate operating results through December 31, 2006.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the date of acquisition of Economic Observer Advertising.

Net tangible assets acquired; representing Cash	$617,360

Deferred tax liability	19,575,591

Long term payable	25,093,827

Minority Interest	308,680

Intangible assets, exclusive advertising agreement	55,831,815

Net assets acquired	$11,471,077

Consideration paid	9,241,465

Transaction costs	2,229,612

$11,471,077

On September 15, 2006, other shareholders of Economic Observer Advertising transferred their aggregate 50% of the equity interests in Economic Observer Advertising to XFM in exchange for total consideration of $6,708,221, which include a cash consideration of $308,680 and 5,761,317 XFM’s class A common shares valued at $1.1 per share. Direct costs of $62,092 were incurred and included in purchase price of the acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition of the remaining 50% equity interest in Economic Observer Advertising.

Assets acquired:

Cash	$212,530

Investment in an affiliate	370,416

Accounts receivables	1,552,851

Other receivables	580,321

Prepaid expenses	7,531,794

Property and equipment	35,528

Total	10,283,440

Liabilities assumed:

Other payables	8,134,283

Loan from shareholders	37,106

Amounts due to related parties	401,477

Taxation	374,959

Deferred tax liability	9,787,796

Long term payable	12,943,349

Total	31,678,970

Intangible assets, exclusive advertising agreement	28,103,751

Net assets acquired	6,708,221

Consideration, issuance of XFM’s shares	6,337,449

Cash consideration paid	308,680

Transaction costs	62,092

$6,708,221

The exclusive advertising agreement has an amortization period of 50 years.
The accompanying consolidated financial statements included the accounts and balance of Economic Observer Advertising as of December 31, 2006 and the operating results for the period from June 8, 2006 (date of acquisition by XFM) through December 31, 2006.
(e) Accord Group Investments ltd.
Accord Group Investments Limited was established in the BVI on June 15, 2005. Accord and its subsidiaries and consolidated VIE, (collectively the ”Accord Group”) place advertisements, provide advertising services to customers in the PRC and have the exclusive rights to sell advertising for and the rights to provide content to the EasyFM radio stations of Beijing and Shanghai. Accord Group also provides design and production services to its customers.
On January 23, 2006, XFL acquired a 19% equity interest in Accord Group for cash consideration of $440,000 which was paid by XFN, a subsidiary of XFL, on its behalf. On March 16, 2006, XFL transferred all its 19% beneficial interests in Accord Group to XFM in exchange for the same amount due to XFN.

On September 22, 2006, XFM acquired 61% of the equity of Accord Group from Sino Investment Holdings Limited (”Sino Investment”), a company controlled by two directors of XFL and the chief financial officer of the Company has beneficial interest, by issuing 451,107 of its class A common shares valued at $1.1 per share. As part of the acquisition, the Company also issued 125,053 class A common shares valued at $1.1 per share to an individual in exchange of his entering into a Deed of Non-Competition Undertaking and Release with the Company. The total value of the shares issued amounted to $633,776.
On November 1, 2006, XFM acquired the remaining 20% equity of Accord Group for $237,600, which was settled by the issuance of 125,053 of its class A common shares valued at $1.90 each. As a result, Accord Group became a wholly-owned subsidiary of XFM.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the respective date of acquisitions of Accord Group. The table also reflects a non-cash activity for purposes of the consolidated statement of cash flows:

	As of	As of
	September 22, 2006(1)	November 1, 2006(2)

Assets acquired:

Cash	$259,661	$665,174

Accounts receivables	202,234	59,640

Prepaid expense and other current assets	81,628	15,617

Property and equipment, net	133,901	25,945

Total	677,424	766,376

Liabilities assumed:

Accounts payables	197,837	50,524

Other payables and other current liabilities	1,290,053	29,540

Loan from shareholders	2,464	—

Amounts due to related parties	1,626,282	1,106,424

Income taxes payable	219	—

Deferred tax liability	450,670	—

Total	3,567,525	1,186,488

Intangible assets	1,309,221	33,779

Loss of Accord Group previously equity accounted for	52,211	—

Net (liabilities assumed) assets acquired	(1,528,669)	33,779

Cash consideration paid in 2006	440,000	—

Issuance of XFM’s shares	633,776	237,600

Total considerations	1,073,776	237,600

Goodwill	$2,602,445	$203,821

	As of	As of	Amortization
	September 22, 2006(3)	November 1, 2006(4)	period

			(Years)

Intangible assets comprised of:

Exclusive advertising agreement	$1,163,000	$—	5

Advertising customer base	146,221	33,779	3

Total	$1,309,221	$33,779

Notes:

(1)	Assets and liabilities are reflected at 100% of their historical cost plus a 80% step up for the acquisition. There is no minority interest because the company was in net liabilities position.

(2)	20% minority interest in respective assets and liabilities were acquired. The net liabilities were not assumed from the acquisition because the minority interest had not shared the attributable loss in the company in excess of its capital contribution.

(3)	80% of total intangible assets relating to the acquisitions of 80% interest in Accord Group were recognized.

(4)	20% of total intangible assets relating to the acquisitions of 20% interest in Accord Group were recognized.
The accompanying consolidated financial statements included the accounts and balance of Accord Group as of December 31, 2006 and the operating results for the period from September 22, 2006 (date of acquisition by XFM) through December 31, 2006. As a result of the subsequent acquisition of a controlling interest and eventually 100% of Accord Group, the results of Accord Group’s operations attributable to the first 19% interest acquired was adjusted retrospectively and accounted for using the equity method during the period from January 23, 2006 to September 21, 2006.
The following pro forma information summarizes the effect of the acquisition, if the acquisitions of Accord Group had occurred as of January 1, 2005. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2005, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	2005	2006

Pro forma net revenues	$5,886,360	$60,088,070

Pro forma income from operations	938,920	6,456,903

Pro forma net (loss) income	(210,408)	2,880,912

(f) Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.
Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. was established in the PRC on September 25, 2000 for a term of 20 years. Beijing Perspective and its subsidiary (collectively the ”Beijing Perspective”) are engaged in the production and syndication of financial television programs under the Fortune China name and earn revenues by selling advertising time and sponsorship rights at the time the programs are broadcasted.

On July 28, 2006, XFM acquired 51% of the equity of Beijing Perspective, through Beijing Century Media. XFL paid the purchase price of $6,275,052 for this acquisition. Transaction costs of $662,092 were included in this transaction and were paid by XFN and XFL on behalf of XFM.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the date of the acquisition of Beijing Perspective.

Assets acquired:

Cash	$2,733,530

Accounts receivables	21,220

Prepaid expenses and other current assets	100,628

Amounts due from related parties	1,929

Property and equipment	1,585,096

Total	4,442,403

Liabilities assumed:

Accounts payables	56,887

Accrued expense and other payables	904,488

Amounts due to related parties	51,957

Other taxes payable	23,718

Deferred tax liability	194,755

Total	1,231,805

Minority Interest	1,996,338

Intangible assets	1,258,975

Net assets acquired	2,473,235

Total consideration, paid by XFL	6,275,052

Transaction costs	662,092

Goodwill	$4,463,909

		Amortization
		period

		(Years)

Intangible assets comprised of:

Trademark	$844,345	15

Television station contract	68,340	3

Advertising customer base	72,420	3

Noncompete agreement	273,870	5

Total	$1,258,975

The accompanying consolidated financial statements included the accounts and balance of Beijing Perspective as of December 31, 2006 and the operating results for the period from July 28, 2006 (date of acquisition by XFM) through December 31, 2006.
The following pro forma information summarizes the effect of the acquisition, if the acquisitions of Beijing Perspective occurred as of January 1, 2005. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2005, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	2005	2006

Pro forma net revenues	$8,130,358	$59,797,031

Pro forma income from operations	1,682,951	6,137,829

Pro forma net income	598,398	1,885,579

(g) Shanghai Hyperlink Market Research Co., Ltd
Shanghai Hyperlink Market Research Co., Ltd was established in the PRC on July 15, 1997 for a term of 20 years. Shanghai Hyperlink and its subsidiary (collectively the ”Shanghai Hyperlink”) primarily engage in market research in the PRC and provide services including the study of market characteristics, consumer preferences and opinions with respect to advertising and media content, and business and technology issues.
On August 1, 2006, XFL acquired 51% of the equity of Shanghai Hyperlink, and paid partial purchase price with initial consideration of $2.0 million and subsequent consideration based on a predetermined earn-out formula applied to aggregate audited operating results through June 30, 2007 and 2008 with a maximum of $3.6 million for this 51% equity. On September 1, 2006, XFM issued 1,679,012 class B common shares to XFL in exchange for the 51% equity interest in Shanghai Hyperlink.
On September 15, 2006, members of the management team of Shanghai Hyperlink, transferred their aggregate 49% of the equity interest in Shanghai Hyperlink to the Company at total consideration of $1,804,737; of which of $30,251 (RMB245,000) was settled in cash and $1,774,486 was settled by the issuance of 1,613,169 class A common shares at fair value of $1.1 each.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the respective date of acquisitions of Shanghai Hyperlink.

	As of	As of
	August 1, 2006(1)	September 15, 2006(2)

Assets acquired:

Cash	$304,672	$164,851

Accounts receivable	220,156	187,858

Other receivables	81,575	45,006

Amounts due from related parties	36,610	23,210

Property and equipment	278,370	151,585

Total	921,383	572,510

Liabilities assumed:

Accounts payables	56,953	18,020

Accrued expenses and other payable	256,562	203,188

Amounts due to related parties	88,433	47,559

Other taxes payables	103,918	—

Income tax payable	136,291	81,571

Deferred tax liabilities	142,214	130,943

Total	784,371	481,281

Minority Interest	136,821	—

Intangible assets	430,950	396,798

Net assets acquired	431,141	488,027

Consideration — issuance of XFM’s shares	—	1,774,486

Cash consideration paid	2,227,333	30,251

Total transaction costs	742,948	—

Goodwill	$2,539,140	$1,316,710

	As of	As of	Amortization
	August 1, 2006(3)	September 15, 2006(4)	period

			(Years)

Intangible assets comprised of:

Customer relationship	$211,140	$194,408	4

Noncompete agreement	219,810	202,390	4

Total	$430,950	$396,798

Notes:

(1)	Assets and liabilities are reflected at 100% of their historical cost plus a 51% step up for the acquisition.

(2)	49% minority interest in respective assets and liabilities were acquired.

(3)	51% of total intangible assets relating to the acquisitions of 51% interest in Shanghai Hyperlink were recognized.

(4)	49% of total intangible assets relating to the acquisitions of 49% interest in Shanghai Hyperlink were recognized.

The accompanying consolidated financial statements included the accounts and balance of Shanghai Hyperlink as of December 31, 2006 and the operating results for the period from August 1, 2006 (date of acquisition by XFL) through December 31, 2006.
The following pro forma information summarizes the effect of the acquisition, if the acquisitions of Shanghai Hyperlink occurred as of January 1, 2005. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2005, nor is it necessarily indicative of future results of operations of the consolidated enterprises:

	2005	2006

Pro forma net revenues	$7,748,321	$60,250,623

Pro forma income from operations	2,518,351	6,900,362

Pro forma net income	1,370,109	3,364,955

(h) Upper Step Holdings Ltd
Upper Step Holdings Limited (”Upper Step”) was established in the BVI on September 28, 2005. Upper Step is engaged in the provision of advertising and consulting services in relation to the strategic partnership with Shanghai Camera Media Investment Co., Ltd.
On February 28, 2006, XFN paid cash of $5,100,000 to a selling shareholder as consideration for 19% of the equity of Upper Step. On March 16, 2006, the 19% equity holding was transferred to XFM. XFM subsequently contributed cash amounting to $1,200,000 directly to Upper Step as additional contribution for its existing 19% equity interest. This resulted in total consideration of $6,300,000 for acquiring this equity interest from XFM’s perspective. Transaction costs of $133,250 were incurred. On September 22, 2006, XFM obtained that 37% equity of Upper Step from Sino Investment, for a total consideration of $18,954,281, of which $7,126,281 was settled by the issuance of 6,478,437 of its class A common shares at a price of $1.1 per share, $628,000 was settled by the issuance of 4,099,968 of its warrants, additional cash consideration of $9,100,000 paid by XFL on behalf of XFM and cash consideration of $10,000,000 paid by XFM. Included in total cash consideration of $19,100,000, $7,900,000 represented payment made by XFM on behalf of Sino Investment to vendor. Direct costs of $142,820 were incurred. The warrants are immediately exercisable at a price of $3.659 per share and valid for a period of five years. The chief financial officer of the Company has beneficial interest in Sino Investment.
On November 1, 2006, XFM had obtained the remaining 44% equity in Upper Step at total consideration of $12,173,334, which were settled by the issuance of 6,407,018 class A common shares of the Company valued at $1.9 each.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the respective date of acquisitions of Upper Step. The table also reflects a non-cash activity for purposes of the consolidated statement of cash flows:

	As of	As of
	September 22, 2006	November 1, 2006

Assets acquired:

Cash	$ 2,784,144	$ 833,806

Restricted cash	3,018,163	1,327,992

Other receivables	3,556,659	1,639,896

Amounts due from related parties	363,609	306,769

Total	9,722,575	4,108,463

Liabilities assumed:

Accrued expense and other payables	400,429	233,418

Loan from a shareholder	2,002,066	—

Short term loan	5,596,322	2,462,383

Amounts due to related parties	512,249	909

Total	8,511,066	2,696,710

Intangible assets, licensing agreements	25,731,906	10,761,581

Minority interests	1,413,064	—

Net assets acquired	$25,530,351	$12,173,334

The licensing agreements have amortization period of 30 years.
The accompanying consolidated financial statements included the accounts and balance of Upper Step as of December 31, 2006 and the operating results for the period from September 22, 2006 (date of acquisition by XFM) through December 31, 2006.
4. Investment
As of December 31, 2006, the Company’s investment represented 19% equity interest in Hyperlink E-data International Limited, a company incorporated in BVI and is intended to be engaged in market research online business. The purpose of this investment is to strengthen the market research capabilities of the Company in the PRC market. The investment was accounted for as a cost method investment.
5. Deposits for acquisition of subsidiaries
In 2006, XFM had issued to XFL and its affiliates promissory notes amounting to $29,246,500 that was included as part of the amounts due to Parent and its affiliates as of December 31, 2006 (Note 20) for settling the potential earn-out considerations relating to the acquisition of XFA and contractual control of Beijing Century Media, which will be paid by XFL.

6. Capitalized content production costs, net
Capitalized content production costs, net consisted of the following:

	At December 31,
	2005	2006

Television programs:

Released	$921,000	$1,787,645

In production	61,737	1,163,915

Total	982,737	2,951,560

Less: accumulated amortization	444,558	1,554,354

Capitalized content production costs, net	$538,179	$1,397,206

Amortization expense was $444,558 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $1,098,228 for the year ended December 31, 2006, respectively.
7. Other current assets
Other current assets consisted of the following:

	At December 31,
	2005	2006

Advances to employees	$103,677	$172,708

Rent deposits	18,454	213,857

Other loan receivable	—	4,603,493

Others	58,990	404,844

Total	$181,121	$5,394,902

Advances to employees are non-interest bearing and are due on the Company’s demand.
Other loan receivable is advance to an independent third party. The amount is carried interest at 5% per annum, unsecured and repayable within one year; however, the Company can request for security from the borrower anytime pursuant to the agreement.

8. Property and equipment, net
Property and equipment, net consisted of the following:

	At December 31,
	2005	2006

Leasehold improvements	$ 32,966	$2,123,204

Billboards and lampposts	—	635,804

Furniture, fixtures and equipment	239,893	1,940,980

Motor vehicles	—	427,268

Total	272,859	5,127,256

Less: accumulated depreciation and amortization	113,751	759,927

Property and equipment, net	$159,108	$4,367,329

Depreciation and amortization expense was $36,817 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $633,119 for the year ended December 31, 2006.
9. Intangible assets, net

	At December 31,
	2005	2006

License agreements in Upper Step	$—	$104,084,959

Less: accumulated amortization	—	240,516

	$—	$103,844,443

Exclusive advertising agreement in Economic Observer Advertising	$—	$61,338,472

Less: accumulated amortization	—	557,166

	$—	$60,781,306

Other intangible assets, net consisted of the following:

	At December 31,
	2005	2006

Customer base	$310,200	$4,577,575

Research customer relationship	—	405,548

Trademark	—	844,345

Advertising agency right	—	4,730,000

Backlog order	—	270,000

Noncompete agreements	304,200	2,146,177

Exclusive advertising agreement	—	1,163,000

Publishing title	102,000	160,253

Others	7,200	81,652

Total	723,600	14,378,550

Less: accumulated amortization

Customer base	$30,428	$1,142,771

Research customer relationship	—	34,673

Trademark	—	33,372

Advertising agency right	—	748,200

Backlog order	—	270,000

Noncompete agreements	59,150	489,609

Exclusive advertising agreement	—	54,273

Publishing title	5,950	17,170

Others	420	12,703

Total accumulated amortization	$95,948	$2,802,771

Other intangible assets, net	$627,652	$11,575,779

Amortization expense was $95,948 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $3,504,505 (including license agreements in Upper Step and exclusive advertising agreement in Economic Observer Advertising) for the year ended December 31, 2006. The Company will record amortization expense of $8,005,160, $7,906,576, $6,879,030, $6,251,606 and $5,535,013 in the years ending 2007 through 2011, respectively.

10. Goodwill
The changes in the carrying amount of goodwill in each of the segments are as follows:

	Media
	Production	Print	Advertising	Research	Broadcasting	Total

Goodwill acquired during the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005 and balance as of December 31, 2005	$2,811,507	$1,258,696	$—	$—	$—	$4,070,203

Goodwill acquired during the year	8,381,195	5,307,680	54,534,384	4,102,074	7,274,474	79,599,807

Balance as of December 31, 2006	$11,192,702	$6,566,376	$54,534,384	$4,102,074	$7,274,474	$83,670,010

Management performed the annual goodwill impairment test as of December 31, 2006 in respect of goodwill arising from EconWorld Media, Beijing Century Media and XFA and no impairment loss is identified.
11. Accrued expenses and other payables
Accrued expenses and other payables consisted of the following:

	At December 31,	At December 31,
	2005	2006

Accrued salary and welfare	$ 77,118	$ 858,961

Other taxes payable	278,547	1,523,730

Commissions payable	14,815	307,350

Deferred revenue	—	919,592

Accrued offering expenses	—	845,189

Dividend payable for preference shares	—	1,686,667

Other	314,942	1,757,721

Total	$685,422	$7,899,210

12. Long term payables

	At December 31,
	2005	2006

Long term payables, current portion	$—	$8,900,988

Long term payables, non-current portion	—	64,937,958

Total	$—	$73,838,946

The long term payables represent the outstanding consideration for the acquisition of license agreement and exclusive advertising agreement in Economic Observer Advertising and advertising services agreement in Upper Step which are non-interest bearing and have repayment terms ranging from 5 to 50 years with fixed monthly or annual payments. The payable was accordingly discounted at an effective interest rate of 6% per annum. Such imputed interest included in the statement of operation for the year ended December 31, 2006 amounted to $792,872.
The schedule of principal payments of long-term payables as of December 31, 2006 was as follows:

2007	$8,900,988

2008	9,066,943

2009	8,546,652

2010	8,056,223

2011	5,626,982

After 2011	33,641,158

Total	$73,838,946

Less: Current portion	(8,900,988)

Non-current portion	$64,937,958

13. Bank borrowings
The bank borrowings as of December 31, 2006, were secured by bank deposits of approximately $12.6 million. The amounts carry interest of approximately 6% per annum and are repayable in 2007.
14. Convertible securities
(a) Redeemable convertible preferred shares
On March 16, 2006, XFM entered into an agreement with one of XFL’s shareholders and sold 16,404,926 of XFM’s redeemable convertible preferred shares (”Preferred Shares”) for $60,000,000. The cash proceeds were used primarily to acquire the equity interest of certain subsidiaries and affiliates.

The key terms of the Preferred Shares are as follows:

Dividends. The holders of the Preferred Shares are entitled to receive mandatory cumulative dividends at an annual rate of 11% of the original issue price per annum for each Preferred Share and to be received on a quarterly basis. The Company has declared and paid $1,943,333 preferred share dividends for the period from the date of issuance of the Preferred Shares to July 24, 2006.

Conversion. The Preferred Shares are automatically convertible into common shares at any time after the date of issuance of such shares by obtaining the necessary written consent from the holders of the Preferred Shares; or upon the consummation of a qualified public offering. Each Preferred Share shall be convertible into such number of fully paid and nonassessable common shares as is determined by dividing the par value of the convertible Preferred Shares plus all accrued unpaid dividends on the Preferred Share by the applicable conversion price of (i) $3.66 if certain assets were not acquired directly or indirectly by the Company; and (ii) $5.17 if 100% of certain assets were acquired directly or indirectly by the Company.

The conversion price is subject to adjustments for issuances of the Company’s shares below the conversion price, dividend payment, stock split and other dilution events, except for certain issuances such as issuances in connection with the employee share benefit plan. The Redeemable Convertible Preferred Shares will be automatically converted into the Company’s common shares upon a qualified initial public offering by the Company.

Voting rights. Each Preferred Share shall entitle the holder to such number of votes as shall equal the number of common shares into which such Preferred Share is then convertible.

Redemption. Preferred Shares may be redeemed at any time after the earlier of (i) December 31, 2008; (ii) the date there is an initial public offering that is not a qualified initial public offering as described in the share purchase agreement; (iii) the Company elects to optionally redeem the Preferred Share; or (iv) failure for the Company to fulfill its certain obligations. In connection with the redemption of the Preferred Share, the Company shall pay a redemption price either (a) equal to the face amount plus any accrued and unpaid dividends due on such Preferred Share plus an amount equal to face amount times 42.86% times number of calendar days in the period from the issuance date to redemption date divided by number of calendar days in the period from the issuance date to December 31, 2008; or (b) the fully paid and non-assessable common shares of XFL, with the price per common share of XFL determined at a 10% discount to the 30 trading day trailing average closing price of such common share of XFL on the relevant exchange. The Company accrued the premium over the redemption period as a deemed dividend with a debit to the retained earnings of $2,157,301 for the period from date of issuance of Preferred Share to July 24, 2006.

Liquidation preference. In the event of any liquidation, dissolution or winding up of the Company, of any distribution of assets to its shareholders, either voluntary or involuntary, each Preferred Share holder shall be entitled to receive for each of its Preferred Shares, out of any lawfully available assets of the Company, in preference to the holders of common shares and any other preferred shares, an amount equal to the face amount plus any accrued and unpaid dividends due on such Preferred Share plus an amount equal to face amount times 42.86% times number of calendar days in the period from the issuance date to the payment date divided by number of calendar days in the period from the issuance date to December 31, 2008.

On July 24, 2006, the Memorandum of Association were amended and the terms of the Preferred Shares were changed as follow:

(i) The Preferred Shares are revised to be redeemable at the option of the Company.

(ii) the dividends are no longer cumulative, and are paid only if declared.
The significant terms of the revised Preferred Shares are as follows:

Conversion. Each convertible preferred share is convertible into class A common share at a conversion price of $3.66, at the option of the holder at any time after the original date of issuance of such shares, or is automatically converted upon the qualified initial public offering as described in the amended and restated Memorandum of Association of the Company that occurs prior to the December 31, 2008. At any time after January 7, 2009, holder of Preferred Shares may notify XFM to convert all of its preferred shares into 160,000 XFL’s shares. In such case, XFM must use best efforts to procure the delivery of such shares.

Voting rights. Each Preferred Shares shall entitle this holder to vote on an as converted basis with the class A common share.

Dividends. The holders of Preferred Shares are entitled to receive noncumulative dividends only if declared.

Liquidation preference. In the event of any liquidation, dissolution, or winding up of the Company, or any distribution of assets to its shareholders, either voluntary or involuntary, each preferred shareholder shall be entitled to receive for each of its Preferred Shares, out of any lawfully available assets of the Company, in preference to the holders of common shares and any other preferred shares, an amount equal to the sum of (i) two times the face amount (which is $3.66 per preferred share, as adjusted for any split, consolidation or similar event with respect to the preferred shares) plus (ii) any accrued and unpaid dividends due on such Preferred Share plus (iii) after December 31, 2008, 15% per annum multiplied by the sum of (i) and (ii) above.
After the payment in full of the liquidation preference amount to the holders, the total preferred shares shall also be entitled to a share of 1% of the remaining assets of the Company.
With the change of terms, the Preferred Shares were reclassified from mezzanine equity to permanent equity.
On September 20, 2006, 819,672 Preferred Shares at carrying value of $3,105,689 were redeemed by the Company for a total redemption amount of $1.00. At the same time, the credit agreement was amended (see note 14(b)), pursuant to which $3,000,000 was reclassified as convertible loan. Redemption gain of $105,688 was recognized directly in equity.
(b) Convertible loan
In addition to the issuance of the Preferred Shares, on March 16, 2006, XFM also entered into a credit agreement with the same XFL shareholder discussed above. Under the credit agreement,

XFM borrowed $10.0 million from the XFL shareholder for a term through December 31, 2008. Interest is payable at LIBOR plus 2.75%; however, the Company shall pay on the loan maturity date an amount either (a) equal to the face amount plus any accrued and unpaid interest due on such loan plus an amount equal to face amount times 42.86% times number of calendar days in the period from the issuance date to payment date divided by number of calendar days in the period from the issuance date to December 31, 2008; or (b) the fully paid and non-assessable common shares of XFL, with the price per common share of XFL determined at a 10% discount to the 30 trading day trailing average closing price of such common share of XFL on the relevant exchange. That holder may convert the note into XFM’s class A common shares at any time, at a conversion rate of $3.657438 per share. Pursuant to this credit agreement, XFM also entered into pledge and security agreements pledging the ownership interest of certain of XFM’s subsidiaries and XFM’s assets.
Immediately following redemption of the 819,672 preferred shares, the credit agreement was amended such that the additional interest of $272,727.27 related to the convertible loan in arrears from the quarter starting April 1, 2006 shall accrue until the quarter ending December 31, 2008 with the total increase amounting to $3,000,000 being payable upon maturity.
In addition, upon conversion, the sum of (i) the aggregate amount of the outstanding principal amount of the loans plus (ii) all accrued and unpaid interest plus (iii) $3,000,000 less any amount of accrued accreting interest paid simultaneously therewith shall be convertible into XFM’s common shares. Hence, the $3,000,000 interest originally accruing through maturity of the notes will be immediately available for conversion into XFM’s common shares upon a qualified initial public offering by XFM if that happens before December 31, 2008.
15. Nonvested Shares
In June 2006, the Company granted 11,050,000 common shares of $0.001 each (”Nonvested Shares”) to a director, Fredy Bush as fully paid shares at par. The Nonvested Shares shall be subject to a 5-year vesting period and one-fifth of the total Nonvested Shares granted, being 2,210,000 common shares, shall become vested on each of the first annual anniversary dates after the date of grant. Accordingly, the Company recorded compensation expense of $1,666,382 in general and administrative expenses for the year ended December 31, 2006 which represents amortization on the fair value of the common shares on the grant date over a period of 5 years.
The following table summarizes information regarding the Nonvested Shares:

	Number of Non-	Fair value of
	vested shares	common	Grant
Grant Date	issued	shares	price

June 13, 2006	11,050,000	$0.6*	$—

* The fair value was determined based on a valuation by an independent appraiser, American Appraisal China Limited (“Independent Appraiser”).
As of December 31, 2006, there are 11,050,000 Nonvested Shares outstanding. These shares are subject to transfer restrictions and do not have any voting rights, entitlement of dividends,

rights to the surplus assets of the Company in the event of a winding-up or reorganization of the Company and generally all of the rights attaching to common shares.
On November 20, 2006, 635,000 nonvested class A shares held by Fredy Bush were transferred to seven individuals. On November 30, 2006, 10,415,000 class A nonvested shares held by Fredy Bush were transferred to her family trust fund.
16. Warrants
In connection with the acquisition of Upper Step, the Company issued to Sino Investment warrants to purchase 4,099,968 class A common shares with a strike price of $3.659 per share on September 22, 2006. In addition, the Company issued warrants to purchase 630,000 class A common shares to a consultant with a strike price of $3.659 per share on December 7, 2006. The warrants are fully vested upon the date of grant. For the warrant to Sino Investment, total fair value of $628,000 at the date of grant was capitalized as part of the consideration paid for the acquisition of Upper Step. The warrants to the consultant shall be subject to a 5-year lock-up period. The related compensation expense of $111,000 was recorded as consultancy fee in general and administration expense in the year ended December 31, 2006 and represents the fair value of the warrants on the grant date.
The fair value of the warrants granted to Sino Investment and the consultant were approximately $0.15 per warrant and $0.18 per warrant, respectively, at respective dates of grant, which were estimated on the basis of the Black-Scholes option pricing model with the following assumptions:

	Warrant to Sino	Warrant to
	Investment	consultant

Expected price volatility range	45%	44%

Risk-free interest rate	5.11%	4.91%

Contractual life of the warrant	5 years	5 years

Expected dividends	0%	0%

The fair value was determined based on a valuation by Independent Appraiser.
As of December 31, 2006, there are 4,729,968 warrants outstanding. These warrants are subject to transfer restrictions and do not have any voting rights, entitlement of dividends, rights to the surplus assets of the Company in the event of a winding-up or reorganization of the Company and generally all of the rights attaching to common shares.
17. Capital Structure
On November 7, 2005, XFM issued 1,000 common shares (adjusted for the effect of share splite on March 16, 2006) at par value of $0.001 per share to XFL.
On January 12, 2006, in connection with the acquisition of 60% interest in EconWorld Media, XFM issued 1,000 shares (adjusted for the effect of share subdivision on March 16, 2006) with par value of $0.001 for a total consideration of $4,553,599, which represented XFL’s investment in EconWorld Media.

On March 16, 2006, XFM issued 42,612,289 shares at par value of $0.001 per share to XFL, which has been accounted for as a stock split. The share proceeds of $42,612 remained outstanding and subscription receivable of $42,612 was recorded.
Pursuant to a special resolution passed on March 16, 2006, every issued and unissued share of $1.0 each in the capital of XFM is subdivided into 1,000 share of $0.001 each. Accordingly, immediately after the subdivision, XFM has an authorized share capital of $50,000 divided into 50,000,000 shares of $0.001 each and issued share capital of $2 divided into 2,000 shares of $0.001 each. All share and per share amounts were retroactively adjusted to reflect this share subdivision.
In addition, on March 16, 2006, the authorized share capital of XFM was increased to $1,000,000 and thereafter, be redesignated and reclassified into (a) 22,000,000 preferred shares of $0.001 each and (b) 978,000,000 common shares of $0.001 each. Accordingly the amended authorized share capital is $1,000,000 divided into 978,000,000 common shares of a nominal or par value of $0.001 each and 22,000,000 preferred shares of a nominal or par value of $0.001 each.
On July 24, 2006, XFM redesignated its 42,614,289 common shares held by XFL as class B common shares and 11,050,000 nonvested shares held by a director, Fredy Bush, as class A common shares.
The class A common shares shall entitle the holder to one vote per share; entitle the holder to such dividends as the Board may from time to time declare; in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or for the purpose of a reorganization or otherwise or upon any distribution of capital, entitle to the surplus assets of the Company; and generally entitle the holder to enjoy all of the rights attaching to class A common shares.
The class B common shares shall entitle the holder to ten votes per share; entitle the holder to convert such shares into class A common shares on a one to one basis at any time upon delivery of written notice to the Board of Directors; upon any sale, pledge, transfer, assignment or disposition of class B common shares by a holder thereof to any person or entity which is not at any time a wholly-owned and wholly-controlled subsidiary of XFL, automatically convert into class A common shares (and, for the avoidance of doubt, at any time such subsequent holder ceases to be a wholly-owned and wholly-controlled subsidiary of XFL, the class B common shares held by such holder shall automatically convert into class A common shares; and otherwise rank pari passu with the class A common shares.
On September 20, 2006, 6,400,000 authorized and unissued Preferred Shares were cancelled and the authorized number was reduced to 15,600,000 Preferred Shares.
On September 21, 2006, 5,761,317 and 1,679,012 class B common shares were issued to XFL for the acquisition of 50% equity interests of Economic Observer Advertising and 51% equity interest of Shanghai Hyperlink, respectively.
On September 22, 2006, pursuant to a number of share subscription agreements, XFM issued 125,053 and 1,613,169 and 5,761,317 class A common shares to three individuals in exchange for their entering into Deeds of Non-Competition Undertaking and Release with XFM and Beijing Century Media, Shanghai Hyperlink, and Economic Observer Advertising respectively, for a term of four years as part of the acquisitions of Beijing Shiji Guangnian Advertising Co., Ltd. (“Beijing Century Advertising”), Shanghai Hyperlink and Economic Observer Advertising.
On September 22, 2006, 6,929,544 class A common shares were issued to Sino Investment for its investments in Upper Step and Accord Group.
On November 1, 2006, pursuant to a share subscription agreement, XFM issued 6,532,071 and 6,532,071 class A common shares to an individual in exchange for his entering into a Deed of Non-Competition Undertaking and Release with XFM and Beijing Century Advertising for a term of four years as part of the acquisition of Accord Group and Upper Step.
18. Share options
Pursuant to the directors’ resolution on July 11, 2006, the Company granted options to employees for the purchase of a maximum of 11,727,602 shares in the Company, subject to vesting requirements. The options entitle the option holder to acquire one ordinary share of the Company at an exercise price of $0.78 per share.
The key terms of the share options are as follows:

Termination of options. Where the option agreement permits the exercise or purchase of the options granted for a certain period of time following the recipient’s termination of service with us, or the recipient’s disability or death, the options will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the options, whichever occurs first.

Vesting period. In general, options granted under our individual option agreements will vest in the following manner. The first half of any option grant will vest upon the earlier of the date of the initial public offering and December 31, 2007. The next two quarters will vest on December 31, 2008 and 2009, respectively. For options under the share option plan, this will be subject to the discretion of the option administrative committee.

Option exercise. The term of options granted under individual option agreements may not exceed five years from the date of grant. The consideration to be paid for XFM shares upon exercise of an option or purchase of shares underlying the option will be determined by the plan administrator and may include a certified or cashier’s check or consideration received by us under a cashless exercise program implemented by us in connection with the XFM share option agreement, or any combination of the foregoing methods of payment.

Termination of option agreements. Unless terminated earlier, XFM share options granted under individual option agreements will expire in 2011. XFM’s board of directors will have the authority to amend or terminate XFM’s share option agreement subject to shareholder approval to the extent necessary to comply with applicable law.
The excisable period of the option is 5 years up to 2011. During the year ended December 31, 2006, compensation expense of $626,858 was recognized and included in general and administrative expenses.

Management has used the Black-Scholes option pricing model to estimate the fair value of the options on grant date with the following assumptions:

Expected price volatility	38.3%

Risk-free interest rate	5.68%

Expected life	3.61

Expected dividends	0%

Fair value on grant date	$0.14

A summary of options under the plan as of December 31, 2006 and changes in the period is presented below:

	Number of
	Share	Exercise
Options	Option	Price

Outstanding as of January 1, 2006	—	—

Granted on July 11, 2006	11,198,180	$0.78

Exercised	—	—

Forfeited	(500,039)	0.78

Outstanding as of December 31, 2006	10,698,141	$0.78

Exercisable as of December 31, 2006	—	$0.78

The grant date fair value was $0.14 for each option.
As of December 31, 2006, there was $940,887 of total unrecognized compensation cost related to nonvested share options granted during the year. That cost is expected to be recognized over 3 years.
19. Provision for income taxes
XFM is a tax exempted company incorporated in the Cayman Islands. The Company’s subsidiaries incorporated in Hong Kong and PRC are subject to Hong Kong Profits Tax and foreign Enterprise Income Tax in the PRC.
The Company’s subsidiaries incorporated in Hong Kong are taxed at 17.5% on the assessable profits arising in or derived from Hong Kong. For those Hone Kong subsidiaries which generate PRC sourced income, PRC income tax should still be payable on the assessable profits at 33%.
The Company’s subsidiaries incorporated in the PRC are generally subject to income tax at a statutory rate of 33% in respect of its profits (30% state income tax plus 3% local income tax) on PRC taxable income. Some of the PRC subsidiaries are currently tax exempted or subject to income tax at a reduced tax rate of 15% according to the relevant tax incentives. In particular, the subsidiaries of “cultural education enterprises” are generally exempt from income tax for the first year since their commencement of business, while those of “information enterprises” are generally exempt from income tax for the first and second year since their commencement of business.

Provision for income taxes comprises of the following:

	For the period from
	May 26, 2005 (date
	XFL acquired EconWorld
	Media Limited, the
	predecessor to XFM) to	For the year ended
	December 31, 2005	December 31, 2006

Current Tax	$840,540	$1,770,278

Deferred Tax	88,094	(700,741)

Total	$928,634	$1,069,537

The principal components of the deferred income tax assets and liabilities are as follows:

	At December 31,
	2005	2006

Deferred tax assets:

Capitalized content production cost	$44,007	$32,437

Net operating losses	521,489	3,423,559

Others	6,850	14,463

Total	572,346	3,470,459

Less: valuation allowance	(528,339)	(3,438,022)

Deferred tax assets, net	$44,007	32,437

Deferred tax liability:

Intangible assets	$207,125	$41,168,035

Total	$(163,118)	$(41,135,598)

Due to the uncertainty of the level of PRC statutory income and the Company’s lack of operating history, management does not believe certain subsidiaries will generate taxable PRC statutory income in the near future and it is more likely than not that not all of the deferred tax assets will be realized, a valuation allowance has been established for the certain amount of deferred tax assets at December 31, 2005 and December 31, 2006. The Company has operating loss carry forwards of $2,198,306 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005 and $11,050,028 for the year ended December 31, 2006. The net operating loss carry forwards for the PRC subsidiaries expire on various dates through 2011 and the net operating loss carry forwards for the Hong Kong subsidiaries which may carry forward indefinitely.
As of December 31, 2006, valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be allocated to reduce goodwill or other noncurrent intangible assets of the acquired entities amounted to approximately $2,204,000.

Reconciliation between the provision for income taxes computed by applying the PRC enterprise income rate of 33% to income before income taxes and the actual provision for income taxes is as follows:

	For the period from
	May 26, 2005 (date
	XFL acquired EconWorld
	Media Limited, the
	predecessor to XFM) to	For the year ended
	December 31, 2005	December 31, 2006

Net income before provision for income taxes	$2,408,305	$6,170,326

PRC statutory tax rate	33%	33%

Income tax at statutory tax rate	794,741	2,036,208

Expenses not deductible for tax purposes:

Entertainment	5,194	87,524

Salaries and employees’ benefits	58,462	468,998

Allowance for inter-company balance	—	163,481

Other	101,071	75,830

Effect of income tax rate differences in other jurisdictions	(42,185)	2,319,620

Changes in valuation allowances	79,143	705,553

Foreign income taxes	65,640	183,797

Effect of tax exemptions	(136,174)	(4,997,098)

Other	2,742	25,624

Provision for income taxes	$ 928,634	$1,069,537

PRC income taxes that would have been payable without the tax exemptions amounted to approximately $136,000 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005 and approximately $4,997,000 for the year ended December 31, 2006. Basic and diluted net income per share would have been decreased to $0.029 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005 and basic and diluted net loss per share would have been increased to $0.184 for the year ended December 31, 2006.

20. Related party transactions
Amounts due from (to) related parties were as follows:

	At December 31,	At December 31,
	2005	2006

Due from related parties:

Due from affiliates(a)	$ —	$ 4,868,335

Due from directors(b)	—	205,000

Due from minority shareholders(c)	40,941	—

Due from a related company(d)	—	3,713,806

Total	$ 40,941	$ 8,787,141

Due to related parties:

Due to directors(b)	—	109,124

Due to former shareholder of subsidiaries	—	2,035,506

Due to a minority shareholder(c)	909,387	222,533

Total	$ 909,387	$ 2,367,163

Due to Parent and its affiliates(e)	$5,599,545	$138,694,299

Promissory note receivable	—	$ 7,900,000

(a)	Amounts due from affiliates principally represented advance to investee and a former shareholder of a subsidiary and are non-interest bearing and repayable on demand.

(b)	Amounts due from and to directors represented advance from and to directors of subsidiaries and are non-interest bearing and repayable in demand.

(c)	Amounts due from minority shareholders represented advances to minority shareholders of subsidiaries. These amounts are non-interest bearing and are due on demand. Amounts due from minority shareholders are expected to be collectible, therefore, no allowance for uncollectible amount was considered necessary at December 31, 2005. Amount due to a minority shareholder as of December 31, 2005 represented borrowings from an EconWorld Media shareholder and bore interest at 4.5% on the unpaid balance payable at the time the principal balance was paid.

(d)	Amount due from a related company represented advances to a related company owned by one of the Company’s shareholders which is non-interest bearing and repayble within one year. Out of the total amount, $2,000,000 is secured by the registered capital of the borrower.

(e)	Amounts due to XFL and its affiliates represented amounts borrowed from XFL and subsidiaries of XFL which are not members of the Company and are due on demand. The balance as of December 31, 2006 included two promissory notes amounting to $106,751,685, which includes the initial consideration of $3,000,000 paid for the acquisition of Beijing Century Media, additional consideration and transaction cost of $8,728,570 in respect of the acquisition of Beijing Century Media, contingent consideration of $7,862,500 to be paid based on the net income of 2006 and 2007, estimated employee bonus paid or payable of $1,081,250 in relation to acquisition of Beijing Century Media; and, of contingent consideration of $47,860,102 for the acquisition of XFA paid or payable based on the net income of 2005 and 2006; consideration of $440,000 paid for the acquisition of Accord Group, $5,131,517 deposit paid for the proposed acquisition of 19% equity interest in Upper Step, initial consideration of $29,000,000 paid for the acquisition of XFA and contingent consideration of $3,647,746 paid for the acquisition of XFA. Both notes are due on demand and the interest rates are not specified. XFM issued the promissory notes to borrow money from XFL and XFN to pay for the costs related to XFM’s acquisition of XFA, Upper Step, and Accord Group and the contractual control of Beijing Century Media. The transaction agreements for some of these acquisitions contain earn-out provisions that would require payment of additional consideration based on the financial performance of the acquired companies. These earn-out considerations are the obligations of XFL. While not specified in the contract XFL may request that the Company pay any difference between those payments and amounts due under the promissory notes.

As of December 31, 2005, the amount due to parent and its affiliates of $5,599,545 included the initial consideration for Beijing Century Media of $3,000,000 (Note 3), $1,500,000 for the 60% interest in EconWorld Media and two other promising notes for $500,000 in total. During the year ended December 31, 2006, the Company issued common shares to settle the aforesaid share subscription in EconWorld Media, earn-out considerations for the acquisition and other transaction costs and repaid the two promising notes.

On February 14, 2006, EconWorld Media issued a promissory note in the amount of $1,330,000 to XFN. The promissory note was due on June 30, 2006 and the interest rate was 4% per annum. The note was for working capital purposes and was settled on June 9, 2006.
On April 18, 2006, the Company entered into an advisory agreement with Patriarch Partners Management Group, LLC and XFL. Patriarch Partners Management Group, LLC, being the holder of preferred shares and convertible loan of the Company, is to act as advisor to the Company in making acquisitions of the majority of stock or assets in target companies. It is agreed to pay a success fee to Patriarch Partners Management Group, LLC for each successful acquisition in an amount to be mutually agreed, and not to exceed $5.0 million. During the year ended December 31, 2006, the Company paid $3.5 million consulting fees under this agreement. The agreement will be terminated on April 18, 2007.
On September 21, 2006, 5,761,317 class B common shares of the Company was allotted and issued to XFL for the acquisition of 50% equity interests of Economic Observer Advertising and 1,679,012 class B common shares of the Company was allotted and issued to XFL for the acquisition of 51% equity interests of Shanghai Hyperlink respectively.
On September 22, 2006, XFM obtained the 37% equity of Upper Step from Sino Investment, which was then 50% owned by one of the Company’s senior management officers, for a total consideration of $18,954,281, and paid $7,900,000 on behalf of Sino Investment to the vendor. Sino Investment issued a promissory note in the amount of $7,900,000 to the Company. The amount is repayable on demand and has no specified interest rate stated in the promissory note.
On September 13, 2006, the Company entered into a Group Services Agreement with XFL. Under this agreement, certain services shall be provided to XFM in exchange for a variable charge. The services include a wide range of services including management, human resources, finance, legal, corporate communications, public relations, information technology and administrative services. The agreement expires on December 31, 2007 and is renewable for two-year terms, and may be terminated upon six months’ notice, upon material breach, insolvency, or if we are no longer a controlled subsidiary of our parent. On January 25, 2007, the Group Services Agreement was amended to provide that charges for 2006 under the agreement would not exceed $700,000 and for subsequent years would not exceed $1.0 million. For 2006, the group services charges paid or payable by XFM was $700,000 under the Group Services Agreement.
On September 21, 2006, we entered into a Trademark License Agreement with XFN. Under this agreement, XFN granted the Company a non-exclusive license worldwide to use certain Xinhua trademarks in consideration for an annual license fee of $50,000. The contract has a term of 15 years and expires on September 20, 2021. There is no specific renewability provision.
21. Dividends
The Company has declared and paid $1,943,333 preferred shares dividend for the period from the date of issuance of the Preferred Shares to July 24, 2006 (Note 14(a))
On September 20, 2006, the board of directors declared cash dividends in total of $3,391,667 to the holder of Preferred Shares. The amount has been charged to retained earnings. Out of the total $3,391,667, $1,705,000 cash dividends was paid and the remaining $1,686,667 was recorded in other payable as of December 31, 2006.
22. Commitments
(a) Purchase of program rights
The Company entered into an agreement for the purchase of program rights for a total of $802,568 at December 31, 2005 and $1,932,288 at December 31, 2006. Unexpended balance totaled $740,832 at December 31, 2005 and $829,844 at December 31, 2006.
(b) Operating leases
The Company has operating lease agreements principally for its office spaces in the PRC and Hong Kong. These leases expire through March 2011 and are renewable upon negotiation. Rent expenses were $51,391 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $889,080 for the year ended December 31, 2006.
Future minimum lease payments under non-cancelable operating lease agreements are as follows at December 31, 2006:

2007	$742,402

2008	130,123

2009	44,225

2010	44,225

2011	11,057

Total	$972,032

(c) Other
The Company has entered into an agreement to purchase advertising airtime from radio stations for a period of twenty years. As of December 31, 2006, future minimum purchase commitments under the agreements totaled approximately $75,925,000. The Company is committed to pay approximately $3 million to $4 million in each of the next five years and the remainder of approximately $56.0 million in fifteen years thereafter.
The Company also has a number of agreements to purchase advertising airtime from television programme producers. As of December 31, 2006, future minimum fee commitments under the agreements totaled approximately $8,364,000 and approximately $7,281,000 will be paid next year and the remainder within 2008.
The Company also has a number of agreements to obtain advertising rights from publishers and other parties in the PRC. As of December 31, 2006, future minimum agency fee under the agreements totaled approximately $2,053,000.
The Company entered into a number of agreements to obtain advertising production and network services from various services providers. As of December 31, 2006, future minimum services fee commitments under the agreements totaled approximately $1,339,000 and approximately $823,000 of which will be paid in 2007, and approximately $80,000 will be paid in each of 2008 through 2012.
23. Segment information
During the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM), to December 31, 2005, the Company operated in two reportable segments that include media production and print. With the acquisitions of various companies during the year 2006, the Company currently operates in five reportable segments that include media production, print, advertising, broadcasting and research. Each reportable segments are separately organized and provide distinct products and services to different customer groups. Each reportable segment prepares a stand-alone set of financial reporting package including information such as revenue, expenses, and capital expenditures, and the package is regularly reviewed by the chief operating decision maker. During the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005 and year ended December 31, 2006, the Company’s chief operating decision maker was the Chief Executive Officer.

The following is a summary of relevant information relating to each segment reconciled to amounts on the accompanying consolidated financial statements for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005:

	Media
	production	Print	XFM Corporate	Total

Net revenues:

Media production	$3,640,792	$—	$—	$3,640,792

Advertising sales	—	386,668	—	386,668

Advertising services	—	580,133	—	580,133

Publishing services	—	787,451	—	787,451

Total net revenues	$3,640,792	$1,754,252	$—	$5,395,044

Depreciation and amortization	461,352	115,971	—	577,323

Cost of revenues and operating expenses excluding depreciation and amortization	459,460	1,626,711	301,117	2,387,288

Operating income (loss)	2,719,980	11,570	(301,117)	2,430,433

Other expense, net				22,128

Income before provision for income taxes and minority interest				2,408,305

Provision for income taxes				928,634

Net income before minority interest				1,479,671

Minority interest	128,773	—	—	128,773

Net income				$1,350,898

Total assets, excluding goodwill	$3,797,453	$2,438,893	$—	$6,236,346

Goodwill	2,457,550	1,612,653	—	4,070,203

Capital expenditures	60,470	27,593	—	88,063

The following is a summary of relevant information relating to each segment reconciled to amounts on the accompanying consolidated financial statements for the year ended December 31, 2006:

	Media					XFM
	production	Print	Advertising	Research	Broadcasting	Corporate	Total

Net revenues:

Media production	$6,545,148	$—	$—	$—	$—	$—	$6,545,148

Advertising sales	—	6,303,646	—	—	387,897	—	6,691,543

Advertising services	—	6,418,279	35,628,274	1,802,660	1,012,739	—	44,861,952

Publishing services	—	867,789	—	—	—	—	867,789

Total net revenues	$6,545,148	$13,589,714	$35,628,274	$1,802,660	$1,400,636	$—	$58,966,432

Depreciation and amortization	1,263,793	795,398	2,489,034	110,097	570,899	6,631	5,235,852

Cost of revenues and operating expenses excluding depreciation and amortization	2,538,522	7,111,971	26,177,829	1,078,565	1,988,200	7,767,516	46,662,603

Operating income (loss)	2,742,833	5,682,345	6,961,411	613,998	(1,158,463)	(7,774,147)	7,067,977

Other expenses, net							897,651

Income before provision for income taxes and minority interest							6,170,326

Provision for income taxes							1,069,537

Net income before minority interest							5,100,789

Minority interest	32,417	1,495,008	703,332	66,129	(592,599)	—	1,704,287

Equity in loss of an investment	—	—	—	—	52,211	—	52,211

Net income							$3,344,291

Total assets, excluding goodwill	$5,253,462	$71,892,068	$26,904,500	$2,865,901	$123,771,680	$85,092,679	$315,780,290

Goodwill	11,192,702	6,566,376	54,534,384	4,102,074	7,274,474	—	83,670,010

Capital expenditures	1,093,472	1,963,144	430,415	47,111	2,707,830	81,879	6,323,851

24. Employee benefit plans
Employees of the Company and its subsidiaries located in Hong Kong are covered by the Mandatory Provident Fund Scheme (”MPF Scheme”) established on December 1, 2000 under the Mandatory Provident Fund Scheme Ordinance of Hong Kong. The calculation of contributions for these eligible employees is based on 5% of the applicable payroll costs, and contributions are matched by the employees. The amounts paid by the Company to the MPF Scheme were $3,780 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $41,427 for the year ended December 31, 2006.

Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. The amounts paid by the Company to these defined contribution schemes were $26,980 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $214,129 for year ended December 31, 2006.
In addition, the Company is required by law to contribute medical insurance benefits, housing funds, unemployment, and other statutory benefits ranging from 1% to 10% of applicable salaries. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance benefits were $11,808 for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and $131,289 for the year ended December 31, 2006, respectively. The amounts contributed for housing funds was $12,708 in 2005 and $38,649 for the year ended December 31, 2006, respectively. The amounts contributed for other benefits were not material for the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and the amounts contributed for other benefits was $181,933 for the year ended December 31, 2006.
25. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of profit after taxes as reported in the Company’s PRC statutory financial statements. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. Amounts contributed to the statutory surplus reserve and the statutory welfare reserve were not material during the period from May 26, 2005 (date XFL acquired EconWorld Media, the predecessor to XFM) to December 31, 2005; and for the year ended December 31, 2006.
26. Subsequent events
On January 4, 2007, the Company borrowed from bank $5,377,721 (RMB42 million) which is secured by a cash deposit of $6 million, carries interest at 5.51% per annum and repayable on January 4, 2008.
On January 15, 2007, the Company issued warrants to purchase 221,280 class A common shares to a former staff with a strike price of $5 per share. The warrants are vested upon the date of grant. The fair value of the warrants was approximately $2.08 per warrant at the date of grant.
On February 7, 2007, the shareholders of the Company adopted a 2007 share option plan, under which the Company may grant its employees, directors and consultants various types of awards including options to purchase common shares of the Company, restricted shares or restricted share units. The maximum aggregate number of shares that may be issued pursuant to all awards is equal to the lesser of (i) 19,530,205 common shares, or (ii) a lesser number of common shares determined by the administrator of the plan. The term of each award under the 2007 share option plan will be specified in the award agreement, but the life of any award may not exceed ten years from the adoption of the plan
On February 20, 2007, a written resolution was passed by the sole director of the Company pursuant to which the vesting of 10,415,000 class A nonvested shares held by the family trust fund of Fredy Bush was revised as such 3,000,000 of such shares will vest upon the Securities and Exchange Commission’s declaration of effectiveness of the Company’s registration statement on Form F-1, 1,420,000 of such shares will vest on June 13, 2008, 2,210,000 of such shares will vest each on June 13, 2009 and 2010, and the remaining 525,000 shares will vest on June 13, 2011. All other restrictions of these shares will remain unchanged.

Report of independent registered public accounting firm
To the Board of Directors and Shareholders of
EconWorld Media Limited:
   We have audited the accompanying consolidated balance sheets of EconWorld Media Limited (the predecessor to Xinhua Finance Media Limited) and its subsidiaries (collectively, the “Company”) as of December 31, 2004 and May 25, 2005, and the related consolidated statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows for the year ended December 31, 2004 and period from January 1, 2005 to May 25, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and May 25, 2005 and the consolidated results of its operations and its cash flows for the year ended December 31, 2004 and period from January 1, 2005 to May 25, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

EconWorld Media Limited
(The predecessor to Xinhua Finance Media Limited)
Consolidated balance sheets

	December 31,	May 25,
(In U.S. dollars)	2004	2005

Assets

Current assets:

Cash	$20,852	$46,267

Accounts receivable, less allowance for doubtful accounts of $nil at December 31, 2004 and $39,511 at May 25, 2005	69,384	153,499

Prepaid expenses and other current assets	22,921	23,135

Deferred tax assets	16,234	38,493

Amounts due from related parties	8,825	14,876

Total current assets	138,216	276,270

Property and equipment, net	60,202	71,060

Total	$198,418	$347,330

Liabilities and shareholders’ deficiency

Current liabilities:

Accounts payable	$31,880	$123,687

Accrued expenses and other payables	227,852	313,050

Amounts due to related parties	938,428	1,381,648

Deferred revenue	50,000	—

Income taxes payable	20,795	38,854

Total liabilities	1,268,955	1,857,239

Commitments (Note 9)

Ordinary shares, par value HK$0.01; authorized 1,000,000 shares; issued and outstanding 95,000 and 140,000 shares at December 31, 2004 and May 25, 2005, respectively	122	180

Additional paid-in capital	652,858	1,102,800

Accumulated deficit	(1,723,517)	(2,607,985)

Accumulated other comprehensive loss	—	(4,904)

Total shareholders’ deficiency	(1,070,537)	(1,509,909)

Total	$198,418	$347,330

See notes to consolidated financial statements

EconWorld Media Limited
(The predecessor to Xinhua Finance Media Limited)
Consolidated statements of operations

	For the	For the
	year ended	period ended
	December 31,	May 25,
(In U.S. dollars)	2004	2005

Net revenues:

Advertising sales	$47,537	$240,490

Advertising services	300,847	52,648

Publishing services	52,196	55,218

Total net revenues	400,580	348,356

Cost of revenues and expenses:
Cost of revenues

Advertising sales	34,535	41,485

Advertising services	248,324	66,303

Publishing services	325,303	346,945

Total cost of revenues	608,162	454,733

Operating expenses:

Selling and distribution	418,283	322,181

General and administrative	607,452	456,495

Total operating expenses	1,025,735	778,676

Loss from operations	(1,233,317)	(885,053)

Other income (expenses):

Interest expenses	(9,974)	(5,660)

Other income	284	2,384

Loss before income taxes (benefit)	(1,243,007)	(888,329)

Provision for income taxes (benefit)	4,561	(3,861)

Net loss	$(1,247,568)	$(884,468)

Net loss per share, basic and diluted	$(13.13)	$(7.85)

Weighted average shares outstanding, basic and diluted	95,000	112,690

See notes to consolidated financial statements

EconWorld Media Limited
(The predecessor to Xinhua Finance Media Limited)
Consolidated statements of shareholders’ deficiency
and comprehensive loss
For the year ended December 31, 2004
and period ended May 25, 2005

	Ordinary shares				Accumulated
			Additional		other
	Number	Par	paid-in	Accumulated	comprehensive		Comprehensive
(In U.S. dollars)	of shares	value	capital	deficit	loss	Total	loss

Balance, January 1, 2004	95,000	$122	$652,858	$(475,949)	$—	$177,031

Net loss	—	—	—	(1,247,568)	—	(1,247,568)	$(1,247,568)

Balance, December 31, 2004	95,000	122	652,858	(1,723,517)	—	(1,070,537)

Issuance of ordinary shares	45,000	58	449,942	—	—	450,000

Foreign currency translation loss					(4,904)	(4,904)	$(4,904)

Net loss	—	—	—	(884,468)	—	(884,468)	(884,468)

Balance, May 25, 2005	140,000	$180	$1,102,800	$(2,607,985)	$(4,904)	$(1,509,909)	$(889,372)

See notes to consolidated financial statements

EconWorld Media Limited
(The predecessor to Xinhua Finance Media Limited)
Consolidated statements of cash flows

	For the	For the
	year ended	period ended
	December 31,	May 25,
(In U.S. dollars)	2004	2005

Cash flows from operating activities:

Net loss	$(1,247,568)	$(884,468)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	17,869	10,734

Provision for doubtful accounts	—	39,511

Write-off of inventory	13,362	—

Deferred income taxes	(16,234)	(21,919)

Changes in operating assets and liabilities:

Accounts receivable	115,168	(122,639)

Prepaid expenses and other current assets	(22,921)	2,043

Accounts payable	31,880	89,630

Accrued expenses and other payables	53,752	84,915

Deferred revenue	50,000	(50,000)

Income taxes payable	20,795	18,059

Cash used in operating activities	(983,897)	(834,134)

Cash flows from investing activities:

Purchases of property and equipment	(37,187)	(20,797)

Amounts due from related parties	(3,214)	(6,051)

Cash used in investing activities	(40,401)	(26,848)

Cash flows from financing activities:

Issuance of ordinary shares	—	450,000

Amounts due to related parties	913,707	436,220

Cash provided by financing activities	913,707	886,220

Effect of exchange rate changes	—	177

Net (decrease) increase in cash	(110,591)	25,415

Cash, beginning of the period	131,443	20,852

Cash, end of the period	$20,852	$46,267

Supplemental disclosure of cash flow information:

Interest paid	$9,974	$5,660

See notes to consolidated financial statements

EconWorld Media Limited
(The predecessor to Xinhua Finance Media Limited)
Notes to consolidated financial statements
For the year ended December 31, 2004
and period ended May 25, 2005
(In U.S. dollars)
1. Organization and principal activities
EconWorld Media Limited (“EconWorld Media”, the predecessor to Xinhua Finance Media Limited) was incorporated in Hong Kong on March 13, 2003. EconWorld is the predecessor to Xinhua Finance Media Limited, a Cayman Islands company and a wholly-owned subsidiary of Xinhua Finance Limited (“XFL”, a Tokyo Stock Exchange listed company). EconWorld Media and its subsidiaries (collectively, the “Company”) have the exclusive rights to sell advertising for and provide management and information consulting services to Money Journal and also provide advertising placement and advertising related services to customers in the People’s Republic of China (“PRC”) and Hong Kong. On May 26, 2005, XFL acquired 210,000 shares, or 60%, of EconWorld Media’s ordinary shares. XFL has agreed to provide continuous financial and operational support to EconWorld Media.
The following is a description of EconWorld Media’s wholly-owned subsidiaries and their businesses:

•	Money Journal Publication Limited (“Money Journal Publication”), a wholly-owned subsidiary of EconWorld Media, was incorporated in Hong Kong on January 14, 2004 and is engaged in the provision of management and information consulting services to Money Journal. The primary sources of Money Journal Publication’s revenue are advertising agency and marketing services and the sale and circulation of Money Journal.

•	Money Journal Advertising Company Limited (“Money Journal Advertising Hong Kong”), a wholly-owned subsidiary of Money Journal Publication, was incorporated in Hong Kong on September 28, 2004 and has not had significant business activities to date.

•	EconWorld Publishing Limited (“EconWorld Hong Kong”), a wholly-owned subsidiary of EconWorld Media, was incorporated in Hong Kong on June 27, 2003 and is engaged in the publishing and circulation of books. EconWorld Hong Kong sells its publications through a single distributor. All of the books are published by a single printing company. Revenue from book sales is not material to date.

•	Financial World (Shanghai) Co., Limited (“Financial World”), a wholly-owned subsidiary of EconWorld Media, was established in the PRC on April 29, 2003 for a term of 10 years and is engaged in the provision of management and information consulting services on the publishing and circulation of books and magazines in the PRC. Revenue is primarily generated from magazine subscriptions and book and magazine sales.

•	EconWorld (Shanghai) Co., Limited (“EconWorld Shanghai”), a wholly-owned subsidiary of EconWorld Media, was established in the PRC on April 29, 2003 for a term of 10 years and is primarily engaged in event organization for its customers in Shanghai.

•	On September 14, 2004, Money Journal Publication signed a cooperation agreement with the equity owners of Beijing Qiannuo Advertising Co., Ltd (“Beijing Qiannuo”) to operate Beijing Qiannuo for a term of five years. The Company is responsible for Beijing Qiannuo’s operations including revenue earned and costs incurred. Under the agreement, the Company will pay the equity owners an amount equaling to a percentage of Beijing Qiannuo’s annual revenue. Beijing Qiannuo has the exclusive rights to sell advertising for the magazine Money Journal to its corporate advertiser customers. The agreement provides Money Journal Publication a beneficial interest in Beijing Qiannuo. A variable interest entity (“VIE”) is an entity in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is consolidated by its primary beneficiary when it is determined that the primary beneficiary will absorb the majority of the VIE’s expected losses and/or expected residual returns. Consistent with the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (as revised, “FIN 46R”), Beijing Qiannuo is accounted for as a VIE of Money Journal Publication.
The following financial statement amounts and balances of Beijing Qiannuo for the period from September 14, 2004 (effective date of the cooperation agreement) and from January 1, 2005 to May 25, 2005 were included in the accompanying consolidated financial statements:

	December 31, 2004	May 25, 2005

Total assets	$175,375	$319,053

Total liabilities	154,749	352,536

Total net revenues	69,308	240,490

Total operating expenses	117,924	222,463

Net loss	66,904	54,539

2. Significant accounting policies
(a)     Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
(b)     Basis of consolidation
The consolidated financial statements include the financial statements of EconWorld Media, its wholly-owned subsidiaries, and Beijing Qiannuo. All significant intercompany transactions and balances are eliminated during consolidation.
(c)     Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the accompanying consolidated finance statements include allowance for doubtful accounts, valuation of deferred tax assets, and useful lives of property and equipment.
(d)     Revenue recognition
Advertising sales revenues are recognized when advertisements are published net of provisions for estimated rate adjustments and discounts. Payments received in advance are deferred until earned and such amounts are reported as deferred revenue on the accompanying consolidated balance sheets.
Publishing services revenues include management and information consulting fees relating to magazine subscriptions and sale of Money Journal. Magazine subscription revenues are recognized over the subscription period. Single copy sales of magazines through distributors or retail outlets such as newsstands, supermarkets, and convenience stores are recognized when sold to the ultimate customers. Revenue from book sales is recognized when books are sold to end customers. To date, revenue from book sales has not been significant. The Company does not carry book and magazine inventories on its consolidated balance sheets. Costs of books and magazines published are charged to cost of revenues when incurred.
Advertising services include revenues from event organization and advertising agency and marketing services and are generally recognized as services are provided.
Revenues are recorded net of applicable business and value added taxes which totaled $18,602 and $11,165 for the year ended December 31, 2004 and the period ended May 25, 2005, respectively.
The Company extends credit based upon an evaluation of the customer’s financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rate adjustments and discounts are generally established based on historical experience. As of December 31, 2004 and May 25, 2005, such allowances were not material.
In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. Such transactions are recorded on a gross or net basis depending on whether the Company is acting as the principal or as an agent in the transaction. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership and, accordingly, records revenue on a gross basis. For those transactions in which the Company does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis.
(e)     Property and equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lesser of 4 years or lease term

Furniture, fixtures and equipment	4 years

(f) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There were no impairment losses recorded in the year ended December 31, 2004 and the period ended May 25, 2005.
(g) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(h) Foreign currency translation
EconWorld Media’s functional currency is the Hong Kong dollars. The functional currencies of EconWord Media’s subsidiaries are either the Renminbi (“RMB”) or Hong Kong dollars (“HKD”). Transactions denominated in other currencies are translated into RMB or HKD, as appropriate, at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB or HKD at historical exchange rates. To date, transactions in HKD have not been significant.
The Company uses the U.S. dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and average exchange rates for the periods are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the consolidated statements of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of shareholders’ deficiency. Both transaction gains and losses and translation adjustments are not material for the year ended December 31, 2004 and the period ended May 25, 2005.
(i) Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consisted primarily of cash, accounts receivable, and amounts due from related parties.

The following customers contributed 10% or more of the Company’s revenues during the year ended December 31, 2004 and period ended May 25, 2005:

	2004	2005

Customer A	$150,000	$	*

Customer B	130,219		*

*	Represents less than 10% of revenue.
Five customers as of December 31, 2004 accounted for 10% or more of the Company’s accounts receivable balance, representing an aggregate of 78% of the Company’s accounts receivable balance at December 31, 2004. No single customer accounted for 10% or more of the Company’s accounts receivable balance at May 25, 2005. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts and such losses have been within management’s expectations.
All of the Company’s revenue for the year ended December 31, 2004 and period ended May 25, 2005 is primarily generated from the PRC.
(j) Fair value of financial instruments
The carrying amounts of accounts receivable, amounts due from related parties, accounts payable, accrued expenses and other payables, and amounts due to related parties approximate their fair values due to the short-term maturity of these instruments.
(k) Net loss per share
Basic net loss per share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year and period. Diluted net loss per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary share equivalents are excluded from the computation in loss periods as their effects would be anti-dilutive. No dilutive potential ordinary shares equivalents were outstanding as of December 31, 2004 and May 25, 2005.
(l) Comprehensive loss
Comprehensive loss is reported on the accompanying consolidated statements of shareholders’ deficiency and consisted of net loss and foreign currency translation gains and losses.

3. Property and equipment, net
Property and equipment, net consisted of the following at December 31, 2004 and at May 25, 2005:

	2004	2005

Leasehold improvements	$770	$770

Furniture, fixtures and equipment	84,289	105,880

Total	85,059	106,650

Less: accumulated depreciation and amortization	24,857	35,590

Property and equipment, net	$60,202	$71,060

Depreciation and amortization expenses were $17,869 and $10,734 for the year ended December 31, 2004 and period ended May 25, 2005, respectively.
4. Capital structure
The following is a summary of ordinary share transactions for the year ended December 31, 2004 and the period ended May 25, 2005:

	Number of		Issued and
	shares	Authorized	outstanding

Authorized 1,000,000 ordinary shares, par value HK$0.01 at January 1, 2004, December 31, 2004 and May 25, 2005	1,000,000	$1,280

95,000 ordinary shares, par value HK$0.01, outstanding at January 1, 2004 and December 31, 2004	95,000		$122

Issuance of 45,000 ordinary shares on March 31, 2005	45,000		58

Balance, May 25, 2005	140,000		$180

5. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following at December 31, 2004 and May 25, 2005:

	2004	2005

Rent deposit	$12,613	$12,777

Other current assets	10,308	10,358

Total	$22,921	$23,135

6. Accrued expenses and other payables
Accrued expenses and other payables consisted of the following at December 31, 2004 and May 25, 2005:

	2004	2005

Commissions payable	$15,237	$43,916

Accrued printing cost	—	21,736

Accrued salary and welfare	33,852	118,495

Accrued office expenses	43,632	—

Traveling expenses	21,872	5,795

Other taxes payable	24,049	36,029

Other	89,210	87,079

Total	$227,852	$313,050

7. Provision for income taxes
EconWorld Media, and its subsidiaries incorporated in Hong Kong are subjected to Hong Kong Profits Tax calculated at a rate of 17.5%.
EconWorld Media’s subsidiaries incorporated in the PRC are governed by either the PRC Enterprises Income Tax or the Income Tax Law of the PRC Concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (“Income Tax Laws”). Pursuant to the PRC Income Tax Laws, the foreign investment enterprises are subject to income tax at statutory rate of 33% (30% of the state income tax plus 3% local income tax) on PRC taxable income.
The provision (benefit) for income taxes consisted of the following for the year ended December 31, 2004 and period ended May 25, 2005:

	2004	2005

Current income taxes	$20,795	$18,058

Deferred income taxes	(16,234)	(21,919)

Provision for income taxes (benefit)	$4,561	$(3,861)

The principal components of the deferred income tax assets are as follows at December 31, 2004 and May 25, 2005:

	2004	2005

Deferred tax assets:

Net operating losses	$319,789	$479,245

Organization costs	8,627	7,991

Total	328,416	487,236

Less: valuation allowance	(312,182)	(448,743)

Net deferred tax assets	$16,234	$38,493

There were no significant deferred tax liabilities as of December 31, 2004 and May 25, 2005.
As management does not believe that it is more likely than not that all of the deferred tax assets will be realized, a valuation allowance has been established as of December 31, 2004 and May 25, 2005. The increase in valuation allowance from December 31, 2004 to May 25, 2005 represents additional net operating losses incurred during 2005.
The Company has operating loss carry forwards of $1,381,012 and $2,153,910 for the year ended December 31, 2004 and the period ended May 25, 2005, respectively. Net operating loss generated in the PRC will expire on various dates through 2010 and net operating loss generated in Hong Kong may be carried forward indefinitely.
Reconciliation between the provision for income tax computed by applying the PRC enterprise income tax rate of 33% to income before income taxes and the actual provision for income taxes is as follows:

	2004	2005

Net loss before provision for income taxes (benefit)	$(1,243,007)	$(888,329)

PRC statutory tax rate	33%	33%

Income tax at statutory tax rate	(410,192)	(293,149)

Expenses not deductible for tax purposes:

Entertainment	3,477	3,312

Salaries and employee benefits	13,994	32,045

Other	5,419	8,559

Effect of income tax rate differences in other jurisdictions	108,820	112,188

Changes in valuation allowances	260,877	136,561

Foreign income taxes	20,795	2,970

Other	1,371	(6,347)

Provision for income taxes (benefit)	$4,561	$(3,861)

8. Related party transactions
Amounts due from (to) related parties are as follows at December 31, 2004 and May 25, 2005:

	2004	2005

Due from related parties:

Due from affiliates	$6,004	$8,774

Due from shareholder	2,821	6,102

Total	$8,825	$14,876

Due to related parties:

Due to shareholders	$285,188	$433,830

Due to directors	653,240	947,818

Total	$938,428	$1,381,648

Amounts due to related party at December 31, 2004 and May 25, 2005 represented amounts borrowed from shareholders and directors. Amounts borrowed are non-interest bearing and are payable on demand. There were no other related party transactions and balances for the year ended December 31, 2004 and the period ended May 25, 2005.
9. Commitments
The Company has operating lease agreements principally for its office spaces in the PRC and Hong Kong. These leases expire in December 2005, and are renewable upon negotiation. The Company had not yet entered into a new lease at May 25, 2005. Rent expenses were $79,030 and $31,890 for the year ended December 31, 2004 and the period ended May 25, 2005, respectively.
10. Segment information
The Company operates in one business segment in book and magazine publications. Substantially all of the Company’s identifiable assets are located in the PRC. During the year ended December 31, 2004 and the period ended May 25, 2005, the Company’s chief decision maker was the Chief Executive Officer of the Company. To date, assets and revenues from Hong Kong have not been significant.
11. Employee benefit plans
Employees of the Company and its subsidiaries located in Hong Kong are covered by the Mandatory Provident Fund Scheme (“MPF Scheme”) established on December 1, 2000 under the Mandatory Provident Fund Scheme Ordinance of Hong Kong. The calculation of contributions for these eligible employees is based on 5% of the applicable payroll costs, and contributions are matched by the employees. The amounts paid by the Company to the MPF Scheme were $9,853 and $2,230 for the year ended December 31, 2004 and the period ended May 25, 2005, respectively.
Employees of the Company and its subsidiaries located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. Expenses paid by the Company to these defined contribution schemes were $5,303 and $2,530 for the year ended December 31, 2004 and the period ended May 25, 2005, respectively.
In addition, the Company is required by law to contribute approximately 1.2% to 10% of applicable salaries for medical insurance benefits, housing funds, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance benefits were $2,818 and $1,379 for the year ended December 31, 2004 and the period ended May 25, 2005, respectively. The amounts contributed for housing funds were $1,600 and $761 for the year ended December 31, 2004 and the period ended May 25, 2005, respectively. The amounts contributed to other benefits were not material for the year ended December 31, 2004 and the period ended May 25, 2005.

12. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of the profit after taxes as determined under PRC GAAP. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. There were no amounts appropriated to any of the statutory reserves as the Company had incurred PRC statutory losses during the year ended December 31, 2004 and the period ended May 25, 2005.

Report of independent registered public accounting firm
To the Board of Directors and Owners of
Beijing Century Media Culture Co., Ltd.:
   We have audited the accompanying consolidated balance sheets of Beijing Century Media Culture Co., Ltd., and its subsidiaries (the “Company”) as of December 31, 2004 and September 8, 2005, and the related consolidated statements of operations, owners’ equity and comprehensive income, and cash flows for the period from June 25, 2004 (date of establishment) to December 31, 2004 and period from January 1, 2005 to September 8, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and September 8, 2005 and the consolidated results of its operations and its cash flows for the period from June 25, 2004 (date of establishment) to December 2004 and period from January 1, 2005 to September 8, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Beijing Century Media Culture Co., Ltd.
Consolidated balance sheets

	December 31,	September 8,
(In U.S. dollars)	2004	2005

Assets

Current assets:

Cash	$494	$417,849

Accounts receivable	221,577	325,802

Prepaid expenses and other current assets	79,508	129,006

Deferred tax assets	—	40,203

Total current assets	301,579	912,860

Capitalized content production costs, net	1,275,710	1,178,783

Property and equipment, net	34,901	40,201

Goodwill	—	129,469

Total	$1,612,190	$2,261,313

Liabilities and owners’ equity

Current liabilities:

Accounts payable	$—	$95,336

Accrued expenses and other payables	1,241,006	1,216,640

Amounts due to related parties	—	246,944

Income taxes payable	—	123,316

Total liabilities	1,241,006	1,682,236

Commitments (Note 11)

Minority interest	—	32,016

Registered capital	120,948	120,948

Retained earnings	250,236	418,368

Accumulated other comprehensive income	—	7,745

Total owners’ equity	371,184	547,061

Total	$1,612,190	$2,261,313

See notes to consolidated financial statements

Beijing Century Media Culture Co., Ltd.
Consolidated statements of operations

	For the
	period from
	June 25, 2004
	(Date of	For the
	establishment) to	period ended
	December 31,	September 8,
(In U.S. dollars)	2004	2005

Content production revenue, net	$685,454	$650,776

Costs and operating expenses:

Cost of content production	331,959	260,964

Selling	22,170	66,581

General and administrative	83,221	63,814

Total costs and operating expenses	437,350	391,359

Income from operations	248,104	259,417

Other income	2,132	—

Income before provision for income taxes	250,236	259,417

Provision for income taxes	—	91,285

Net income	$250,236	$168,132

See notes to consolidated financial statements

Beijing Century Media Culture Co., Ltd.
Statements of owners’ equity
and comprehensive income
For the period from June 25, 2004 (Date of establishment)
to December 31, 2004 and period ended September 8, 2005

			Accumulated
			other
	Registered	Retained	comprehensive		Comprehensive
(In U.S. dollars)	capital	earnings	income	Total	income

Capital contribution	$120,948	$—	$—	$120,948

Net income	—	250,236	—	250,236	$250,236

Balance, December 31, 2004	120,948	250,236	—	371,184

Foreign currency translation	—	—	7,745	7,745	$7,745

Net income	—	168,132	—	168,132	168,132

Balance, September 8, 2005	$120,948	$418,368	$7,745	$547,061	$175,877

See notes to consolidated financial statements

Beijing Century Media Culture Co., Ltd.
Consolidated statements of cash flows

	For the period from
	June 25, 2004	For the
	(Date of establishment)	period ended
	to December 31,	September 8,
(In U.S. dollars)	2004	2005

Cash flows from operating activities:

Net income	$250,236	$168,132

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Depreciation and amortization	332,144	282,077

Changes in operating assets and liabilities (net of effects of acquisitions):

Accounts receivable	(221,577)	49,256

Capitalized content production costs	(1,607,669)	(137,416)

Prepaid expenses and other current assets	(79,508)	75,467

Accrued expenses and other payables	1,241,006	(376,824)

Income taxes payable	—	91,285

Cash (used in) provided by operating activities	(85,368)	151,977

Cash flows from investing activities:

Purchases of property and equipment	(35,086)	(1,367)

Cash received in excess of cost from acquisition of subsidiaries	—	266,735

Cash (used in) provided by investing activities	(35,086)	265,368

Cash provided by financing activities— capital contributions	120,948	—

Effect of exchange rate changes	—	10

Net increase in cash	494	417,355

Cash, beginning of the period	—	494

Cash, end of the period	$494	$417,849

See notes to consolidated financial statements

Beijing Century Media Culture Co., Ltd.
Notes to consolidated financial statements
For the period from June 25, 2004 (Date of establishment) to
December 31, 2004 and period ended September 8, 2005
(In U.S. dollars)
1. Organization and principal activities
Beijing Century Media Culture Co., Ltd. (“Beijing Century Media”) was established on June 25, 2004 in the People’s Republic of China (“PRC”) under the laws of the PRC. Beijing Century Media and its subsidiaries (the “Company”) are principally engaged in the production of television programs, animations, and visual effects and post-production for television commercials and also offer broadcast design services. On September 9, 2005, through a number of nomination and equity pledge agreements between Xinhua Finance Limited (“XFL”, a Tokyo Stock Exchange listed company) and the equity owners of Beijing Century Media, XFL became the primary beneficiary of Beijing Century Media.
The following is a description of Beijing Century Media’s subsidiaries and their businesses:

•	Beijing Golden Ways Culture Development Co., Ltd. (“Golden Ways”) was established in the PRC on July 31, 2001 for a term of 20 years with an initial registered capital of $37,042 (RMB 300,000). On August 30, 2005, Beijing Century Media acquired 90% of Golden Ways ordinary shares for $33,337 (RMB 270,000) in cash. Golden Ways is engaged in the production of three-dimensional animation, the production of television commercials, and the provision of broadcast design services for television stations.

•	Beijing Workshop Communications Co., Limited (“Beijing Workshop”) was established in the PRC on July 21, 2004 for a term of 30 years with an initial registered capital of $123,472 (RMB 1,000,000). On August 30, 2005, Beijing Century Media acquired 90% of Beijing Workshop’s ordinary shares for $111,125 (RMB 900,000) in cash. Beijing Workshop provides broadcast design services to television station customers, and provides two- and three-dimensional designs and motion graphics.
2. Significant accounting policies
(a) Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
(b) Basis of consolidation
The consolidated financial statements include the financial statements of Beijing Century Media and its majority-owned subsidiaries. All significant intercompany transactions and balances are eliminated during consolidation.

(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for doubtful accounts, valuation of deferred tax assets, useful lives of property and equipment, impairment of long-lived assets, and remaining ultimate revenues for the purpose of recognizing content production costs.
(d) Revenue recognition
Content production revenues include revenues from television program production, animations, visual effects post-production for television commercials and broadcast design. Episodic television series are produced or acquired for distribution to the television market. Revenues are recognized when the master tape of the program is available for first airing under the terms of the related licensing agreement. Broadcast design mainly includes design of television channel logos, production of trailers for advertising the television channels, and image consulting and branding for the television channels. Revenue for the production of the logos and trailers are recognized upon delivery of the products and customer acceptance. Revenue for image and branding consultations are recognized as the services are provided. Revenue is recorded net of applicable business taxes which totaled $22,354 and $20,196 for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, respectively.
The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rate adjustments, and discounts are generally established based on historical experience.
In the normal course of business, the Company acts as an intermediary or agent in placing advertising transactions with TV stations with third parties. Such transactions are recorded at either gross or net basis depending on whether the Company is acting as the principal or as an agent in the transaction. The Company is considered as the principal in transactions where it purchase blocks of advertising time and attempts to sell the time to advertisers and it has substantial risks and rewards of ownership, accordingly, records revenue on a gross basis. For those transactions in which the Company find advertising space for advertisers and it does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis.
(e) Capitalized content production costs
Capitalized content production costs consists of direct production costs, production overhead, development, and pre-production costs, and are stated at cost, less accumulated amortization and impairment. Capitalized content production costs recognized as cost of revenues for a given program are determined using the forecast method. Under this method, the amount of capitalized costs recognized as expense is based on the proportion of a program’s revenues recognized for such period to the program’s estimated remaining ultimate revenues. Similarly, the recognition of expenses for participations and residuals are recognized based on the proportion of the programs’ revenues recognized for such period to the programs’ estimated remaining ultimate revenues. These estimates are revised periodically and losses, if any, are provided in full.
(f) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lesser of 5 years or lease term

Furniture, fixtures and equipment	5 years

(g) Goodwill
Goodwill includes acquired workforce and is not amortized but tested for impairment annually on December 31 and whenever events or circumstances make it more likely than not that impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.
(h) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There were no impairment losses reported in the period from June 25, 2004 (date of establishment) to December 31, 2004 or the period ended September 8, 2005.
(i) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(j) Foreign currency translation
The functional currency of the Company is Renminbi (“RMB”). Transactions denominated in other currencies are translated into RMB at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB at historical exchange rates.
The Company uses the United States dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and average exchange rates for the period are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the consolidated statements of operations. Translation adjustments are recorded in accumulated other comprehensive gain, a component of owners’ equity. Both transaction gains (losses) and translation adjustments are not material for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005.
(k) Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable.
The following customers contributed 10% or more of the Company’s revenues during the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005:

	2004	2005

Customer A	$158,411	$	*

Customer B	122,027		*

Customer C	117,030		*

Customer D	105,982		*

Customer E	98,492		*

Customer F	83,512		*

Customer G	*		77,609

Customer H	*		71,683

*	Represents less than 10% of revenue.
One customer accounted for 74% and 28% of the Company’s accounts receivable balances at December 31, 2004 and September 8, 2005, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. No allowance for doubtful accounts was considered necessary at December 31, 2004 and September 8, 2004 as accounts receivable balances were expected to be collectible. Historical bad debts have not been material.

All of the Company’s revenue for the period from June 25, 2004 (date of establishment) to December 31, 2004 and period ended September 8, 2005 was generated from the PRC.
(l) Fair value of financial instruments
The carrying amounts of accounts receivable, accounts payable, accrued expenses and other payable, and amounts due to related parties approximated their fair values due to the short-term maturity of these instruments.
(m) Comprehensive income
Comprehensive income is reported on the accompanying consolidated statement of owners’ equity and consisted of net income and foreign currency translation gains and losses
3. Acquisitions
(a) Beijing Workshop
On August 30, 2005, the Company acquired 90% of the assets and liabilities of Beijing Workshop for an initial cash consideration of $111,125 (RMB 900,000). The primary assets acquired were facilities, equipment, and assembled workforce, which would enhance the Company’s production capabilities. The Company has consolidated the operating results of Beijing Workshop effective on the date of acquisition.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

	Fair value	Adjustments	Adjusted

Assets acquired:

Cash	$257,718		$257,718

Accounts receivable	140,514		140,514

Prepaid expenses and other current assets	111,484		111,484

Property and equipment	186,130	$(177,021)	9,109

Total assets acquired	695,846	(177,021)	518,825

Liabilities assumed:

Accounts payable	80,285		80,285

Accrued expenses and other payables	146,644		146,644

Amount due to a related party	123,472		123,472

Income taxes payable	25,283		25,283

Total liabilities assumed	375,684		375,684

Minority interest	32,016		32,016

Total net assets	288,146	(177,021)	111,125

Total consideration	111,125		111,125

Negative goodwill	$177,021	$(177,021)	$—

(b) Golden Ways
On August 30, 2005, the Company acquired 90% of the assets and liabilities of Golden Ways for an initial cash consideration of $33,337 (RMB 270,000). The primary assets acquired were facilities, equipment, and assembled workforce, which would enhance the Company’s production capabilities. The Company has consolidated the operating results of Golden Ways effective on the date of acquisition.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Assets acquired:

Cash	$153,479

Accounts receivable	8,344

Prepaid expenses and other current assets	11,820

Property and equipment	15,211

Deferred tax assets	40,203

Total assets acquired	229,057

Liabilities assumed:

Accounts payable	15,051

Accrued expenses and other payable	179,918

Amount due to a related party	123,472

Income tax payable	6,748

Total liabilities assumed	325,189

Total net liabilities	(96,132)

Total consideration	33,337

Goodwill	$129,469

The following pro forma information summarizes the effect of the acquisition of Beijing Workshop and Golden Ways, if the acquisitions had occurred as of June 25, 2004 and January 1, 2005. This pro forma information is presented for informational purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on June 25, 2004 and January 1, 2005, nor is it necessarily indicative of future results of operations of the consolidated enterprises for the periods ended December 31, 2004 and September 8, 2005.

	December 31, 2004	September 8, 2005

Pro forma revenues	$1,258,074	$1,937,454

Pro forma net income from operations	334,891	271,451

Pro forma net income	319,249	220,857

4. Property and equipment, net
Property and equipment, net consisted of the following at December 31, 2004 and September 8, 2005:

	2004	2005

Leasehold improvements	$17,892	$—

Furniture, fixtures and equipment	17,194	43,238

Total	35,086	43,238

Less: accumulated depreciation and amortization	185	3,037

Property and equipment, net	$34,901	$40,201

During 2005, the Company moved its office to a new location and abandoned fully depreciated leasehold improvements at the old location. No gains or losses were recorded on the disposal. Depreciation and amortization expenses were $185 and $21,113 for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, respectively.
5. Capital structure
The Company was established on June 25, 2004 with both registered and contributed capital of $120,948. On September 9, 2005, under a number of nomination and equity pledge agreements, all of the beneficial interest of the Company was assumed by Shanghai Huacai Investment Advisory Company Limited, a wholly-owned subsidiary of XFL for an initial consideration of $3,000,000 in the form of XFL’s common shares and contingent consideration to be determined based on the Company’s future earnings.
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following at December 31, 2004 and September 8, 2005:

	2004	2005

Advance to employees	$41,228	$84,559

Rent deposit	21,771	—

Other	16,509	44,447

Total	$79,508	$129,006

7. Capitalized content production costs, net
Capitalized content production costs consisted of the following at December 31, 2004 and September 8, 2005:

	2004	2005

Television programs:

Released	$843,301	$1,778,632

Completed but not released	448,302	—

In production	316,066	—

Total	1,607,669	1,778,632

Less: accumulated depreciation and amortization	331,959	599,849

Capitalized content production costs, net	$1,275,710	$1,178,783

Amortization expenses were $331,959 and $260,964 for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, respectively.
8. Accrued expenses and other payables
Accrued expenses and other payables consisted of the following at December 31, 2004 and September 8, 2005:

	2004	2005

Accrued television program production costs	$917,794	$425,822

Advances from third parties	180,697	242,258

Advances from employees	133,888	478,981

Accrued salary and welfare	—	13,815

Other taxes payable	8,627	11,047

Other	—	44,717

Total	$1,241,006	$1,216,640

9. Provision for income taxes
The Company is subject to PRC Enterprises Income Tax on the taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Income Tax Laws, the Company is subject to income tax at a statutory rate of 33% (30% of the state income tax plus 3% local income tax) on PRC taxable income. Beijing Workshop qualified as a “cultural media enterprise” and had been granted by the relevant taxing authorities a two-year exemption from PRC income taxes through December 31, 2006. Beijing Century Media qualified as a “cultural education enterprise” and had been granted an exemption from PRC income taxes by the relevant taxing authorities for the year 2004. Provision for income taxes consisted of $91,285 in PRC current income taxes during the period ended September 8, 2005.
Deferred tax assets consisted of net operating losses totaling $40,203. There were no deferred tax liabilities as of September 8, 2005. The Company did not have deferred tax assets or liabilities as of December 31, 2004. The Company has operating loss carry forwards of $121,826 as of September 8, 2005. The net operating loss carry forwards expire in year 2010.
Reconciliation between provision for income taxes computed by applying the PRC enterprise income rate of 33% to income before provision for income taxes was as follows for the year ended December 31, 2004 and the period ended September 8, 2005:

	2004	2005

Income before provision for income taxes	$250,236	$259,417

PRC statutory tax rate	33%	33%

Income taxes at statutory tax rate	82,578	85,608

Effect of expenses not deductible for tax purposes:

Entertainment	2,132	1,470

Salaries and employee benefits	6,398	4,207

Tax exemption	(91,108)	—

Provision for income taxes	$—	$91,285

PRC Enterprises income taxes that would have been payable without the tax exemption was $91,108 for the year ended December 31, 2004.
10. Related party transaction
Amounts due to a related party consisted of advances from an affiliate totaling $246,944 at September 8, 2005. There were no amounts due from (to) related parties at December 31, 2004. The amount advanced to the affiliate is non-interest bearing and is due on demand.
11. Commitments
(a) Purchase of program rights
The Company entered into an agreement for the purchase of program rights for a total of $802,568. Unexpended balance totaled $740,832 at December 31, 2005.
(b) Operating lease
During 2005, the Company moved into a new office space under a new operating lease agreement which does not require a rent deposit. The lease will expire in July 2007 and is renewable upon negotiation. Rent expenses were $27,136 and $617 for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, respectively.
Future minimum lease payments under non-cancellable operating lease agreements are as follows at September 8, 2005:

2006	$42,845

2007	1,358

Total	$44,203

12. Segment information
The Company operates in one business segment in the production and distribution of television programs, television branding, video clips, and animation design. All of the Company’s identifiable assets are located in PRC. During the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, the Company’s chief decision maker was its General Manager.
13. Employee benefit plans
Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs expenses paid by the Company to these defined contribution schemes were $4,312 and $3,604 for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, respectively.
In addition, the Company is required by law to contribute approximately 1.2% to 10% of applicable salaries for medical insurance benefits, housing funds, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance benefits were $2,212 and $2,344 for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, respectively. The amounts contributed for housing funds were $1,069 and $2,029 for the period from June 25, 2004 (date of establishment) to December 31, 2004 and the period ended September 8, 2005, respectively. The amounts contributed for other benefits were not material during 2004 and 2005.
14. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of the profit after taxes as determined under PRC GAAP. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. Since the date of establishment, no appropriation was made to any of the reserves.

Report of independent registered public accounting firm
To the Board of Directors and Shareholder of
Xinhua Finance Advertising Limited
   We have audited the accompanying consolidated balance sheet of Xinhua Finance Advertising Limited and its subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, shareholder’s deficiency and cash flows for the period from December 21, 2005 (date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
   We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005 and the consolidated results of its operations and its cash flows for the period from December 21, 2005 (date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Xinhua Finance Advertising Limited
Consolidated balance sheet

December 31,
(In U.S. dollars)	2005

Assets

Current assets:

Cash	$1,181,173

Restricted cash	115,385

Accounts receivable	3,419,313

Prepaid advertising program space and airtime	1,082,863

Prepaid expenses and other current assets	72,743

Amounts due from related parties	1,104,072

Total current assets	6,975,549

Rent deposit	15,657

Deferred tax asset	147,211

Property and equipment, net	829,515

Total	$7,967,932

Liabilities and shareholder’s deficiency

Current liabilities:

Accounts payable	$1,759,712

Accrued expenses and other payables	671,360

Deferred revenue	41,195

Amounts due to related parties	4,600,491

Income taxes payable	264,956

Total liabilities	7,337,714

Commitments (Note 11)

Minority interest	636,681

Ordinary shares, par value $1; authorized 50,000 shares; issued and outstanding, 1,000 shares	1,000

Ordinary shares subscription receivable	(1,000)

Accumulated deficit	(6,463)

Total shareholder’s deficiency	(6,463)

Total	$7,967,932

See notes to consolidated financial statements

Xinhua Finance Advertising Limited
Consolidated statement of operations
For the period from December 21, 2005
(Date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited)
to December 31, 2005

(In U.S. dollars)

Advertising revenue, net	$384,804
Costs and Expenses

Costs of advertising	323,776

Selling, general and administrative expenses	68,305

Total costs and expenses	392,081

Loss from operations	(7,277)

Interest income	1,013

Loss before income tax	(6,264)

Provision for income tax	199

Net loss	(6,463)

See notes to consolidated financial statements

Xinhua Finance Advertising Limited
Consolidated statement of shareholder’s deficiency
For the period from December 21, 2005
(Date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited)
to December 31, 2005

	Ordinary shares
			Ordinary shares
	Number		subscription	Accumulated
(In U.S. dollars)	of shares	Par value	receivable	deficit	Total

Contributed capital	1,000	$1,000	$(1,000)	$—	$—

Net loss	—	—	—	(6,463)	(6,463)

Balance, December 31, 2005	1,000	$1,000	$(1,000)	$(6,463)	$(6,463)

See notes to consolidated financial statements

Xinhua Finance Advertising Limited
Consolidated statement of cash flows
For the period from December 21, 2005
(Date of Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited)
to December 31, 2005

(In U.S. dollars)

Cash flows from operating activities:

Net loss	$(6,463)

Adjustments to reconcile net income to net cash used in operating activities:

Deferred tax	1,656

Change in operating assets and liabilities (net of effects of acquisitions):

Accounts receivable	302,867

Prepaid expenses and other current assets	19,909

Accounts payable	(478,748)

Accrued expenses and other payables	4,543

Deferred revenue	16,007

Cash used in operating activities	(140,229)

Cash flows from investing activities— cash received from acquisition of subsidiaries, net of cash paid	1,321,402

Net increase in cash	1,181,173

Cash, beginning of the period	—

Cash, end of the period	$1,181,173

Supplemental schedule of non-cash investing activities:

Amounts due to related parties for acquisition of subsidiary	$1,815,349

See notes to consolidated financial statements

Xinhua Finance Advertising Limited
Notes to financial statements
For the period from December 21, 2005
(Date Xinhua Finance Advertising Limited acquired Active Advertising Agency Limited, the predecessor to Xinhua Finance Advertising Limited)
to December 31, 2005
(In U.S. dollars)
1. Organization and principal activities
Xinhua Finance Advertising Limited (formerly Ming Shing International Limited, “Ming Shing”) was incorporated in the British Virgin Islands (“BVI”) under the laws of the BVI on October 6, 2005 and is an investment holding company for its wholly- and majority-owned subsidiaries and variable interest entities (“VIEs”). On January 12, 2006, Ming Shing was acquired by Xinhua Finance Limited (“XFL”) for an initial cash consideration of $29 million plus future contingent considerations to be determined based on net income in each of the years through 2007. XFL has agreed to provide continuous financial and operational support to the Company.
Ming Shing and its subsidiaries (collectively the “Company”) provide advertising design, production and placement services for television, print media and outdoor billboards on university campuses to customers in the People’s Republic of China (“PRC”) and Hong Kong.
The following is a description of Ming Shing’s subsidiaries and their businesses:

•	Upper Will Enterprises Limited (“Upper Will”) was incorporated in the BVI on November 10, 2005 and is an investment holding company for its wholly- and majority-owned subsidiaries and VIEs. Upper Will was acquired by Ming Shing on December 14, 2005 and is a wholly-owned subsidiary of Ming Shing effective from the acquisition date.

•	Active Advertising Agency Limited (“Active Advertising Hong Kong”) was incorporated in Hong Kong on February 17, 1997 and was acquired by Upper Will on December 21, 2005. Active Advertising Hong Kong places advertisements and provides advertising services to customers in Hong Kong. Active Advertising Hong Kong acts as an agent for newspaper companies and outdoor advertising companies selling advertising spaces to corporate advertisers. Active Advertising Hong Kong also provides design and production services to its customers. To date, revenue from design and production services has not been material.

•	Active Advertising (Guangzhou) Co. Ltd. (“Active Guangzhou”) was established in the PRC on June 1, 2005 as a wholly-owned subsidiary of Active Advertising Hong Kong. Active Guangzhou provides advertising placement services to customers in Guangzhou and customers referred by Active Advertising Hong Kong. Active Guangzhou acts as an agent for newspaper companies and outdoor advertising companies selling advertising space to corporate advertisers. Effective December 21, 2005, Active Guangzhou became the primary beneficiary of two variable interest entities (“VIEs”) through a number of nomination and equity pledged agreements with the VIE’s equity owners. A VIE is an entity in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is consolidated by its primary beneficiary when it is determined that the primary beneficiary will absorb the majority of the VIE’s expected losses and/or expected residual returns. Consistent with the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51” (as revised, “FIN 46R”), these VIEs are included in the consolidated financial statements of Active Guangzhou.

The following is a summary and description of Active Guangzhou’s consolidated VIEs and their subsidiaries:

•	Shenzhen Active Trinity Advertising Co., Ltd. (“Shenzhen Trinity”) was established in the PRC in December 2005 by two PRC citizens for a term of 10 years and provides advertising placement services to customers in Shenzhen and customers referred by Active Advertising Hong Kong. Through a number of nomination and equity pledged agreements dated December 21, 2005, Shenzhen Trinity is accounted for as a wholly-owned VIE of Active Guangzhou and is included in the consolidated financial statements of Active Guangzhou.

•	Beijing Taide Advertising Co., Ltd. (“Beijing Taide”) was established in the PRC on March 23, 2005 by two PRC citizens for a term of 20 years and provides design, production and placement of print advertisements to customers in Beijing. Through a number of nomination and equity pledged agreements dated December 21, 2005, Beijing Taide is accounted for as a wholly-owned VIE of Active Guangzhou and is included in the consolidated financial statements of Active Guangzhou.

•	Shangtuo Zhiyang International Advertising (Beijing) Co. Ltd. (“Shangtuo Zhiyang”) was established on December 9, 2005 by Beijing Taide and a PRC Citizen for a term of 30 years and is engaged in the design, production, and placement of advertising and provides advertising services. Shangtuo Zhiyang is the sole advertising placement agent for a newspaper published in the PRC, and also acts as an advertising placement agent for other internet websites, newspapers, and magazines. Shangtuo Zhiyang also provides other forms of promotion and consultancy services to property developers and other customers in real estate and property sales.

•	Beijing Longmei Television and Broadcast Advertising Co., Ltd. (“Beijing Longmei”) was established on September 24, 2002 by two PRC citizens for a term of 20 years and is engaged in the design, production and distribution of television advertisements, and acts as the agent for placement of advertisements during certain television shows broadcast by a major television station in Beijing. On December 12, 2005, Beijing Taide acquired 80% of the controlling interest in Beijing Longmei from its equity owners.

•	Beijing Jinlong Runxin Advertising Co., Ltd. (“Beijing Jinlong Runxin”) was established on August 5, 2004 by two PRC citizens for a term of 20 years and is engaged in the design, production and distribution of television advertisements. On December 9, 2005, Beijing Taide acquired 80% of the controlling interest in Beijing Jinlong Runxin from its equity owners.

•	Shanghai Yuanxin Advertising Intermediary Co., Ltd. (“Shanghai Yuanxin”) was established on December 23, 2003 by two PRC citizens for a term of 10 years and is engaged in the design, production and distribution of television advertisements, and acts as the agent for placement of advertisements during certain television shows broadcast by a major television station in Shanghai. Yuanxin also acts as the exclusive advertising agent for approximately 200 billboards on some university campuses in Shanghai. On December 16, 2005, Beijing Taide acquired 80% of the controlling interest in Shanghai Yuanxin from its equity owners.

The following financial statement amounts and balances of Beijing Taide and Shenzhen Trinity for the period from December 21, 2005 to December 31, 2005 were included in the accompanying consolidated financial statements:

		Shenzhen
	Beijing Taide	Trinity	Total

Total assets	$5,229,959	$37,042	$5,267,001

Total liabilities	(1,403,309)	—	(1,403,309)

Total revenue	326,113	—	326,113

Total expenses	332,452	—	332,452

Net loss	(6,339)	—	(6,339)

2. Summary of principal accounting policies
(a) Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).
(b) Basis of consolidation
The consolidated financial statements include the assets, liabilities, revenues and expenses of Ming Shing, its wholly- and majority-owned subsidiaries, and their VIEs. All significant intercompany transactions and balances are eliminated during consolidation.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include allowance for doubtful accounts, valuation of deferred tax assets, useful lives of property and equipment, and impairment of long-lived assets.
(d) Revenue recognition
Advertising revenue is recognized when advertisements are published, broadcasted, or placed on customers’ websites net of provisions for estimated rebates, rate adjustments, and discounts. Revenues are recorded net of applicable business taxes totaling $3,940 for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
Payments received in advance are deferred until earned and are reported as deferred revenue in the consolidated balance sheet.

The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rebates, rate adjustments and discounts are generally established based on historical experience.
In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. Such transactions are recorded on a gross or net basis depending on whether the Company is acting as the principal or as an agent in the transaction. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership and, accordingly, records revenue on a gross basis. For those transactions in which the Company does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis.
(e) Restricted cash
Restricted cash are cash balances pledged for the use of banking facilities granted by banks.
(f) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Leasehold improvement	2 years

Billboards and lampposts	10 years

Furniture, fixtures and equipment	5 years

Motor vehicles	5 years

(g) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There was no impairment losses recorded in the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
(h) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(i) Foreign currency translation
The functional currency of Ming Shing subsidiaries are either Renminbi (“RMB”) or Hong Kong dollar (“HKD”). Transactions denominated in other currencies are translated into RMB or HKD at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB or HKD at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB or HKD at historical exchange rates.
The Company uses the United States dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and average exchange rates for the period are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the consolidated statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of shareholder’s equity. Both transaction gains and losses and translation adjustments are not material for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
(j) Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consisted primarily of cash, accounts receivable, and amounts due from (to) related parties.
One customer as of December 31, 2005 accounted for 38% of the Company’s accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. As of December 31, 2005, no allowance for doubtful accounts was considered necessary as accounts receivable balances are expected to be collectible. Historical bad debts have not been significant.
(k) Fair value of financial instruments
The carrying amounts of accounts receivable, accounts payable, accrued expenses and other payable, amounts due from related parties, and amounts due to related parties approximated their fair values at December 31, 2005 due to the short-term maturity of these instruments.
(l) Comprehensive income
Comprehensive income is reported on the accompanying statements of shareholder’s deficiency and consists of net loss for the period.
(m) Recent accounting pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued

to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award— the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R is effective for the fiscal year beginning January 1, 2006. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements— An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions in FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007. The Company has not determined its impact, if any, of FIN 48 on its financial position, results of operations and cash flows
In September, 2006 the FASB issued FASB Statement No. 157, (“SFAS 157”), ”Fair Value Measurement.” SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.
3. Acquisitions
On December 21, 2005, the Company, through a wholly-owned subsidiary, acquired 100% of the ordinary shares of Active Advertising Hong Kong. Initial consideration for the acquisition consisted of $1,815,349 in cash payment. The primary asset acquired was television, print, and outdoor advertising agency operations in the PRC which would enhance the Company’s geographic reach and operating scope. The Company has consolidated the operating results of Active Advertising Hong Kong effective on the date of the acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of nomination and equity pledge agreement. The Company is in the process of obtaining third-party valuations, from American Appraisal China Limited, of its property and equipment and certain identifiable intangible assets; thus, the allocation of the purchase price consideration disclosed herein is preliminary and subject to revision once the Company completes its valuation exercise.

Fair value

Assets acquired:

Cash	$1,321,402

Restricted cash	115,385

Accounts receivable	3,722,180

Prepaid advertising program and airtime	1,082,863

Prepaid expenses and other current assets	92,652

Amounts due from related parties	1,104,072

Rent deposits	15,657

Deferred tax asset	147,211

Property and equipment, net	829,515

Total	8,430,937

Liabilities assumed:

Accounts payable	2,238,460

Accrued expenses and other payables	666,817

Deferred revenue	25,188

Income taxes payable	264,956

Amount due to related parties	2,783,486

Total	5,978,907

Minority interest	636,681

Net assets acquired	1,815,349

Total considerations	1,815,349

The following pro forma information summarizes the effect of the acquisition, if the acquisitions had occurred as of January 1, 2005. This pro forma information is presented for information purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on January 1, 2005, nor is it necessarily indicative of future results of operations of the combined enterprises:

Pro forma revenues	$12,415,767

Pro forma income from operations	354,817

Pro forma net income	460,277

4. Capital structure
On October 6, 2005, the Company issued 1,000 shares at a par value for $1. On January 12, 2006, 100% of the issued capital was acquired by XFL.

5. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following at December 31, 2005:

Subsidy income receivable	$45,803

Consulting income receivable	12,347

Rent deposit	4,367

Utility deposit	4,194

Prepaid expenses	1,235

Other	4,797

Total	$72,743

Subsidy income receivable represented amounts receivable from local governments as an incentive to companies who help bring in and set up businesses in these jurisdictions. Subsidy income is determined based on a percentage of a new business’ taxable income. The Company assisted a number of companies setting up businesses in these jurisdictions and is entitled to a portion of the subsidy income. The Company reported subsidy income as other income when earned. Costs incurred under these projects were reported as other expenses when incurred. Both subsidy income and the related costs were de minimis for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
The Company provides consultancy services from time to time to its customers. Consultancy services are not considered to be the Company’s core service nor are they the Company’s current business strategy. As such, consultancy services are reported as other income as services are provided. Consultancy income for the period from December 21, 2005 (date of acquiring Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005 was de minimis. The related consultancy receivables are included in prepaid expenses and other current assets in the accompanying consolidated balance sheet.
6. Property and equipment, net
Property and equipment, net consisted of the following at December 31, 2005:

Leasehold improvements	$8,971

Billboards and lamppost	554,778

Furniture, fixtures and equipment	213,285

Motor vehicles	132,315

Total	909,349

Less: accumulated depreciation	101,224

Total	808,125

Deposit paid for purchase of equipment	21,390

Property and equipment, net	$829,515

Depreciation expense was de minimus for the period from December 21, 2005 (Date Ming Shing acquired Active Advertising Agency Limited, the predecessor to Ming Shing) to December 31, 2005.
7. Capital structure
On October 6, 2005, the Company issued 1,000 shares at a par value of $1. On January 12, 2006, 100% of the issued capital was acquired by XFL.
8. Accrued expenses and other payables
Accrued expenses and other payables consisted of the following at December 31, 2005:

Accrued advertising placement	$105,641

Accrued salary and welfare	80,582

Payable for acquisition of property and equipment	175,775

Other taxes payable	293,959

Other	15,403

Total	$671,360

9. Provision for income taxes
Under the current BVI law, income from Ming Shing and Upper Will is not subject to taxation. Active Advertising Hong Kong is subject to Hong Kong Profits Tax calculated at a rate of 17.5% on Hong Kong taxable income. Current provision for Hong Kong income tax totaled $199 for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
Beijing Taide and Beijing Jinlong Runxin qualified as “cultural media enterprises” and were granted a two-year income tax exemption by the relevant tax authorities effective through December 31, 2006.
All other subsidiaries of the Company were established in the PRC and are subject to PRC Enterprises Income Tax on the taxable income in accordance with the relevant PRC income tax laws at a statutory rate of 33% (30% state income tax plus 3% local income tax) on PRC taxable income. There was no provision for income taxes for the period from December 21, 2005 (date of acquiring Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
Deferred tax asset consisted of net operating losses totaling $147,211 at December 31, 2005.
There were no significant deferred tax liabilities as of December 31, 2005.
The Company has operating loss carry forwards of $446,239 for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005. Net operating loss generated in the PRC will expire on various dates through 2010 and net operating loss generated in Hong Kong may be carried forward indefinitely.

Reconciliation between the provision for income tax computed by applying the PRC enterprise income rate of 33% to income before income taxes and the actual provision for income taxes for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005 is as follows:

2005

Net loss before provision for income taxes	$(6,264)

PRC statutory tax rate	33%

Income tax at statutory tax rate	(2,067)

Other	2,266

Provision for income taxes	$199

10. Related party transactions
Amounts due from (to) related parties are as follows as of December 31, 2005:

Due from related parties:

Due from directors of subsidiaries	$324,336

Due from affiliate	55,573

Due from former shareholders of subsidiaries	724,163

Total	$1,104,072

Due to related parties:

Due to directors of subsidiaries	363,056

Due to minority shareholders	2,286,511

Due to former shareholders of subsidiaries	1,950,924

Total	$4,600,491

All amounts due from related parties are non-interest bearing and are collectible on demand. Amounts due from affiliate represented advances to an entity affiliated with one of the Company’s directors. Amounts due from related parties are expected to be collectible therefore no allowance for uncollectible amounts was considered necessary at December 31, 2005. Amounts due to minority shareholders and former shareholders represented considerations paid by these individuals in business combinations and are refundable by the Company. All amounts advanced or borrowed are non-interest bearing and are due on demand. Amounts due from former shareholders of subsidiaries were collected in full during 2006.
11. Commitments
(a) Capital expenditure
The Company has entered into agreements during the period ended December 31, 2005 to purchase equipment for a total of $59,958. Unexpended balance at December 31, 2005 was $38,568.

(b) Operating leases
The Company has operating lease agreements principally for its office spaces in the PRC and Hong Kong. Rent expenses were de minimus for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005. These leases expire in 2007 and are renewable upon negotiation.
Future minimum lease payments under non-cancellable operating lease agreements are as follows:

2006	$121,517

2007	57,891

Total	$179,408

(c) Other
The Company has a number of agreements to purchase advertising airtime from television stations. As of December 31, 2005, future minimum purchase commitments under the agreements totaled approximately $5,963,000.
12. Segment information
The Company operates in one business segment providing advertising placement services. The Company’s revenue are generated from advertising revenue and substantially all the Company’s identifiable assets are primarily located in the PRC. During the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005, the Company’s chief decision maker was its General Manager.
13. Employee benefit plans
Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. Expenses paid by the Company to these defined contribution schemes were immaterial for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
In addition, the Company is required by law to contribute approximately 1.2% to 10% of applicable salaries for medical insurance benefits, housing funds, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance, housing funds, and other benefits were not material for the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
14. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of the profit after taxes as determined under PRC GAAP. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. Amounts contributed to the statutory surplus reserve and the statutory welfare reserve were not material during the period from December 21, 2005 (date Ming Shing acquired Active Advertising Hong Kong, the predecessor to Ming Shing) to December 31, 2005.
15. Subsequent events
On June 20, 2006, Beijing Taide made a capital contribution of $3.5 million (RMB28 million) to acquire 96.55% of the registered capital of Beijing Century Media Culture Co., Ltd., which increased its registered capital from $123,000 (RMB1 million) to $3.6 million (RMB29 million).

Report of independent registered public accounting firm
To the Board of Directors and Shareholder of
Active Advertising Agency Limited:
   We have audited the accompanying consolidated balance sheets of Active Advertising Agency Limited and its subsidiaries (the “Company”, the predecessor to Xinhua Finance Advertising Limited) as of December 31, 2004 and December 21, 2005, and the related consolidated statements of operations, shareholder’s equity and comprehensive income, and cash flows for the year ended December 31, 2004 and period from January 1, 2005 to December 21, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and December 21, 2005 and the consolidated results of its operations and its cash flows for the year ended December 31, 2004 and the period from January 1, 2005 to December 21, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Active Advertising Agency Limited
(The predecessor to Xinhua Finance Advertising Limited)
Consolidated balance sheets

	December 31,	December 21,
(In U.S. dollars)	2004	2005

Assets

Current assets:

Cash	$86,403	$1,321,402

Restricted cash	115,385	115,385

Accounts receivable	1,212,297	3,722,180

Prepaid advertising program space and airtime	33,797	1,082,863

Prepaid expenses and other current assets	4,194	92,652

Amounts due from related parties	254,220	1,104,072

Total current assets	1,706,296	7,438,554

Rent deposit	—	15,657

Deferred tax asset	—	147,211

Property and equipment, net	24,313	829,515

Total	$1,730,609	$8,430,937

Liabilities and shareholder’s equity

Current liabilities:

Current portion of long-term debt	$5,128	$—

Accounts payable	672,534	2,238,460

Accrued expenses and other payables	319,028	666,817

Deferred revenue	29,415	25,188

Amounts due to related parties	—	4,018,206

Income taxes payable	13,104	264,956

Total current liabilities	1,039,209	7,213,627

Long-term debt, net of current portion	3,420	—

Total liabilities	1,042,629	7,213,627

Commitments (Note 10)

Minority interest	—	636,681

Ordinary shares, par value HK$1 authorized 10,000 shares; issued and outstanding 2 shares at December 31, 2004 and December 21, 2005	—	—

Retained earnings	687,980	579,326

Accumulated other comprehensive income	—	1,303

Total shareholder’s equity	687,980	580,629

Total	$1,730,609	$8,430,937

See notes to consolidated financial statements

Active Advertising Agency Limited
(The predecessor to Xinhua Finance Advertising Limited)
Consolidated statements of operations

	For the	For the
	year ended	period ended
	December 31,	December 21,
(In U.S. dollars)	2004	2005

Advertising revenue, net	$5,211,657	$6,996,726
Costs and Expenses

Costs of advertising	4,400,010	5,645,455

Selling, general and administrative expenses	709,593	640,402

Total costs and expenses	5,109,603	6,285,857

Income from operations	102,054	710,869

Other income (expenses):

Interest expenses	(154)	(425)

Interest income	486	7,879

Income before provision for income taxes	102,386	718,323

Provision for income taxes	19,643	119,100

Net income	$82,743	$599,223

See notes to consolidated financial statements

Active Advertising Agency Limited
(The predecessor to Xinhua Finance Advertising Limited)
Consolidated statements of shareholder’s equity
and comprehensive income
For the year ended December 31, 2004
and period ended December 21, 2005

	Ordinary shares			Accumulated
				other
	Number	Par	Retained	comprehensive		Comprehensive
(In U.S. dollars)	of shares	value	earnings	income	Total	income

Balance, January 1, 2004	2	$—	$605,237	$—	$605,237

Net income	—	—	82,743	—	82,743	$82,743

Balance, December 31, 2004	2	—	687,980	—	687,980

Dividend paid	—	—	(707,877)	—	(707,877)

Net income	—	—	599,223	—	599,223	$599,223

Foreign currency translation				1,303	1,303	1,303

Balance, December 21, 2005	2	$—	$579,326	$1,303	$580,629	$600,526

See notes to consolidated financial statements

Active Advertising Agency Limited
(The predecessor to Xinhua Finance Advertising Limited)
Consolidated statements of cash flows

	For the year	For the
	ended	period ended
	December 31,	December 21,
(In U.S. dollars)	2004	2005

Cash flows from operating activities:

Net income	$82,743	$599,223

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Depreciation	17,247	10,053

Loss on disposal of property and equipment	—	4,359

Changes in operating assets and liabilities (net of effect of acquisition):

Accounts receivable	(294,377)	(967,965)

Prepaid advertising program space and airtime	(33,797)	(235,516)

Prepaid expenses and other current assets	(7)	10,953

Accounts payable	(206,525)	1,565,926

Accrued expense and other payables	218,127	(214,054)

Deferred revenue	29,415	(29,415)

Deferred tax	—	(8,411)

Income taxes payable	28,556	94,963

Net cash (used in) provided by operating activities	(158,618)	830,116

Cash flows from investing activities:

Purchases of property and equipment	(22,889)	(8,434)

Cash received from acquisition of subsidiaries, net of cash paid	—	997,506

Amounts due from related parties	(139,092)	130,933

Net cash (used in) provided by investing activities	(161,981)	1,120,005

Cash flows from financing activities:

Issuance of long term debt	10,256	—

Repayment of long term debt	(1,709)	(8,548)

Contribution from former shareholder	—	489

Dividend paid	—	(707,877)

Net cash provided by (used in) financing activities	8,547	(715,936)

Effect of exchange rate changes	—	814

Net (decrease) increase in cash	(312,052)	1,234,999

Cash, beginning of the year	398,455	86,403

Cash, end of the year	$86,403	$1,321,402

Supplemental disclosure of cash flow information:

Interest paid	$(154)	$(425)

Income taxes refund received (paid)	$8,913	$(32,747)

Supplemental schedule of non-cash investing activities:

Amounts due to related parties for acquisition of subsidiary	$—	$1,368,639

See notes to consolidated financial statements

Active Advertising Agency Limited
(The predecessor to Xinhua Finance Advertising Limited)
Notes to consolidated financial statements
For the years ended December 31, 2004 and period ended December 21, 2005
(In U.S. dollars)
1. Organization and principal activities
Active Advertising Agency Limited (“Active Advertising Hong Kong”) was incorporated in Hong Kong on February 17, 1997. All of its ordinary shares were acquired by Upper Will Enterprise Limited, a British Virgin Islands company and a wholly-owned subsidiary of Xinhua Finance Advertising Limited (formerly Ming Shing International Limited), on December 21, 2005. Active Advertising Hong Kong and its subsidiaries (collectively the “Company”, the predecessor to Xinhua Finance Advertising Limited) place advertisements and provide advertising services to customers in Hong Kong. Active Advertising Hong Kong acts as an agent for newspaper companies and outdoor advertising companies selling advertising spaces to corporate advertisers. Active Advertising Hong Kong also provides design and production services to its customers. To date, revenue from design and production services has not been material.
The following is a description of Active Advertising Hong Kong’s wholly-and majority-owned subsidiaries and their businesses:
Active Advertising (Guangzhou) Co. Ltd. (“Active Guangzhou”) was established in the People’s Republic of china (“PRC”) on June 1, 2005 as a wholly-owned subsidiary of Active Advertising Hong Kong. Active Guangzhou provides advertising placement services to customers in Guangzhou and customers referred by Active Advertising Hong Kong. Active Guangzhou acts as an agent for newspaper companies and outdoor advertising companies selling advertising space to corporate advertisers. Effective December 21, 2005, Active Guangzhou became the primary beneficiary of two variable interest entities (“VIEs”) through a number of nomination and equity pledged agreements with the VIE’s equity owners. A VIE is an entity in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is consolidated by its primary beneficiary when it is determined that the primary beneficiary will absorb the majority of the VIE’s expected losses and/or expected residual returns. Consistent with the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (as revised, “FIN 46R”), these VIEs are included in the consolidated financial statements of Active Guangzhou.
The following is a summary and description of Active Guangzhou’s consolidated VIEs and their majority-owned subsidiaries:

•	Shenzhen Active Trinity Advertising Co., Ltd. (“Shenzhen Trinity”) was established in the PRC in December 2005 by two PRC citizens for a term of 10 years and provides advertising placement services to customers in Shenzhen and customers referred by Active Advertising Hong Kong. Through a number of nomination and equity pledged agreements, dated December 21, 2005, Shenzhen Trinity is accounted for as a wholly-owned VIE of Active Guangzhou and is included in the consolidated financial statements of Active Guangzhou.

•	Beijing Taide Advertising Co., Ltd. (“Beijing Taide”) was established in the PRC on March 23, 2005 by two PRC citizens for a term of 20 years and provides design, production and placement of print advertisements to customers in Beijing. Through a number of nomination and equity pledged agreements dated December 21, 2005, Beijing Taide is accounted for as a wholly-owned VIE of Active Guangzhou and is included in the consolidated financial statements of Active Guangzhou.

•	Shangtuo Zhiyang International Advertising (Beijing) Co. Ltd. (“Shangtuo Zhiyang”) was established on December 9, 2005 by Beijing Taide and a PRC citizen for a term of 30 years and is engaged in the design, production, and placement of advertising and provides advertising services. Shangtuo Zhiyang is the sole advertising placement agent for a newspaper published in the PRC, and also acts as an advertising placement agent for other internet websites, newspapers, and magazines. Shangtuo Zhiyang also provides other forms of promotion and consultancy services to property developers and other customers in real estate and property sales.

•	Beijing Longmei Television and Broadcast Advertising Co., Ltd. (“Beijing Longmei”) was established on September 24, 2002 by two PRC citizens for a term of 20 years and is engaged in the design, production and distribution of television advertisements, and acts as the agent for placement of advertisements during certain television shows broadcast by a major television station in Beijing. On December 12, 2005, Beijing Taide acquired 80% of the controlling interest in Beijing Longmei from its equity owners.

•	Beijing Jinlong Runxin Advertising Co., Ltd. (“Beijing Jinlong Runxin”) was established on August 5, 2004 by two PRC citizens for a term of 20 years and is engaged in the design, production and distribution of television advertisements. On December 19, 2005, Beijing Taide acquired 80% of the controlling interest in Beijing Jinlong Runxin from its equity owners.

•	Shanghai Yuanxin Advertising Intermediary Co., Ltd. (“Shanghai Yuanxin”) was established on December 23, 2003 by two PRC citizens for a term of 10 years and is engaged in the design, production and distribution of television advertisements, and acts as the agent for placement of advertisements during certain television shows broadcast by a major television station in Shanghai. Shanghai Yuanxin also acts as the exclusive advertising agent for approximately 200 billboards on some university campuses in Shanghai. On December 16, 2005, Beijing Taide acquired 80% of the controlling interest in Shanghai Yuanxin from its equity owners.
The following financial statement balances of Beijing Taide and Shenzhen Trinity were included in the accompanying consolidated financial statements as of December 21, 2005:

	Beijing Taide	Shenzhen Trinity	Total

Total assets	$5,229,959	$37,042	$5,267,001

Total liabilities	(1,403,309)	—	(1,403,309)

2. Summary of principal accounting policies
(a) Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b) Basis of consolidation
The consolidated financial statements include the assets, liabilities, revenues and expenses of Active Advertising Hong Kong, its wholly- and majority-owned subsidiaries, and VIEs.
All of the VIEs’ registered capital is held as collateral against borrowings from Active Advertising Hong Kong.
All significant intercompany transactions and balances are eliminated on consolidation.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the accompanying consolidated financial statements include allowances for doubtful accounts, valuation of deferred tax assets, useful lives of property and equipment, and impairment of long-lived assets.
(d) Revenue recognition
Advertising revenue is recognized when advertisements are published, broadcasted, or placed on customers’ websites net of provisions for estimated rebates, rate adjustments, and discounts. Revenues are recorded net of applicable business taxes totaling $357,471 and $188,346 for the year ended December 31, 2004 and the period ended December 21, 2005.
Payments received in advance are deferred until earned and are reported as deferred revenue in the consolidated balance sheet.
The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rebates, rate adjustments and discounts are generally established based on historical experience.
In the normal course of business, the Company acts as or uses an intermediary or agent in placing advertising transactions with third parties. Such transactions are recorded on a gross or net basis depending on whether the Company is acting as the principal or as an agent in the transaction. The Company serves as the principal in transactions where it purchases blocks of advertising time and attempts to sell the time to advertisers and it has substantial risks and rewards of ownership and, accordingly, records revenue on a gross basis. For those transactions in which the Company finds advertising space for advertisers and it does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis.

(e) Restricted cash
Restricted cash are cash balances pledged for the use of banking facilities granted by banks.
(f) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	2 years

Billboards and lampposts	10 years

Furniture, fixtures and equipment	5 years

Motor vehicles	5 years

(g) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There was no impairment losses recorded for the year ended December 31, 2004 or the period ended December 21, 2005.
(h) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(i) Foreign currency translation
The functional currency of the Company is Hong Kong dollars (“HKD”). Transactions denominated in other currencies are translated into HKD at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into HKD at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into HKD at historical exchange rates.
The Company uses the United States dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and average exchange rates for the period are used for revenue and expense transactions.

Currency transaction gains and losses are recorded in the statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of shareholders’ equity. Both transaction gains and losses and translation adjustments are not material for the year ended December 31, 2004 and the period ended December 21, 2005.
(j) Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, accounts receivable, and amounts due from related parties.
One customer contributed $3,036,330 (43%) of the Company’s revenues during the period ended December 21, 2005. There were no customers contributing 10% or more of the Company’s revenues in the year ended December 31, 2004.
One customer at December 31, 2004 and the same customer at December 21, 2005 accounted for 73% and 38% of the Company’s accounts receivable balances as of December 31, 2004 and December 21, 2005, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. As of December 31, 2004 and December 21, 2005, no allowances for doubtful accounts were considered necessary as accounts receivable balances are expected to be collectible. Historical bad debts have not been significant.
Substantially all of the Company’s revenue for the year ended December 31, 2004 and the period ended December 21, 2005 were generated from Hong Kong.
(k) Fair value of financial instruments
The carrying amounts of accounts receivables, accounts payable, accrued expenses and other payables, amounts due from related parties, and amounts due to related parties approximated their fair values due to the short-term maturity of these instruments. The carrying amount of long-term debt approximated its fair value as it was approaching maturity.
(l) Long-term debt
The Company had a long-term debt at December 31, 2004. The original amount of the borrowing was approximately $10,300 (HKD80,000) with a payment term of two years bearing interest at 4.5% per annum. The balance of the loan was paid off during 2005.
(m) Comprehensive income
Comprehensive income is reported on the accompanying statements of shareholder’s equity and consisted of net income and foreign currency translation gains and losses.
3. Acquisitions
On December 21, 2005, the Company became the primary beneficiary of Beijing Taide through a number of loan agreements, equity pledge agreements, exclusive equity purchase option agreements and subrogation agreements. Accordingly, Beijing Taide is considered to be a wholly-owned VIE of the Company and is accounted for similar to a purchase. All assets acquired and liabilities assumed are stated at fair value. Initial consideration for the acquisition consisted of $1,368,639 in cash payment. The primary asset acquired was television, print, and outdoor advertising agency operations in the PRC which would enhance the Group’s geographic reach and operating scope. The Company has consolidated the operating results of Beijing Taide effective on the date of acquisition.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of nomination and equity pledge agreement. The Company is in the process of obtaining third-party valuations, from American Appraisal China Limited, of its property and equipment and certain identifiable intangible assets; thus, the allocation of the purchase price consideration disclosed herein is preliminary and subject to revision once the Company completes its valuation exercise.

Fair value

Assets acquired:

Cash	$997,506

Accounts receivable	1,541,918

Prepaid advertising program space and airtime	847,347

Prepaid expenses and other current assets	65,614

Amounts due from related parties	980,785

Rent deposit	15,657

Deferred tax asset	138,800

Property and equipment, net	811,180

Total	5,398,807

Liabilities assumed:

Accrued expenses and other payables	561,843

Deferred revenue	25,188

Amounts due to related parties	2,649,567

Income taxes payable	156,889

Total	3,393,487

Minority interest	636,681

Net assets acquired	1,368,639

Total considerations	1,368,639

The following pro forma information summarizes the effect of the acquisition, if the acquisitions had occurred as of March 23, 2005 (date of establishment of Beijing Taide). The pro forma information is presented for informational purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on March 23, 2005, nor is it necessarily indicative of future results of operations of the combined enterprise:

Pro forma revenues	$12,415,767

Pro forma net income from operations	354,817

Pro forma net income	460,277

4. Property and equipment, net
Property and equipment, net consisted of the following at December 31, 2004 and December 21, 2005:

	2004	2005

Leasehold improvements	$—	$8,971

Billboards and lampposts	—	554,778

Furniture, fixtures and equipment	111,126	213,285

Motor vehicles	10,256	132,315

Total	121,382	909,349

Less: accumulated depreciation	97,069	101,224

Total	—	808,125

Deposit paid for purchase of equipment	—	21,390

Property and equipment, net	$24,313	$829,515

Depreciation expense was $17,247 and $10,053 for the year ended December 31, 2004 and period ended December 21, 2005, respectively.
5. Capital structure
On February 17, 1997, the Company authorized 10,000 ordinary shares with a par value of HK$1 per share and issued 2 ordinary shares. During 2005, the Company was acquired by Upper Will Enterprises Limited.
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following as of December 31, 2004 and December 21, 2005:

	2004	2005

Subsidy income receivable	$—	$45,803

Consulting income receivable	—	12,347

Rent deposit	—	4,367

Utility deposits	4,194	4,194

Prepaid expenses	—	1,235

Other	—	24,706

Total	$4,194	$92,652

The Company provides consultancy services from time to time to its customers. Consultancy services are not considered to be the Company’s core service nor are they the Company’s current business strategy. As such, consultancy services are reported as other income as services are provided. The related consultancy receivables are included in prepaid expenses and other current assets in the accompanying balance sheets.

7. Accrued expenses and other payable
Accrued expenses and other payable consisted of the following as of December 31, 2004 and December 21, 2005:

	2004	2005

Accrued advertising placement	$305,444	$105,641

Accrued salary and welfare	—	80,582

Payable for acquisition of property and equipment	—	175,775

Other taxes payable	—	293,959

Other	13,584	10,860

Total	$319,028	$666,817

8. Provision for income taxes
Active Advertising Hong Kong is subject to Hong Kong Profits Tax calculated at a rate of 17.5% on Hong Kong taxable income. Current provision for Hong Kong income tax totaled $19,643 and $119,100 for the year ended December 31, 2004 and the period ended December 21, 2005, respectively.
Beijing Taide and Beijing Jinlong Runxin qualified as “cultural media enterprises” and were granted a two-year income tax exemption by the relevant tax authorities effective through December 31, 2006.
All other subsidiaries of the Company incorporated in the PRC are governed by either the PRC Enterprises Income Tax or the Income Tax Law of the PRC Concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (“Income Tax Laws”). Pursuant to the PRC Income Tax Laws, the foreign investment enterprises are subject to income tax at statutory rate of 33% (30% of the state income tax plus 3% local income tax) on PRC taxable income.
Deferred tax asset consisted of net operating losses totaling $147,211 at December 21, 2005.
There were no significant deferred tax liabilities as of December 31, 2004 and for the period ended December 21, 2005.
The Company has operating loss carry forwards of $446,239 which will expire on various dates through 2010 and net operating loss generated in Hong Kong may be carried forward indefinitely.

Reconciliation between the provision for income tax computed by applying the PRC enterprise income rate of 33% to income before income taxes and the actual provision for income taxes is as follows:

	2004	2005

Net income before provision for income taxes	$102,386	$718,323

PRC statutory tax rate	17.5%	17.5%

Income tax at statutory tax rate	17,918	125,707

Expenses not deductible for tax purposes:

Salaries and employee benefits	(52)	137

Other	1,777	(6,744)

Provision for income taxes	$19,643	$119,100

9. Related party transactions
Amounts due from (to) related parties are as follows at December 31, 2004 and December 21, 2005:

	2004	2005

Due from related parties:

Due from directors of subsidiaries	$250,039	$324,336

Due from affiliate	4,181	55,573

Due from former shareholders of subsidiaries	—	724,163

Total	$254,220	$1,104,072

Due to related parties:

Due to directors of subsidiaries	$—	363,056

Due to minority shareholders	—	2,286,511

Due to former shareholders of subsidiaries	—	1,368,639

Total	$—	$4,018,206

All amounts due from related parties are non-interest bearing and are collectible on demand. Amounts due from affiliate represented advances to an entity affiliated with one of the Company’s directors. Amounts due from related parties are expected to be collectible therefore no allowance for uncollectible amounts was considered necessary at December 31, 2004 and at December 21, 2005. Amounts due to minority shareholders and former shareholders represented considerations paid by these individuals in business combinations and are refundable by the Company. All amounts advanced or borrowed are non-interest bearing and are due on demand. Amounts due from former shareholders were collected in full during 2006.

10. Commitments
(a) Capital expenditure
The Company has entered into an agreement during the period ended December 21, 2005 to purchase equipment for a total of $59,958. Unexpended balance at December 21, 2005 was $38,568.
(b) Operating leases
The Company has operating lease agreements principally for its office spaces in the PRC and Hong Kong. These leases expire in 2007 and are renewable upon negotiation. Rent expenses were $20,424 and $27,692 for the year ended December 31, 2004 and the period ended December 21, 2005, respectively.
Future minimum lease payments under non-cancellable operating lease agreements are as follows:

2006	$121,517

2007	57,891

Total	$179,408

(c) Other
The Company has a number of agreements to purchase advertising airtime from television stations. As of December 31, 2004 and December 21, 2005, future minimum purchase commitments under the agreements totaled approximately $5,116,110 and $5,963,370, respectively. During the period ended December 21, 2005, $5,116,110 was paid and $5,963,370 will be payable in 2006.
11. Segment information
The Company operates in one business segment in the provision of advertising placement services. The Company’s revenues are generated from advertising revenue and substantially all the Company’s identifiable assets are located in the PRC. During the year ended December 31, 2004 and the period ended December 21, 2005, the Company’s chief decision maker was its General Manager.
12. Employee benefit plans
Employees of the Company and its subsidiaries located in Hong Kong are covered by the Mandatory Provident Fund Scheme (“MPF Scheme”) established on December 1, 2000 under the Mandatory Provident Fund Scheme Ordinance of Hong Kong. The calculation of contributions for these eligible employees is based on 5% of the applicable payroll costs, and contributions are matched by the employees. The amounts paid by the Company to the MPF Scheme were $14,497 and $16,251 for the year ended December 31, 2004 and the period ended December 21, 2005, respectively.

Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. Expenses paid by the Company to these defined contribution schemes were not material for the year ended December 31, 2004 and the period ended December 21, 2005.
In addition, the Company is required by law to contribute approximately 2% to 8% of applicable salaries for medical insurance benefits, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed to medical insurance benefits, unemployment, and other statutory benefits were de minimis for the year ended December 31, 2004 and the period ended December 21, 2005.
13. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of the profit after taxes as determined under PRC GAAP. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. Amount appropriated to the statutory surplus fund totaled $489 in 2005. There was no appropriation made to the statutory surplus reserve during 2004. There has been no appropriation made to the staff welfare and incentive bonus reserve during the year ended December 31, 2004 and period ended the December 21, 2005.

Report of independent registered public accounting firm
To the Board of Directors and Owners of
Beijing Taide Advertising Co., Ltd.:
   We have audited the accompanying consolidated balance sheet of Beijing Taide Advertising Co., Ltd. and its subsidiaries (the “Company”) as of December 20, 2005, and the related consolidated statements of operations, owners’ equity and cash flows for the period from March 23, 2005 (date of establishment) to December 20, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
   We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 20, 2005 and the consolidated results of its operations and its cash flows for the period from March 23, 2005 (date of establishment) to December 20, 2005, in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Beijing Taide Advertising Co., Ltd.
Consolidated balance sheet

(In U.S. dollars)	December 20, 2005

Assets

Current assets:

Cash	$997,506

Accounts receivable	1,541,918

Prepaid advertising airtime	847,347

Prepaid expenses and other current assets	65,614

Amounts due from related parties	980,785

Total current assets	4,433,170

Rent deposit	15,657

Deferred tax asset	138,800

Property and equipment, net	811,180

Total	$5,398,807

Liabilities and owners’ equity

Current liabilities:

Accrued expenses and other payables	$561,843

Deferred revenue	25,188

Amounts due to related parties	2,649,567

Income taxes payable	156,889

Total current liabilities	3,393,487

Commitments (Note 10)

Minority interest	636,681

Registered capital	1,234,720

Retained earnings	133,919

Total owners’ equity	1,368,639

Total	$5,398,807

See notes to consolidated financial statements

Beijing Taide Advertising Co., Ltd.
Consolidated statement of operations
Period from March 23, 2005
(Date of establishment) to December 20, 2005

(In U.S. dollars)

Advertising revenue, net	$319,876

Costs and expenses:

Cost of advertising	79,286

Selling expenses	31,152

General and administrative expenses	75,574

Total costs and operating expenses	186,012

Income from operations	133,864

Interest income	55

Net income	$133,919

See notes to consolidated financial statements

Beijing Taide Advertising Co., Ltd.
Consolidated statement of owners’ equity
Period from March 23, 2005 (Date of establishment) to December 20, 2005

(In U.S. dollars)	Registered capital	Retained earnings	Total

Capital contribution	$1,234,720	$—	$1,234,720

Net income	—	133,919	133,919

Balance, December 20, 2005	$1,234,720	$133,919	$1,368,639

See notes to consolidated financial statements

Beijing Taide Advertising Co., Ltd.
Consolidated statement of cash flows
Period from March 23, 2005 (Date of establishment) to December 20, 2005

(In U.S. dollars)

Cash flows from operating activities:

Net income	$133,919

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	5,867

Changes in operating assets and liabilities (net of effects of acquisitions):

Accounts receivable	(90,679)

Prepaid expenses and other current assets	(1,566)

Rent deposit	(9,731)

Accrued expenses and other payables	16,229

Cash provided by operating activities	54,039

Cash flows from investing activities:

Purchases of property and equipment	(31,117)

Cash received in excess of cost from acquisition of subsidiaries	695,955

Amounts due from related parties	(980,785)

Cash used in investing activities	(315,947)

Cash flows from financing activities:

Capital contribution	1,234,720

Capital contribution from minority interest	24,694

Cash provided by financing activities	1,259,414

Net increase in cash	997,506

Cash, beginning of the period	—

Cash, end of the period	$997,506

Supplemental disclosure of cash flow information:

Interest paid	$—

Income tax paid	$—

Supplemental schedule of non-cash investing activities:

Amounts due to related parties for acquisition of subsidiaries	$2,286,511

See notes to consolidated financial statements

Beijing Taide Advertising Co., Ltd.
Notes to consolidated financial statements
Period from March 23, 2005 (Date of establishment) to December 20, 2005
(In U.S. dollars)
1. Organization and principal activities
Beijing Taide Advertising Co., Ltd. (“Beijing Taide”) was established in the People’s Republic of China (“PRC”) on March 23, 2005 by two PRC citizens for a term of 20 years and provides design, production and placement of print advertisements to customers in Beijing. Beijing Taide and its subsidiaries (collectively the “Company”) are principally engaged in the creation and placement of advertising for television, radio, print media and campus billboards. Through a number of contractual arrangements, Beijing Taide is considered to be a wholly-owned variable interest entity of Active Advertising (Guangzhou) Co., Ltd. (“Active Guangzhou”, a PRC company and an indirect wholly-owned subsidiary of Xinhua Finance Advertising Limited (formerly Ming Shing International Limited, “Ming Shing”)). Beijing Taide is also, along with Active Advertising Agency Limited, a predecessor of Ming Shing.
The following is a description of Beijing Taide’s majority-owned subsidiaries and their businesses:

•	Shangtuo Zhiyang International Advertising (Beijing) Co. Ltd. (“Shangtuo Zhiyang”) was established on December 9, 2005, by Beijing Taide who owns 80% and a PRC citizen who owns 20%, for a term of 30 years and is engaged in the creation, production, and placement of advertising. Shangtuo Zhiyang has the exclusive rights to selling advertising for a newspaper published in the PRC, and also acts as an advertising placement agent for other internet websites, newspapers, and magazines. Shangtuo Zhiyang also provides other forms of promotion and consultancy services to property developers and other customers in real estate and property sales.

•	Beijing Longmei Television and Broadcast Advertising Co., Ltd., (“Beijing Longmei”) was established on September 24, 2002 by two PRC citizens for a term of 20 years and is engaged in the creation, production and distribution of television advertisements, and acts as the agent for placement of advertisements during certain television shows broadcast by a major television station in Beijing. On December 12, 2005, Beijing Taide acquired 80% of the controlling interest in Beijing Longmei from its equity owners.

•	Beijing Jinlong Runxin Advertising Co., Ltd. (“Beijing Jinlong Runxin”) was established on August 5, 2004 by two PRC citizens for a term of 20 years and is engaged in the creation, production and distribution of television advertisements. On December 19, 2005, Beijing Taide acquired 80% of the controlling interest in Beijing Jinlong Runxin from its equity owners.

•	Shanghai Yuanxin Advertising Intermediary Co., Ltd., (“Shanghai Yuanxin”) was established on December 23, 2003 by two PRC citizens for a term of 10 years and is engaged in the creation, production and distribution of television advertisements, and acts as the agent for placement of advertisements during certain television shows broadcast by a major television station in Shanghai. Shanghai Yuanxin also acts as the exclusive advertising agent for approximately 281 billboards on some university campuses in Shanghai. On December 16,

2005, Beijing Taide acquired 80% of the controlling interest in Shanghai Yuanxin from its equity owners.

2. Summary of principal accounting policies
(a) Basis of presentation
The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).
(b) Basis of consolidation
The consolidated financial statements include the financial statement of Beijing Taide and its subsidiaries. All significant intercompany transactions and balances are eliminated during consolidation.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the accompanying financial statements include allowance for doubtful accounts, valuation of deferred tax assets, useful lives of property and equipment and impairment of long-lived assets.
(d) Revenue recognition
Advertising revenue is recognized when advertisements are published, broadcasted, or placed on customers’ website, net of provisions for rebates, rate adjustments, and discounts. Advertising revenue is recorded net of applicable business taxes totaling $19,400 for the period from March 23, 2005 (date of establishment) to December 20, 2005. Payments received in advance are deferred until earned and such amounts are reported as deferred revenue on the accompanying consolidated balance sheet.
The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rebates, rate adjustments and discounts are generally established based on historical experience.
In the normal course of business, the Company acts as an intermediary or agent in placing advertising transactions with TV stations. Such transactions are recorded on a gross or net basis depending on whether the Company is acting as the principal or as an agent in the transaction. The Company is considered the principal in transactions where it purchases blocks of advertising time and attempts to sell the time to advertisers and it has substantial risks and rewards of ownership and, accordingly, records revenue on a gross basis. For those transactions in which the Company find advertising space for an advertisers and it does not have substantial risks and rewards of ownership, the Company is considered an agent in the transaction and, accordingly, records revenue on a net basis.

(e) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	2 years

Billboards and lampposts	10 years

Furniture, fixtures and equipment	5 years

Motor vehicles	5 years

(f) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There was no impairment losses recorded for the period from March 23, 2005 (date of establishment) to December 20, 2005.
(g) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(h) Foreign currency translation
The functional currency of the Company is Renminbi (“RMB”). Transactions dominated in other currencies are translated into RMB at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect on the balance sheet dates. Non monetary assets and liabilities are remeasured into RMB at historical exchange rates.
The Company uses the United States dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and average exchange rates for the period are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of owners’ equity. Both transaction gains and losses and translation adjustments are not material for the period from March 23, 2005 (date of establishment) to December 20, 2005.

(i) Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, accounts receivable and amounts due from (to) related party.
The following customers contributed 10% or more of the Company’s revenues during the period from March 23, 2005 (date of establishment) to December 20, 2005:

Customer A	$135,819

Customer B	98,778

Three customers as of December 20, 2005 each accounted for 10% or more of the Company’s accounts receivable balances, representing an aggregate of 51% of the Company’s accounts receivable balance at December 20, 2005. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. As of December 20, 2005, no allowance for doubtful accounts was considered necessary as accounts receivable balances were expected to be collectible. Historical bad debts have not been significant.
All of the Company’s revenue for the period from March 23, 2005 (date of establishment) to December 20, 2005 was generated from the PRC.
(j) Fair value of financial instruments
The carrying amounts of accounts receivables, accounts payable, accrued expenses and other payables and amounts due from (to) related parties approximated their fair values at December 20, 2005 due to the short-term maturity of these instruments.
(k) Comprehensive income
Comprehensive income is reported on the accompanying consolidated statement of owners’ equity and consists of net income for the period.
3. Acquisitions
(a) Beijing Longmei
On December 12, 2005, Beijing Taide acquired 80% equity interests of Beijing Longmei for initial consideration of $398,519, including estimated transaction costs of $1,511. The amount has not yet been paid and was recorded as due to related parties. The primary asset acquired was the television advertising agency operations with a major television station in Beijing, which would enhance the Group’s geographic reach and operation scope. Beijing Taide has consolidated the operating results of Beijing Longmei effective on acquisition date.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations, from American Appraisal China Limited, of its property and equipment and certain identifiable intangible assets; thus, the allocation of the purchase price consideration disclosed herein is preliminary and subject to revision once the Company completes its valuation exercise.

Fair value

Assets acquired:

Cash	$157,130

Accounts receivable	97,172

Prepaid advertising airtime	847,347

Prepaid expenses and other current assets	4,663

Deferred tax asset	89,900

Property and equipment	161,129

Total	1,357,341

Liabilities assumed:

Accrued expenses and other payable	88,410

Deferred revenue	25,188

Amount due to related parties	300,037

Total	413,635

Minority interest	545,187

Net assets acquired	398,519

Cash consideration	398,519

(b) Beijing Jinlong Runxin
On December 19, 2005, Beijing Taide acquired 80% equity interests of Beijing Jinlong Runxin for initial consideration of $1,620,790, including estimated transaction costs of $1,510. The amount has not yet been paid and was recorded as due to related parties. The primary asset acquired was television advertising agency operations, which would enhance the Group’s operation scope. Beijing Taide has consolidated the operating results of Beijing Jinlong Runxin effective on acquisition date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations, from American Appraisal China Limited, of its property and equipment and certain identifiable intangible assets; thus, the allocation of the purchase price consideration disclosed herein is preliminary and subject to revision once the Company completes its valuation exercise.

Fair value

Assets acquired:

Cash	$453,292

Accounts receivable	1,311,472

Property and equipment	16,728

Deferred tax asset	48,900

Rent deposit	3,210

Total	1,833,602

Liabilities assumed:

Accrued expenses and other payable	174,042

Income taxes payable	38,770

Total	212,812

Net assets acquired	1,620,790

Cash consideration	1,620,790

(c) Shanghai Yuanxin
On December 16, 2005, Beijing Taide acquired 80% equity interests of Shanghai Yuanxin for initial consideration of $267,202, including estimated transaction costs of $1,445 The amount has not yet been paid and was recorded as due to related parties. The primary asset acquired was the advertising agency operations in Shanghai, which would enhance the Group’s geographic reach and operation scope. Beijing Taide has consolidated the operating results of Shanghai Yuanxin effective on acquisition date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations, from American Appraisal China Limited, of its property and equipment and certain identifiable intangible assets; thus, the allocation of the purchase price consideration disclosed herein is preliminary and subject to revision once the Company completes its valuation exercise.

Fair value

Assets acquired:

Cash	$85,533

Accounts receivable	42,595

Prepaid expenses and other current assets	59,385

Property and equipment	608,073

Rent deposit	2,716

Total	798,302

Liabilities assumed:

Accounts payable	175,775

Accrued expenses and other payable	107,387

Amount due to related parties	63,019

Income taxes payable	118,119

Total	464,300

Minority interest	66,800

Net assets acquired	267,202

Cash consideration	267,202

The following unaudited pro forma information summarizes the effect of the acquisition of Beijing Longmei, Beijing Jinlong Runxin and Shanghai Yuanxin, if the acquisitions had occurred as of March 23, 2005 (date of establishment). The pro forma information is presented for informational purposes only and does not include related party amounts. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on March 23, 2005 (date of establishment), nor is it necessarily indicative of future results of operations of the combined enterprise:

Period from
March 23, 2005
(Date of
establishment)
to December 20, 2005

Pro forma revenues	$5,040,474

Pro forma net loss from operations	(632,060)

Pro forma net loss	(554,897)

4. Property and equipment, net
Property and equipment, net consisted of the following at December 20, 2005:

Leasehold improvements	$12,781

Billboards and lampposts	554,778

Furniture, fixtures and equipment	95,783

Motor vehicles	132,315

Total	795,657

Less: accumulated depreciation and amortization	5,867

Total	789,790

Deposit paid for the purchase of equipment	21,390

Property and equipment, net	$811,180

5. Capital structure
The Company was established on March 23, 2005 with registered and contributed capital of $1,234,720. Effective on December 20, 2005, Active Guangzhou became the primary beneficiary of Beijing Taide through a number of nomination and equity pledge agreements between Active Guangzhou and the equity owners of Beijing Taide. A variable interest entity (“VIE”) is an entity in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is consolidated by its primary beneficiary when it is determined that the primary beneficiary will absorb the majority of the VIE’s expected losses and/or expected residual returns. Consistent with the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities— an Interpretation of ARB No. 51” (as revised, “FIN 46R”), Beijing Taide is accounted for as a VIE of Active Guangzhou.
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following at December 20, 2005:

Subsidy income receivable	$45,803

Consulting income receivable	12,347

Rent deposit	1,803

Other	5,661

Total	$65,614

The Company provides consultancy services from time to time to its customers. Consultancy services are not considered to be the Company’s core service nor are they the Company’s current business strategy. As such, consultancy services are reported as other income as services are provided. The related consultancy receivables are included in prepaid expenses and other current assets in the accompanying balance sheet.

7. Accrued expenses and other payable
Accrued expenses and other payable consisted of the following at December 20, 2005:

Accrual salary and welfare	$80,582

Payable for acquisition of property and equipment	175,775

Other taxes payable	292,276

Other	13,210

Total	$561,843

8. Provision for income taxes
Beijing Taide and Beijing Jinlong Runxin qualified as “cultural media enterprises” and were granted a two-year income tax exemption by the relevant tax authorities effective through December 31, 2006.
All other subsidiaries of the Company were established in the PRC and are subject to PRC Enterprises Income Tax on the taxable income in accordance with the relevant PRC income tax laws at a statutory rate of 33% (30% state income tax plus 3% local income tax) on PRC taxable income. There was no provision for PRC income taxes for the period from May 23, 2005 (date of establishment) to December 20, 2005.
Deferred tax asset consisted of net operating losses totalling $138,800 at December 20, 2005. Deferred tax liabilities were not significant at December 20, 2005.
The Company has operating loss carry forwards of $420,751 for the year ended December 20, 2005. Net operating loss generated in the PRC will expire on various dates through 2010.
Reconciliation between the provision for income tax computed by applying the PRC enterprise income rate of 33% to income before income taxes and the actual provision for income taxes is as follows for the period from March 23, 2005 (date of establishment) to December 20, 2005:

Net income before provision for income taxes	$133,919

PRC statutory tax rate	33%

Income tax at statutory tax rate	44,193

Expenses not deductible for tax purposes	213

Effect of tax exemption	(44,406)

Provision for income taxes	$—

PRC income taxes that would have been payable without the tax exemptions amounted to approximately $44,000 for the period from May 23, 2005 (date of establishment) to December 20, 2005.

9. Related party transactions
Amounts due from (to) related parties were as follows at December 20, 2005:

Due from related parties:

Due from directors	$256,622

Due from minority shareholders	724,163

Total	$980,785

Due to related parties:

Due to directors	$363,056

Due to minority shareholders	2,286,511

Total	$2,649,567

All amounts due from related parties are non-interest bearing and are collectible on demand. Amounts due from related parties are expected to be collectible therefore no allowance for uncollectible amounts was considered necessary at December 20, 2005. Amounts due to minority shareholders represented considerations paid by these individuals in business combinations and are refundable by the Company. All amounts advanced or borrowed are non-interest bearing and are due on demand. Amounts due from minority shareholders were collected in full during 2006.
10. Commitments
(a) Capital expenditure
The Company entered into an agreement during the period from March 23, 2005 (date of establishment) to December 20, 2005 to purchase equipment totaling $59,958. Unexpended balance at December 20, 2005 was $38,568.
(b) Operating lease
The Company has operating lease agreements principally for its office spaces in the PRC. The leases expire in 2007 and are renewable upon negotiation. Rent expenses aggregated $34,680 for the period from March 23, 2005 (date of establishment) to December 20, 2005.
Future minimum lease payments under non-cancellable operating lease are as follows:

2006	$84,520

2007	54,790

Total	$139,310

(c) Other
The Company has a number of agreements to purchase advertising airtime from television stations. As of December 20, 2005, future minimum purchase commitments under the agreements totaled approximately $5,963,000.

11. Segment information
The Company operates in one business segment in providing advertising placement services. All of the Company’s identifiable assets are located in the PRC. During the period from March 23, 2005 (date of establishment) to December 20, 2005, the Company’s chief decision maker was its General Manager.
12. Employee benefit plans
Employees of the Company and its subsidiaries located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. Expenses paid by the Company to these defined contribution schemes were $1,361 for the period from March 23, 2005 (date of establishment) to December 20, 2005.
In addition, the Company is required by law to contribute approximately, 1.2% to 8% of applicable salaries for medical insurance benefits, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed to medical insurance benefits, unemployment, and other statutory benefits were de minimis for the period from March 23, 2005 (date of establishment) to December 20, 2005.
13. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of the profit after taxes as determined under PRC GAAP. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval.
There were no appropriations made to the statutory welfare reserve during the period from period March 23, 2005 (date of establishment) to December 20, 2005.

Accord Group Investments Limited
Report of independent registered public accounting firm
To the Board of Directors and Shareholders of
Accord Group Investments Limited:
   We have audited the accompanying consolidated balance sheet of Accord Group Investments Limited and its subsidiaries and affiliates (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
   We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005 and the consolidated results of its operations and its cash flows for the period from August 19, 2005 (date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Beijing Shiji Guangnian Advertising Co., Ltd.
Predecessor to Accord Group Investments Limited
Report of independent registered public accounting firm
To the Board of Directors and Owners of
Beijing Shiji Guangnian Advertising Co., Ltd.:
   We have audited the accompanying balance sheets of Beijing Shiji Guangnian Advertising Co., Ltd. (Predecessor to Accord Group Investments Limited, the “Predecessor”) as of August 18, 2005 and the related statements of operations, owner’s deficiency, and cash flows for the period from February 1, 2005 (date of establishment) to August 18, 2005. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
   We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Predecessor is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the financial position of the Predecessor as of August 18, 2005 and the results of its operations and its cash flows for the period from February 1, 2005 (date of establishment) to August 18, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Accord Group Investments Limited
Consolidated balance sheets

	(Predecessor)	(Successor)	(Successor)
	August 18,	December 31,	June 30,
(In U.S. dollars)	2005	2005	2006

			(Unaudited)

Assets

Current assets:

Cash	$30,703	$237,648	$265,090

Accounts receivable	126,248	83,722	113,625

Prepaid expenses and other current assets	204,911	14,766	66,784

Amount due from a related party	118,110	—	12,100

Deferred tax assets	167,592	—	—

Total current assets	647,564	336,136	457,599

Property and equipment, net	39,003	137,697	135,141

Intangible assets, net	—	1,341,006	1,257,717

Rent deposits	22,967	69,326	—

Total assets	$709,534	$1,884,165	$1,850,457

Liabilities and owners’/shareholders’ deficiency

Current liabilities:

Accounts payable	$116,716	$274,355	$1,104,495

Accrued expenses and other payables	20,483	73,708	54,767

Deferred revenue	267,674	626,994	496,584

Amounts due to related parties	958,419	1,883,357	2,458,949

Income tax payable	—	—	24,923

Total current liabilities	1,363,292	2,858,414	4,139,718

Deferred tax liability	—	442,561	415,072

Total liabilities	1,363,292	3,300,975	4,554,790

Commitments (Note 10)

Minority interest	—	—	—

Owners’/ Shareholders’ deficiency:

Ordinary shares (par value $1; authorized 50,000 shares; issued and outstanding 100 as of December 31, 2005 and 100 (unaudited) as of June 30, 2006)	—	100	100

Registered capital	370,416	—	—

Accumulated deficit	(1,024,174)	(1,416,910)	(2,704,433)

Total owners’/shareholders’ deficiency	(653,758)	(1,416,810)	(2,704,333)

Total liabilities and owners’/shareholders’ deficiency	$709,534	$1,884,165	$1,850,457

See notes to consolidated financial statements

Accord Group Investments Limited
Consolidated statements of operations

			For the period
			from August 19,
			2005 (Date
			Accord Group
			Investments
	For the period		Limited acquired
	from	For the period	Beijing Shiji
	February 1,	from	Guangnian
	2005 to	February 1,	Advertising Co.,
	August 18,	2005 to	Ltd.) to	For the six
	2005	June 30, 2005	December 31,	months ended
(In U.S. Dollars)	(Predecessor)	(Predecessor)	2005	June 30, 2006

		(Unaudited)		(Unaudited)

Radio advertising revenue, net	$511,584	$402,143	$491,316	$626,757

Cost and expenses:

Cost of revenue	1,457,839	1,145,702	872,925	1,337,018

Selling and distribution	84,474	64,941	622,382	255,123

General and administrative	161,220	101,621	272,006	334,321

Total cost and expenses	1,703,533	1,312,264	1,767,313	1,926,462

Loss from operations	(1,191,949)	(910,121)	(1,275,997)	(1,299,705)

Interest income	183	130	1,240	2,686

Loss before provision for income taxes (benefit)	(1,191,766)	(909,991)	(1,274,757)	(1,297,019)

Provision for income taxes (benefit)	(167,592)	—	142,153	(9,496)

Net loss	$(1,024,174)	$(909,991)	$(1,416,910)	$(1,287,523)

See notes to consolidated financial statements

Accord Group Investments Limited
Consolidated statements of
owners’/shareholders’ deficiency

	Ordinary shares

	Number	Par	Registered	Accumulated
(In U.S. Dollars)	of shares	value	capital	deficit	Total

Predecessor Entity— Beijing Shiji Guangnian Advertising Co., Ltd:

Balance, February 1, 2005	—	$—	$370,416	$—	$370,416

Net loss		—	—	(1,024,174)	(1,024,174)

Balance, August 18, 2005	—	$—	$370,416	$(1,024,174)	$(653,758)

Accord Group Investments Limited:

Issuance of ordinary shares	100	$100	$—	$—	$100

Net loss		—	—	(1,416,910)	(1,416,910)

Balance, December 31, 2005	100	100	—	(1,416,910)	(1,416,810)

Net loss (unaudited)		—	—	(1,287,523)	(1,287,523)

Balance, June 30, 2006 (unaudited)	100	$100	$—	$(2,704,433)	$(2,704,333)

See notes to consolidated financial statements

Accord Group Investments Limited
Consolidated statements of cash flows

			For the period
			from August 19,
			2005 (Date Accord
			Group Investments
			Limited acquired
			Beijing Shiji	For the six
	For the period from	For the period from	Guangnian	months
	February 1, 2005	February 1, 2005	Advertising	ended
	to August 18, 2005	to June 30, 2005	Co., Ltd.) to	June 30,
(in U.S. Dollars)	(Predecessor)	(Predecessor)	December 31, 2005	2006

		(Unaudited)		(Unaudited)

Cash flows from operating activities:

Net loss	$(1,024,174)	$(909,991)	$(1,416,910)	$(1,287,523)

Adjustment to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	3,115	1,909	81,059	118,387
Deferred income taxes	(167,592)	—	142,153	(34,419)

Changes in operating assets and liabilities:

Accounts receivable	(126,248)	(267,317)	42,526	(29,903)

Rent deposit	(22,967)	(24,052)	(46,359)	69,326

Prepaid expenses and other current assets	(204,911)	(281,600)	190,145	(8,865)

Accounts payable	116,716	495,888	157,639	830,140

Accrued expenses and other payables	20,483	18,872	53,225	(18,941)

Deferred revenue	267,674	341,498	359,320	(130,410)

Income taxes payable	—	—	—	24,923

Net cash used in operating activities	(1,137,904)	(624,793)	(437,202)	(467,285)

Cash flows from investing activities:

Purchases of property and equipment	(42,118)	(41,007)	(59,516)	(54,689)

Deposits paid for purchase of property and equipment	—	—	(43,153)	—

Acquisition of a subsidiary, net of cash received	—	—	(265,629)	—

Acquisition of additional interest in a subsidiary	—	—	—	(14,076)

Amount due from a related party	(118,110)	—	118,110	(12,100)

Cash used in investing activities	(160,228)	(41,007)	(250,188)	(80,865)

Cash flows from financing activities:

Amounts due to related parties	958,419	296,333	924,938	575,592

Capital contributions	370,416	370,416	—	—

Issues of ordinary shares	—	—	100	—

Cash provided by financing activities	1,328,835	666,749	925,038	575,592

Net increase in cash	30,703	949	237,648	27,442

Cash, beginning of the period	—	—	—	237,648

Cash, end of the period	$30,703	$949	$237,648	$265,090

See notes to consolidated financial statements

Accord Group Investments Limited
Notes to consolidated financial statements
(In U.S. dollars)
1. Organization and principal activities
Accord Group Investments Limited (“Accord”) was established in the British Virgin Islands (the “BVI”) on June 15, 2005. Accord and its subsidiaries and consolidated variable interest entity (“VIE”, collectively the “Company”) place advertisements, provide advertising services to customers in the PRC and have the exclusive rights to sell advertising for and the rights to provide content to the EasyFM radio stations of Beijing and Shanghai. The Company also provides design and production services to its customers. To date, revenue from design and production services has not been material.
On January 23, 2006, Xinhua Finance Limited (“XFL”) acquired 19% equity interest of the Company from and transferred all its 19% beneficial interests in the Company to Xinhua Finance Media Limited (“XFM”). On September 22, 2006, XFM acquired an additional 61% beneficial interest in the Company. On November 1, XFM obtained the remaining 20% equity in Accord from the selling shareholder by issuing 125,053 of its class A shares. XFM has agreed to provide continuous financial and operational support to the Company.
The following is a summary and description of Accord’s consolidated VIEs and its majority-owned subsidiaries:

•	Great Triumph Investments Ltd. (“Great Triumph”) was incorporated in the British Virgin Islands (the “BVI”) on June 13, 2005 and acted as an investment holding company. The entire equity interest of Great Triumph was acquired by Accord on July 8, 2005.

•	New China Media Co., Ltd. (“New China”) was incorporated in the BVI by Great Triumph on August 18, 2005. It is a wholly-owned investment holding company.

•	In addition, Accord is the primary beneficiary of Beijing Shiji Guangnian Advertising Co., Ltd. (“Shiji Guangnian” or the “Predecessor”), a variable interest entity (“VIE”) through a number of agreements establishing effective control, including an equity pledge agreement, a subrogation agreement and an option agreement dated August 18, 2005 with the VIE’s equity owner. A variable interest entity (“VIE”) is an entity in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. A VIE is consolidated by its primary beneficiary when it is determined that the primary beneficiary will absorb the majority of the VIE’s expected losses and/or expected residual returns. Consistent with the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (as revised, ‘FIN 46R”). Shiji Guangnian is a predecessor to Accord and Shiji Guangnian is included in the consolidated financial statements of Accord.

Shiji Guangnian, was established in the PRC on February 1, 2005 by two PRC citizens for a term of 20 years and provides advertising placement services to customers in Beijing. Through a number of agreements establishing effective control, including an equity pledge agreement, a subrogation agreement and an option agreement dated August 19, 2005, Shiji Guangnian is accounted for as an 80%-owned VIE of Accord and is included in the consolidated financial statements of Accord. As of December 31, 2005, the equity interest holder in Shiji Guangnian maintains a 20% economic interest that is recorded as minority interest. On March 23, 2006 and September 22, 2006, XFM acquires the remaining 3.8% and 16.2% equity interest respectively, in Shiji Guangnian through a number of agreements.

Minority interest in the net assets consists of the amount of those interests at the date of the acquisition and the minority’s share of changes in equity since the date of the acquisition. Without the binding obligation from the minority shareholder to make an additional investment to cover the losses, minority shareholder would only share the losses of the relevant subsidiary up to its cost of investment.

The following financial statement amounts and balances of Shiji Guangnian as of December 31, 2005 and covering the period from August 19, 2005 (effective date of the nomination and equity pledge agreements) to December 31, 2005 were included in the accompanying consolidated financial statements:

Total assets (excluding goodwill and intangible assets)	$1,866,400

Total liabilities	2,962,575

Total net revenues	491,316

Total cost and expenses	1,767,313

Net loss	1,416,910

2. Summary of principal accounting policies
(a) Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
(b) Basis of consolidation
The Predecessor’s financial statements represented the financial statements of Shiji Guangnian.
The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and a variable interest entity, Shiji Guangnian. VIEs are entities in which equity investors generally do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are consolidated by the Company when it is determined that it will, as the primary beneficiary, absorb the majority of the VIEs expected losses and/or expected residual returns
All inter-company transactions and balances have been eliminated upon consolidation.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements included useful lives of property and equipment and intangible assets and impairment of long-lived assets.
(d) Revenue recognition
Advertising revenue is recognized when advertisements are aired on radio.
Payments received in advance are deferred until earned and are reported as deferred revenue in the consolidated balance sheets.
Revenues are recorded net of applicable business taxes totaling $nil for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $nil for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $377 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $nil for the period from January 1, 2006 to June 30, 2006.
The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rate adjustments and discounts are generally established based on historical experience.
(e) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lesser of 5 years or lease term

Furniture, fixtures and equipment	5 years

(f) Intangible assets
Intangible assets consist of exclusive advertising agreement and customer base arising from the acquisition of Shiji Guangnian as described in Note 3, which are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ useful lives.
(g) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There were no impairment losses recorded for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005 (unaudited); the period from August 19, 2005 (date the Company acquired Shiji

Guangnian) to December 31, 2005; and the period from January 1, 2006 to June 30, 2006 (unaudited).
(h) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(i) Foreign currency translation
Functional currencies of the Company and its subsidiaries, including Shiji Guangnian, are either Renminbi (“RMB”) or Hong Kong dollars (“HKD”). Transactions denominated in other currencies are translated into RMB or HKD at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB or HKD at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB or HKD at historical exchange rates. Transactions denominated in HKD were not material for the period.
The Company and Shiji Guangnian use the U.S. dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at the balance sheet date and average exchange rates for the period are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the consolidated statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of shareholders’ equity.
(j) Concentration of credit risk
The following customers contributed 10% or more of the Company’s revenues:

			For the period from
			August 19, 2005
			(Date Accord Group
			Investments Limited
			acquired Beijing Shiji
	For the period from	For the period from	Guangnian	For the six-
	February 1, 2005 to	February 1, 2005 to	Advertising Co., Ltd.)	month
	August 18, 2005	June 30, 2005	to December 31,	period ended
	(Predecessor)	(Predecessor)	2005	June 30, 2006

			(Unaudited)	(Unaudited)

Customer A	$85,497	*	*	*

Customer B	75,194	*	*	*

Customer C	*	$75,935	*	*

*	Represents less than 10% of revenue.

Three customers, three customers and four customers as of August 18, 2005 (Predecessor Entity— Shiji Guangnian), December 31, 2005 and (unaudited) June 30, 2006 representing an aggregate of 100%, 100% and (unaudited) 93% of the Company’s accounts receivable balance at August 18, 2005 (Predecessor Entity— Shiji Guangnian), December 31, 2005 and (unaudited) June 30, 2006, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts and such loss have been within management’s expectations.
All of the Company’s revenue for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005 (unaudited); the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and the period from January 1, 2006 to June 30, 2006 (unaudited) were generated from the PRC.
(k) Fair value of financial instruments
The carrying amounts of accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other payables, deferred revenue and amounts due from (to) related parties approximate their fair values due to the short-term maturity of these instruments.
(l) Unaudited interim financial information
The financial information with respect to the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005 and the six-month period ended June 30, 2006 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting of only normal recurring adjustment, necessary for a fair presentation of the results of such periods, The results of operations for the six-month period ended June 30, 2006 are not necessarily indicative of results to be expected for the full year.
(m) Recent accounting pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award— the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R is effective for the fiscal year beginning January 1, 2006. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3,

“Reporting Accounting Changes in Interim Financial Statements— An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions in FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007. The Company has not determined its impact, if any, of FIN 48 on its financial position, results of operations and cash flows
In September, 2006 the FASB issued FASB Statement No. 157, (“SFAS 157”), “Fair Value Measurement.” SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.
3. Acquisition
On August 19, 2005, the Company became the primary beneficiary of Shiji Guangnian through a number of loan agreements, equity pledge agreements, exclusive equity purchase option agreements and subrogation agreements. Accordingly, Shiji Guangnian is considered to be an 80%-owned VIE of the Company and is accounted for similar to a purchase. All assets acquired and liabilities assumed are stated at fair value. Purchase price for the acquisition consisted of $296,332 in cash payment. The primary asset acquired was radio, broadcasting, and advertising agency operations in the PRC which would enhance the Company’s geographic reach and operating scope. The Company has consolidated the operating results of Shiji Guangnian effective on the date of nomination and equity pledge agreement.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of nomination and equity pledge agreement. The table also reflects a non-cash activity for purposes of the consolidated statement of cash flows:

Assets acquired:

Cash	$30,703

Accounts receivable	126,248

Prepaid expenses and other current assets	204,911

Amount due from a related party	118,110

Property and equipment, net	39,003

Rent deposits	22,967

Deferred tax assets	167,592

Total	709,534

Liabilities assumed:

Accounts payable	116,716

Accrued expenses and other payables	20,483

Deferred revenue	267,674

Amounts due to related parties	958,419

Deferred tax liability	468,000

Total	1,831,292

Net liabilities	(1,121,758)

Intangible assets	1,418,090

Net assets acquired	$296,332

Cash consideration	$296,332

		Amortization
		period

		(Years)

Intangible assets comprised of:

Exclusive advertising agreement	1,402,546	7

Customer base	15,544	3

Total	1,418,090

80% of intangible assets relating to the acquisition of Shigi Guangnian were recognized.

The following pro forma information summarizes the effect of the acquisition, if the acquisitions had occurred as of February 1, 2005 (date of establishment of Shiji Guangnian). The pro forma information is presented for informational purposes only. It is based on historical information and does not purport to represent the actual results that may have occurred had the Company consummated the acquisitions on February 1, 2005, nor is it necessarily indicative of future results of operations of the combined enterprise:

For the
period from
February 1,
2005 to
December 31,
2005

Pro forma revenues	$1,002,900

Pro forma net income from operations	(2,579,278)

Pro forma net loss	(2,542,536)

On June 21, 2006, based on the same conditions of the nomination and equity pledged agreements dated August 19, 2005, the Company acquired another 3.8% of the beneficial interest of Shiji Guangnian at a price of (unaudited) $14,076 which resulted in an additional intangible assets of (unaudited) $21,006 and the related deferred tax liability of $6,930. The purchase price for this acquisition was paid by XFL on behalf of the Company. The Company’s ownership of Shiji Guangnian increased to 83.8% as a result of this transaction. In September, 2006, the Company also acquired the remaining 16.2% of the equity of Shiji Guangnian at a consideration of $60,007, through the VIE equity owner.
4. Property and equipment, net
Property and equipment, net consisted of the following:

	At August 18, 2005	At December 31,	At June 30,
	(Predecessor)	2005	2006

			(Unaudited)

Leasehold improvements	$—	$31,031	$79,881

Furniture, fixtures and equipment	42,118	70,603	76,442

Total	42,118	101,634	156,323

Less: accumulated depreciation and amortization	3,115	7,090	21,182

	39,003	94,544	135,141

Deposits paid for property and equipment	—	43,153	—

Property and equipment, net	$$39,003	$137,697	$135,141

Depreciation and amortization expenses were $3,115 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $1,909 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005;

$3,975 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $14,092 for the six-month period ended June 30, 2006.
5. Intangible assets, net
Intangible assets, net consisted of the following:

	At December 31,	At June 30,
	2005	2006

		(Unaudited)

Exclusive advertising agreement	$1,402,546	$1,423,322

Customer base	15,544	15,774

Total	1,418,090	1,439,096

Less: accumulated amortization	77,084	181,379

Total	$1,341,006	$1,257,717

Amortization expense was $77,084 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $104,295 six-month period ended June 30, 2006, respectively. The Company will record amortization expense of $208,590, $208,590, $206,647, $203,332, and $203,332 in the years ending 2006 through 2010, respectively.
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:

	At August 18, 2005	At December 31,	At June 30,
	(Predecessor)	2005	2006

			(Unaudited)

Prepaid expenses	$195,114	$8,174	$13,483

Rent deposits	—	—	49,937

Advance to suppliers	—	617	2,592

Other current assets	9,797	5,975	772

Total	$204,911	$14,766	$66,784

7. Accrued expenses and other payables
Accrued expenses and other payables consisted of the following:

	At August 18, 2005
	(Predecessor)	At December 31, 2005	At June 30, 2006

			(Unaudited)

Accrued salary and welfare	$13,874	$68,821	$38,081

Advance from customers	3,087	—	12,360

Other taxes payable	3,516	1,172	1,239

Other	6	3,715	3,087

Total	$20,483	$73,708	$54,767

8. Provision for income taxes
Under the current BVI law, income from Accord and Great Triumph is not subject to taxation.
All other subsidiaries of the Company were established in the PRC and are subject to PRC Enterprises Income Tax on the taxable income in accordance with the relevant PRC income tax laws at a statutory rate of 33% (30% state income tax plus 3% local income tax) on PRC taxable income.
Provision for income taxes comprises of the following:

			For the period
			from
			August 19,
			2005 (Date
			Accord Group
			Investments
			Limited
	For the period		acquired
	from	For the period	Beijing Shiji
	February 1,	from	Guangnian
	2005 to	February 1,	Advertising
	August 18,	2005 to	Co. Ltd.) to	For the six
	2005	June 30, 2005	December 31,	months ended
	(Predecessor)	(Predecessor)	2005	June 30, 2006

		(Unaudited)		(Unaudited)

Current Tax	$—	$—	$—	$24,923

Deferred Tax	$(167,592)	$—	$142,153	$(34,419)

Total	$(167,592)	$—	$142,153	$(9,496)

The principal components of the deferred income tax assets are as follows:

	At August 18,
	2005	At December 31,	At June 30,
	(Predecessor)	2005	2006

			(Unaudited)

Deferred tax assets:

Net operating losses	$365,147	$563,670	$918,954

Less: valuation allowance	(197,555)	(563,670)	(918,954)

Deferred tax assets, net	$167,592	$—	$—

Deferred tax liability:

Intangible assets	$—	$442,561	$415,072

Total	$167,592	$(442,561)	$(415,072)

Due to the uncertainty of the level of PRC statutory income and our lack of operating history, management does not believe the Group will generate taxable PRC statutory income in the near future and does not believe that it is more likely than not that all of the deferred tax assets will be realized. As management does not believe that it is more likely than not that all of the deferred tax assets will be realized, a valuation allowance has been established for certain portions of deferred tax assets at August 18, 2005 and for the full amount of deferred tax assets at December 31, 2005 and (unaudited) June 30, 2006. The Company has operating loss carry forwards of $1,106,506 and $1,708,092 as of August 18, 2005 and December 31, 2005, respectively. The net operating loss carry forwards for the PRC subsidiaries expire on various dates through 2010.

Reconciliation between the provision for income taxes computed by applying the PRC enterprise income rate of 33% to income before income taxes is as follows:

		For the period
		from
		August 19,
		2005 (Date
		Accord Group
		Investments
		Limited
	For the period	acquired
	from	Beijing Shiji
	February 1,	Guangnian
	2005 to	Advertising
	August 18,	Co., Ltd.) to
	2005	December 31,
	(Predecessor)	2005

Net loss before provision for income taxes	$(1,191,766)	$(1,274,757)

PRC statutory tax rate	33%	33%

Income tax at statutory tax rate	(393,283)	(420,670)

Expenses not deductible for tax purposes:

Entertainment	1,184	8,862

Certain salaries and employee benefits	26,952	34,984

Promotion fees	—	144,810

Effect of different income tax rate in other jurisdiction	—	9,419

Change in valuation allowance	197,555	366,115

Other	—	(1,367)

Provision for income taxes (benefit)	$(167,592)	$142,153

9. Related party transactions
Amounts due from (to) related parties were as follows:

	At August 18, 2005	At December 31,	At June 30,
	(Predecessor)	2005	2006

			(Unaudited)
Due from related party

Due from an affiliate	$118,110	$—	$12,100

Due to related parties:

Due to a shareholder	$(403,652)	$(1,579,538)	$(1,579,538)

Due to affiliates	(554,767)	(303,819)	(879,411)

Total	$(958,419)	$(1,883,357)	$(2,458,949)

Amounts due from (to) related parties were non-interest bearing and payable on demand. Amounts due from related parties are expected to be collectable therefore no allowance for amounts due from related parties was considered necessary as of August 18, 2005, December 31, 2005 and (unaudited) June 30, 2006.
10. Commitments
(a) Capital purchase
The Company has entered into agreements during the period from August 19, 2005 (Date Accord Group Investments Limited acquired Beijing Shiji Guangnian Advertising Co., Ltd.) to December 31, 2005 for purchase of leasehold improvements for a total of $4,445. Unexpended balance at December 31, 2005 was $4,445.
There was no significant unexpended balance at June 30, 2006 (unaudited).
(b) Operating leases
The Company has operating lease agreements principally for its office spaces in the PRC. These leases expire through August 2007 and are renewable upon negotiation. Rent expenses were $131,387 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $72,361 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $165,376 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $169,965 for the period from January 1, 2006 to June 30, 2006.
Future minimum lease payments under non-cancelable operating lease agreements are as follow at December 31, 2005:

2006	$257,414

2007	$114,891

Total	$372,305

Future minimum lease payments under non-cancelable operating lease agreements are as follow at June 30, 2006 (unaudited):

Twelve months ending June 30, 2007	$171,891

(c) Other
The Company has entered an agreement to purchase all advertising airtime from EasyFM stations in Beijing and Shanghai. As of August 18, 2005 (Predecessor Entity— Beijing Shiji Guangnian Advertising Co., Ltd.), December 31, 2005 and June 30, 2006, future minimum purchase commitments under the agreement totaled approximately $2,071,243, $1,767,708, and (unaudited) $911,121.

11. Segment information
The Company and Shiji Guangnian (Predecessor entity) principally operate in one segment in providing advertising placement service. All of the identifiable assets of the Company and Shiji Guangnian are located in the PRC.
During the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; and (unaudited) the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005, the chief decision maker of Shiji Guangnian was its General Manager.
During the period from August 19, 2005(date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) for the six-month period ended June 30, 2006, the chief decision maker of Company was its General Manager.
12. Employee benefit plans
Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. The amounts paid by the Company to these defined contribution schemes were $15,753 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $5,602 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $16,137 for the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) $25,206 for the six-month period ended June 30, 2006.
In addition, the Company is required by law to contribute approximately 1.2% to 10% of applicable salaries for medical insurance benefits, housing funds, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance benefits were $9,261 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) $3,409 for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; $4,737 for the period from August 19, 2005 (date the Company acquired of Shiji Guangnian) to December 31, 2005; and (unaudited) $9,576 for the six-month period ended June 30, 2006. The amounts contributed for other benefits were not material for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; the period from August 19, 2005(date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) the six-month period ended June 30, 2006.

13. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of profit after taxes as reported in the Company’s PRC statutory financial statements. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. There were no contributions to the statutory surplus reserve and the statutory welfare reserve for the period from February 1, 2005 (date of establishment of Shiji Guangnian) to August 18, 2005; (unaudited) the period from February 1, 2005 (date of establishment of Shiji Guangnian) to June 30, 2005; the period from August 19, 2005 (date the Company acquired Shiji Guangnian) to December 31, 2005; and (unaudited) the six-month period ended June 30, 2006.

Report of independent registered public accounting firm
To the Board of Directors and Owners’ of
Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.:
   We have audited the accompanying consolidated balance sheets of Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. and its subsidiary (the “Company”) as of December 31, 2004 and 2005 and the related consolidated statements of operations, owners’ equity and comprehensive loss, and cash flows for the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2005 and the consolidated results of its operations and its cash flows for the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Beijing Perspective Orient Movie and
Television Intermediary Co., Ltd.
Consolidated balance sheets

	December 31,

(In U.S. dollars)	2004	2005	June 30, 2006

			(Unaudited)

Assets

Current assets:

Cash	$453,333	$296,359	$1,764,832

Accounts receivable	322,349	61,897	13,194

Prepaid expenses and other current assets	140,460	125,278	76,427

Amounts due from related parties	1,821,339	1,863,158	19,215

Deferred tax assets	93,252	—	—

Total current assets	2,830,733	2,346,692	1,873,668

Property and equipment, net	2,117,491	1,751,133	1,614,480

Intangible assets, net	846,638	740,832	679,096

Investment in an affiliate	—	222,463	—

Total	$5,794,862	$5,061,120	$4,167,244

Liabilities and owners’ equity

Current liabilities:

Accounts payable	$93,329	$51,930	$56,932

Accrued expenses and other payables	736,101	658,574	1,753,007

Amounts due to related parties	777,931	1,214,864	52,093

Deferred revenue	735,193	199,877	201,465

Total liabilities	2,342,554	2,125,245	2,063,497

Commitments (Note 10)

Owners’ equity:

Registered capital	12,094,823	12,094,823	12,094,823

Accumulated deficits	(8,642,515)	(9,230,986)	(10,063,114)

Accumulated other comprehensive income	—	72,038	72,038

Total owners’ equity	3,452,308	2,935,875	2,103,747

Total	$5,794,862	$5,061,120	$4,167,244

See notes to consolidated financial statements

Beijing Perspective Orient Movie and
Television Intermediary Co., Ltd.
Consolidated statements of operations

	Year ended December 31,		Six months ended June 30,

(In U.S. Dollars)	2004	2005	2005	2006

			(Unaudited)	(Unaudited)

Advertising revenue, net:

Third parties	1,762,752	2,731,610	$1,121,679	$711,133

Related parties	68,940	3,704	—	—

Total revenue	$1,831,692	$2,735,314	$1,121,679	$711,133

Cost and expenses:

Cost of advertising	1,731,003	2,092,003	583,229	934,063

Selling	605,839	497,094	263,797	123,044

General and administrative	546,144	626,766	538,135	279,540

Total cost and expenses	2,882,986	3,215,863	1,385,161	1,336,647

Other operating income	29,040	—	—	—

Loss from operations	(1,022,254)	(480,549)	(263,482)	(625,514)

Interest income	3,441	1,878	748	2,409

Loss before income tax and equity in earnings of an affiliate	(1,018,813)	(478,671)	(262,734)	(623,105)

Income tax expense	—	95,197	53,901	—

Loss before equity in earnings of an affiliate	(1,018,813)	(573,868)	(316,635)	(623,105)

Equity in earnings of an affiliate	—	213	213	—

Net loss	$(1,018,813)	$(573,655)	$(316,422)	$(623,105)

See notes to consolidated financial statements

Beijing Perspective Orient Movie and
Television Intermediary Co., Ltd.
Consolidated statements of owners’ equity and
comprehensive loss

			Accumulated
			other
	Registered	Accumulated	comprehensive		Comprehensive
(In U.S. dollars)	capital	deficits	income	Total	loss

Balance, January 1, 2004	$12,094,823	$(6,989,265)	$—	$5,105,558

Deemed distribution	—	(634,437)	—	(634,437)

Net loss	—	(1,018,813)	—	(1,018,813)	$(1,018,813)

Balance, December 31, 2004	12,094,823	(8,642,515)	—	3,452,308

Deemed distribution	—	(14,816)	—	(14,816)

Foreign currency translation gain	—	—	72,038	72,038	$72,038

Net loss	—	(573,655)	—	(573,655)	(573,655)

Balance, December 31, 2005	12,094,823	(9,230,986)	72,038	2,935,875	$(501,617)

Deemed distribution (unaudited)	—	(209,023)	—	(209,023)

Net loss (unaudited)	—	(623,105)	—	(623,105)	$(623,105)

Balance, June 30, 2006 (unaudited)	$12,094,823	$(10,063,114)	$72,038	$2,103,747

See notes to consolidated financial statements

Beijing Perspective Orient Movie and
Television Intermediary Co., Ltd.
Consolidated statements of cash flows

	Year ended December 31,		Six months ended June 30,

(In U.S. dollars)	2004	2005	2005	2006

			(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net loss	$(1,018,813)	$(573,655)	$(316,422)	$(623,105)

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Depreciation and amortization	505,752	522,876	262,006	258,815

Loss on disposal of property and equipment	—	37,397	25,618	—

Loss on dissolution of an equity method affiliate	—	—	—	213

Equity in earnings of an affiliate	—	(213)	(213)	—

Deferred income taxes	—	95,197	53,901	—

Changes in operating assets and liabilities:

Accounts receivable	(207,930)	252,362	237,212	(160,320)

Prepaid expenses and other current assets	(66,255)	18,113	(50,272)	48,851

Accounts payable	(33,380)	(43,346)	(24,441)	5,002

Accrued expenses and other payables	50,409	15,244	104,321	1,094,433

Deferred revenue	722,174	(535,316)	(661,202)	1,588

Cash (used in) provided by operating activities	(48,043)	(211,341)	(369,492)	625,477

Cash flows from investing activities:

Purchases of property and equipment	(61,818)	(42,185)	(29,799)	(60,426)

Amounts due from related parties	71,520	(3,814)	272,570	1,843,943

Proceeds from sale of property and equipment	—	15,928	—	—

Proceeds from dissolution of an affiliate	—	—	—	222,250

Capital contribution to an equity method affiliate	—	(222,250)	(222,250)	—

Cash provided by (used in) investing activities	9,702	(252,321)	20,521	2,005,767

Cash flows from financing activities:

Amount due to a related party	205,514	297,228	—	(1,162,771)

Cash provided by (used in) financing activities	205,514	297,228	—	(1,162,771)

Effect of exchange rate changes	—	9,460	9,460	—

Net increase (decrease) in cash	167,173	(156,974)	(339,511)	1,468,473

Cash, beginning of the year/period	286,160	453,333	453,333	296,359

Cash, end of the year/period	$453,333	$296,359	$113,822	$1,764,832

See notes to consolidated financial statements

Beijing Perspective Orient Movie and
Television Intermediary Co., Ltd.
Notes to consolidated financial statements
(In U.S. dollars)
1. Organization and principal activities
Beijing Perspective Orient Movie and Television Intermediary Co., Ltd. (“Beijing Perspective”) was established in the People’s Republic of China (“PRC”) on September 25, 2000 for a term of 20 years. Beijing Perspective and its subsidiary (collectively the “Company”) are engaged in the production and syndication of financial television programs under the Fortune China name and earn revenues by selling advertising time and sponsorship rights at the time the programs are broadcasted. On July 28, 2006, Beijing Century Media Culture Co., Ltd., a company controlled by Xinhua Finance Media Limited (“XFM”), acquired 51% equity interest of Beijing Perspective. XFM has agreed to provide continuous financial and operational support to Beijing Perspective.
Beijing Perspective’s majority-owned subsidiary, Beijing Perspective Orient Advertising Co., Ltd. (“Perspective Advertising”), was established together with one of its employees for a term of 20 years on August 6, 2001 where Beijing Perspective holds an 80% equity interest.
2. Summary of principal accounting policies
(a) Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
(b) Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiary. All significant intercompany transactions have been eliminated on consolidation. Investment in an affiliate representing ownership of at least 20%, but less than 50%, is accounted for under the equity method. The Company’s share of earnings of the equity investments is included in accompanying consolidated statements of operations.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements included valuation of deferred tax assets, allowance for trade receivables, useful lives of property and equipment, and impairment of long-lived assets and intangible assets.

(d) Revenue recognition
Advertising sales revenues are recognized when advertisements are broadcasted. Payments received in advance are deferred until earned and such amounts are reported as deferred revenue on the accompanying consolidated balance sheet.
Revenues are recorded net of applicable business taxes totaling $67,350 and $98,118 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $44,501 and (unaudited) $23,968 for the six-month periods ended June 30, 2005 and 2006, respectively.
The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rate adjustments and discounts are generally established based on historical experience.
(e) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lesser of 5 years or lease term

Furniture, fixtures and equipment	5 years

Motor vehicles	10 years

(f) Intangible assets
Intangible assets, which consist of trademarks, are valued at cost less accumulated amortization. Amortization is computed using the straight-line method over their expected useful lives of 10 years.
(g) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There were no impairment losses during the years ended December 31, 2004 and 2005 and (unaudited) the six months periods ended June 30, 2005 and 2006.
(h) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(i) Foreign currency translation
The functional currency of the Company is Renminbi (“RMB”). Transactions dominated in other currencies are translated into RMB at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB at historical exchange rates.
The Company uses the U.S. dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and average exchange rates for the period are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the statement of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of owners’ equity.
(j) Concentration of credit risk
The following customers contributed 10% or more of the Company’s revenues:

	Year ended December 31,		Six months ended June 30,

	2004	2005	2005	2006

			(Unaudited)	(Unaudited)

Customer A	544,010	*	*	85,196

Customer B	456,309	*	*	142,944

Customer C	210,469	*	*	133,331

Customer D	*	355,550	120,650	179,096

Customer E	*	296,292	205,272	*

Customer F	*	*	175,948	*

Customer G	*	*	*	89,548

*	Represents less than 10% of revenue.
Three customers, two customers, (unaudited) two customers and (unaudited) five customers accounted for 10% or more of the Company’s accounts receivable balance, representing an aggregate of 58%, 49%, (unaudited) 94% and (unaudited) 36% of the Company’s accounts receivable balances at December 31, 2004, December 31, 2005, June 30, 2005 and June 30, 2006, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. No allowance for doubtful accounts was considered necessary at December 31, 2004, December 31, 2005 and (unaudited) June 30, 2006 as accounts receivable balances were expected to be collectible. Historical bad debts have not been material.

(k) Unaudited interim financial information
The financial information with respect to the six-month periods ended June 30, 2005 and 2006 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting of only normal recurring adjustment, necessary for a fair presentation of the results of such periods. The results of operations for the six-month period ended June 30, 2006 are not necessarily indicative of results to be expected for the full year.
(l) Recent accounting pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award— the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R is effective for the fiscal year beginning January 1, 2006. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements— An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions in FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007. The Company has not determined its impact, if any, of FIN 48 on its financial position, results of operations and cash flows
In September, 2006 the FASB issued FASB Statement No. 157, (“SFAS 157”), “Fair Value Measurement.” SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.
3. Investment in an affiliate
On July 4, 2005, the Company and two other independent third parties formed a limited liability company, Beijing JingShi Orient Culture and Communications Co., Ltd. (“Beijing Orient”), in the PRC where the Company contributed $222,250 in cash for a 30% equity interest.
In June 2006, Beijing Orient was dissolved and the initial investment cost was returned to the Company, resulting in a loss of $213.
4. Property and equipment, net
Property and equipment, net consisted of the following:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006

			(Unaudited)

Leasehold improvements	2,919,034	2,952,140	3,009,133

Furniture, fixtures and equipment	133,834	140,262	143,695

Motor vehicles	197,147	182,936	182,936

Total	3,250,015	3,275,338	3,335,764

Less: accumulated depreciation and amortization	1,132,524	1,524,205	1,721,284

Property and equipment, net	$2,117,491	$1,751,133	$1,614,480

Depreciation and amortization expense were $384,804 and $399,403 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $200,270 and (unaudited) $197,079 for the six-month periods ended June 30, 2005 and 2006, respectively.
5. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006

			(Unaudited)

Advances to employees	45,889	$27,033	$38,229

Advanced to suppliers	91,800	93,507	33,460

Other current assets	2,771	4,738	4,738

Total	140,460	$125,278	$76,427

Advances to employees are non-interest bearing and repayable on demand.
6. Intangible assets, net
Acquired intangible assets consisted of the following:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006
)

			(Unaudited

Trademarks	$1,209,482	$1,234,720	$1,234,720

Less: Accumulated amortization	(362,844)	(493,888)	(555,624)

Total	$846,638	$740,832	$679,096

Amortization expenses were $120,948 and $123,473 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $61,736 and (unaudited) $61,736 for the six-month periods ended June 30, 2005 and 2006, respectively. For each of the next five years, the Company will record annual amortization expenses of approximate $123,500.
7. Accrued expenses and other payables
Accrued expenses and other payables consisted of the following:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006
)

			(Unaudited

Accrued broadcasting fee	$—	$—	$185,208

Accrued satellite transmission fee	110,067	163,975	145,640

Accrued salary and welfare	190,360	227,658	248,162

Other taxes payable	25,405	42,724	28,258

Litigation settlement liabilities	120,950	123,472	123,472

Advances from employees	18,384	889	—

Advances from third parties	181,818	691	942,205

Other	89,117	99,165	80,062

Total	$736,101	$658,574	$1,753,007

8. Provision for income taxes
The Company and its subsidiary are established in the PRC and are governed by the PRC Enterprises Income Tax and various local income tax laws. They are subject to income tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on PRC taxable income.
The income tax expenses for the years ended December 31, 2004 and 2005 and for the (unaudited) six-month periods ended 30 June 2005 and 2006 represent deferred income tax charges in respect of the net operating losses.

The principal components of the deferred income tax asset are as follows:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006
)

			(Unaudited

Deferred tax asset:

Net operating losses	$1,330,344	1,329,382	1,456,572

Less: valuation allowance	(1,237,092)	(1,329,382)	(1,456,572)

Deferred tax assets, net	$93,252	$—	$—

There were no significant deferred tax liabilities as of December 31, 2004 and 2005 and (unaudited) June 30, 2006. Due to the uncertainty of the level of PRC statutory income and the lack of operating history, management does not believe the Company will generate taxable PRC statutory income in the near future. As management does not believe that it is more likely than not that all of the deferred tax assets will be realized, a valuation allowance has been established for certain portion of the deferred tax assets as of December 31, 2004 and 2005 and (unaudited) June 30, 2006.
The Company has operating loss carry forwards of $4,031,345 and $4,028,432 as of December 31, 2004 and 2005, respectively. These net operating loss carry forwards expire at various dates through 2010.
Reconciliation between the provision for income taxes computed by applying the PRC enterprise income rate of 33% to loss before provision for income taxes is as follows:

	Year ended
	December 31,

	2004	2005

Loss before provision for income taxes	$(1,018,813)	$(478,671)

PRC statutory tax rate	33%	33%

Income tax at statutory tax rate	(336,208)	(157,961)

Expenses not deductible for tax purposes:

Entertainment	17,911	15,877

Certain salaries and employee benefits	126,962	139,407

Promotion fees	57,449	31,400

Change in valuation allowance	133,886	66,474

Provision for income taxes	$—	$95,197

9. Related party transactions
Amounts due from (to) related parties are as follows:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006

			(Unaudited)
Due from related parties

Due from director	7,115	11,077	2,558

Due from affiliates	1,814,224	1,852,081	3,704

Due from an owner	—	—	12,953

Total	1,821,339	1,863,158	19,215

Due to related parties:

Due to affiliates	227,384	232,129	52,093

Due to an owner	550,547	982,735	—

Total	777,931	1,214,864	52,093

Amounts due from (to) related parties were non-interest bearing and repayable on demand.
During the years ended December 31, 2004 and 2005, and the six-month period ended June 30, 2006, receivables of $634,437 and $14,816, and (unaudited) $209,023, respectively, from two subsidiaries of the shareholder were waived. Accordingly, the amounts were recorded as deemed distributions.
The Company has an operating lease agreement for its office spaces in the PRC with one of its shareholders which expires in January 2007. Rent expenses were $133,335 and $120,888 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $60,444 and (unaudited) $60,444 for the six month periods ended June 30, 2005 and 2006, respectively.
10. Commitments
Operating leases
The Company has operating lease agreements principally for its office spaces in the PRC. These leases expire through July 2007 and are renewable upon negotiation. Rent expenses were $133,335 and $129,305 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $64,653 and (unaudited) $75,709 for the six-month periods ended June 30, 2005 and 2006, respectively.
Future minimum lease payments under non-cancelable operating lease agreements are as follows at December 31, 2005:

2006	$151,419

2007	21,341

Total	$172,760

Future minimum lease payments under non-cancelable operating lease agreements are as follows at June 30, 2006 (unaudited):

Twelve months ending June 30, 2007	$67,876

11. Segment information
The Company operates in one segment in the production and syndication of financial television program. All of the Company’s identifiable assets are located in the PRC. During the years ended December 31, 2004 and 2005 and (unaudited) the six-month periods ended June 30, 2005 and 2006, the Company’s chief decision maker was its General Manager.
12. Employee benefit plans
Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. The amounts paid by the Company to these defined contribution schemes were $39,254 and $50,038 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $19,139 and (unaudited) $24,874 for the six-month periods ended June 30, 2005 and 2006, respectively.
In addition, the Company is required by law to contribute approximately 1.2% to 10% of applicable salaries for medical insurance benefits, housing funds, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance benefits were $78,763 and $20,516 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $8,613 and (unaudited) $11,318 for the six-month periods ended June 30, 2005 and 2006, respectively. The amounts contributed for other benefits were not material for the years ended December 31, 2004 and 2005 and for the (unaudited) six-month periods ended June 30, 2005 and 2006.
13. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of profit after taxes as reported in the Company’s PRC statutory financial statements. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. There was no appropriation to the statutory surplus reserve and the statutory welfare reserve for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006.

14. Litigation
In 2001, the Company entered into an agreement with an advertising company in Beijing (the “Advertising Company”), under which the Advertising Company would act as an agent for the Company in selling advertising space for the period from April 2001 to March 2002. After the advertisement was broadcasted, the Company was required to provide written documents to prove the advertisements had been broadcasted.
In September 2003, the Advertising Company commenced legal proceedings against the Company for failure in fulfilling its obligations. The People’s District Court of Beijing City ruled the case in favor of the Advertising Company and demanded the Company to pay the Advertising Company in a total amount of approximately $123,000. In 2005, the Company commenced an appeal in the People’s Intermediate Court of Beijing City, but the court ruled in favor of the Advertising Company again and demanded the Company to pay approximately $123,000 together with interest to the Advertising Company as compensation for the breach of contract.
In June 2006, the Company commenced another legal proceedings in the People’s District Court of Changsha City against the Advertising Company for outstanding advertising fee of approximately $185,000. As management believes that a loss arising from this matter is probable and can reasonably be estimated, the Company has recorded the estimated expected loss amount of $123,472 (note 7).
In September 2006, the Court ruled in favor of the Company and demanded the Advertising Company to settle the outstanding sum of approximately $185,000 within 10 days of the judgment; however, no payment has been received within the period as the Advertising Company has appealed the judgment.

Report of independent registered public accounting firm
To the Board of Directors and Owners of
Shanghai Hyperlink Market Research Co., Ltd.:
   We have audited the accompanying consolidated balance sheets of Shanghai Hyperlink Market Research Co., Ltd. and its subsidiary (the “Company”) as of December 31, 2004 and 2005 and the related consolidated statements of operations, owners’ equity and comprehensive income (loss), and cash flows for the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2005 and the consolidated results of its operations and its cash flows for the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu
Hong Kong
September 22, 2006

Shanghai Hyperlink Market Research Co., Ltd.
Consolidated balance sheets

	December 31,

(In U.S. dollars)	2004	2005	June 30, 2006

			(Unaudited)

Assets

Current assets:

Cash	$238,824	$548,236	$360,723

Accounts receivable, less allowance for doubtful accounts of $6,187 and $17,638 as of December 31, 2004 and 2005, respectively, and (unaudited) $17,638 as of June 30, 2006	294,613	131,632	132,826

Prepaid expenses and other current assets	19,664	179,668	25,527

Amount due from a related party	28,634	15,525	5,235

Total current assets	581,735	875,061	524,311

Property and equipment, net	63,659	86,950	278,176

Rent deposits	17,281	13,618	52,429

Total assets	$662,675	$975,629	$854,916

Liabilities and owners’ equity

Current liabilities:

Accounts payable	$33,648	$28,379	$19,956

Accrued expenses and other payables	113,092	249,611	223,201

Deferred revenue	—	17,086	36,270

Amounts due to related parties	25,013	—	57,041

Income taxes payable	53,660	129,168	140,458

Total liabilities	225,413	424,244	476,926

Commitments (Note 8)

Minority interest	25,534	13,534	—

Owners’ equity:

Registered capital	60,474	60,474	60,474

Additional paid-in capital	30,237	30,237	30,237

Retained earnings	321,017	438,550	278,689

Accumulated other comprehensive income	—	8,590	8,590

Total owners’ equity	411,728	537,851	377,990

Total liabilities and owners’ equity	$662,675	$975,629	$854,916

See notes to consolidated financial statements

Shanghai Hyperlink Market Research Co., Ltd.
Consolidated statements of operations

	Year ended December 31,		Six months ended June 30,

(In U.S. dollars)	2004	2005	2005	2006

			(Unaudited)	(Unaudited)

Marketing research revenue, net	$1,558,081	$2,353,227	$999,805	$1,043,068

Cost and expenses:

Cost of revenue	920,112	1,438,444	639,785	669,047

Selling and distribution	108,133	147,785	93,623	58,451

General and administrative	369,416	467,830	236,969	358,585

Total cost and expenses	1,397,661	2,054,059	970,377	1,086,083

Profit (loss) from operations	160,420	299,168	29,428	(43,015)

Interest income	666	2,501	509	724

Income (loss) before provision for income taxes and minority interest	161,086	301,669	29,937	(42,291)

Provision for income taxes	97,077	153,455	53,252	35,779

Net income (loss) before minority interest	64,009	148,214	(23,315)	(78,070)

Minority interest	7,015	12,534	5,241	5,874

Net income (loss)	$71,024	$160,748	$(18,074)	$(72,196)

See notes to consolidated financial statements

Shanghai Hyperlink Market Research Co., Ltd.
Consolidated statements of owners’ equity and
comprehensive income (loss)

				Accumulated
		Additional		other
	Registered	paid-in	Retained	comprehensive		Comprehensive
(In U.S. dollars)	capital	capital	earnings	income	Total	income (loss)

Balance, January 1, 2004	$60,474	$30,237	$249,993	$—	$340,704

Net income	—	—	71,024	—	71,024	$71,024

Balance, December 31, 2004	60,474	30,237	321,017	—	411,728

Dividend paid	—	—	(43,215)	—	(43,215)

Foreign currency translation gain	—	—	—	8,590	8,590	$8,590

Net income	—	—	160,748	—	160,748	160,748

Balance, December 31, 2005	60,474	30,237	438,550	8,590	537,851	$169,338

Dividend paid (unaudited)	—	—	(87,665)	—	(87,665)

Net loss (unaudited)	—	—	(72,196)	—	(72,196)	$(72,196)

Balance, June 30, 2006 (unaudited)	$60,474	$30,237	$278,689	$8,590	$377,990

See notes to consolidated financial statements

Shanghai Hyperlink Market Research Co., Ltd.
Consolidated statements of cash flows

	Year ended December 31,		Six months ended June 30,

(In U.S. dollars)	2004	2005	2005	2006

			(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net income (loss)	$71,024	$160,748	$(18,074)	$(72,196)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Minority interest	(7,015)	(12,534)	(5,241)	(5,874)

Depreciation and amortization	19,175	35,010	14,889	39,514

Provision for doubtful debts	6,187	11,323	3,797	—

Loss on disposal of property and equipment	—	—	—	15

Deferred income tax	—	—	—	—

Changes in operating assets and liabilities:

Accounts receivable	(128,251)	157,806	(47,197)	(1,194)

Prepaid expenses and other current assets	18,813	(159,594)	(12,993)	154,141

Rent deposits	(17,281)	4,023	4,024	(38,811)

Accounts payable	33,117	(5,971)	(22,762)	(8,423)

Accrued expenses and other payables	24,159	134,160	205,179	(26,410)

Deferred revenue	—	17,086	—	19,184

Income taxes payable	40,996	74,387	16,055	11,290

Cash provided by operating activities	60,924	416,444	137,677	71,236

Cash flows from investing activities:

Purchases of property and equipment	(40,605)	(56,972)	(12,727)	(238,415)

Amount due from a related party	18,298	13,706	(10,675)	10,290

Cash used in investing activities	(22,307)	(43,266)	(23,402)	(228,125)

Cash flows from financing activities:

Amounts due to related parties	(18,822)	(25,535)	19,769	57,041

Dividend paid	—	(43,215)	(37,042)	(87,665)

Cash used in financing activities	(18,822)	(68,750)	(17,273)	(30,624)

Effect of exchange rate changes	—	4,984	4,984	—

Net increase (decrease) in cash	19,795	309,412	101,986	(187,513)

Cash, beginning of the year/period	219,029	238,824	238,824	548,236

Cash, end of the year/period	238,824	548,236	340,810	$360,723

Supplemental disclosure of cash flow information:

Income taxes paid	$54,304	$79,068	$37,172	$24,489

Interest paid	$—	$—	$—	$—

Supplemental schedule of non-cash investing and financing activities
During the six-month period ended June 30, 2006, the Company purchased the remaining 45% equity interest of Guangzhou Hyperlink for $nil consideration. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$30,054

Cash paid	—

Liabilities assumed	$22,394

See notes to consolidated financial statements

Shanghai Hyperlink Market Research Co., Ltd.
Notes to consolidated financial statements
(In U.S. dollars)
1. Organization and principal activities
Shanghai Hyperlink Market Research Co., Ltd (“Shanghai Hyperlink”) was established in the People’s Republic of China (the “PRC”) on August 6, 1997 for a term of 20 years. Shanghai Hyperlink and its subsidiary (collectively the “Company”) primarily engage in market research in China and provide services including the study of market characteristics, consumer preferences and opinions with respect to advertising and media content, and business and technology issues.
Shanghai Hyperlink’s majority-owned subsidiary, Guangzhou Hyperlink Market Research Co., Ltd. (“Guangzhou Hyperlink”) was established on July 4, 1997 by independent third parties. During 2003, Shanghai Hyperlink acquired a 55% equity interest of Guangzhou Hyperlink at cash consideration of $30,237. On March 10, 2006, Shanghai Hyperlink acquired the remaining 45% equity interest of Guangzhou Hyperlink at $24,694; however, the purchase price was subsequently waived by the vendor.
Beijing Taide Advertising Co., Ltd., a company controlled by Xinhua Finance Media Limited, (“XFM”) acquired a 51% interest in Shanghai Hyperlink on August 1, 2006 and the remaining 49% on September 15, 2006.
2. Summary of principal accounting policies
(a) Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).
(b) Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiary. All significant intercompany transactions and balances have been eliminated on consolidation.
(c) Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements included allowance for doubtful accounts, useful lives of property and equipment and impairment of long-lived assets.

(d) Revenue recognition
The Company generates revenues from data research and executes contracts that govern the terms and conditions of each arrangement. Research service revenues are recognized under the completed performance method which is when the reported data is accepted by the customer. Furthermore, the Company’s revenue recognition determines the timing of subcontractor expenses that are deferred and expensed to operations as the related revenue is recognized. The Company evaluates the recoverability of deferred subcontractor expenses at each balance sheet date. Payments received in advance are deferred until earned and such amounts are reported as deferred revenue on the accompanying consolidated balance sheets.
Revenues are recorded net of applicable business taxes totaling $90,231 and $136,749 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $58,254 and (unaudited) $60,773 for the six-month periods ended June 30, 2005 and 2006, respectively.
The Company extends credit based upon an evaluation of the customers’ financial condition and collateral is not required from such customers. Allowances for estimated credit losses, rate adjustments and discounts are generally established based on historical experience.
(e) Property and equipment
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Lesser of 3 years or lease term

Furniture, fixtures and equipment	5 years

Motor vehicles	5 years

(f) Impairment of long-lived assets
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss as the excess of carrying amounts over fair value of the assets. There were no impairment losses recorded in the years ended December 31, 2004 and 2005 and (unaudited) the six-month periods ended June 30, 2005 and 2006.
(g) Income taxes
Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.
(h) Foreign currency translation
The functional currency of the Company is Renminbi (“RMB”). Transactions dominated in other currencies are translated into RMB at the average rates of exchange prevailing during each period. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect on the balance sheet dates. Nonmonetary assets and liabilities are remeasured into RMB at historical exchange rates.
The Company uses the U.S. dollar as its reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each balance sheet date and average exchange rates for the period are used for revenue and expense transactions.
Currency transaction gains and losses are recorded in the consolidated statements of operations. Translation adjustments are recorded in accumulated other comprehensive income, a component of owners’ equity.
(i) Concentration of credit risk
The following customers contributed 10% or more of the Company’s revenues:

	Year ended December 31,		Six months ended June 30,

	2004	2005	2005	2006

			(Unaudited)	(Unaudited)

Customer A	*	$277,926	*	*

Customer B	*	*	$102,685	*

Customer C	*	*	*	$157,496

* Represents less than 10% of revenue.
Three customers, two customers and four customers as of December 31, 2004 and 2005 and (unaudited) June 30, 2006, respectively, accounted for 10% or more of the Company’s accounts receivable balance, representing an aggregate of 45%, 28% and (unaudited) 61% of the Company’s accounts receivable balance at December 31, 2004 and 2005 and (unaudited) June 30, 2006, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts and such loss have been within management’s expectations.
All of the Company’s revenue for the years ended December 31, 2004 and 2005, and (unaudited) six-month periods ended June 30, 2005 and 2006 was generated from the PRC.
(j) Unaudited interim financial information
The financial information with respect to the six-month periods ended June 30, 2005 and 2006 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting of only normal recurring adjustment, necessary for a fair presentation of the results of such periods, The results of operations for the six-month period ended June 30, 2006 are not necessarily indicative of results to be expected for the full year.
(k) Recent accounting pronouncement
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee service received in exchange services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award — the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R is effective for the fiscal year beginning January 1, 2006. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and corrections made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations and cash flows.
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax position in FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The company will adopt FIN 48 in the first quarter of 2007. The Company has not determined its impact, if any, of FIN 48 on its financial position, results of operations and cash flows.
In September, 2006 the FASB issued FASB Statement No. 157, (“SFAS 157”), (“Fair Value Measurement”). SFAS 157 addresses standardizing the measurement of fair value for companies who are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.

3. Property and equipment, net
Property and equipment, net consisted of the following:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006

			(Unaudited)

Leasehold improvements	$56,309	$77,926	117,437

Furniture, fixtures and equipment	83,645	121,920	222,810

Motor vehicles	—	—	90,082

Total	139,954	199,846	430,329

Less: accumulated depreciation and amortization	76,295	112,896	152,153

Property and equipment, net	$63,659	$86,950	$278,176

Depreciation and amortization expense was $19,175 and $35,010 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $14,889 and (unaudited) $39,514 for the six-month periods ended June 30, 2005 and 2006, respectively.
4. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006

			(Unaudited)

Rent deposits	12,703	45,122	7,698

Advance to third party	—	123,472	—

Other current assets	6,961	11,074	17,829

Total	$19,664	$179,668	$25,527

Advance to third party was unsecured, non-interest bearing and fully settled after balance sheet date.

5. Accrued expenses and other payables
Accrued expenses and other payables consisted of the following:

	At December 31,	At December 31,	At June 30,
	2004	2005	2006

			(Unaudited)

Accrued salary and welfare	73,970	94,242	86,718

Advance from employees	—	61,440	—

Other taxes payable	35,756	76,629	124,056

Other	3,366	17,300	12,427

Total	$113,092	$249,611	$223,201

6. Provision for income taxes
The Company and its subsidiary are established in the PRC and governed by the PRC Enterprises Income Tax and various local income tax laws. They are subject to income tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on PRC taxable income.
Provision for income tax comprises of the following:

	Year ended December 31,		Six months ended June 30,

	2004	2005	2005	2006

			(Unaudited)	(Unaudited)

Current taxes	$97,077	$153,455	$53,252	$35,779

Deferred taxes	—	—	—	—

Total	$97,077	$153,455	$53,252	$35,779

There were no other significant deferred tax assets or liabilities as of December 31, 2004 and 2005, and (unaudited) June 30, 2006.
Reconciliation between the provision for income taxes computed by applying the PRC enterprise income rate of 33% to income before income taxes is as follows:

	Year ended December 31,

	2004	2005

Income (loss) before provision for income taxes	$161,086	$301,669

PRC statutory tax rate	33%	33%

Income tax at statutory tax rate	53,158	99,551

Expenses not deductible for tax purposes:

Salaries and employee benefits	41,877	49,013

Other	2,042	4,891

Provision for income taxes	97,077	$153,455

7. Related party transactions
Amounts due from (to) related parties were as follows:

	December 31,	December 31,	June 30,
	2004	2005	2006

			(Unaudited)
Due from related party

Due from an owner	$28,634	$15,525	$5,235

Due to related parties:

Due to an owner	$25,013	—	$7,337

Due to a director	—	—	$49,704

Total	$25,013	—	$57,041

Amounts due from (to) related parties were non-interest bearing and payable on demand. Amounts due from related parties are expected to be collectable therefore no allowance was considered necessary as of December 31, 2004 and 2005 and (unaudited) June 30, 2006.
8. Commitments
Operating leases
The Company has operating lease agreements principally for its office spaces in the PRC. These leases expire through June 2008 and are renewable upon negotiation. Rent expenses were $143,545 and $158,512 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $89,575 and (unaudited) $126,603 for the six-month periods ended June 30, 2005 and 2006, respectively.
Future minimum lease payments under non-cancelable operating lease agreements are as follows at December 31, 2005:

2006	$118,149

2007	54,471

2008	27,235

Total	$199,855

Future minimum lease payments under non-cancelable operating lease agreements are as follows at June 30, 2006 (unaudited):

Twelve months ending June 30, 2007	$295,181

Twelve months ending June 30, 2008	147,907

Total	443,088

9. Segment information
The Company operates in one segment in the marketing research. All of the Company’s identifiable assets are located in the PRC. During the years ended December 31, 2004 and 2005 and (unaudited) the six-month periods ended June 30, 2005 and 2006, the Company’s chief decision maker was its General Manager.
10. Employee benefit plans
Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The amounts to be contributed are determined based on 20% of the applicable payroll costs. The amounts paid by the Company to these defined contribution schemes were $20,170 and $28,697 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $13,435 and (unaudited) $18,373 for the six-month periods ended June 30, 2005 and 2006, respectively.
In addition, the Company is required by law to contribute approximately 1.2% to 10% of applicable salaries for medical insurance benefits, housing funds, unemployment, and other statutory benefits. The PRC government is directly responsible for the payment of the benefits to these employees. The amounts contributed for medical insurance benefits were $16,464 and $23,357 for the years ended December 31, 2004 and 2005, respectively, and (unaudited) $10,882 and (unaudited) $14,933 for the six-month periods ended June 30, 2005 and 2006, respectively. The amounts contributed for other benefits were not material for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006.
11. Statutory reserves
As stipulated by the relevant laws and regulations in the PRC, the Company is required to maintain non-distributable reserves which include a statutory surplus reserve and a statutory welfare reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of profit after taxes as reported in the Company’s PRC statutory financial statements. The statutory welfare reserve allocations are determined annually at the discretion of the Company’s board of directors. Once appropriated, these amounts are not available for future distribution to owners or shareholders. The statutory surplus reserve may be applied against prior year losses, if any, and may be applied to the purchase of capital assets upon the board of directors’ approval. There were no contribution to the statutory surplus reserve and the statutory welfare reserve for the years ended December 31, 2004 and 2005 and (unaudited) for the six-month periods ended June 30, 2005 and 2006.
12. Subsequent events
On September 22, 2006, pursuant to a Share Subscription Agreements in Respect of Shares in the Capital of Xinhua Finance Media Limited, XFM issued 1,613,169 class A common shares to an individual in exchange for his entering into Deeds of Non-Competition Undertaking and Release with XFM and Shanghai Hyperlink for a term of four years.

23,076,923 American Depositary Shares
Representing 46,153,846 Common Shares
Xinhua Finance Media Limited
Prospectus

JPMorgan	UBS Investment Bank

CIBC World Markets	WR Hambrecht + Co	ABN AMRO Rothschild
                      , 2007
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
Until                     , 2007, all dealers that buy, sell or trade in our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II
Information not required in prospectus

Item 6.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.
Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The Underwriting Agreement the form of which is filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.
During the past three years, we have issued the following securities (including options to acquire our common shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

					Underwriting
					discount and
	Date of sale or	Number of		Consideration	commission
Purchaser	issuance	securities		($)	($)

Xinhua Finance Limited	November 7, 2005	1,000	(1)	par value	—

Xinhua Finance Limited(2)	January 12, 2006	1,000	(1)	par value	—

Xinhua Finance Limited	March 16, 2006	42,612,289		par value	—

Patriarch Partners Media Holdings LLC(3)	March 16, 2006	16,404,926		60,000,000	—

Patriarch Partners Media Holdings LLC(4)	March 16, 2006	2,734,154		10,000,000	—

Fredy Bush	June 13, 2006	11,050,000		par value	—

Patriarch Partners Media Holdings LLC(3)	September 20, 2006	820,246		3,000,000	—

Xinhua Finance Limited(5)	September 21, 2006	7,440,329		par value	—

Sino Investment Holdings Limited(6)	September 22, 2006	6,929,544		par value	—

Sino Investment Holdings Limited(6)	September 22, 2006	4,099,968		—	—

Zhao Li(7)	September 22, 2006	5,761,317		par value	—

Stephen Xie Wei(7)	September 22, 2006	1,613,169		par value	—

Yu Gang(7)	September 22, 2006	125,053		par value	—

Shanghai Wai Gao Qiao Free Trade Zone Development Ltd.(8)	November 1, 2006	6,532,071		par value	—

Employee Share Option Agreements(9)	July 11, 2006	11,198,180		—	—

Billy Kung(10)	December 7, 2006	630,000		—	—

Ken Chen(11)	January 15, 2007	221,280		—	—

(1) Initially issued as one share, divided into 1,000 shares on March 24, 2006.
(2) Shares issued to our parent in exchange for 60.0% of the equity of EconWorld Media.

(3)	Of convertible preferred shares issued on March 16, 2006, 819,672 were redeemed in exchange for an increase of $3 million in interest in the Loan Agreement with Patriarch Partners. The Loan Agreement was amended on September 20, 2006 to allow for additional conversion of 820,246 class A common shares. The Loan Agreement will convert into an estimated 3,832,543 class A common shares upon this offering.

(4)	Class A common shares that may be issued upon conversion of convertible loan. See “—Related party transactions—Transactions with Patriarch Partners— Credit agreement among us, Patriarch Partners, Patriarch Partners Agency Services, LLC and our direct subsidiaries as guarantors”.

(5)	Shares issued as consideration for payment of advances in relation to the acquisition of equity interests in Shanghai Hyperlink Market Research Co., Ltd. and Beijing Jingguan Xincheng Advertising Co., Ltd.

(6)	Includes 6,929,544 class A common shares and 4,099,968 warrants issued for shares in Upper Step Holdings Limited and Accord Group Investments Limited held by Sino Investment. Subsequently, 3,464,772 shares and 2,049,984 warrants were transferred to the Dennis L. Pelino Family Trust. See “Related party transactions— Private placement and share restructuring”.

(7)	Shares issued in exchange for non-compete agreements. See “Related party transactions— Non-competition agreements”.

(8)	Shares issued for shares in Upper Step Holdings Limited and Accord Group Investments Limited held by Shanghai Wai Gao Qiao Free Trade Zone Development Ltd. See “Related party transactions— Private placement and share restructuring”.

(9)	Options convertible into class A common shares. Options representing an aggregate of 500,039 common shares have been cancelled due to termination of employment.

(10)	Warrants convertible into class A common shares as compensation for consulting work carried out by Billy Kung for us.

(11)	Warrants convertible into class A common shares as compensation for past services to Ken Chen, a former employee.
Item 8. Exhibits and Financial Statement Schedules.
(a) Exhibits
See Exhibit Index beginning on page II-6 of this registration statement.
(b) Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.
Item 9. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region, People’s Republic of China, on February 21, 2007.

Xinhua Finance Media Limited

By:	/s/ Fredy Bush

Name: Fredy Bush
Title: Chief Executive Officer and Chairman of the Board of Directors
Power of Attorney
Each person whose signature appears below constitutes and appoints Fredy Bush and Shelly Singhal as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Act of common shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fredy Bush Name: Fredy Bush	Chief Executive Officer and Chairman of the Board of Directors	February 21, 2007
/s/ Shelly Singhal Name: Shelly Singhal	Chief Financial Officer (chief financial and accounting officer)	February 21, 2007

/s/ Donald J. Puglisi Name: Donald J. Puglisi	Authorized U.S. Representative	February 21, 2007
Title: Managing Director, Puglisi Associates

Xinhua Finance Media Limited
Exhibit index

Exhibit number	Description of document

1.1*	Form of Underwriting Agreement.
3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect, with proposed amendments.
3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1†	Registrant’s specimen American depositary receipt (included in Exhibit 4.3).
4.2†	Registrant’s specimen certificate for common shares.
4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holders of the American depositary receipts.
4.4†	Irrevocable Proxy, dated as of July 24, 2006, by Xinhua Finance Limited in favor of Patriarch Partners Media Holdings LLC.
4.5†	Share Purchase Agreement, dated as of March 16, 2006, amended as of March 16, 2006, between the Registrant and Patriarch Partners Media Holdings LLC.
4.6†	Investor Rights Agreement dated as of March 16, 2006, among the Registrant, Xinhua Finance Limited and Patriarch Partners Media Holdings LLC.
5.1†	Opinion of Conyers, Dill & Pearman regarding the validity of the common shares being registered.
8.1†	Opinion of Conyers, Dill & Pearman regarding certain Cayman Islands Tax matters.
8.2†	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.
10.1†	2007 Share Option Plan.
10.2†	Form of Indemnification Agreement with the Registrant’s directors.
10.3†	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant.
10.4†	Trademark License Agreement, dated as of September 21, 2006, between the Registrant and Xinhua Financial Network Limited.
10.5†	English translation of Business Cooperation Agreement, amended and restated as of November 6, 2006, among Economic Observer Press Office, Guangzhou Jingshi Culture Intermediary Co., Ltd., Beijing Jingguan Xincheng Advertising Co., Ltd and Beijing Jingshi Jingguan Advertising Co., Ltd.
10.6†	Form of Stock Option Agreements.
10.7†	Group Service Agreement, dated as of September 13, 2006, and amended as of January 25, 2007, between the Registrant and Xinhua Finance Limited.
10.8†	Credit Agreement, amended and restated as of September 20, 2006, among the Registrant, Patriarch Partners Media Holdings LLC, Patriarch Partners Agency Services LLC and the Registrant’s direct subsidiaries as guarantors.
10.9†	Pledge Agreement and Irrevocable Proxy, dated as of March 16, 2006, among Patriarch Partners Agency Services LLC (as agent for itself and the lender Patriarch Partners Media Holdings LLC), the Registrant and Xinhua Finance Advertising Limited.
10.10†	Security Agreement, dated as of March 16, 2006, among the Registrant, its subsidiaries and Patriarch Partners Agency Services, LLC.

Exhibit number	Description of document

10.11†	Advisory Agreement dated as of April 18, 2006 among the Registrant, Xinhua Finance Limited and Patriarch Partners Management Group, LLC.
10.12†	Consulting Agreement, dated as of November 1, 2006, between Jia Luo Business Consulting (Shanghai) Co., Ltd. and Shanghai Camera Media Investment Co., Ltd.
10.13†	Strategic Partnership Agreement, dated and supplemented as of June 15, 2006, among Beijing Century Media Culture Co., Ltd., Hunan Television & Broadcast Intermediary Co., Ltd., Shenzhen Ronghan Investment Co., Ltd. and Beijing Perspective Orient Movie & Television Intermediary Co., Ltd.
10.14†	English Translation of Equity Call Option Agreement, dated as of September 22, 2006, between Shanghai Wai Gao Qiao Free Trade Zone Development Co., Ltd and Jia Luo Business Consulting (Shanghai) Co., Ltd.
10.15†	Advertising Services Agreement, dated as of December 23, 2006, between Beijing Pioneer Media Advertising Co., Ltd. and Shanghai Media Investment Co., Ltd.
10.16†	Cooperation Agreement, dated as of November 1, 2006, between Beijing Century Media Culture Co., Ltd. and Shanghai Camera Media Investment Co., Ltd.
10.17†	Cooperation Agreement, dated as of June 5, 2006, between the Registrant and Small World Television.
10.18†	English Translation of Cooperation Agreement, dated as of October 2004, between Hunan Television Station and Beijing Perspective Orient Advertising Co., Ltd.
10.19†	English translation of Call Option Agreement regarding Economic Observer Press Office, dated as of November 6, 2006, among Shandong Sanlian Group, Shandong Economic Observer Co., Ltd., Economic Observer Press Office and Beijing Jingguan Xincheng Advertising Co., Ltd.
10.20†	English translation of Exclusive Advertising Agreement regarding Beijing FM91.5 and Shanghai FM87.9 of China Radio International, amended and restated as of November 28, 2006, between Beijing Guoguang Guangrong Advertising Co., Ltd. and Beijing Century Advertising Co., Ltd.
10.21†	English translation of Money Journal Cooperation Agreement, amended and restated as of September 20, 2006, among Hunan Television and Broadcasting Intermediary Co., Ltd., Money Journal Press Office and Guangzhou Jingshi Culture Intermediary Co., Ltd.
10.22†	English Translation of Cooperation Agreement, dated as of September 25, 2005, between Guangzhou Jingyu Culture Development Co., Ltd. and Beijing Qiannuo Advertising Co., Ltd.
10.23†	Information Consulting Committee Organization Agreement, amended and restated as of November 6, 2006, among Shandong Sanlian Group, Xinhua Finance Limited, Economic Observer Press Office and Beijing Jingguan Xincheng Advertising Co., Ltd.
10.24†	English Translation of Business Cooperation Agreement, amended and restated as of November 6, 2006, among Shandong Sanlian Group, Shandong Economic Observer Co., Ltd., Economic Observer Press Office and Beijing Jingguan Xincheng Advertising Co., Ltd.
10.25†	Cooperation Agreement in relation to Economic Observer, dated as of April 20, 2006, among Xinhua Finance Limited, Shandong Economic Observer Co., Ltd., Shandong Sanlian Group and Beijing Jingguan Xincheng Advertising Co., Ltd.

Exhibit number	Description of document

10.26†	Form of Equity Pledge Agreement among the affiliated entity, the shareholder of the affiliated entity and WFOE.
10.27†	Form of Exclusive Equity Purchase Option Agreement between WFOE and shareholder of affiliated entity.
10.28†	Form of Subrogation Agreement among the affiliated entity, the shareholder of the affiliated entity and the WFOE.
10.29†	Service Agreement, dated as of January 23, 2006, between New China Media Co., Ltd. and Beijing Century Advertising Co., Ltd.
10.30†	English translation of Equity Transfer Agreement in relation to Beijing Jingguan Xincheng Advertising Co., Ltd., dated as of May 10, 2006, between Shandong Economic Observer Co., Ltd. and Beijing Taide Advertising Co., Ltd.
10.31†	Form of Deed of Non-Competition Undertaking and Release between shareholder and the Registrant.
10.32†	Form of Share Subscription Agreement dated as of September 22, 2006.
10.33†	English translation of Agreement for Equity Transfer and Capital Increase, dated as of June 26, 2006, among Beijing Century Media Culture Co., Ltd., Hunan Television and Broadcast Intermediary Co., Ltd., Shenzhen Ronghan Investment Co., Ltd. and Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.
10.34†	Agreement for the Sale and Purchase of Equity Interest and Subscription in Shanghai Hyperlink Market Research Co., Ltd., dated as of June 14, 2006, among Stephen Xie Wei, Lu Qinyong, Win Jei-Ching, Yang Jing, Shi Hui, Pang Lu, Yang Weidong, Xinhua Finance Limited, Beijing Taide Advertising Co., Ltd., and Shanghai Hyperlink Market Research Co., Ltd.
10.35†	English translation of Equity Transfer Agreement, dated as of June 14, 2006, among Stephen Xie Wei, Lu Qinyong and Beijing Taide Advertising Co., Ltd.
10.36†	Loan and Share Purchase Agreement in respect of shares in the capital of Upper Step Holdings Limited, dated as of February 28, 2006, among the Registrant, Sino Investment Holdings Limited and Sungolden Limited.
10.37†	Subscription Agreement in respect of EconWorld Media Limited shares, dated as of May 26, 2005, amended as of November 2, 2005 among Xinhua Finance Limited, Fan Cho Tak Alex and others, and EconWorld Media Limited.
10.38†	Share Purchase Agreement in respect of shares of EconWorld Media Limited, dated as of June 8, 2006, among the Registrant and Cheung Wah Keung and others.
10.39†	Share Purchase Agreement in respect of shares of Ming Shing International Limited, dated as of December 21, 2005, among Xinhua Finance Limited, Lu Chin Chien, Li Tong and Ming Shing International Limited.
10.40†	Agreement for Sale and Purchase of Equity Interest in Beijing Century Media Culture Co., Ltd., dated as of September 9, 2005 among Yu Gang, Xia Huai and our parent.
10.41†	Share Subscription Agreement in respect of shares in the capital of Accord Group Investments Limited, dated as of January 17, 2006, between the Registrant and Accord Group Investments Limited.
10.42†	Agreement for Sale and Purchase of Shares dated as of September 22, 2006, amended as of November 10, 2006, among Sino Investment Holdings Limited, Fine Power Limited, Quality Idea Limited and the Registrant.

Exhibit number	Description of document

10.43†	English translation of Share Purchase and Sale Agreement dated as of September 12, 2006 among Stephen Xie Wei, Lu Qin Yong and Beijing Taide Advertising Co., Ltd.
10.44†	English translation of Share Transfer Agreement dated as of September 12, 2006 between Shandong Sanlian Group Co., Ltd. and Beijing Taide Advertising Co., Ltd.
10.45†	Agreement for Sale and Purchase of Shares dated as of November 1, 2006 between the Registrant and Honour Rise Services Limited.
10.46†	Promissory Note dated as of November 10, 2006 issued by Sino Investment Holdings Limited in favor of the Registrant.
10.47†	Share Purchase Agreement in respect of shares in the capital of EconWorld Media Limited, dated as of December 18, 2006, among the Registrant, Fan Cho Tak Alex and others.
10.48†	Form of Employment Agreement between the Registrant and a Chief Officer of the Registrant.
21.1†	Subsidiaries of the Registrant.
23.1†	Consents of Independent Registered Public Accounting Firm, Deloitte Touche Tohmatsu.
23.2†	Consents of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.1).
23.3†	Consent of Latham & Watkins LLP.
23.4†	Consent of Commerce & Finance Law Offices (included in Exhibit 99.5).
23.5†	Consent of American Appraisal China Ltd.
24.1†	Powers of Attorney (included on signature page).
99.1†	Code of Business Conduct and Ethics of the Registrant.
99.2†	English translation of Strategic Cooperation Agreement, dated as of December 18, 2003 and supplemented as of November 30, 2005, between Inner Mongolia Television Station and Shanghai Camera Media Investment Co., Ltd.
99.3†	English translation of Zhou Mo Wen Hui Cooperation Agreement dated as of August 8, 2005, between Zhou Mo Wen Hui Press Office and Guangzhou Jingyu Culture Development Co., Ltd.
99.4†	Content License Agreement, dated as of December 15, 2001, between China Economic Information Service of Xinhua News Agency and Xinhua Financial Network Limited.
99.5†	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters.

†   Filed herewith.
*   To be filed by amendment.